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TABLE OF CONTENTS 2
TABLE OF CONTENTS 3

As filed with the Securities and Exchange Commission on October 21, 2010

Registration No. 333-168535

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Walker & Dunlop, Inc.
(Exact Name of Registrant as Specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6199 (Primary Standard Industrial Classification Code Number)	80-0629925 (I.R.S. Employer Identification Number)

7501 Wisconsin Avenue
Suite 1200
Bethesda, MD 20814
(301) 215-5500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

William M. Walker
Chairman, President and Chief Executive Officer
7501 Wisconsin Avenue
Suite 1200
Bethesda, MD 20814
(301) 215-5500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
David W. Bonser James E. Showen Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, DC 20004 (202) 637-5600	Edward F. Petrosky J. Gerard Cummins James O'Connor Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

           If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)(4)

Common Stock, $0.01 par value per share	$172,500,000	$1,605

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes the initial public offering price of common stock that may be purchased by the underwriters upon the exercise of their overallotment option.

(3)
Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(4)
$10,695 previously paid on September 30, 2010 for an initial maximum aggregate offering price of $150,000,000. $1,605 paid herewith for a total proposed maximum aggregate offering price of $172,500,000.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of the securities is not permitted.

Subject to Completion dated October 21, 2010

PROSPECTUS

                        Shares

Common Stock

        We are one of the leading providers of commercial real estate financial services in the United States, with a primary focus on multifamily lending. We originate, sell and service a range of multifamily and other commercial real estate financing products.

        This is our initial public offering and no public market currently exists for our common stock. We are offering            shares of our common stock, and the selling stockholders named in this prospectus are selling            shares of our common stock. We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We expect the initial public offering price of our common stock to be between $            and $            per share. Our common stock has been approved for listing on the New York Stock Exchange, or the NYSE, subject to official notice of issuance, under the symbol "WD."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 13 of this prospectus for a discussion of the risks that you should consider before making a decision to invest in our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

        We have granted the underwriters the right to purchase up to                                    additional shares of our common stock at the initial public offering price, less the underwriting discounts and commissions, within 30 days after the date of this prospectus to cover overallotments, if any.

        Neither the Securities and Exchange Commission nor any jurisdiction or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares of common stock sold in this offering are expected to be ready for delivery on or about                        , 2010.

Credit Suisse	Keefe, Bruyette & Woods	Morgan Stanley

William Blair & Company	JMP Securities	Stifel Nicolaus Weisel

The date of this prospectus is                        , 2010.

        You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us. We have not, and the selling stockholders and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the selling stockholders and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in those documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

        Until                , 2010 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        This prospectus contains registered trademarks that are the exclusive property of their respective owners, which are companies other than us, including Fannie Mae, the Federal Home Loan Mortgage Corporation, the Federal Housing Administration, the U.S. Department of Housing and Urban Development and the Government National Mortgage Association. None of the owners of the trademarks appearing in this prospectus, their parents, subsidiaries or affiliates or any of their respective officers, directors, members, managers, stockholders, owners, agents or employees, which we refer to collectively as the "trademark owners," are issuers or underwriters of the shares of common stock being offered hereby, play (or will play) any role in the offer or sale of the shares of common stock, or have any responsibility for the creation or contents of this prospectus. In addition, none of the trademark owners have or will have any liability or responsibility whatsoever arising out of or related to the sale or offer of the shares of common stock being offered hereby, including any liability or responsibility for any financial statements, projections or other financial information or other information contained in this prospectus or otherwise disseminated in connection with the offer or sale of the shares of common stock offered hereby. You must understand that, if you purchase our common stock in this offering, your sole recourse for any alleged or actual impropriety relating to the offer and sale of the common stock and the operation of our business will be against us (and/or, as may be applicable, any selling stockholder of such shares of common stock) and in no event may you seek to impose liability arising from or related to such activity, directly or indirectly, upon any of the trademark owners.

        We use market data and industry forecasts and projections throughout this prospectus, including data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry and there can be no assurance that any of the forecasts or projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not, and the selling stockholders and the underwriters have not, independently verified this information.

ii

SUMMARY

        This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before making a decision to invest in our common stock. You should read carefully the more detailed information set forth under "Risk Factors" and the historical financial statements, including the related notes, and the other information included in this prospectus. Except where the context suggests otherwise, the terms "company," "we," "us" and "our" refer to Walker & Dunlop, Inc., a Maryland corporation, together with its consolidated subsidiaries, after giving effect to the formation transactions described in this prospectus.

        Unless indicated otherwise, the information in this prospectus assumes (i) the formation transactions described in this prospectus have been completed, (ii) the common stock to be sold in this offering is sold at $            per share, which is the midpoint of the initial public offering price range shown on the cover page of this prospectus, (iii) the grant to certain of our employees, including our executive officers, and our independent directors of options to purchase an aggregate of                                    shares of our common stock and an aggregate of                        shares of our restricted stock, and (iv) no exercise by the underwriters of their overallotment option to purchase up to an additional                                     shares of our common stock.

Our Company

        We are one of the leading providers of commercial real estate financial services in the United States, with a primary focus on multifamily lending. We originate, sell and service a range of multifamily and other commercial real estate financing products. Our clients are owners and developers of commercial real estate across the country. We originate and sell loans through the programs of Fannie Mae and the Federal Home Loan Mortgage Corporation ("Freddie Mac,"™ and together with Fannie Mae, the government-sponsored enterprises, or the "GSEs"), the Government National Mortgage Association ("Ginnie Mae") and the Federal Housing Administration, a division of the U.S. Department of Housing and Urban Development (together with Ginnie Mae, "HUD"), with which we have long-established relationships. We retain servicing rights and asset management responsibilities on nearly all loans that we originate for GSE and HUD programs. We are approved as a Fannie Mae Delegated Underwriting and Servicing ("DUS"™) lender nationally, a Freddie Mac Program Plus™ lender in seven states, the District of Columbia and the metropolitan New York area, a HUD Multifamily Accelerated Processing ("MAP") lender nationally, and a Ginnie Mae issuer. We also originate and service loans for a number of life insurance companies, commercial banks and other institutional investors, in which cases we do not fund the loan but rather act as a loan broker.

        In 2009, we originated more than $2.2 billion in commercial real estate loans, of which approximately $1.9 billion were sold through GSE or HUD programs and approximately $343 million were placed with institutional investors. As of September 30, 2010, we serviced approximately $14.2 billion in commercial real estate loans covering approximately 1,630 properties in 46 states and the District of Columbia. We also provide investment consulting and related services for two commercial real estate funds that invest in commercial real estate securities and loans for a number of institutional investors.

        For the year ended December 31, 2009, according to the Mortgage Bankers Association, by principal amount of loans directly funded or serviced by us, we were:

  •
  the 9th largest lender of commercial real estate loans in the United States;

  •
  the 5th largest originator of multifamily commercial real estate loans for Fannie Mae;

  •
  one of only three institutions that was a top 10 originator for each of Fannie Mae, Freddie Mac and HUD; and

  •
  the 7th largest servicer of commercial real estate loans for Fannie Mae and Freddie Mac, collectively.

        We have not historically originated loans for our balance sheet. The sale of each loan through GSE and HUD programs is negotiated prior to closing on the loan with the borrower. For loans originated pursuant to the Fannie Mae DUS program, we generally are required to share the risk of loss, with our maximum loss capped at 20% of the unpaid principal balance of a loan. In addition to our risk-sharing obligations, we may be obligated to repurchase loans that are originated for GSE and HUD programs if certain representations and warranties that we provide in connection with such originations are breached. We have never been required to repurchase a loan. We have established a strong credit culture over decades of originating loans and are committed to disciplined risk management from the initial underwriting stage through loan payoff. From January 1, 2000 through September 30, 2010, we settled risk-sharing obligations of $4.5 million, or an average 1 basis point annually of the average at risk Fannie Mae portfolio balance.

        Our total revenues were $85.8 million for the nine months ended September 30, 2010 and $88.8 million for the year ended December 31, 2009. Our income from operations was $29.5 million for the nine months ended September 30, 2010 and $28.6 million for the year ended December 31, 2009.

        We have been in business for 73 years. Since becoming a Fannie Mae DUS lender in 1988, we have had major institutions as investors in our business. In January 2009, we acquired from Column Guaranteed LLC ("Column"), an affiliate of Credit Suisse Securities (USA) LLC, its $5.0 billion servicing portfolio, together with its Fannie Mae, Freddie Mac and HUD operations, which significantly expanded our GSE and HUD loan origination capabilities. Our extensive borrower and lender relationships, knowledge of the commercial real estate capital markets, expertise in commercial real estate financing, and strong credit culture have enabled us to establish a significant market presence and grow rapidly and profitably in recent years. We believe our business model and expertise, combined with the additional capital from this offering, will enable us to continue to grow and enhance our position as a leading provider of commercial real estate financial services in the United States.

Industry and Market Opportunity

        We believe that sizeable demand for commercial real estate loans, principally driven by impending debt maturities and an anticipated rebound in commercial real estate investment activity, presents significant growth opportunities for companies that have an established market presence, demonstrated origination experience, deep relationships with active investors and a disciplined risk management strategy.

        Historically, multifamily and other commercial real estate loans have been funded by a large number of investors, including commercial banks, insurance companies and other institutional investors, as well as GSEs and HUD. Since reaching their highs in 2007, commercial real estate values have declined substantially as a result of the global recession and the related significant contraction in capital available to the commercial real estate market. This contraction in capital has been exacerbated by the near shut down in investor demand for commercial mortgage-backed securities ("CMBS") and by financial institutions significantly reducing their commercial real estate portfolios and lending activity in an effort to retain capital, reduce leverage, mitigate risk and meet regulatory capital requirements.

        A substantial amount of commercial real estate loans is scheduled to mature in the coming years. According to the Federal Reserve Flow of Funds Accounts of the United States, approximately $3.2 trillion of commercial real estate loans were outstanding as of June 30, 2010, of which approximately $843 billion were multifamily loans. It is estimated that $28 billion to $40 billion of multifamily loans held by investors other than commercial banks will mature each year from 2011 to 2014, according to the Survey of Loan Maturity Volumes, Mortgage Bankers Association. This amount would be considerably higher if it included multifamily loans held by commercial banks. As this debt matures, real estate owners will be required to repay or restructure their loans. In these scenarios, new debt will almost always be required, which we believe will provide significant opportunities for us. We further believe that demand for multifamily and other commercial real estate loans will increase as the overall economy improves, which should have a positive impact on our origination volume.

Our Competitive Strengths

        We distinguish ourselves from other commercial mortgage originators and servicers through five core strengths developed over decades of experience:

  •
  Strong Client Relationships and Demonstrated Loan Origination Experience.  Throughout our history, we have established and maintained deep client relationships with major owners and operators of commercial real estate across the country. We understand the financial needs of our borrowers, the geographic markets in which they operate, the market conditions for different types of commercial properties, and how to structure commercial real estate loans to meet those needs. Many of our clients are repeat customers, and some have worked with us for multiple generations. We also have decades of origination experience and were one of only three institutions in 2009 that was a top 10 originator for each of Fannie Mae, Freddie Mac and HUD.

  •
  Disciplined Credit Culture.  We maintain a strong credit culture and disciplined risk management underpins everything we do. From January 1, 2000 through September 30, 2010, we settled risk-sharing obligations of $4.5 million, or an average 1 basis point annually of the average at risk Fannie Mae portfolio balance. We have received numerous awards from Fannie Mae for excellence in asset and risk management, including, in 2009, the Excellence in Asset Management Award and the Excellence in Loss Mitigation Award. We believe underwriting and active asset management are key components of our business model.

  •
  Deep Investor Relationships.  We have relationships with Fannie Mae, Freddie Mac and HUD that are backed by decades of experience. We understand GSE and HUD program requirements and standards for originating, underwriting and servicing large volumes of loans. We also have extensive relationships with other institutional sources of commercial real estate capital. We were one of the first companies to obtain a Fannie Mae DUS license and have been a top 10 originator during 19 of the past 20 years. Currently, 25 companies are approved as Fannie Mae DUS lenders, 26 companies are approved as Freddie Mac Program Plus lenders, and 49 companies are approved as both HUD MAP lenders and Ginnie Mae issuers. We believe that obtaining new lender licenses from the GSEs is difficult, creating a significant barrier to entry.

  •
  Servicing and Asset Management Expertise.  As of September 30, 2010, we serviced and provided asset management for approximately $14.2 billion in commercial real estate loans representing approximately 1,630 properties in 46 states and the District of Columbia. Our asset managers monitor individual investments with special emphasis on financial performance and risk management to anticipate potential property, borrower and market issues. Because of our active servicing and asset management, we believe that we provide a more full-service, hands-on experience to our customers and award-winning risk management to our investors.

  •
  Experienced Management Team with Substantial Ownership.  Our named executive officers have an average of more than 20 years of experience in the commercial real estate finance industry. We have a senior management team that has time-tested, hands-on experience with a high degree of market knowledge and a thorough understanding of a broad range of commercial real estate asset classes. This team led our company during the credit crisis over the last few years with consistent quarterly growth in both revenues and profits. Our named executive officers will own approximately        % of our outstanding shares of common stock on a fully diluted basis following the completion of the formation transactions and this offering, closely aligning their interests with those of our stockholders.

Our Growth Strategy

        We believe we are well positioned to grow our business by taking advantage of opportunities in the commercial real estate finance market. During the recent credit crisis, we not only maintained our position in the market, but also expanded our business through the Column transaction in 2009, which added licenses to originate and service loans for Freddie Mac and HUD. We also significantly expanded our capabilities in the healthcare lending business through the Column transaction. As a result, while commercial real estate originations dropped nationwide by 46% from 2008 to 2009 and multifamily originations dropped nationwide by 35% from 2008 to 2009, according to the Mortgage Bankers Association's 2009 Annual Origination Volume Summation, our originations grew by 12% to approximately $2.2 billion in 2009 from approximately $2.0 billion in 2008. While some of our competitors suffered extensive loan losses and negative earnings, we sustained limited credit losses and remained profitable during the same period. We believe that our performance during this period of significant market dislocation has given us access to new clients and talented professionals and enhanced our brand awareness across the commercial real estate finance industry.

        We seek to use this momentum and market position to profitably grow our business by focusing on the following areas:

  •
  Capitalize on Refinancing Needs and Commercial Real Estate Recovery.  According to the Survey of Loan Maturity Volumes, Mortgage Bankers Association, $420 billion in non-bank commercial real estate debt is expected to mature between 2011 and 2014, of which $130 billion is non-bank multifamily debt. We believe that these figures would be considerably higher if multifamily loans held by commercial banks were included. While some of this debt may be extended or restructured by existing lenders, we believe much of it will need to be refinanced, creating a significant market opportunity. With our strong market position and borrower relationships in multifamily debt financing, we believe that we are well positioned to benefit from an increase in lending activity for multifamily properties. Furthermore, we believe the commercial real estate recovery will generate opportunities for us to expand our originations of commercial real estate loans outside of the multifamily sector.

  •
  Add to Our Origination Capabilities.  We intend to expand our business by adding to our origination capabilities. We currently have approximately 30 originators located in eight offices nationwide, supplemented by 23 independently owned mortgage banking companies with whom we have correspondent relationships. We originate loans nationally and believe that we will have significant opportunities to continue broadening our origination network. This expansion may include organic growth, recruitment of talented origination professionals and potentially acquisitions of competitors with strong origination capabilities.

  •
  Increase Originations in Healthcare Finance.  Through the Column transaction, we significantly increased our ability to compete in the healthcare real estate lending space, which includes skilled nursing facilities, senior housing facilities and hospitals. The most active sources of capital in this space today are HUD and Fannie Mae. From January 2009 through September 30, 2010, we have originated over $420 million in hospital and skilled nursing facility loans. According to the U.S. Department of Health and Human Services, average annual health spending growth is anticipated to outpace average annual growth in the overall economy from 2009-2019, reaching approximately $4.5 trillion and representing 19.3% of GDP in 2019. Health spending growth is primarily attributable to the increasing average age of the U.S. population, as the 65 and over population is expected to grow 36.2% from 2010 to 2020, according to the U.S. Census Bureau. Given the significant and growing size of this market, along with our demonstrated origination capabilities, we believe that healthcare lending will represent a growing portion of our future business.

  •
  Acquire Complementary Businesses.  Dislocation in the commercial real estate market has left many competitors weakened. While we have no present intention or agreement, we may choose to broaden the services we provide by acquiring complementary businesses that have deep client relationships and expertise in areas such as investment sales and special asset management. Through the Column transaction, we have demonstrated our ability to successfully acquire and integrate a significant business and believe that we have the ability to do so in the future should opportunities arise.

  •
  Expand Our Commercial Real Estate Loan Product Offerings.  We anticipate offering additional commercial real estate loan products to our clients as their financial needs evolve. For example, we have experienced strong demand for interim financing for multifamily properties that would feed into our permanent GSE multifamily loan programs. While we have the structuring, underwriting, credit and asset management expertise to offer this type of product, we do not currently have the balance sheet to provide the necessary short-term financing for these loans. We believe proceeds from this offering, together with third-party financing sources, will allow us to meet client demand for additional products that are within our expertise.

Summary of Risk Factors

        You should carefully consider the matters discussed in the "Risk Factors" section beginning on page 13 of this prospectus prior to deciding whether to invest in our common stock. Some of these risks include:

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  The loss of or changes in our relationships with GSEs, HUD and institutional investors would adversely affect our ability to originate commercial real estate loans through GSE and HUD programs, which would materially and adversely affect us.

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  A change to the conservatorship of Fannie Mae and Freddie Mac and related actions, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. federal government, could materially and adversely affect our business.

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  We are subject to risk of loss in connection with defaults on loans sold under the Fannie Mae DUS program that could materially and adversely affect our results of operations and liquidity.

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  If we fail to act proactively with delinquent borrowers in an effort to avoid a default, the number of delinquent loans could increase, which could have a material adverse effect on us.

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  A significant portion of our revenue is derived from loan servicing fees, and declines in or terminations of servicing engagements or breaches of servicing agreements, including as a result of non-performance by third parties that we engage for back-office loan servicing functions, could have a material adverse effect on us.

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  If one or more of our warehouse facilities, on which we are highly dependent, are terminated, we may be unable to find replacement financing on favorable terms, or at all, which would have a material adverse effect on us.

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  We are subject to the risk of failed loan deliveries, and even after a successful closing and delivery, may be required to repurchase the loan or to indemnify the investor if we breach a representation or warranty made by us in connection with the sale of the loan through a GSE or HUD program, any of which could have a material adverse effect on us.

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  An unfavorable outcome of litigation pending against us could have a material adverse effect on us.

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  We expect to offer new loan products to meet evolving borrower demands, including loans that we originate for our balance sheet. Balance sheet lending would increase our risk of loss, and because we are not as experienced with such loan products, we may not be successful or profitable in offering such products.

  •
  Our business is significantly affected by general business, economic and market conditions and cycles, particularly in the multifamily and commercial real estate industry, including changes in government fiscal and monetary policies, and, accordingly, we could be materially harmed in the event of a continued market downturn or changes in government policies.

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  For most loans that we service under the Fannie Mae and HUD programs, we are required to advance payments due to investors if the borrower is delinquent in making such payments, which requirements could adversely impact our liquidity and harm our results of operations.

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  The loss of our key management or an inability to hire and retain qualified loan originators and maintain relationships with key correspondents could result in a material adverse effect on our business.

  •
  There is currently no public market for our common stock, an active trading market for our common stock may never develop or continue following this offering and the trading and market price of our common stock may be volatile and could decline substantially following this offering.

Our History and the Formation Transactions

        Walker & Dunlop was founded in 1937 and has been under three generations of Walker family leadership. We became one of the first Fannie Mae DUS lenders in 1988 and have been a top 10 originator under the Fannie Mae DUS Program for 19 of the past 20 years. We are headquartered in Bethesda, Maryland and have seven additional offices across the country.

        In January 2009, W&D, Inc., its affiliate Green Park Financial Limited Partnership ("Green Park"), and Column contributed their assets to a newly formed entity, Walker & Dunlop, LLC. The transaction brought together Walker & Dunlop's competencies in debt origination, loan servicing, asset management, investment consulting and related services, Green Park's Fannie Mae DUS origination capabilities and Column's Fannie Mae, Freddie Mac and HUD operations, including its healthcare real estate lending business, to form one of the leading providers of commercial real estate financial services in the United States. Substantially all of the assets and liabilities of W&D, Inc. and Green Park, including its wholly owned subsidiary Green Park Express, LLC, were transferred to Walker & Dunlop, LLC in exchange for 5% and 60% interests, respectively, in Walker & Dunlop, LLC, and certain assets and liabilities of Column were transferred to Walker & Dunlop, LLC for a 35% interest in Walker & Dunlop, LLC.

        Concurrently with the closing of this offering, we will complete certain formation transactions through which Walker & Dunlop, LLC will become a wholly owned subsidiary of Walker & Dunlop, Inc., a newly formed Maryland corporation. In connection with the formation transactions, members of the Walker family, certain of our directors and executive officers and certain other individuals and entities who currently own direct and indirect equity interests in Walker & Dunlop, LLC will contribute their respective interests in such entities to Walker & Dunlop, Inc. in exchange for shares of our common stock.

        The following chart shows the anticipated structure and ownership of our company, including operating subsidiaries, after giving effect to the formation transactions and this offering on a fully diluted basis (assuming no exercise by the underwriters of their overallotment option):

Material Benefits to Related Parties

        Upon completion of the formation transactions and this offering, former direct and indirect equity holders of Walker & Dunlop, LLC, including certain of our executive officers and directors and Column, will receive the material financial and other benefits described below:

  •
  In connection with the formation transactions, certain of our directors and executive officers and other individuals or entities, including Column, will receive shares of our common stock in consideration for their direct and indirect interests in Walker & Dunlop, LLC.

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  Mallory Walker and Taylor Walker, two of our stockholders, are selling an aggregate of                  shares of our common stock in this offering.

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  We will enter into a registration rights agreement with respect to shares of our common stock issued to former direct and indirect equity holders of Walker & Dunlop, LLC, including certain of our executive officers and directors and Column. The registration rights agreement will provide certain demand and tag along registration rights, subject to limitations.

  •
  We will assume from certain entities that were former direct and indirect equity holders of Walker & Dunlop, LLC (i) an outstanding loan that was incurred in connection with the acquisition of partnership interests in Green Park from a third party (the "GPFA loan"), (ii) an outstanding loan that was incurred in connection with the acquisition of shares in Walker & Dunlop Multifamily, Inc. from a former executive (the "Multifamily loan"), (iii) outstanding notes that were incurred in connection with the acquisition of subsidiary equity from certain exiting employees in 2008 (the "GPFA notes") and (iv) certain indemnification obligations incurred in connection with the Column transaction. As of September 30, 2010, the GPFA loan, Multifamily loan and GPFA notes balances were $27.9 million, $0.6 million and $0.5 million, respectively.

  •
  Credit Suisse Securities (USA) LLC, an affiliate of Column, is an underwriter for this offering. We have agreed to nominate two Column designees, currently Edmund Taylor and Robert Wrzosek, for election as directors at our 2011 annual meeting of stockholders.

    In addition, William Walker, our Chairman, President and Chief Executive Officer, and Mallory Walker, the father of William Walker and the former Chairman of the company, have agreed to vote the shares of common stock owned by them for the Column designees at the 2011 annual meeting of stockholders.

        In addition, members of our board of directors and our executive officers, William M. Walker, our Chairman, President and Chief Executive Officer, Howard W. Smith, our Executive Vice President and Chief Operating Officer, Deborah A. Wilson, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer, Richard C. Warner, our Executive Vice President and Chief Credit Officer, and Richard M. Lucas, our Executive Vice President and General Counsel, will receive the material financial and other benefits described below.

  •
  Concurrently with this offering, options to purchase an aggregate of                        shares of our common stock and an aggregate of                        shares of our restricted stock will be granted under our Equity Incentive Plan to our executive officers and our independent directors.

  •
  We will enter into employment agreements with each of our executive officers that will provide for salary, bonus and other benefits, including severance benefits in the event of a termination of employment in certain circumstances.

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  We will enter into indemnification agreements with each of our executive officers and directors that will provide for indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against them as an officer and/or director of our company.

        For a more detailed discussion of these benefits, see "Management" and "Certain Relationships and Related Transactions."

Corporate Information

        We were formed as a Maryland corporation on July 29, 2010. Our principal executive office is located at 7501 Wisconsin Avenue, Suite 1200, Bethesda, Maryland 20814. Our telephone number is (301) 215-5500. Our web address is www.walkerdunlop.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

The Offering

Common stock offered by us	shares (plus up to an additional shares of our common stock that are issuable by us upon the exercise of the underwriters' overallotment option).
Common stock offered by the selling stockholders	shares
Common stock to be outstanding after this offering	shares (1)(2)
Use of proceeds

We estimate that the net proceeds we will receive from this offering will be approximately $            , after deducting the underwriting discounts and commissions of $            and estimated offering expenses of approximately $            payable by us at closing (or, if the underwriters exercise their overallotment option in full, approximately $            , after deducting the underwriting discounts and commissions and estimated offering expenses). We currently intend to use these net proceeds to execute our growth strategy and fund working capital and for other general corporate purposes.

We will not receive any of the net proceeds from the sale of shares of our common stock in this offering by the selling stockholders. See "Use of Proceeds" on page 32.
Risk factors

Investing in our common stock involves risks. You should carefully read and consider the information set forth under the heading "Risk Factors" beginning on page 13 and other information included in this prospectus before making a decision to invest in our common stock.

Proposed NYSE symbol	"WD"
Conflicts of interest

An affiliate of Credit Suisse Securities (USA) LLC will own approximately        % of our common stock on a fully diluted basis upon completion of this offering (assuming no exercise of the underwriters' overallotment option) and two members of our board of directors are affiliated with Credit Suisse Securities (USA) LLC. Because of this relationship, this offering is being conducted in accordance with NASD Rule 2720. This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of "due diligence" with respect to, this prospectus and the registration statement of which this prospectus is a part. Keefe, Bruyette & Woods, Inc. is acting as the qualified independent underwriter. See "Underwriting (Conflicts of Interest)—Conflicts of Interest."

(1)
Excludes (i)                         shares of our common stock issuable upon the exercise of the underwriters' overallotment option, (ii)                         shares of our common stock issuable upon exercise of outstanding options to be granted concurrently with this offering and (iii)                         additional shares of our common stock issuable under our Equity Incentive Plan after this offering.

(2)
Includes an aggregate amount of                        shares of restricted stock to be granted concurrently with this offering.

Summary Selected Financial Data

        The following table sets forth summary selected financial and operating data on a consolidated and combined historical basis for our predecessor. We have not presented historical financial information for Walker & Dunlop, Inc. because we have not had any corporate activity since our formation other than the issuance of shares of common stock in connection with the initial nominal capitalization of our company and because we believe that a presentation of the results of Walker & Dunlop, Inc. would not be meaningful. The term "predecessor" refers to, collectively, Walker & Dunlop, LLC, Walker & Dunlop Multifamily, Inc., Walker & Dunlop GP, LLC, GPF Acquisition, LLC, W&D, Inc., Green Park Financial Limited Partnership, Walker & Dunlop II, LLC, Green Park Express, LLC and W&D Balanced Real Estate Fund I GP, LLC.

        You should read the following summary selected financial and operating data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and combined financial statements and related notes of our predecessor included elsewhere in this prospectus.

        The unaudited summary selected historical financial information at September 30, 2010, and for the nine months ended September 30, 2010 and 2009, have been derived from the unaudited condensed consolidated and combined financial statements of our predecessor included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The interim results for the nine months ended September 30, 2010 are not necessarily indicative of the results for 2010. Furthermore, historical results are not necessarily indicative of the results to be expected in future periods.

        The summary selected historical financial information at December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007, have been derived from the consolidated and combined financial statements of our predecessor audited by KPMG LLP, an independent registered public accounting firm, whose report thereon is included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
In thousands, except per share data	2010	2009	2009	2008	2007
	(unaudited)	(unaudited)
Statement of Income Data(1)(2)
Revenues
Gains from mortgage banking activities	$58,545	$40,149	$57,946	$29,428	$21,930
Servicing fees	19,769	15,350	20,981	12,257	12,327
Net warehouse interest income	2,944	3,122	4,186	1,787	17
Escrow earnings and other interest income	1,632	1,289	1,769	3,428	8,993
Other	2,889	2,355	3,879	2,272	7,005

Total Revenue	$85,779	$62,265	$88,761	$49,172	$50,272

Expenses
Personnel	$28,877	$24,515	$32,177	$17,008	$16,779
Amortization and depreciation	12,394	9,137	12,917	7,804	9,067
Provision for risk-sharing obligations, net	4,397	(34)	2,265	1,101	—
Interest expense on corporate debt	1,039	1,312	1,684	2,679	3,853
Other operating expenses	9,546	9,538	11,114	6,548	4,240

Total Expenses	$56,253	$44,468	$60,157	$35,140	$33,939

Income from Operations	$29,526	$17,797	$28,604	$14,032	$16,333

Gain on Bargain Purchase(3)	—	10,922	10,922

Net Income	$29,526	$28,719	$39,526	$14,032	$16,333

Pro forma income tax expense (unaudited)(1)(4)	11,220	6,763	10,869	5,332	6,207

Pro forma net income (unaudited)(1)(4)	$18,306	$21,956	$28,657	$8,700	$10,126

Pro forma basic and diluted earnings per share (unaudited)(1)(4)

Pro forma weighted average basic and diluted number of shares (unaudited)(1)(4)

Balance Sheet Data(1)
Cash and cash equivalents	$20,058	$10,706	$10,390	$6,812
Restricted cash and pledged securities	16,818	19,498	19,159	12,031
Mortgage servicing rights	99,682	74,720	81,427	38,943
Loans held for sale	122,922	65,363	101,939	111,711
Total Assets	284,093	197,736	243,732	183,347
Warehouse notes payable	119,108	63,454	96,612	107,005
Notes payable	28,968	34,276	32,961	38,176
Total Liabilities	191,370	135,906	173,921	169,497
Total Equity	92,723	61,830	69,811	13,850
Supplemental Data(2)
Income from operations, as a % of total revenue	34%	29%	32%	29%	32%
Total originations	$2,101,967	$1,682,077	$2,229,772	$1,983,056	$2,064,361
Servicing portfolio	$14,165,850	$12,844,826	$13,203,317	$6,976,208	$6,054,186

(1)
We have historically operated as pass-through tax entities (partnerships, LLCs and S-corporations). Accordingly, our historical earnings have resulted in only nominal federal and state corporate level expense. The tax liability has been the obligation of our owners. Upon consummation of the formation transactions, our income will be subject to both federal and state corporate tax. The change in tax status is expected to result in the recognition of an estimated $30 million to $40 million of net deferred tax liabilities and a corresponding tax expense in the quarter in which the formation transactions are consummated. We used a combined effective federal and state tax rate of 38% to estimate our pro forma tax expense and estimated net deferred tax liability.

The estimated net deferred tax liability includes the following ($ in thousands):

Loans held for sale	$(1,400)
Derivatives, net	(1,300)
Mortgage servicing rights	(37,900)
Accounts payable	1,200
Guaranty obligation	3,300
Allowance for risk-sharing obligations	2,800
Servicing fees receivable	(1,100)

Estimated net deferred tax liability	$(34,400)

  To provide a more meaningful presentation of recurring operations, the initial recognition of the income tax expense corresponding to the net deferred tax liability, which will be established as a result of the termination of the entities' pass-through status, is not included in our pro forma presentations.

(2)
Statement of Income Data for the year ended December 31, 2009 and the nine months ended September 30, 2009 includes the results for 11 of the 12 months and 8 of the 9 months of the operations acquired in the Column transaction. The results of these operations in January 2009 were not significant.

(3)
We recognized a one time gain on bargain purchase of $10.9 million in connection with the Column transaction in January 2009. The gain on bargain purchase represents the difference between the fair value of the assets acquired and the purchase price paid.

(4)
Concurrent with the closing of this offering, we will complete certain formation transactions through which certain individuals and entities who currently own direct and indirect equity interests in Walker & Dunlop LLC will contribute their respective interests in such entities to Walker & Dunlop, Inc. in exchange for shares of our common stock. We estimate     million shares will be issued in this exchange for purposes of calculating pro forma basic and diluted earnings per share.

RISK FACTORS

        Investing in our common stock involves risks. You should carefully consider the following risk factors, together with all the other information contained in this prospectus, before making an investment decision to purchase our common stock. The realization of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and the market price and liquidity of our common stock, which could cause you to lose all or a significant part of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled "Forward-Looking Statements."

Risks Relating to Our Business

The loss of or changes in our relationships with GSEs, HUD and institutional investors would adversely affect our ability to originate commercial real estate loans through GSE and HUD programs, which would materially and adversely affect us.

        Currently, we originate substantially all of our loans for sale through GSE or HUD programs. We are approved as a Fannie Mae DUS lender nationwide, a Freddie Mac Program Plus lender in seven states, the District of Columbia and the metropolitan New York area, a HUD MAP lender nationwide, and a Ginnie Mae issuer. Our status as an approved lender affords us a number of advantages and may be terminated by the applicable GSE or HUD at any time. The loss of such status would, or changes in our relationships could, prevent us from being able to originate commercial real estate loans for sale through the particular GSE or HUD, which would materially and adversely affect us. It could also result in a loss of similar approvals from other GSEs or HUD.

        We also originate loans on behalf of certain life insurance companies, investment banks, commercial banks, pension funds and other institutional investors that directly underwrite and provide funding for the loans at closing. In cases where we do not fund the loan, we act as a loan broker. If these investors discontinue their relationship with us and replacement investors cannot be found on a timely basis, we could be adversely affected.

A change to the conservatorship of Fannie Mae and Freddie Mac and related actions, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. federal government, could materially and adversely affect our business.

        There continues to be substantial uncertainty regarding the future of Fannie Mae and Freddie Mac, including whether they both will continue to exist in their current form.

        Due to increased market concerns about the ability of Fannie Mae and Freddie Mac to withstand future credit losses associated with securities on which they provide guarantees and loans held in their investment portfolios without the direct support of the U.S. federal government, in September 2008, the Federal Housing Finance Agency (the "FHFA") placed Fannie Mae and Freddie Mac into conservatorship and, together with the U.S. Treasury, established a program designed to boost investor confidence in Fannie Mae and Freddie Mac by supporting the availability of mortgage financing and protecting taxpayers. The U.S. government program includes contracts between the U.S. Treasury and each of Fannie Mae and Freddie Mac that seek to ensure that each GSE maintains a positive net worth by providing for the provision of cash by the U.S. Treasury to Fannie Mae and Freddie Mac if FHFA determines that its liabilities exceed its assets. Although the U.S. government has described some specific steps that it intends to take as part of the conservatorship process, efforts to stabilize these entities may not be successful and the outcome and impact of these events remain highly uncertain.

        The problems faced by Fannie Mae and Freddie Mac resulting in their placement into conservatorship and their delistings from the New York Stock Exchange have stirred debate among some U.S. federal policymakers regarding the continued role of the U.S. government in providing liquidity for mortgage loans. Future legislation could further change the relationship between Fannie Mae and Freddie Mac and the U.S. government, could change their business charters or structure, or could nationalize or eliminate such entities entirely. We cannot predict whether, or when any such legislation may be enacted.

        In June 2009, as part of the Obama administration's financial industry recovery proposal, the U.S. Treasury announced that it and HUD, in consultation with other government agencies, plan to engage in a wide-ranging initiative to develop recommendations on the future of Fannie Mae and Freddie Mac and the Federal Home Loan Bank system. The U.S. Treasury noted that there are a number of options for the reform of Fannie Mae and Freddie Mac, including: (i) returning them to their previous status as government-sponsored enterprises with the paired interests of maximizing returns for private shareholders and pursuing public policy home ownership goals; (ii) gradual wind-down of their operations and liquidation of their assets; (iii) incorporating each of Fannie Mae's and Freddie Mac's function into a federal agency; (iv) creating a public utility model where the government regulates Fannie Mae's and Freddie Mac's profit margin, sets guarantee fees and provides explicit backing for guarantee commitments; (v) a conversion to providing insurance for covered bonds; and (vi) the dissolution of Fannie Mae and Freddie Mac into many smaller companies. Treasury Secretary Geithner testified in March 2010 that the administration expects to present its proposals for housing finance reform to Congress "next year." On April 14, 2010, the Obama administration released seven broad questions for public comment on the future of the housing finance system, including Fannie Mae and Freddie Mac, and announced that it would hold a series of public forums across the country on housing finance reform. On August 17, 2010, the U.S. Treasury and HUD hosted the Obama Administration's "Conference on the Future of Housing Finance" to bring together academic experts, consumer and community organizations, industry groups, market participants and other stakeholders for an open discussion about housing finance reform. No definitive decisions were made at the conference.

        It is widely anticipated that the U.S. Congress will address GSEs as part of its next major legislative undertaking, although it is not known when, or if, that will occur. In Section 1491 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), signed into law on July 21, 2010, Congress stated that the "hybrid public-private status of Fannie Mae and Freddie Mac is untenable and must be resolved" and, further, "[i]t is the sense of the Congress that efforts to enhance by [sic] the protection, limitation, and regulation of the terms of residential mortgage credit and the practices related to such credit would be incomplete without enactment of meaningful structural reforms of Fannie Mae and Freddie Mac."

        Currently, we originate a substantial majority of our loans for sale through Fannie Mae and Freddie Mac programs. Furthermore, a substantial majority of our servicing rights derive from loans we sell through Fannie Mae and Freddie Mac programs. Changes in the business charters, structure or existence of Fannie Mae or Freddie Mac could eliminate or substantially reduce the number of loans we originate, which would have a material adverse effect on us.

We are subject to risk of loss in connection with defaults on loans sold under the Fannie Mae DUS program that could materially and adversely affect our results of operations and liquidity.

        Under the Fannie Mae DUS program, we originate and service multifamily loans for Fannie Mae without having to obtain Fannie Mae's prior approval for certain loans, as long as the loans meet the underwriting guidelines set forth by Fannie Mae. In return for the delegated authority to make loans and the commitment to purchase loans by Fannie Mae, we must maintain minimum collateral and generally are required to share risk of loss on loans sold through Fannie Mae. Under the full risk-sharing formula, we are required to absorb the first 5% of any losses on the unpaid principal balance of a loan, and above 5% we are required to share the loss with Fannie Mae, with our maximum loss capped at 20% of the unpaid principal balance of a loan. Our risk-sharing obligations have been modified and reduced on some Fannie Mae DUS loans. In addition, Fannie Mae can double or triple our risk-sharing obligations if the loan does not meet specific underwriting criteria or if the loan defaults within 12 months of its sale to Fannie Mae. In September 2010, we received notice from Fannie Mae that our risk-sharing obligation has been increased on a $4.6 million loan that defaulted within 12 months of the sale to Fannie Mae. We have recommended that Fannie Mae initiate foreclosure on the defaulted loan. We are currently evaluating our collateral level on the Fannie Mae loan, but do not currently expect to incur a loss from this default. As of September 30, 2010, we had pledged securities of $13.6 million as collateral against future losses under $6.5 billion of Fannie Mae DUS loans outstanding that are subject to risk-sharing obligations, as more fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Quality and Allowance for Risk-Sharing Obligations," which we refer to as our "at risk balance." As of September 30, 2010, our allowance for risk-sharing as a percentage of the at risk balance was 0.12%, or $7.8 million, and reflects our current estimate of our future payouts under our risk-sharing obligations. We cannot assure you that our estimate will be sufficient to cover future write offs. While we originate loans that meet the underwriting guidelines defined by Fannie Mae, in addition to our own internal underwriting guidelines, underwriting criteria may not always protect against loan defaults. In addition, commercial real estate values have generally declined in recent years, in some cases to levels below the current outstanding principal balance of the loan. Also, underwriting standards, including loan-to-value ratios, have become stricter. These factors create a risk that some older loans may not be able to be refinanced at maturity and thus may experience maturity defaults. Other factors may also affect a borrower's decision to default on a loan, such as property, cash flow, occupancy, maintenance needs, and other financing obligations. As of September 30, 2010, our 60 or more days delinquency rate was 0.83% of the Fannie Mae DUS at risk portfolio. If loan defaults continue to increase, actual risk-sharing obligation payments under the Fannie Mae DUS program may increase, and such defaults and payments could have a material adverse effect on our results of operations and liquidity. In addition, any failure to pay our share of losses under the Fannie Mae DUS program could result in the revocation of our license from Fannie Mae and the exercise of various remedies available to Fannie Mae under the Fannie Mae DUS program.

If we fail to act proactively with delinquent borrowers in an effort to avoid a default, the number of delinquent loans could increase, which could have a material adverse effect on us.

        As a loan servicer, we maintain the primary contact with the borrower throughout the life of the loan and are responsible, pursuant to our servicing agreements with GSEs, HUD and institutional investors, for asset management. We are also responsible, together with the applicable GSE, HUD or institutional investor, for taking actions to mitigate losses. We believe we have developed an extensive asset management process for tracking each loan that we service. However, we may be unsuccessful in identifying loans that are in danger of underperforming or defaulting or in taking appropriate action once those loans are identified. While we can recommend a loss mitigation strategy for GSEs and HUD, decisions regarding loss mitigation are within the control of GSEs and HUD. Recent turmoil in the real estate, credit and capital markets have made this process even more difficult and unpredictable. When loans become delinquent, we incur additional expenses in servicing and asset managing the loan, we are typically required to advance principal and interest payments and tax and insurance escrow amounts, we could be subject to a loss of our contractual servicing fee and we could suffer losses of up to 20% (or more for loans that do not meet specific underwriting criteria or default within 12 months) of the unpaid principal balance of a Fannie Mae DUS loan with full risk-sharing, as well as potential losses on Fannie Mae DUS loans with modified risk-sharing. These items could have a negative impact on our cash flows and a negative effect on the net carrying value of the MSR on our balance sheet and could result in a charge to our earnings. As a result of the foregoing, a continuing rise in delinquencies could have a material adverse effect on us.

A reduction in the prices paid for our loans and services or an increase in loan or security interest rates by investors could materially and adversely affect our results of operations and liquidity.

        Our results of operations and liquidity could be materially and adversely affected if GSEs, HUD or institutional investors lower the price they are willing to pay to us for our loans or services or adversely change the material terms of their loan purchases or service arrangements with us. A number of factors determine the price we receive for our loans. With respect to Fannie Mae related originations, our loans are generally sold as Fannie Mae-insured securities to third-party investors. With respect to HUD related originations, our loans are generally sold as Ginnie Mae securities to third-party investors. In both cases, the price paid to us reflects, in part, the competitive market bidding process for these securities.

        We sell loans directly to Freddie Mac. Freddie Mac may choose to hold, sell or later securitize such loans. We believe terms set by Freddie Mac are influenced by similar market factors as those that impact the price of Fannie Mae–insured or Ginnie Mae securities, although the pricing process differs. With respect to loans that are placed with institutional investors, the origination fees that we receive from borrowers are determined through negotiations, competition and other market conditions.

        Loan servicing fees are based, in part, on the risk-sharing obligations associated with the loan and the market pricing of credit risk. The credit risk premium offered by Fannie Mae for new loans can change periodically but remains fixed once the we enter into a commitment to sell the loan. Over the past several years, Fannie Mae loan servicing fees have been higher due to the market pricing of credit risk. There can be no assurance that such fees will continue to remain at such levels or that such levels will be sufficient if delinquencies occur.

        Servicing fees for loans placed with institutional investors are negotiated with each institutional investor pursuant to agreements that we have with them. These fees for new loans vary over time and may be materially and adversely affected by a number of factors, including competitors that may be willing to provide similar services at better rates.

We originate mostly multifamily and other commercial real estate loans that are eligible for sale through GSE or HUD programs, which focus may expose us to greater risk if the CMBS market recovers or alternative sources of liquidity become more readily available to the commercial real estate finance market.

        We originate mostly multifamily and other commercial real estate loans that are eligible for sale through GSE or HUD programs. Over the past few years, the number of multifamily loans financed by GSE and HUD programs has represented a significantly greater percentage of overall multifamily loan origination volume than in prior years. We believe that this increase is the result, in part, of market dislocation and illiquidity in the secondary markets for non-GSE or HUD loans. To the extent the CMBS market recovers or liquidity in the commercial real estate finance market significantly increases, there may be less demand for loans that are eligible for sale through GSE or HUD programs, and our loan origination volume may be adversely impacted, which could materially and adversely affect us.

A significant portion of our revenue is derived from loan servicing fees, and declines in or terminations of servicing engagements or breaches of servicing agreements, including as a result of non-performance by third parties that we engage for back-office loan servicing functions, could have a material adverse effect on us.

        For the year ended December 31, 2009, 24% of our revenues were from loan servicing fees. We expect that loan servicing fees will continue to constitute a significant portion of our revenues for the foreseeable future. Nearly all of these fees are derived from loans that we originate and sell through GSE and HUD programs or place with institutional investors. A decline in the number or value of loans that we originate for these investors or terminations of our servicing engagements will decrease these fees. HUD has the right to terminate our current servicing engagements for cause. In addition to termination for cause, Fannie Mae and Freddie Mac may terminate our servicing engagements without cause by paying a termination fee. Our institutional investors typically may terminate our servicing engagements at any time with or without cause, without paying a termination fee. We are also subject to losses that may arise as a result of servicing errors, such as a failure to maintain insurance, pay taxes or provide notices. In addition, we have contracted with a third party to perform certain routine back-office aspects of loan servicing. If we or this third party fails to perform, or we breach or the third-party causes us to breach our servicing obligations to GSEs, HUD and institutional investors, our servicing engagements may be terminated. Declines or terminations of servicing engagements or breaches of such obligations could materially and adversely affect us.

If one or more of our warehouse facilities, on which we are highly dependent, are terminated, we may be unable to find replacement financing on favorable terms, or at all, which would have a material adverse effect on us.

        We require a significant amount of funding capacity on an interim basis for loans we originate. As of September 30, 2010, we had $300 million of committed loan funding available through two commercial banks, $250 million of uncommitted funding available through Fannie Mae As Soon As Pooled ("ASAP") program, and an unlimited amount of uncommitted funding available for Fannie Mae and Freddie Mac loans through Kemps Landing Capital Company, LLC, an affiliate of Guggenheim Partners. Consistent with industry practice, three of our existing warehouse facilities are short-term, requiring annual renewal. If any of our committed facilities are terminated or are not renewed or our uncommitted facilities are not honored, we may be unable to find replacement financing on favorable terms, or at all, and we might not be able to originate loans, which would have a material adverse effect on us.

        If we fail to meet or satisfy any of the financial or other covenants included in our warehouse facilities, we would be in default under one or more of these facilities and our lenders could elect to declare all amounts outstanding under the facilities to be immediately due and payable, enforce their interests against loans pledged under such facilities and restrict our ability to make additional borrowings. These facilities also contain cross-default provisions, such that if a default occurs under any of our debt agreements, generally the lenders under our other debt agreements could also declare a default. These restrictions may interfere with our ability to obtain financing or to engage in other business activities, which could materially and adversely affect us. As of June 30, 2010, we were in breach of a covenant in one of our warehouse facilities that required the delinquency rate of the Fannie Mae loans on which we have risk-sharing to not increase more than 0.5% from quarter-end to quarter-end. Our delinquency rate increased 0.71% from March 31, 2010 to June 30, 2010. The delinquency rate is calculated based on the unpaid principal amount of Fannie Mae DUS loans on which we have risk-sharing that are sixty or more days delinquent. The lenders under this warehouse line waived the breach, and all related cross-defaults were waived. The covenant was subsequently amended to increase the maximum delinquency rate increase to 1% from quarter-end to quarter-end. While we were in compliance with all financial and other covenants included in our warehouse facilities as of September 30, 2010, there can be no assurance that we will not experience another default of this nature in the future.

We are subject to the risk of failed loan deliveries, and even after a successful closing and delivery, may be required to repurchase the loan or to indemnify the investor if we breach a representation or warranty made by us in connection with the sale of the loan through a GSE or HUD program, any of which could have a material adverse effect on us.

        We bear the risk that a borrower will choose not to close on a loan that has been pre-sold to an investor or that the investor will choose not to close on the loan, including because a catastrophic change in the condition of a property occurs after we fund the loan and prior to the investor purchase date. We also have the risk of serious errors in loan documentation which prevent timely delivery of the loan prior to the investor purchase date. A complete failure to deliver a loan could be a default under the warehouse line used to finance the loan. Although we have experienced only one failed delivery in our history, we can provide no assurance that we will not experience additional failed deliveries in the future or that any losses will not be material or will be mitigated through property insurance or payment protections.

        We must make certain representations and warranties concerning each loan originated by us for GSE or HUD programs. The representations and warranties relate to our practices in the origination and servicing of the loans and the accuracy of the information being provided by us. For example, we are generally required to provide the following, among other, representations and warranties: we are authorized to do business and to sell or assign the loan; the loan conforms to the requirements of the GSE or HUD and certain laws and regulations; the underlying mortgage represents a valid lien on the property and there are no other liens on the property; the loan documents are valid and enforceable; taxes, assessments, insurance premiums, rents and similar other payments have been paid or escrowed; the property is insured, conforms to zoning laws and remains intact; and we do not know of any issues regarding the loan that are reasonably expected to cause the loan to be delinquent or unacceptable for investment or adversely affect its value. We are permitted to satisfy certain of these representations and warranties by furnishing a title insurance policy.

        In the event of a breach of any representation or warranty, investors could, among other things, increase the level of risk-sharing on the Fannie Mae DUS loan or require us to repurchase the full amount of the loan and seek indemnification for losses from us. Our obligation to repurchase the loan is independent of our risk-sharing obligations. The GSE or HUD could require us to repurchase the loan if representations and warranties are breached, even if the loan is not in default. Because the accuracy of many such representations and warranties generally is based on our actions or on third-party reports, such as title reports and environmental reports, we may not receive similar representations and warranties from other parties that would serve as a claim against them. Even if we receive representations and warranties from third parties and have a claim against them in the event of a breach, our ability to recover on any such claim may be limited. Our ability to recover against a borrower that breaches its representations and warranties to us may be similarly limited. Our ability to recover on a claim against any party would also be dependent, in part, upon the financial condition and liquidity of such party. Although we believe that we have capable personnel at all levels, use qualified third parties and have established controls to ensure that all loans are originated pursuant to requirements established by the GSEs and HUD, in addition to our own internal requirements, there can be no assurance that we, our employees or third parties will not make mistakes. Although we have never been required to repurchase any loan, there can be no assurance that we will not be required to do so in the future. Any significant repurchase or indemnification obligations imposed on us could have a material adverse effect on us.

An unfavorable outcome of litigation pending against us could have a material adverse effect on us.

        We are currently a party to certain legal proceedings, including one lawsuit alleging certain claims related to Column. That lawsuit contains three claims, each of which alleges damages of approximately $30 million or more. The three claims allege breach of contract, unjust enrichment and unfair competition arising out of an engagement to potentially refinance a large portfolio of senior healthcare facilities throughout the United States. This lawsuit was filed against Walker & Dunlop, LLC based on its alleged status as successor to Column in connection with the January 2009 Column transaction. We believe that Walker & Dunlop, LLC is entitled to indemnification from Column with respect to some or all of the claims arising out of this matter. However, pursuant to the terms of the agreements entered into in connection with the Column transaction, Column is not required to accept or reject our indemnification claim and may choose not to do so until after the matter has been fully resolved and becomes a "liquidated claim." Column has communicated to us that it believes (i) it is not clear that our claim falls within the scope of Column's obligations to us and (ii) the claim is currently an "unliquidated claim," under the terms of our agreement with it, and therefore it is not required to respond to such claim until 30 days after we furnish a notice following resolution of the litigation, specifying the amount of the claim. Until such time, Column generally denies the claim for indemnification and reserves and preserves all of its legal and equitable rights. As a result, we may be required to bear the potentially significant costs of the litigation and any adverse judgment unless and until we are able to prevail on our indemnification claim. There can be no assurance that we will satisfy the requirements for indemnification from Column. Moreover, an unfavorable outcome with respect to this lawsuit could have a material adverse effect on us.

We expect to offer new loan products to meet evolving borrower demands, including loans that we originate for our balance sheet. Balance sheet lending would increase our risk of loss, and because we are not as experienced with such loan products, we may not be successful or profitable in offering such products.

        Currently, we do not originate loans for our balance sheet, and all loans are pre-sold or placed with an investor before we close on the loan with the borrower. In the future, we expect to offer new loan products to meet evolving borrower demands, including loans that we originate for our balance sheet. Carrying loans for longer periods of time on our balance sheet would expose us to greater risks of loss than we currently face for loans that are pre-sold or placed with investors, including, without limitation, 100% exposure for defaults, impairment charges and interest rate movements. We may initiate new loan product and service offerings or acquire them through acquisitions of operating businesses. Because we may not be as experienced with new loan products or services, we may require additional time and resources for offering and managing such products and services effectively or may be unsuccessful in offering such new products and services at a profit.

Our business is significantly affected by general business, economic and market conditions and cycles, particularly in the multifamily and commercial real estate industry, including changes in government fiscal and monetary policies, and, accordingly, we could be materially harmed in the event of a continued market downturn or changes in government policies.

        We are sensitive to general business, economic and market conditions and cycles, particularly in the multifamily and commercial real estate industry. These conditions include changes in short-term and long-term interest rates, inflation and deflation, fluctuations in the real estate and debt capital markets and developments in national and local economies, unemployment rates, commercial property vacancy and rental rates. Any sustained period of weakness or weakening business or economic conditions in the markets in which we do business or in related markets could result in a decrease in the demand for our loans and services, which could materially harm us. In addition, the number of borrowers who become delinquent, become subject to bankruptcy laws or default on their loans could increase, resulting in a decrease in the value of our MSRs and servicer advances and higher levels of loss on our Fannie Mae loans for which we share risk of loss, and could materially and adversely affect us.

        We also are significantly affected by the fiscal and monetary policies of the U.S. government and its agencies. We are particularly affected by the policies of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), which regulates the supply of money and credit in the United States. The Federal Reserve's policies affect interest rates, which have a significant impact on the demand for commercial real estate loans. Significant fluctuations in interest rates as well as protracted periods of increases or decreases in interest rates could adversely affect the operation and income of multifamily and other commercial real estate properties, as well as the demand from investors for commercial real estate debt in the secondary market. In particular, higher interest rates tend to decrease the number of loans originated. An increase in interest rates could cause refinancing of existing loans to become less attractive and qualifying for a loan to become more difficult. Changes in fiscal and monetary policies are beyond our control, are difficult to predict and could materially and adversely affect us.

We are dependent upon the success of the multifamily real estate sector and conditions that negatively impact the multifamily sector may reduce demand for our products and services and materially and adversely affect us.

        We provide commercial real estate financial products and services primarily to developers and owners of multifamily properties. Accordingly, the success of our business is closely tied to the overall success of the multifamily real estate market. Various changes in real estate conditions may impact the multifamily sector. Any negative trends in such real estate conditions may reduce demand for our products and services and, as a result, adversely affect our results of operations. These conditions include:

  •
  oversupply of, or a reduction in demand for, multifamily housing;

  •
  a favorable interest rate environment that may result in a significant number of potential residents of multifamily properties deciding to purchase homes instead of renting;

  •
  rent control or stabilization laws, or other laws regulating multifamily housing, which could affect the profitability of multifamily developments;

  •
  the inability of residents and tenants to pay rent;

  •
  increased competition in the multifamily sector based on considerations such as the attractiveness, location, rental rates, amenities and safety record of various properties; and

  •
  increased operating costs, including increased real property taxes, maintenance, insurance and utilities costs.

        Moreover, other factors may adversely affect the multifamily sector, including changes in government regulations and other laws, rules and regulations governing real estate, zoning or taxes, changes in interest rate levels, the potential liability under environmental and other laws and other unforeseen events. Any or all of these factors could negatively impact the multifamily sector and, as a result, reduce the demand for our products and services. Any such reduction could materially and adversely affect us.

For most loans that we service under the Fannie Mae and HUD programs, we are required to advance payments due to investors if the borrower is delinquent in making such payments, which requirement could adversely impact our liquidity and harm our results of operations.

        For most loans we service under the Fannie Mae DUS program, we are currently required to advance the principal and interest payments and tax and insurance escrow amounts up to 5% of the unpaid principal balance if the borrower is delinquent in making loan payments. Once the 5% threshold is met, we can apply to Fannie Mae to have the advance rate reduced to 25% of any additional principal and interest payments and tax and insurance escrow amounts, which Fannie Mae may approve at its discretion. We are reimbursed by Fannie Mae for these advances. Although we understand that Fannie Mae plans to eliminate its cash advance requirement on servicers as part of its proposed new requirements on minimum net worth, operational liquidity and collateral requirements, effective in January 2011, there can be no assurance regarding the timing or ultimate content (including whether this cash advance requirement is eliminated or otherwise modified) of these new rules.

        Under the HUD program, we are obligated to continue to advance principal and interest payments and tax and insurance escrow amounts on Ginnie Mae securities until the HUD mortgage insurance claim and the Ginnie Mae security have been fully paid. In the event of a default on a HUD insured loan, HUD will reimburse approximately 99% of any losses of principal and interest on the loan and Ginnie Mae will reimburse the remaining losses of principal and interest. Ginnie Mae is currently considering a change to its programs that would eliminate the Ginnie Mae obligation to reimburse us for any losses not paid by HUD in return for our receiving an increased servicing fee. It is uncertain whether these changes will be implemented. An elimination of Ginnie Mae's reimbursement obligation could adversely impact us.

        Although we have funded all required advances from operating cash flow in the past, there can be no assurance that we will be able to do so in the future. If we do not have sufficient operating cash flows to fund such advances, we would need to finance such amounts. Such financing could be costly and could prevent us from pursuing our business and growth strategies.

If we securitize our loans in the future, we will be subject to additional risks that we do not currently face.

        Although some of our loans back Fannie Mae-insured or Ginnie Mae securities, we currently do not directly securitize the loans that we originate. Securitizing our loans would subject us to numerous additional risks, including:

  •
  delayed operating cash flows;

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  conditions in the general securities and securitization markets;

  •
  the need to obtain satisfactory credit enhancements;

  •
  retention of credit enhancing residual interests;

  •
  increased potential for earnings fluctuations; and

  •
  risk of mismatch between securitization yields and borrowing rates on our warehouse and other loan funding debt.

If we were to securitize our loans, we would have to adequately address these and other related risks. Our failure to do so could have a material adverse effect on us.

The requirements associated with being a public company, which will require us to implement significant control systems and procedures, require significant company resources and management attention.

        As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition and performance within specified time periods and maintain effective disclosure controls and procedures and internal control over financial reporting within specified deadlines. Section 404 of the Sarbanes-Oxley Act requires that our management evaluate, and our independent registered public accountant report on, our internal control over financial reporting on an annual basis. We expect that we will be required to complete our initial internal controls assessment by the time of the filing of our Form 10-K for our fiscal year ending December 31, 2011. As a result, we will incur significant legal, accounting and other expenses that we did not incur prior to the time we became subject to the requirements of the Exchange Act and the Sarbanes-Oxley Act. We have made, and will continue to make, changes to our corporate governance standards, disclosure controls, internal control over financial reporting and financial reporting and accounting systems designed to meet our reporting obligations on a timely basis, including the timely filing of Exchange Act reports. However, if the measures we take are not sufficient to satisfy our obligations, we may incur further costs and experience continued diversion of management attention, adverse reputational effects and possible regulatory sanctions or civil litigation.

The loss of our key management could result in a material adverse effect on our business and results of operations.

        Our future success depends to a significant extent on the continued services of our senior management, particularly Mr. Walker, our Chairman, President and Chief Executive Officer, Mr. Smith, our Executive Vice President and Chief Operating Officer, and Mr. Warner, our Executive Vice President and Chief Credit Officer. The loss of the services of any of these individuals could have a material adverse effect on our business and results of operations. We only maintain "key person" life insurance on Mr. Walker.

We may not be able to hire and retain qualified loan originators or grow and maintain our relationships with key loan correspondents, and if we are unable to do so, our ability to implement our business and growth strategies could be limited.

        We depend on our loan originators to generate borrower clients by, among other things, developing relationships with commercial property owners, real estate agents and brokers, developers and others, which we believe leads to repeat and referral business. Accordingly, we must be able to attract, motivate and retain skilled loan originators. We currently employ approximately 30 loan originators throughout our eight offices. The market for loan originators is highly competitive and may lead to increased costs to hire and retain them. We cannot guarantee that we will be able to attract or retain qualified loan originators. If we cannot attract, motivate or retain a sufficient number of skilled loan originators, or even if we can motivate or retain them but at higher costs, we could be materially and adversely affected.

        We also depend on our network of loan correspondents, who generate a significant portion of our loan originations. During the nine months ended September 30, 2010 and the year ended December 31, 2009, correspondents generated 39% and 40%, respectively, of the loans that we originated during those periods. Unlike our loan originators, correspondents are not directly employed by us but are paid a percentage of the origination fee and the ongoing servicing fee for each loan that they help originate. In addition, although we have an exclusive relationship with our correspondents with respect to GSE and HUD loan products, we do not have an exclusive arrangement for any other loan products. While we strive to cultivate long-standing relationships that generate repeat business for us by making available co-marketing materials and educational resources to them, correspondents are free to transact business with other lenders and have done so in the past and will do so in the future. Our competitors also have relationships with some of our correspondents and actively compete with us in our efforts to expand our correspondent networks. Competition for loans originated by correspondents was particularly acute when the CMBS market was more robust. Although recent difficulties in the CMBS market have increased demand for GSE and HUD loans, we cannot guarantee that correspondents will continue to provide a strong source of originations for us if and when the CMBS market recovers. We also cannot guarantee that we will be able to maintain or develop new relationships with additional correspondents. If we cannot maintain and enhance our existing relationships and develop new relationships, particularly in geographic areas, specialties or niche markets where our loan originators are not as experienced or well-situated, our growth strategy will be significantly hampered and we would be materially and adversely affected.

We have numerous significant competitors and potential future competitors, many of which may have greater resources and access to capital than we do, and we may not be able to compete effectively in the future.

        We face significant competition across our business, including, but not limited to, commercial banks, commercial real estate service providers and life insurance companies, some of which are also investors in loans we originate. Many of these competitors enjoy competitive advantages over us, including:

  •
  greater name recognition;

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  a stronger, more established network of correspondents and loan originators;

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  established relationships with institutional investors;

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  an established market presence in markets where we do not yet have a presence or where we have a smaller presence;

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  ability to diversify and grow by providing a greater variety of commercial real estate loan products on more attractive terms, some of which require greater access to capital and the ability to retain loans on the balance sheet; and

  •
  greater financial resources and access to capital to develop branch offices and compensate key employees.

        Commercial banks may have an advantage over us in originating loans if borrowers already have a line of credit with the bank. Commercial real estate service providers may have an advantage over us to the extent they also offer an investment sales platform. We compete on the basis of quality of service, relationships, loan structure, terms, pricing and industry depth. Industry depth includes the knowledge of local and national real estate market conditions, commercial real estate, loan product expertise and the ability to analyze and manage credit risk. Our competitors seek to compete aggressively on the basis of these factors and our success depends on our ability to offer attractive loan products, provide superior service, demonstrate industry depth, maintain and capitalize on relationships with investors, borrowers and key loan correspondents and remain competitive in pricing. In addition, future changes in laws, regulations and GSE and HUD program requirements and consolidation in the commercial real estate finance market could lead to the entry of more competitors. We cannot guarantee that we will be able to compete effectively in the future, and our failure to do so would materially and adversely affect us.

The continuation of certain indemnification obligations of certain of our predecessors could have a material adverse effect on us.

        In connection with the Column transaction, certain predecessor entities that will become our wholly owned subsidiaries through the formation transactions agreed to indemnify Walker & Dunlop, LLC and its members (including Column) for certain matters, including (i) breaches of representations, warranties and covenants, (ii) any repurchase requirements with respect to loans originated by those subsidiaries, and (iii) liabilities in connection with excluded assets and excluded liabilities. Those indemnification obligations of our subsidiaries will continue following the formation transactions. The survival of those obligations will permit the indemnified parties, including Column, to the extent that they sustain damages resulting from any indemnified matter, to assert claims for indemnification against our subsidiaries for the survival period of those obligations. While we are unaware of any potential claims for indemnification against our subsidiaries, any such claims could have a material adverse effect on us. See "Certain Relationships and Related Transactions" for additional information.

We have experienced significant growth over the past several years, which may be difficult to sustain and which may place significant demands on our administrative, operational and financial resources.

        Our recent significant growth may not reflect our future growth potential, and we may not be able to maintain similarly high levels of growth in the future. Our recent growth reflects, in part, the acquisition of certain mortgage banking operations from Column in January 2009, which contributed $5.0 billion to our servicing portfolio and expanded our product lines as well as origination capacity. Much of our growth has also occurred since the onset of the 2008 credit crisis and the resulting tightening of credit standards, as many traditional lenders decreased or ceased their investments in commercial real estate debt. As a result, borrowers looked instead to GSEs, HUD and other sources of lending for multifamily loans. We intend to pursue continued growth by adding more loan originators, expanding our loan product offerings and acquiring complementary businesses, as appropriate, but we cannot guarantee such efforts will be successful. We do not know whether the favorable conditions that enabled our recent growth will continue. Because our recent significant growth is not likely to accurately reflect our future growth or our ability to grow in the future, there can be no assurance that we will continue to grow at the same pace or achieve the same financial results as we have in the past.

        In addition, if our growth continues, it could increase our expenses and place additional demands on our management, personnel, information systems and other resources. Sustaining our growth will require us to commit additional management, operational and financial resources to maintain appropriate operational and financial systems to adequately support expansion. There can be no assurance that we will be able to manage any growth effectively and any failure to do so could adversely affect our ability to generate revenue and control our expenses, which could materially and adversely affect us.

If we acquire companies in the future, we may experience high transaction and integration costs, the integration process may be disruptive to our business and the acquired businesses may not perform as we expect.

        Our future success will depend, in part, on our ability to expand or modify our business in response to changing borrower demands and competitive pressures. In some circumstances, we may determine to do so through the acquisition of complementary businesses rather than through internal growth. The identification of suitable acquisition candidates can be difficult, time consuming and costly, and we may not be able to successfully complete identified acquisitions on favorable terms, or at all. Furthermore, even if we successfully complete an acquisition, we may not be able to successfully integrate newly acquired businesses into our operations, and the process of integration could be expensive and time consuming and may strain our resources. Acquisitions also typically involve significant costs related to integrating information technology, accounting, reporting and management services and rationalizing personnel levels and may require significant time to obtain new or updated regulatory approvals from GSEs, HUD and other authorities. Acquisitions could divert management's attention from the regular operations of our business and result in the potential loss of our key personnel, and we may not achieve the anticipated benefits of the acquisitions, any of which could materially and adversely affect us. In addition, future acquisitions could result in significantly dilutive issuances of equity securities or the incurrence of substantial debt, contingent liabilities or expenses or other charges, which could also materially and adversely affect us.

Risks Relating to Regulatory Matters

If we fail to comply with the numerous government regulations and program requirements of GSEs and HUD, we may lose our approved lender status with these entities and fail to gain additional approvals or licenses for our business. We are also subject to changes in laws, regulations and existing GSE and HUD program requirements, including potential increases in reserve and risk retention requirements that could increase our costs and affect the way we conduct our business, which could materially and adversely affect us.

        Our operations are subject to regulation by federal, state and local government authorities, various laws and judicial and administrative decisions, and regulations and policies of GSEs and HUD. These laws, regulations, rules and policies impose, among other things, minimum net worth, operational liquidity and collateral requirements. Fannie Mae requires us to maintain operational liquidity based on a formula that considers the balance of the loan and the level of credit loss exposure (level of risk-sharing). Fannie Mae requires Fannie Mae DUS lenders to maintain collateral, which may include pledged securities, for our risk-sharing obligations. The amount of collateral required under the Fannie Mae DUS program is calculated at the loan level and is based on the balance of the loan, the level of risk-sharing, the seasoning of the loans and the rating of the Fannie Mae DUS lender.

        Regulatory authorities also require us to submit financial reports and to maintain a quality control plan for the underwriting, origination and servicing of loans. Numerous laws and regulations also impose qualification and licensing obligations on us and impose requirements and restrictions affecting, among other things: our loan originations; maximum interest rates, finance charges and other fees that we may charge; disclosures to consumers; the terms of secured transactions; collection, repossession and claims handling procedures; personnel qualifications; and other trade practices. We also are subject to inspection by GSEs, HUD and regulatory authorities. Our failure to comply with these requirements could lead to, among other things, the loss of a license as an approved GSE or HUD lender, the inability to gain additional approvals or licenses, the termination of contractual rights without compensation, demands for indemnification or loan repurchases, class action lawsuits and administrative enforcement actions.

        Regulatory and legal requirements are subject to change. For example, Fannie Mae has indicated that it will be increasing its collateral requirements from 35 basis points to 60 basis points, effective as of January 1, 2011. The incremental collateral required for existing and new loans will be funded over approximately the next three years in accordance with Fannie Mae requirements. Ginnie Mae has indicated that it is currently considering a change to its programs that would eliminate the Ginnie Mae obligation to reimburse us for any losses not paid by HUD in return for our receiving an increased servicing fee, although it is uncertain whether these changes will be implemented. In addition, Congress has also been considering proposals requiring lenders to retain a portion of all loans sold to GSEs and HUD. The Dodd-Frank Act imposes a requirement that lenders retain "not less than 5 percent of the credit risk" of certain securitized loans, particularly those that are not "qualified residential mortgages." It is currently unclear whether and how the Dodd-Frank Act will apply to commercial real estate lenders. The Dodd-Frank Act requires the federal banking agencies, the Federal Trade Commission (the "FTC"), HUD, and FHFA to issue rules implementing this requirement no later than 270 days after Dodd-Frank's enactment. It also requires the federal banking agencies, the FTC, HUD, and FHFA to issue a joint rule defining a "qualified residential mortgage." Therefore, the applicability of this provision to us and its effect upon our business will not be fully known until these agencies issue the joint rule. It is also impossible to predict any future legislation that Congress may enact regarding the selling of loans to GSEs or any other matter relating to GSEs or loan securitizations. GSEs, HUD and other investors may also change underwriting criteria, which could affect the volume and value of loans that we originate. Changes to regulatory and legal requirements could be difficult and expensive with which to comply and could affect the way we conduct our business, which could materially and adversely affect us.

If we do not obtain and maintain the appropriate state licenses, we will not be allowed to originate or service commercial real estate loans in some states, which could materially and adversely affect us.

        State mortgage loan finance licensing laws vary considerably. Most states and the District of Columbia impose a licensing obligation to originate, broker or purchase commercial real estate loans. Many of those mortgage loan licensing laws also impose a licensing obligation to service commercial real estate loans. If we are unable to obtain the appropriate state licenses or do not qualify for an exemption, we could be materially and adversely affected.

        If these licenses are obtained, state regulators impose additional ongoing obligations on licensees, such as maintaining certain minimum net worth or line of credit requirements. The minimum net worth requirement varies from state to state. Further, in limited instances, the net worth calculation may not include recourse on any contingent liabilities. If we do not meet these minimum net worth or line of credit requirements or satisfy other criteria, regulators may revoke or suspend our licenses and prevent us from continuing to originate, broker or service commercial real estate loans, which would materially and adversely affect us.

If we fail to comply with laws, regulations and market standards regarding the privacy, use and security of customer information, we may be subject to legal and regulatory actions and our reputation would be harmed.

        We receive, maintain and store the non-public personal information of our loan applicants. The technology and other controls and processes designed to secure our customer information and to prevent, detect and remedy any unauthorized access to that information were designed to obtain reasonable, not absolute, assurance that such information is secure and that any unauthorized access is identified and addressed appropriately. Accordingly, such controls may not have detected, and may in the future fail to prevent or detect, unauthorized access to our borrower information. If this information is inappropriately accessed and used by a third party or an employee for illegal purposes, such as identity theft, we may be responsible to the affected applicant or borrower for any losses he or she may have incurred as a result of misappropriation. In such an instance, we may be liable to a governmental authority for fines or penalties associated with a lapse in the integrity and security of our customers' information.

Risks Related to Our Common Stock

There is currently no public market for our common stock, an active trading market for our common stock may never develop or continue following this offering and the trading and market price of our common stock may be volatile and could decline substantially following this offering.

        Prior to this offering, there has not been a public market for our common stock. An active trading market for our common stock may never develop or be sustained and securities analysts may choose not to cover us, which may affect the liquidity of our common stock and your ability to sell your common stock when desired, or at all, and could depress the market price of our common stock and the price at which you may be able to sell your common stock. In addition, the initial public offering price will be determined through negotiations among us, the selling stockholders and the representatives of the underwriters and may bear no relationship to the price at which the common stock will trade upon completion of this offering.

        The stock markets, including the NYSE, on which we intend to list our common stock, have experienced significant price and volume fluctuations. As a result, the trading and market price of our common stock is likely to be similarly volatile and subject to wide fluctuations, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The market price of our common stock could decline substantially following the offering in response to a number of factors, including those listed in this "Risk Factors" section of this prospectus and others such as:

  •
  our actual or anticipated financial condition, liquidity and operating performance;

  •
  actual or anticipated changes in our business and growth strategies or the success of their implementation;

  •
  failure to meet, or changes in, our earnings estimates or those of stock analysts;

  •
  publication of research reports about us, the commercial real estate finance market or the real estate industry;

  •
  equity issuances by us, or stock resales by our stockholders, or the perception that such issuances or resales could occur;

  •
  the passage of adverse legislation or other regulatory developments, including those from or affecting GSEs or HUD;

  •
  general business, economic and market conditions and cycles;

  •
  changes in market valuations of similar companies;

  •
  additions to or departures of our key personnel;

  •
  actions by our stockholders;

  •
  actual, potential or perceived accounting problems or changes in accounting principles;

  •
  failure to satisfy the listing requirements of the New York Stock Exchange;

  •
  failure to comply with the requirements of the Sarbanes-Oxley Act;

  •
  speculation in the press or investment community;

  •
  the realization of any of the other risk factors presented in this prospectus; and

  •
  general market and economic conditions.

        In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their common stock. This type of litigation could result in substantial costs and divert our management's attention and resources, which could have a material adverse effect on our ability to execute our business and growth strategies.

Common stock eligible for future sale may have adverse effects on the market price of our common stock.

        We are offering                shares of our common stock and our selling stockholders are offering                shares of our common stock, as described in this prospectus. Concurrently with the completion of this offering, we will grant options to purchase an aggregate of                shares of our common stock and an aggregate of                shares of restricted stock under our Equity Incentive Plan to our employees, including our executive officers, and our independent directors. These persons, together with Column, will collectively beneficially own approximately      % of our outstanding common stock on a fully diluted basis (or approximately      % if the underwriters exercise their overallotment option in full) upon completion of this offering and the formation transactions. These persons may sell the shares of our common stock that they own at any time following the expiration of the lock-up period for such shares, which expires 365 days after the date of this prospectus (or earlier with the prior written consent of the representatives of the underwriters).

        Upon completion of this offering, we will enter into a registration rights agreement with regard to an aggregate of                   shares of our common stock issued in connection with our formation transactions to former direct and indirect equity holders of Walker & Dunlop, LLC, including certain of our executive officers and directors and Column.

        We cannot predict the effect, if any, of future issuances or resales of our common stock, or the perception that such issuances or resales may occur, on the market price of our common stock. Accordingly, the market price of our common stock may decline significantly in response to such issuances, resales or perceptions, especially when the lock-up restrictions described above lapse.

Future issuances of debt securities, which would rank senior to our common stock upon our liquidation, and future issuances of equity securities, which would dilute the holdings of our existing common stockholders and may be senior to our common stock for the purposes of paying dividends, periodically or upon liquidation, may negatively affect the market price of our common stock.

        In the future, we may issue debt or equity securities or incur other borrowings. Upon liquidation, holders of our debt securities and other loans and preferred stock will receive a distribution of our available assets before common stockholders. We are not required to offer any such additional debt or equity securities to existing common stockholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities, warrants or options, will dilute our existing common stockholders' ownership in us and such issuances, or the perception that such issuances may occur, may reduce the market price of our common stock. Our preferred stock, if issued, would likely have a preference on dividend payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to pay dividends to common stockholders. Because our decision to issue debt or equity securities or otherwise incur debt in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. Thus, common stockholders bear the risk that our future issuances of debt or equity securities or our other borrowing will negatively affect the market price of our common stock and dilute their ownership in us.

We do not expect to pay dividends in the foreseeable future.

        We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of any dividends in the future will be at the sole discretion of our board of directors and will depend on our results of operations, liquidity, financial condition, prospects, capital requirements and contractual arrangements, any limitations on payments of dividends present in any of our future financing documentation, applicable law and other factors our board of directors may deem relevant. If we do not pay dividends, a return on your investment will only occur if our stock price appreciates.

New investors in our common stock will experience immediate and substantial dilution after this offering.

        If you purchase shares of our common stock in this offering, you will experience immediate dilution of $            per share because the price that you pay will be substantially greater than the adjusted net tangible book value per share of common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the price of the shares of our common stock being sold in this offering when they purchased their shares of our common stock, as well as the equity awards issued concurrently with this offering. If outstanding options to purchase our common stock are exercised, you will experience additional dilution. See the section entitled "Dilution" in this prospectus for a more detailed description of this dilution.

We have broad discretion in the use of the net proceeds from our sale of common stock in this offering, and we may not use these proceeds effectively.

        All of the net proceeds from our sale of common stock in this offering will be used, as determined by management in its discretion, for working capital and other general corporate purposes. Our management will have broad discretion in the application of the net proceeds from our sale of common stock in this offering and could spend these proceeds in ways that do not necessarily improve our results of operations and cash flows or enhance the value of our common stock. The failure by our management to apply these proceeds effectively could result in financial losses, cause the market price of our common stock to decline or cause us to be unable to execute our business and growth strategies in a timely manner or at all.

Risks Related to Our Organization and Structure

Certain provisions of Maryland law could inhibit changes in control.

        Certain provisions of the Maryland General Corporation Law (the "MGCL") may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. We will be subject to the "business combination" provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an "interested stockholder" (defined generally as any person who beneficially owns 10% or more of our then outstanding voting capital stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting capital stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of our voting capital stock; and (ii) two-thirds of the votes entitled to be cast by holders of voting capital stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder.

        The "control share" provisions of the MGCL provide that "control shares" of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the stockholder (except solely by virtue of a revocable proxy) entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a "control share acquisition" (defined as the direct and indirect acquisition of ownership or control of issued and outstanding "control shares") have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, our officers and our personnel who are also our directors.

        Certain provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to adopt certain mechanisms, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of limiting or precluding a third party from making an acquisition proposal for us or of delaying, deferring or preventing a transaction or a change in control of our company under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we elect, at such time as we become eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See "Certain Provisions of Maryland Law and Our Charter and Bylaws."

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

        Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of shares of our common stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a class or series of common or preferred stock that could delay, defer, or prevent a transaction or a change in control of our company that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event actions are taken that are not in your best interests.

        Under Maryland law generally, a director is required to perform his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the company and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under Maryland law, directors are presumed to have acted with this standard of care. In addition, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

        Our charter and bylaws obligate us to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. In addition, we are obligated to advance the defense costs incurred by our directors and officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter and bylaws or that might exist with companies domiciled in jurisdictions other than Maryland.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

        Our charter provides that a director may only be removed for cause upon the affirmative vote of holders of two-thirds of the votes entitled to be cast in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may delay, defer or prevent a change in control of our company that is in the best interests of our stockholders.

We are a holding company with no direct operations and will rely on funds received from our subsidiaries for our cash requirements.

        We are a holding company and will conduct all of our operations through Walker & Dunlop, LLC, our operating company. We do not have, apart from our ownership of this operating company, any independent operations. As a result, we will rely on distributions from our operating company to pay any dividends we might declare on shares of our common stock. We will also rely on distributions from this operating company to meet any of our cash requirements, including tax liability on taxable income allocated to us.

        In addition, because we are a holding company, your claims as common stockholders will be structurally subordinated to all existing and future liabilities (whether or not for borrowed money) and any preferred equity of our operating company. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating company will be able to satisfy the claims of our common stockholders only after all of our and our operating company's liabilities and any preferred equity have been paid in full.

Our principal stockholders, directors and executive officers will continue to own a large percentage of our common stock after this offering, which will allow them to exercise significant influence over matters subject to stockholder approval.

        Our executive officers, directors and stockholders holding 5% or more of our outstanding common stock will beneficially own or control approximately      % of the outstanding shares of our common stock on a fully diluted basis, after giving effect to the formation transactions and the completion of this offering. Accordingly, these executive officers, directors and principal stockholders, collectively, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. These stockholders may also delay or prevent a change of control or otherwise discourage a potential acquirer from attempting to obtain control of us, even if such a change of control would benefit our other stockholders. Furthermore, we have agreed to nominate two Column designees, currently Edmund Taylor and Robert Wrzosek, for election as directors at our 2011 annual meeting of stockholders. William Walker, our Chairman, President and Chief Executive Officer, and Mallory Walker, the father of William Walker and our former Chairman, have agreed to vote the shares of common stock owned by them for the Column designees at the 2011 annual meeting of stockholders. This significant concentration of stock ownership may adversely affect the market price and liquidity of our common stock due to investors' perception that conflicts of interest may exist or arise.

FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

        The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking:

  •
  the future of GSEs and their impact on our business;

  •
  our growth strategy;

  •
  our projected financial condition, liquidity and results of operations;

  •
  our ability to obtain and maintain warehouse and other loan funding arrangements;

  •
  availability of and our ability to retain qualified personnel and our ability to develop relationships with key borrowers and lenders;

  •
  degree and nature of our competition;

  •
  the outcome of pending litigation;

  •
  changes in governmental regulations and policies, tax law and rates, and similar matters and the impact of such regulations, policies and actions;

  •
  our ability to comply with the laws, rules and regulations applicable to us;

  •
  trends in the commercial real estate finance market, interest rates, commercial real estate values, the credit and capital markets or the general economy; and

  •
  general volatility of the capital markets and the market price of our common stock.

        While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section above entitled "Risk Factors."

 USE OF PROCEEDS

        We are offering             shares of our common stock at the anticipated public offering price of $            per share, which is the midpoint of the initial public offering price range shown on the cover page of this prospectus. We estimate that the net proceeds we will receive from this offering will be approximately $            , after deducting the underwriting discounts and commissions of $            and estimated offering expenses of approximately $            payable by us at closing (or, if the underwriters exercise their overallotment option in full, approximately $            , after deducting the underwriting discounts and commissions and estimated offering expenses).

        We currently intend to use the net proceeds we will receive from this offering to execute our growth strategy and fund working capital and for other general corporate purposes. We also may use a portion of these net proceeds for acquisitions of businesses or products that are complementary to our business, although we have no current understandings, commitments or agreements to do so. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The expected use of net proceeds of this offering represents our current intentions based upon our present plans and business conditions.

        Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. Pending their uses, we plan to invest the net proceeds of this offering in U.S. government securities and other short-term, investment-grade, interest-bearing instruments or high-grade corporate notes.

        We will not receive any of the net proceeds from the sale of shares of our common stock in this offering by the selling stockholders.

DIVIDEND POLICY

        We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of any dividends in the future will be at the sole discretion of our board of directors and will depend on our results of operations, liquidity, financial condition, prospects, capital requirements and contractual arrangements, any limitations on payments of dividends present in any of our future financing arrangements, applicable law, and other factors our board of directors may deem relevant. If we do not pay dividends, a return on your investment will only occur if our stock price appreciates.

 CAPITALIZATION

        The following table presents capitalization information as of September 30, 2010:

  •
  on a historical basis for our predecessor;

  •
  on a pro forma basis for our formation transactions; and

  •
  on a pro forma as adjusted basis for our company taking into account (i) the formation transactions, (ii) this offering and the application of the net proceeds as described in "Use of Proceeds" and (iii) the concurrent grant of an aggregate amount of                shares of our restricted stock to our employees, including our executive officers, and our independent directors, as if they had occurred on September 30, 2010.

        You should read the following capitalization table in conjunction with "Use of Proceeds," "Selected Financial Data," "Management Discussion and Analysis of Financial Condition and Results of Operations," and the more detailed information contained in our predecessor's consolidated and combined financial statements and notes thereto included elsewhere in this prospectus.

	As of September 30, 2010
	Walker & Dunlop (Historical Predecessor)	Pro Forma Walker & Dunlop, Inc.	Pro Forma As Adjusted Walker & Dunlop, Inc.
	(In thousands)
Notes payable (1)	$28,968	$28,968	$28,968
Stockholders' equity/members' capital:
Members' capital and non-controlling interests	38,856
Common stock, $0.01 par value, 100,000 shares authorized, 100 shares issued and outstanding, historical; 200 million shares authorized, shares issued and outstanding, pro forma; 200 million shares authorized, shares issued and outstanding, pro forma, as adjusted (2)	—

Preferred stock, $0.01 par value, no shares authorized, issued and outstanding, historical; 50 million shares authorized,                 shares issued and outstanding, pro forma; 50 million shares authorized,                 shares issued and outstanding, pro forma, as adjusted

Additional paid-in capital	—
Retained earnings (3)	53,867

Total stockholders' equity/members' capital	$92,723

Total capitalization	$121,691

(1)
Does not include amounts outstanding or available under warehouse financing facilities.

(2)
Includes an aggregate amount of                shares of our restricted stock granted to our employees, including our executive officers, and our independent directors concurrently with this offering as if such grants had occurred on September 30, 2010. Excludes (i) up to                shares of common stock issuable upon exercise of the underwriters' overallotment option, (ii)                 shares issuable upon exercise of outstanding options granted concurrently with this offering and (iii) an additional                shares issuable under our Equity Incentive Plan after this offering.

(3)
Pro forma and pro forma as adjusted amounts include $34.4 million of estimated net deferred tax liabilities expected to be recognized as a result of the termination of our predecessor's pass through tax reporting status, as if the formation transactions occurred on September 30, 2010.

DILUTION

        If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our common stock after this offering. Net tangible book value per share is determined by dividing the number of outstanding shares of our common stock into our total tangible assets (total assets less intangible assets) less total liabilities and any outstanding preferred stock. The pro forma net tangible book value (deficit) of our common stock was approximately $             million, or approximately $            per share, based on the number of shares of our common stock outstanding as of September 30, 2010, giving effect to the formation transactions as if they had occurred on that date.

        Investors participating in this offering will incur immediate and substantial dilution. After giving effect to the sale of common stock offered in this offering at an assumed initial public offering price of $            per share (which is the midpoint of the price range shown on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2010 would have been approximately $             million, or approximately $            per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $            per share to existing common stockholders, and an immediate dilution of $            per share to investors participating in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$
Pro forma net tangible book value per share as of September 30, 2010, after giving effect to the formation transactions as if they had occurred on September 30, 2010	$
Pro forma increase in net tangible book value per share attributable to common existing stockholders	$
Pro form as adjusted net tangible book value per share after this offering	$
Pro forma dilution per share to investors participating in this offering	$

        If the underwriters exercise their overallotment option in full to purchase additional shares of common stock from us, the pro forma as adjusted net tangible book value per share after the offering would be $            , the increase in the pro forma net tangible book value per share attributable to existing common stockholders would be $            and the pro forma dilution per share to investors partcipating in this offering would be $            .

Differences Between New and Existing Investors in Number of Shares and Amount Paid

        The following table summarizes, on a pro forma basis as of September 30, 2010, the differences between the number of shares of common stock purchased from or granted by us, the total consideration and the weighted average price per share paid by existing common stockholders, after giving effect to the formation transactions, and by investors participating in this offering at an assumed initial public offering price of $            per share (which is the midpoint of the price range shown on the cover page of this prospectus), before deducting underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased/Granted			Total Consideration
Weighted Average Price Per Share
	Number	Percentage		Amount	Percentage
Existing common stockholders before this offering, after giving effect to the formation transactions			%	$		%	$
Investors participating in this offering			%	$		%	$
Total			%	$		%	$

        The number of shares of common stock outstanding in the table above is based on the pro forma number of shares outstanding as of September 30, 2010 and assumes no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to        % of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by investors participating in this offering will be increased to            shares, or        % of the total number of shares of common stock to be outstanding after this offering.

        If outstanding options to purchase our common stock are exercised, you will experience additional dilution.

 SELECTED FINANCIAL DATA

        The following table sets forth selected financial and operating data on a consolidated and combined historical basis for our predecessor. We have not presented historical financial information for Walker & Dunlop, Inc. because we have not had any corporate activity since our formation other than the issuance of shares of common stock in connection with the initial nominal capitalization of our company and because we believe that a presentation of the results of Walker & Dunlop, Inc. would not be meaningful. The term "predecessor" refers to, collectively, Walker & Dunlop, LLC, Walker & Dunlop Multifamily, Inc., Walker & Dunlop GP, LLC, GPF Acquisition, LLC, W&D, Inc., Green Park Financial Limited Partnership, Walker & Dunlop II, LLC, Green Park Express, LLC and W&D Balanced Real Estate Fund I GP, LLC.

        You should read the following selected financial and operating data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and combined financial statements and related notes of our predecessor included elsewhere in this prospectus.

        The unaudited selected historical financial information at September 30, 2010, and for the nine months ended September 30, 2010 and 2009, have been derived from the unaudited condensed consolidated and combined financial statements of our predecessor included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The interim results for the nine months ended September 30, 2010 are not necessarily indicative of the results for 2010. Furthermore, historical results are not necessarily indicative of the results to be expected in future periods.

        The selected historical financial information at December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007, have been derived from the consolidated and combined financial statements of our predecessor audited by KPMG LLP, an independent registered public accounting firm, whose report thereon is included elsewhere in this prospectus.

        The selected historical financial information at December 31, 2007, has been derived from the consolidated and combined financial statements audited by KPMG LLP.

        The selected historical financial information at December 31, 2006 and 2005, and for the years ended December 31, 2006 and 2005, have been derived from the unaudited financial statements of our predecessor.

	Nine Months Ended September 30,		Year Ended December 31,
In thousands, except per share data	2010	2009	2009		2008	2007	2006	2005
	(unaudited)	(unaudited)					(unaudited)	(unaudited)
Statement of Income Data(1)(2)
Revenues
Gains from mortgage banking activities	$58,545	$40,149		$57,946	$29,428	$21,930	$21,568	$23,963
Servicing fees	19,769	15,350		20,981	12,257	12,327	11,569	12,742
Net warehouse interest income	2,944	3,122		4,186	1,787	17	(36)	495
Escrow earnings and other interest income	1,632	1,289		1,769	3,428	8,993	7,011	6,057
Other	2,889	2,355		3,879	2,272	7,005	3,292	4,852

Total Revenue	$85,779	$62,265		$88,761	$49,172	$50,272	$43,404	$48,109

Expenses
Personnel	$28,877	$24,515		$32,177	$17,008	$16,779	$17,461	$17,113
Amortization and depreciation	12,394	9,137		12,917	7,804	9,067	7,526	8,495
Provision for risk-sharing obligations, net	4,397	(34)		2,265	1,101	—	(245)	1,331
Interest expense on corporate debt	1,039	1,312		1,684	2,679	3,853	1,059	42
Other operating expenses	9,546	9,538		11,114	6,548	4,240	5,647	10,148

Total Expenses	$56,253	$44,468		$60,157	$35,140	$33,939	$31,448	$37,129

Income from Operations	$29,526	$17,797		$28,604	$14,032	$16,333	$11,956	$10,980

Gain on Bargain Purchase(3)	—	10,922		10,922	—	—	—	—

Net Income	$29,526	$28,719		$39,526	$14,032	$16,333	$11,956	$10,980

Pro forma income tax expense (unaudited)(1)(4)	11,220	6,763		10,869	5,332	6,207

Pro forma net income (unaudited)(1)(4)	$18,306	$21,956		$28,657	$8,700	$10,126

Pro forma basic and diluted earnings per share (unaudited)(1)(4)	$		$

Pro forma weighted average basic and diluted number of shares (unaudited)(1)(4)

Balance Sheet Data(1)
Cash and cash equivalents	$20,058	$10,706		$10,390	$6,812	$17,437	$13,878	$11,941
Restricted cash and pledged securities	16,818	19,498		19,159	12,031	10,250	10,594	11,149
Mortgage servicing rights	99,682	74,720		81,427	38,943	32,956	32,314	31,750
Loans held for sale	122,922	65,363		101,939	111,711	22,543	301,987	113,082
Total Assets	284,093	197,736		243,732	183,347	89,468	362,044	172,103
Warehouse notes payable	119,108	63,454		96,612	107,005	22,300	302,100	111,067
Notes payable	28,968	34,276		32,961	38,176	45,508	48,903	534
Total Liabilities	191,370	135,906		173,921	169,497	81,354	363,144	124,722
Total Equity	92,723	61,830		69,811	13,850	8,114	(1,100)	47,381
Supplemental Data(2)
Income from operations, as a % of total revenue	34%	29%		32%	29%	32%	28%	23%
Total originations	$2,101,967	$1,682,077		$2,229,772	$1,983,056	$2,064,361
Servicing portfolio	$14,165,850	$12,844,826		$13,203,317	$6,976,208	$6,054,186

(1)
We have historically operated as pass-through tax entities (partnerships, LLCs and S-corporations). Accordingly, our historical earnings have resulted in only nominal federal and state corporate level expense. The tax liability has been the obligation of our owners. Upon consummation of the formation transactions, our income will be subject to both federal and state corporate tax. The change in tax status is expected to result in the recognition of an estimated $30 million to

  $40 million of net deferred tax liabilities and a corresponding tax expense in the quarter in which the formation transactions are consummated. We used a combined effective federal and state tax rate of 38% to estimate our pro forma tax expense and estimated net deferred tax liability.

The estimated net deferred tax liability includes the following ($ in thousands):

Loans held for sale	$(1,400)
Derivatives, net	(1,300)
Mortgage servicing rights	(37,900)
Accounts payable	1,200
Guaranty obligation	3,300
Allowance for risk-sharing obligations	2,800
Servicing fees receivable	(1,100)

Estimated net deferred tax liability	$(34,400)

  To provide a more meaningful presentation of recurring operations, the initial recognition of the income tax expense corresponding to the net deferred tax liability and the corresponding tax expense, which will be established as a result of the termination of the entities' pass-through status, is not included in our pro forma presentations.

(2)
Statement of Income Data for the year ended December 31, 2009 and the nine months ended September 30, 2009 includes the results for 11 of the 12 months and 8 of the 9 months of the operations acquired in the Column transaction. The results of these operations in January 2009 were not significant.

(3)
We recognized a one time gain on bargain purchase of $10.9 million in connection with the Column transaction in January 2009. The gain on bargain purchase represents the difference between the fair value of the assets acquired and the purchase price paid.

(4)
Concurrently with the closing of this offering, we will complete certain formation transactions through which certain individuals and entities who currently own direct and indirect equity interests in Walker & Dunlop LLC will contribute their respective interests in such entities to Walker & Dunlop, Inc. in exchange for shares of our common stock. We estimate     million shares will be issued in this exchange for purposes of calculating pro forma basic and diluted earnings per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with "Selected Financial Data" and the historical financial statements and the related notes thereto included elsewhere in this prospectus. The following discussion contains, in addition to historical information, forward-looking statements that include risks and uncertainties. Our actual results may differ materially from those expressed or contemplated in those forward-looking statements as a result of certain factors, including those set forth under the headings "Forward-Looking Statements," "Risk Factors" and elsewhere in this prospectus.

Overview

        We are one of the leading providers of commercial real estate financial services in the United States, with a primary focus on multifamily loans. We originate, sell and service a range of multifamily and other commercial real estate financing products.

        We currently do not originate loans for our balance sheet. We fund loans for GSE and HUD programs through warehouse facility financings and sell them to investors in accordance with the related loan sale commitment, which we obtain prior to loan closing. Proceeds from the sale of the loan are used to pay off the warehouse facility. The sale of the loan is typically completed 2 to 45 days after the loan is closed. In cases where we do not fund the loan, we act as a loan broker and often service the loans. Our originators who focus on loan brokerage are engaged by borrowers to work with a variety of institutional lenders to find the most appropriate loan instrument for the borrowers' needs. These loans are then funded directly by the institutional lender and we receive an origination fee for placing the loan and a servicing fee for any loans we service.

        We recognize gains from mortgage banking activities when we commit to both make a loan to a borrower and sell that loan to an investor. The gains from mortgage banking activities reflect the fair value attributable to loan origination fees, premiums or losses on the sale of loans, net of any co-broker fees, and the fair value of the expected net future cash flows associated with the servicing of loans, net of any guaranty obligations retained. We also generate revenue from net warehouse interest income we earn while the loan is held for sale in one of our warehouse facilities.

        We retain servicing rights on substantially all of the loans we originate, and generate revenues from the fees we receive for servicing the loans, interest income from escrow deposits held on behalf of borrowers, late charges and other ancillary fees. Servicing fees are set at the time an investor agrees to purchase the loan and are paid monthly for the duration of the loan. Our Fannie Mae and Freddie Mac servicing engagements provide for make-whole payments in the event of a voluntary prepayment. Loans serviced outside of Fannie Mae and Freddie Mac do not typically require such payments.

        We are currently not exposed to interest rate risk during the loan commitment, closing and delivery process. The sale or placement of each loan to an investor is negotiated prior to establishing the coupon rate for the loan. We also seek to mitigate the risk of a loan not closing. We have agreements in place with the GSEs and HUD that specify the cost of a failed loan delivery, also known as a pair off fee, in the event we fail to deliver the loan to the investor. The pair off fee is typically less than the deposit we collect from the borrower. Any potential loss from a catastrophic change in the property condition while the loan is held for sale using warehouse facility financing is mitigated through property insurance equal to replacement cost. We are also protected contractually from any failure to close by an investor. We have experienced only one failed delivery.

        We have risk-sharing obligations on most loans we originate under the Fannie Mae DUS program. When a Fannie Mae DUS loan is subject to full risk-sharing, we absorb the first 5% of any losses on the unpaid principal balance of a loan, and above 5% we share a percentage of the loss with Fannie Mae, with our maximum loss capped at 20% of the unpaid principal balance of a loan (subject to doubling or tripling if the loan does not meet specific underwriting criteria or if the loan defaults within 12 months of its sale to Fannie Mae). We may, however, request modified risk-sharing at the time of origination, which reduces our potential risk-sharing losses from the levels described above. We regularly request modified risk-sharing based on such factors as the size of the loan, market conditions and loan pricing. We may also request modified risk-sharing on large transactions if we do not believe that we are being fully compensated for the risks of the transactions or to manage overall risk levels. Except for the Fannie Mae DUS loans acquired in the Column transaction, which were acquired subject to their existing Fannie Mae DUS risk-sharing levels, our current credit management policy is to cap each loan balance subject to full risk-sharing at $25 million. Accordingly, we currently elect to use modified risk-sharing for loans of more than $25 million in order to limit our maximum loss on any loan to $5 million.

        Our servicing fees for risk-sharing loans include compensation for the risk-sharing obligations and are larger than the servicing fees we receive from Fannie Mae for loans with no risk-sharing obligations. We receive a lower servicing fee for modified risk-sharing than for full risk-sharing.

Formation of Walker & Dunlop, LLC

        In January 2009, W&D, Inc., its affiliate Green Park, and Column contributed their assets to a newly formed entity, Walker & Dunlop, LLC. The transaction brought together Walker & Dunlop's competencies in debt origination, loan servicing, asset management, investment consulting and related services, Green Park's Fannie Mae DUS origination capabilities and Column's Fannie Mae, Freddie Mac and HUD operations, including its healthcare real estate lending business, to form one of the leading providers of commercial real estate financial services in the United States. Substantially all of the assets and liabilities of W&D, Inc. and Green Park, including its wholly owned subsidiary Green Park Express, LLC, were transferred to Walker & Dunlop, LLC in exchange for 5% and 60% interests, respectively, in Walker & Dunlop, LLC, and certain assets and liabilities of Column were transferred to Walker & Dunlop, LLC for a 35% interest in Walker & Dunlop, LLC.

Basis of Presentation

        Concurrently with the closing of this offering, we will complete certain formation transactions through which Walker & Dunlop, LLC will become a wholly owned subsidiary of Walker & Dunlop, Inc., a newly formed Maryland corporation. In connection with the formation transactions, members of the Walker family, certain of our directors and executive officers and certain other individuals and entities who currently own direct and indirect equity interests in Walker & Dunlop, LLC will contribute their respective interests in such entities to Walker & Dunlop, Inc. in exchange for shares of our common stock. See "Business—Our History and Formation Transactions."

        The selected financial data included in this prospectus represents the consolidated and combined statements for the entities that will become our wholly owned subsidiaries as of the completion of this offering.

Outlook and Trends

        We believe demand for commercial real estate loans will increase as substantial levels of existing debt mature and commercial real estate investment activity rebounds. We also believe multifamily lending will continue to be characterized by the strong market presence of GSEs and HUD, given the continued weakness of commercial banks and the secondary market for securitized loans.

        Fannie Mae, Freddie Mac and the real estate and finance industries, however, have come under intense scrutiny as a result of the recent economic crisis and that scrutiny is likely to continue for the next several years. Although we cannot predict what actions Congress or other governmental authorities may take affecting GSEs, HUD and companies operating in the commercial real estate and finance sectors, we expect some degree of regulatory change is likely. Congress and other governmental authorities have also suggested that lenders should be required to retain on their balance sheet a portion of the loans that they originate, although no regulation has yet been implemented. We may be subject to additional liquidity and capital requirements. Separately, Fannie Mae has indicated that it currently contemplates increasing its collateral requirements under the Fannie Mae DUS program from 35 basis points to 60 basis points, effective January 1, 2011. The incremental collateral required for existing and new loans will be funded over approximately the next three years, in accordance with Fannie Mae requirements.

Factors That May Impact Our Operating Results

        We believe that our results are affected by a number of factors, including the items discussed below.

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  Performance of Multifamily and Other Commercial Real Estate Related Markets.  Our business is dependent on the general demand for, and value of, commercial real estate and related services, which are sensitive to economic conditions. Demand for multifamily and other commercial real estate generally increases during stronger economic environments, resulting in increased property values, transaction volumes and loan origination volumes. During weaker economic environments, multifamily and other commercial real estate may experience higher property vacancies, lower demand and reduced values. These conditions can result in lower property transaction volumes and loan originations, as well as an increased level of servicer advances and losses from our Fannie Mae DUS risk-sharing obligations.

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  The Level of Losses from Fannie Mae Risk-Sharing Obligations.  Under the Fannie Mae DUS program, we share risk of loss on most loans we sell. In the majority of cases, we absorb the first 5% of any losses on the unpaid principal balance of a loan, and above 5% we share a percentage of the loss with Fannie Mae, with our maximum loss capped at 20% of the unpaid principal balance of a loan (subject to doubling or tripling if the loan does not meet specific underwriting criteria or if the loan defaults within 12 months of its sale to Fannie Mae). As a result, a continuing rise in delinquencies could have a material adverse effect on us.

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  The Price of Loans in the Secondary Market.  Our profitability is determined in part by the price we are paid for the loans we originate. A component of our origination related revenues is the premium we recognize on the sale of a loan. Stronger investor demand typically results in larger premiums while weaker demand results in little to no premium.

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  Market for Servicing Commercial Real Estate Loans.  Service fee rates for new loans are set at the time we enter into a loan sale commitment based on origination volumes, competition, prepayment rates and any risk-sharing obligations we undertake. Changes in future service fee rates impact the value of our future MSRs and future servicing revenues, which could impact our profit margins and operating results over time.

Revenues

        Gains From Mortgage Banking Activities—Mortgage banking activity income is recognized when we record a derivative asset upon the commitment to both originate a loan with a borrower and sell to an investor (ASC 815). The committment asset is recognized at fair value, which reflects the fair value of the contractual loan origination related fees and sale premiums, net of co-broker fees, the estimated fair value of the expected net future cash flows associated with the servicing of the loan and the estimated fair value of guaranty obligations to be retained. Also included in gains from mortgage banking activities are changes to the fair value of loan commitments, forward sale commitments, and loans held for sale that occur during their respective holding periods. Upon sale of the loans, no gains or losses are recognized as such loans are recorded at fair value during their holding periods. Mortgage servicing rights and guaranty obligations are recognized as assets or liabilities, respectively, upon the sale of the loans.

        Loans originated in a brokerage capacity tend to have lower origination fees because they often require less time to execute, there is more competition for brokerage assignments and because the borrower will also have to pay an origination fee to the ultimate institutional lender.

        Premiums received on the sale of a loan result when a loan is sold to an investor for more than its face value. There are various reasons investors may pay a premium when purchasing a loan. For example, the fixed rate on the loan may be higher than the rate of return required by an investor or the characteristics of a particular loan may be desirable to an investor.

        MSRs are recorded at fair value the day we sell a loan. The fair value is based on estimates of future net cash flows associated with the servicing rights. The estimated net cash flows are discounted at a rate that reflects the credit and liquidity risk of the MSR over the estimated life of the loan.

        Servicing Fees.    We service nearly all loans we originate. We earn servicing fees for performing certain loan servicing functions, such as processing loans, tax and insurance payments and managing escrow balances. Servicing also includes asset management functions, such as monitoring the physical condition of the property, analyzing the financial condition and liquidity of the borrower and performing loss mitigation activities as directed by the GSEs and HUD.

        Our servicing fees provide a stable revenue stream. They are based on contractual terms, are earned over the life of the loan and are generally not subject to prepayment risk. Our Fannie Mae and Freddie Mac servicing engagements provide for make-whole payments in the event of a voluntary prepayment. Accordingly, we currently do not hedge our servicing portfolio for prepayment risk. Any make-whole payments received are included in "Revenues—Other."

        HUD has the right to terminate our current servicing engagements for cause. In addition to termination for cause, Fannie Mae and Freddie Mac may terminate our servicing engagements without cause by paying a termination fee. Our institutional investors typically may terminate our servicing engagements at any time with or without cause, without paying a termination fee.

        Net Warehouse Interest Income.    We earn net interest income on loans funded through borrowings from our warehouse facilities from the time the loan is closed until the loan is sold pursuant to the loan purchase agreement. Each borrowing on a warehouse line relates to a specific loan for which we have already secured a loan sale commitment with an investor. Because of this "matched funding," we do not incur warehouse interest expense without earning warehouse interest income. Related interest expense from the warehouse loan funding is netted against interest income. Net warehouse interest income varies based on the period of time between the loan closing and the sale of the loan to the investor, the size of the average balance of the loans held for sale, and the net interest spread between the loan coupon rate and the cost of warehouse financing. Loans typically remain in the warehouse facility for 2 to 45 days. Loans that we broker for institutional investors and other investors are funded directly by them.

        Escrow Earnings and Other Interest Income.    We earn interest income on property level escrow deposits in our servicing portfolio, generally based on an average 30-day LIBOR. Escrow earnings reflect interest income net of interest paid to the borrower, which generally equals a money market rate.

        Other.    Other income is comprised of investment consulting and related services fees, make-whole payments and other miscellaneous non-recurring revenues.

Costs and Expenses

        Personnel.    Personnel expense includes the cost of employee compensation and benefits, which include fixed and discretionary amounts tied to company and individual performance.

        Amortization and Depreciation.    Amortization and depreciation is principally comprised of amortization of our MSRs. The MSRs are amortized in proportion to, and over the period that, net servicing income is expected to be received. We amortize the guaranty obligations evenly over the same period as the associated MSRs. We depreciate property, plant and equipment ratably over their estimated useful lives.

        Provision for Risk-Sharing Obligations.    The provision for risk-sharing obligations is established at the loan level for Fannie Mae DUS risk-sharing loans when the borrower has defaulted on the loan or we believe it is probable the borrower will default on the loan and a loss has been incurred. This provision is in addition to the guaranty obligation that is recognized when the loan is sold. Our estimates of value are based on appraisals, broker opinions of value or net operating income and market capitalization rates, whichever we believe is a better estimate of the net disposition value.

        Other Operating Expenses.    Other operating expenses include sub-servicing costs, facilities costs, travel and entertainment, marketing costs, professional fees, licenses, dues and subscriptions, corporate insurance and other administrative expenses. As a result of this offering, we will become a public company and our costs for items such as legal services, insurance, accounting services and investor relations will increase relative to our historical costs for such services as a private company. We expect to incur additional costs to maintain compliance with the Sarbanes-Oxley Act and the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.

        Income Tax Expense.    We have historically operated as pass-through tax entities (partnerships, LLCs and S-corporations). Accordingly, our historical earnings have resulted in only nominal federal and state corporate level expense. The tax liability has been the obligation of our owners. Upon consummation of the formation transactions, our income will be subject to both federal and state corporate tax. The change in tax status is expected to result in the recognition of approximately $30 million to $40 million of net deferred tax liabilities and a corresponding tax expense in the quarter in which the formation transactions are consummated.

Critical Accounting Policies

        Our consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect reported amounts. The estimates and assumptions are based on historical experience and other factors management believes to be reasonable. Actual results may differ from those estimates and assumptions. We believe the following critical accounting policies represent the areas where more significant judgments and estimates are used in the preparation of our consolidated and combined financial statements.

        Mortgage Servicing Rights and Guaranty Obligations.    MSRs are recorded at fair value the day we sell a loan. The fair value is based on estimates of future net cash flows associated with the servicing rights. The estimated net cash flows are discounted at a rate that reflects the credit and liquidity risk of the MSR over the estimated life of the loan.

        In addition to the MSR, for all Fannie Mae DUS loans with risk-sharing obligations, upon sale we record the fair value of the obligation to stand ready to perform over the term of the guaranty (non-contingent obligation), and the fair value of the expected loss from the risk-sharing obligations in the event of a borrower default (contingent obligation). In determining the fair value of the guaranty obligation, we consider the risk profile of the collateral, historical loss experience, and various market indicators. Generally, the estimated fair value of the guaranty obligation is based on the present value of the future cash flows expected to be paid under the guaranty over the life of the loan (historically three to five basis points annually), discounted using a 12-15 percent discount rate. Historically, the contingent obligation recognized has been de minimis. The estimated life and discount rate used to calculate the guaranty obligation are consistent with those used to calculate the corresponding MSR.

        The MSR and associated guaranty obligation are amortized into expense over the estimated life of the loan. The MSR is amortized in proportion to, and over the period, that net servicing income is expected to be received. The guaranty obligation is amortized evenly over the same period. If a loan defaults and is not expected to become current or pays off prior to the estimated life, the net MSR and associated guaranty obligation balances are expensed.

        We carry the MSRs at the lower of amortized value or fair market value and evaluate the carrying value quarterly. We engage a third party to value our MSRs on an annual basis.

        The Provision for Risk-Sharing Obligations.    The amount of the provision considers our assessment of the likelihood of payment by the borrower, the estimated disposition value of the underlying collateral and the level of risk-sharing. Historically, the loss recognition occurs at or before the loan becoming 60 days delinquent.

Results of Operations

        Following is a discussion of our results of operation for the nine months ended September 30, 2010, and 2009, and each of the years ended December 31, 2009, 2008, and 2007. The financial results are not necessarily indicative of future results. Our business is not typically subject to seasonal trends. However, our quarterly results have fluctuated in the past and are expected to fluctuate in the future, reflecting the interest rate environment, the volume of refinancings and general economic conditions. The table below provides supplemental data regarding our financial performance.

	Nine Months Ended September 30,		Year Ended December 31,
Dollars in thousands	2010	2009	2009	2008	2007
Origination Data:
Origination volumes by investor
Fannie Mae	$1,077,755	$1,014,833	$1,413,144	$1,234,273	$1,215,760
Freddie Mac	415,283	205,060	255,997	—	—
Ginnie Mae-HUD	445,216	162,599	217,186	—	—
Other	163,713	299,585	343,445	748,783	848,601

Total	$2,101,967	$1,682,077	$2,229,772	$1,983,056	$2,064,361

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.42%	1.18%	1.24%	0.71%	0.62%
Fair value of MSRs created, net	1.36%	1.21%	1.35%	0.77%	0.44%
Servicing Portfolio by Type:
Fannie Mae	$9,172,093	$8,368,897	$8,695,229	$5,182,824	$4,309,073
Freddie Mac	2,119,877	2,143,160	2,055,821	—	—
HUD/Ginnie Mae	683,241	263,667	350,676	—	—
Other	2,190,639	2,069,102	2,101,591	1,793,384	1,745,113

Total servicing portfolio	$14,165,850	$12,844,826	$13,203,317	$6,976,208	$6,054,186

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate	0.20%	0.17%	0.18%	0.18%	0.17%
Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	34%	39%	36%	35%	33%
Other operating expenses	11%	15%	13%	13%	8%
Total expenses	66%	71%	68%	71%	68%

Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009

  Overview

        Our income from operations was $29.5 million for the nine months ended September 30, 2010, compared to $17.8 million for the nine months ended September 30, 2009, a 66% increase. Our total revenues were $85.8 million for the nine months ended September 30, 2010, compared to $62.3 million for the nine months ended September 30, 2009, a 38% increase. Our total expenses were $56.3 million for the nine months ended September 30, 2010, compared to $44.5 million for the nine months ended September 30, 2009, a 27% increase. Our operating margins, calculated by dividing income from operations by total revenues, were 34% and 29% for the nine months ended September 30, 2010 and 2009, respectively. The increases in revenues and earnings were primarily attributable to higher origination volumes resulting from the additional capabilities acquired in the Column transaction and higher origination fees per comparable transaction.

  Revenues

        Gains From Mortgage Banking Activities.    Gains from mortgage banking activities were $58.5 million for the nine months ended September 30, 2010, compared to $40.1 million for the nine months ended September 30, 2009, a 46% increase. Gains reflect the fair value of loan origination fees, premiums or losses on the sale of loans, net of any co-broker fees, and the fair value of the expected net future cash flows associated with the servicing of the loan, net of any guaranty obligations retained.

        Loan origination related fees were $29.9 million for the nine months ended September 30, 2010, compared to $19.8 million for the nine months ended September 30, 2009, a 51% increase. This increase was primarily attributable to higher origination volumes from our Freddie Mac and HUD product offerings and higher origination fees per comparable transaction. Origination volumes increased to $2.1 billion for the nine months ended September 30, 2010, compared to $1.7 billion for the nine months ended September 30, 2009, a 25% increase. Our origination fees as a percentage of origination volumes were 142 basis points for the nine months ended September 30, 2010, compared to 118 basis points for the nine months ended September 30, 2009, a 20% increase.

        The fair value of the expected net future cash flows associated with the servicing of the loan was $28.6 million for the nine months ended September 30, 2010, compared to $20.3 million for the nine months ended September 30, 2009, a 41% increase. This increase was primarily attributable to a 25% increase in origination volumes, and an increase in the servicing fee rate for new Fannie Mae loans and an increased percentage of HUD originations, which generate higher escrow earnings. The fair value of the expected net future cash flows associated with the servicing of the loan, as a percentage of origination volumes, was 136 basis points for the nine months ended September 30, 2010, compared to 121 basis points for the nine months ended September 30, 2009, a 12% increase.

        Servicing Fees.    Servicing fees were $19.8 million for the nine months ended September 30, 2010, compared to $15.4 million for the nine months ended September 30, 2009, a 29% increase. This increase was primarily attributable to growth in the servicing portfolio to $14.2 billion at September 30, 2010 from $12.8 billion in 2009, a 10% increase, plus an 18% increase in the weighted-average servicing fee rate to 20 basis points at September 30, 2010 from 17 basis points at September 30, 2009.

        Net Warehouse Interest Income.    Net warehouse interest income was $2.9 million for the nine months ended September 30, 2010, compared to $3.1 million for the nine months ended September 30, 2009, a 6% decrease. This decrease was primarily attributable to a 155 basis point decrease in the average net interest spread between the loan coupon rate and the average cost of warehouse financing, offset by a 77% increase in the average outstanding warehouse balance. The components of net warehouse interest income are ($ in thousands):

	2010	2009
Warehouse interest income	$6,380	$4,649
Warehouse interest expense	$3,436	$1,527

Warehouse interest income, net	$2,944	$3,122

        Escrow Earnings and Other Interest Income.    Escrow earnings and other interest income was $1.6 million for the nine months ended September 30, 2010, compared to $1.3 million for the nine months ended September 30, 2009, a 27% increase. This increase was primarily attributable to the growth of the servicing portfolio.

        Other.    Other income was $2.9 million for the nine months ended September 30, 2010, compared to $2.4 million for the nine months ended September 30, 2009, a 23% increase. This increase was primarily attributable to a one-time performance fee received during the third quarter of 2010.

        Gain on Bargain Purchase.    In 2009, we recognized a one time gain on bargain purchase of $10.9 million in connection with the Column transaction. The gain on bargain purchase represents the difference between the fair market value of the net assets acquired and the purchase price paid.

  Expenses

        Personnel.    Personnel expense was $28.9 million for the nine months ended September 30, 2010, compared to $24.5 million for the nine months ended September 30, 2009, an 18% increase. This increase was primarily attributable to the additional commissions associated with increased loan origination related fees.

        Amortization and Depreciation.    Amortization and depreciation expense was $12.4 million for the nine months ended September 30, 2010, compared to $9.1 million for the nine months ended September 30, 2009, a 36% increase. This increase was primarily attributable to the growth of the servicing portfolio.

        Provision for Risk-Sharing Obligations.    The provision for risk-sharing obligations was $4.4 million for the nine months ended September 30, 2010, compared to approximately zero for the nine months ended September 30, 2009. For the nine month periods ended September 30, 2010 and 2009, the provision for risk-sharing obligations was seven and approximately zero basis points of the Fannie Mae at risk portfolios, respectively. These provisions reflect the increase in 60-day delinquencies to 0.83% of the at risk portfolio at September 30, 2010 from 0.24% of the at risk portfolio at September 30, 2009. These provisions also included certain loans that were not delinquent, but for which we believed default was probable. The net write-offs for the nine months ended September 30, 2010 were $2.1 million, or three basis points of the at risk portfolio, which is included in the $2.7 million amount assumed from the Column transaction which were provisioned for at acquisition.

        Interest Expense on Corporate Debt.    Interest expense on corporate debt was $1.0 million for the nine months ended September 30, 2010, compared to $1.3 million for the nine months ended September 30, 2009, a 21% decrease. This decrease was primarily attributable to a 15% decrease in the average corporate debt balance outstanding and an 11 basis point decline in the average 30-day LIBOR.

        Other Operating Expenses.    Other operating expenses were $9.5 million for the nine months ended September 30, 2010, representing no change relative to the nine months ended September 30, 2009.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

  Overview

        Our income from operations was $28.6 million for the year ended December 31, 2009, compared to $14.0 million for the year ended December 31, 2008, a 104% increase. Our total revenues were $88.8 million for the year ended December 31, 2009, compared to $49.2 million for the year ended December 31, 2008, an 81% increase. Our total expenses were $60.2 million for the year ended December 31, 2009, compared to $35.1 million for the year ended December 31, 2008, a 71% increase. Our operating margins were 32% for the year ended December 31, 2009, compared to 29% for the year ended December 31, 2008. The increases in revenues and earnings were primarily attributable to higher origination volumes resulting from the additional capabilities acquired in the Column transaction and higher origination fees per comparable transaction.

  Revenues

        Gains From Mortgage Banking Activities.    Gains from mortgage banking activities were $57.9 million for the year ended December 31, 2009, compared to $29.4 million for the year ended

December 31, 2008, a 97% increase. Gains reflect the fair value of loan origination fees, premiums or losses on the sale of loans, net of any co-broker fees, and the fair value of the expected net future cash flows associated with the servicing of the loan, net of any guaranty obligations retained.

        Loan origination related fees were $27.7 million for the year ended December 31, 2009, compared to $14.1 million for the year ended December 31, 2008, a 97% increase. This increase was primarily attributable to larger origination volumes and higher origination fees per comparable transaction associated with a shift toward GSE and HUD origination and away from institutional investors. Origination volumes increased to $2.2 billion in 2009, compared to $2.0 billion in 2008, a 12% increase. The 2009 volumes reflect the more challenging credit markets, the smaller appetite of institutional investors and increased reliance on GSEs and HUD for the secondary market. The GSEs and HUD comprised 85% and 62% of originations in 2009 and 2008, respectively. Our origination fees as a percentage of origination volumes increased to 124 basis points in 2009, from 71 basis points in 2008, a 75% increase.

        The fair value of the expected net future cash flows associated with the servicing of the loan was $30.2 million for the year ended December 31, 2009, compared to $15.3 million for the year ended December 31, 2008, a 97% increase. This increase was primarily attributable to a 12% increase in origination volumes, and an increase in MSR per comparable transaction. The fair value of the expected net future cash flows associated with the servicing of the loan as a percentage of origination volumes, was 135 basis points in 2009, compared to 77 basis points in 2008, a 75% increase. This increase results from an increased concentration in GSE and HUD originations and an increase in the servicing fee rate for new Fannie Mae loans.

        Servicing Fees.    Servicing fees were $21.0 million for the year ended December 31, 2009, compared to $12.3 million for the year ended December 31, 2008, a 71% increase. This increase was primarily attributable to an increase in the servicing portfolio to $13.2 billion at December 31, 2009 from $7.0 billion at December 31, 2008, an 89% increase, which was primarily due to the servicing acquired in the Column transaction, offset by a decrease in the weighted-average servicing fee rate to 18 basis points at December 31, 2009 from 18 basis points at December 31, 2008, a 1% decrease. The lower weighted-average servicing fee reflects the addition of Freddie Mac and HUD loans to the servicing portfolio.

        Net Warehouse Interest Income.    Net warehouse interest income was $4.2 million for the year ended December 31, 2009, compared to $1.8 million for the year ended December 31, 2008, a 134% increase. This increase was primarily attributable to an 18% increase in the average outstanding warehouse balance, together with a 198 basis point increase in the average net spread between the loan coupon rate and the cost of warehouse financing. The components of net warehouse interest income are ($ in thousands):

	2009	2008
Warehouse interest income	$6,532	$4,221
Warehouse interest expense	$2,346	$2,434

Warehouse interest income, net	$4,186	$1,787

        Escrow Earnings and Other Interest Income.    Escrow earnings and other interest income was $1.8 million for the year ended December 31, 2009, compared to $3.4 million for the year ended December 31, 2008, a 48% decrease. This decrease was primarily attributable to a 255 basis point decline in the average 30-day LIBOR, offset by the growth of the servicing portfolio.

        Other.    Other income was $3.9 million for the year ended December 31, 2009, compared to $2.3 million for the year ended December 31, 2008, a 71% increase. This increase was primarily attributable to an increase in application fees from the higher origination activity, a $0.6 million gain on the sale of certain MSRs and a $1.1 million increase in investment consulting and related services fees in 2009.

        Gain on Bargain Purchase.    In 2009, we recognized a one time gain on bargain purchase of $10.9 million in connection with the Column transaction. The gain on bargain purchase represents the difference between the fair market value of the net assets acquired and the purchase price paid.

  Expenses

        Personnel.    Personnel expense was $32.2 million for the year ended December 31, 2009, compared to $17.0 million for the year ended December 31, 2008, an 89% increase. This increase was primarily attributable to the additional commissions associated with the increases in loan origination related fees and the personnel expense associated with employees added from the Column transaction in 2009.

        Amortization and Depreciation.    Amortization and depreciation expense was $12.9 million for the year ended December 31, 2009, compared to $7.8 million for the year ended December 31, 2008, a 66% increase. This increase was primarily attributable to growth of the servicing portfolio resulting from the Column transaction.

        Provision for Risk-Sharing Obligations.    The provision for risk-sharing obligations was $2.3 million for the year ended December 31, 2009, compared to $1.1 million for the year ended December 31, 2008, a $1.2 million increase. The provision for risk-sharing obligations was four and three basis points of the Fannie Mae at risk portfolio balances as of December 31, 2009, and 2008, respectively. While the 60-day delinquency rate declined to 0.31% of the at risk portfolio at December 31, 2009 from 0.56% of the at risk portfolio at December 31, 2008, the increase in the provision included certain loans that were not delinquent, but for which we believed default was probable. The 2009 net write-offs were $0.5 million or one basis point of the at risk portfolio. There were no write-offs in 2008.

        Interest Expense on Corporate Debt.    The interest expense on corporate debt was $1.7 million for the year ended December 31, 2009, compared to $2.7 million for the year ended December 31, 2008, a 37% decrease. This decrease was primarily attributable to a 15% decrease in the average corporate debt outstanding and a 255 basis point decline in the average 30-day LIBOR.

        Other Operating Expenses.    Other operating expenses were $11.1 million for the year ended December 31, 2009, compared to $6.5 million for the year ended December 31, 2008, a 70% increase. This increase was primarily attributable to the costs of adding seven offices and 38 employees in connection with the Column transaction in 2009.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

  Overview

        Our income from operations was $14.0 million for the year ended December 31, 2008, compared to $16.3 million for the year ended December 31, 2007, a 14% decrease. Our total revenues were $49.2 million for the year ended December 31, 2008 compared to $50.3 million for the year ended December 31, 2007, a 2% decrease. Our total expenses were $35.1 million for the year ended December 31, 2008 compared to $33.9 million for the year ended December 31, 2007, a 4% increase. Our operating margins were 29% for the year ended December 31, 2008 compared to 32% for the year ended December 31, 2007. The 2008 results primarily reflect a decrease in escrow earnings from a 239 basis point decline in the average 30-day LIBOR coupled with a decline in prepayment penalties collected by us as the credit markets tightened. These decreases were partially offset by an increase in gains from mortgage banking activities resulting from an increase in the estimated fair value of the expected net future cash flows associated with servicing the loans.

  Revenues

        Gains From Mortgage Banking Activities.    Gains from mortgage banking activities were $29.4 million for the year ended December 31, 2008, compared to $21.9 million for the year ended December 31, 2007, a 34% increase. Gains reflect the fair value of loan origination fees, premiums or losses on the sale of loans, net of any co-broker fees, and the fair value of the expected net future cash flows associated with the servicing of the loan, net of any guaranty obligations retained.

        Loan origination related fees were $14.1 million for the year ended December 31, 2008, compared to $12.8 million for the year ended December 31, 2007, a 10% increase. This increase was primarily attributable to an increase in origination fees per comparable transaction associated with the shift toward GSE lending, offset by a decline in originations. Our origination fees as a percentage of origination volumes was 71 basis points in 2008, compared to 62 basis points in 2007, a 15% increase, and our origination volumes were $2.0 billion in 2008, compared to $2.1 billion in 2007, a 4% decrease. Origination volumes for loans placed with institutional investors fell 12% in 2008 compared to 2007.

        The fair value of the expected net future cash flows associated with the servicing of the loan was $15.3 million for the year ended December 31, 2008, compared to $9.1 million for the year ended December 31, 2007, a 68% increase. This increase was primarily attributable to an increase in our MSR per comparable transaction. The fair value of the expected net future cash flows associated with the servicing of the loan, as a percentage of origination volumes, was 77 basis points in 2008, compared to 44 basis points in 2007. This increase reflects the higher concentration of GSE originations and the higher servicing fee rate for new Fannie Mae loans.

        Servicing Fees.    Servicing fees were $12.3 million for each of the years ended December 31, 2008 and 2007, respectively. The servicing portfolio grew to $7.0 billion at December 31, 2008, compared to $6.1 billion at December 31, 2007, a 15% increase. While the ratio of weighted-average servicing fee rate remained relatively constant, our servicing revenues benefitted from other higher fees of $1.0 million in 2007.

        Net Warehouse Interest Income.    Net warehouse interest income was $1.8 million for the year ended December 31, 2008, compared to $0.0 million for the year ended December 31, 2007. This increase was primarily attributable to a 104% increase in the average outstanding warehouse balance, together with a 197 basis point increase in the average net spread between the loan coupon rate and the cost of warehouse financing. The components of net warehouse interest income are ($ in thousands):

	2008	2007
Warehouse interest income	$4,221	$2,659
Warehouse interest expense	$2,434	$2,642

Warehouse interest income, net	$1,787	$17

        Escrow Earnings and Other Interest Income.    Escrow earnings and other interest income was $3.4 million for the year ended December 31, 2008, compared to $9.0 million for the year ended December 31, 2007, a 62% decrease. This decrease was primarily attributable to a 239 basis point decline in the average 30-day LIBOR, offset by the growth of the servicing portfolio.

        Other.    Other income was $2.3 million for the year ended December 31, 2008, compared to $7.0 million for the year ended December 31, 2007, a 68% decrease. This decrease was primarily attributable to a $1.1 million decline in investment consulting and related services fees and a $1.8 million decline in make-whole payments. Make-whole payments were $0.7 million and $2.6 million for the years ended December 31, 2008 and 2007, respectively. As the credit markets tightened in 2008, fewer prepayments occurred, resulting in lower make-whole payments.

  Expenses

        Personnel.    Personnel expenses were $17.0 million for the year ended December 31, 2008, compared to $16.8 million for the year ended December 31, 2007, a 1% increase. This increase was primarily attributable to the additional commissions associated with the higher origination related fees.

        Amortization and Depreciation.    Amortization and depreciation expense was $7.8 million for the year ended December 31, 2008, compared to $9.1 million for the year ended December 31, 2007, a 14% decrease. This decrease was primarily attributable to fewer prepayments and associated MSR write-offs in 2008.

        Provision for Risk-Sharing Obligations.    The provision for risk-sharing obligations was $1.1 million for the year ended December 31, 2008. We recognized no provision for the year ended December 31, 2007. The provision for risk-sharing obligations was three basis points of the Fannie Mae at risk portfolio as of December 31, 2008. These provisions reflect the increase in 60-day delinquencies to 0.56% of the at risk portfolio at December 31, 2008 from 0.19% of the at risk portfolio at December 31, 2007. These provisions also include certain loans that were not delinquent, but for which we believed default was probable. There were no-write offs for the years ended December 31, 2008 and 2007, respectively.

        Interest Expense on Corporate Debt.    Interest expense on corporate debt was $2.7 million for the year ended December 31, 2008, compared to $3.9 million for the year ended December 31, 2007, a 30% decrease. This decrease was primarily attributable to a 13% decrease in the average corporate debt balance outstanding and a 239 basis point decrease in the average 30-day LIBOR.

        Other Operating Expenses.    Other operating expenses were $6.5 million for the years ended December 31, 2008, compared to $4.2 million for the year ended December 31, 2007, a 54% increase. This increase was primarily attributable to $1.0 million of Column transaction expenses included in 2008.

Financial Condition

  Cash Flows from Operating Activities

        Our cash flows from operations are generated from loan sales, servicing fees, escrow earnings, net warehouse interest income and other income, net of loan purchases and operating costs. Our cash flows from operations are impacted by the timing of loan closings and the period of time loans are held for sale in the warehouse.

  Cash Flow from Investing Activities

        We usually lease facilities and equipment for our operations. However, when necessary and cost effective, we invest immaterial amounts of cash in property, plant and equipment.

  Cash Flow from Financing Activities

        We use our warehouse facilities to fund loan closings. We believe that our current warehouse facilities are adequate to meet our increasing loan origination needs. Historically we have used long-term debt to fund acquisitions.

        Although historically our excess cash flows from operations has been distributed to owners, we currently have no intention to pay dividends on our common stock in the foreseeable future.

Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009

        Our unrestricted cash balance was $20.1 million and $10.7 million as of September 30, 2010, and September 30, 2009, respectively, a $9.3 million decrease.

        Changes in cash flows from operations were driven primarily by loans acquired and sold. Such loans are held for short periods of time, generally less than 45 days, and impact cash flows presented as of a point in time. We used cash of $1.8 million and generated cash of $50.0 million from operations during the nine months ended September 30, 2010 and 2009, respectively, which included net cash outflows of $22.4 million and net cash inflows of $43.6 million from the sale of loans held for sale during the respective periods. Excluding cash flows from loan sales, our operating cash flows were $20.6 million for the nine months ended September 30, 2010, compared to $6.4 million for the nine months ended September 30, 2009. The increase is due to the improved timing of cash receipts from HUD related loan origination fees in 2010 compared to the same period in 2009.

        We invested $0.5 million and $0.4 million of cash in equipment and furniture for the nine months ended September 30, 2010 and 2009, respectively. These amounts represent immaterial investments in property, plant and equipment.

        We received $11.9 million and used $45.7 million of cash in financing activities for the nine months ended September 30, 2010 and 2009, respectively, a $57.6 million increase. This increase was primarily attributable to a $66.0 million increase in the use of warehouse notes payable, offset by a cash contribution from the Column transaction.

Year Ended December 31, 2009 compared to Year Ended December 31, 2008

        Our unrestricted cash balance was $10.4 million and $6.8 million as of December 31, 2009, and December 31, 2008, respectively, a $3.6 million increase.

        Changes in cash flows from operations were driven primarily by loans acquired and sold. Such loans are held for short periods of time, generally less than 45 days, and impact cash flows presented as of a point in time. We generated $20.4 million cash flows from operations for the year ended December 31, 2009 compared to using $79.5 million of cash for the year ended December 31, 2008. The 2009 cash flows include proceeds of $10.4 million from the sale of loans held for sale, while the 2008 cash flows include $84.7 million of cash used for the purchase of loans held for sale. Excluding cash provided by and used for the sale and purchase of loans, cash flows from operations were $10.0 million and $5.2 million for 2009 and 2008, respectively. The increase in this component of cash flows from operations was primarily attributable to an increase in net income, less fair value of MSRs created and gain on bargain purchase, plus amortization and depreciation.

        We invested $0.1 million and $0.2 million for the year ended December 31, 2009, and 2008, respectively, a $0.1 million increase. These amounts represent immaterial investments in property, plant and equipment.

        We used $16.7 million of cash from financing activities for the year ended December 31, 2009, compared to $69.1 million of cash generated from financing activities for the year ended December 31, 2008, an $85.7 million decrease. This decrease was attributable to a $95.1 million decrease in warehouse facilities outstanding, and a $2.5 million increase in distributions to owners, offset by a cash contribution from the Column transaction.

Year Ended December 31, 2008 compared to Year Ended December 31, 2007

        Our unrestricted cash balance was $6.8 million and $17.4 million as of December 31, 2008, and December 31, 2007, respectively, a $10.6 million decrease.

        Changes in cash flows from operations were driven primarily by loans acquired and sold. Such loans are held for short periods of time, generally less than 45 days, and impact cash flows presented as of a point in time. We used $79.5 million of cash flows from operations for the year ended December 31, 2008 compared to cash flows from operations of $293.9 million for the year ended December 31, 2007. The 2008 cash flows include $84.7 million of cash used for the purchase of loans held for sale, while the 2007 cash flows include $279.8 million cash from the sale of loans held for sale. Excluding cash provided by and used for the sale and purchase of loans, cash flows from operations was $5.2 million and $14.1 million for 2008 and 2007, respectively. The decrease in this component of cash flows from operations were primarily attributable to a decrease in net income, less fair value of MSRs created, plus amortization and depreciation.

        We invested $0.2 million and $0 for the year ended December 31, 2008 and 2007, respectively, a $0.2 million increase. These amounts represent immaterial investments in property, plant and equipment.

        We generated $69.1 million of cash from financing activities for the year ended December 31, 2008, a $359.4 million increase over the $290.3 million of cash used in financing activities for the year ended December 31, 2007. This increase was attributable to a $364.5 million increase in cash generated from warehouse facilities outstanding, offset by a $3.9 million increase in the amount of debt principal payments, and other net changes in assets and liabilities.

Liquidity and Capital Resources

  Uses of Liquidity, Cash and Cash Equivalents

        Our cash flow requirements consist of (i) short-term liquidity necessary to fund mortgage loans, (ii) working capital to support our day-to-day operations, including debt service payments, servicer advances consisting of principal and interest advances for Fannie Mae or HUD loans that become delinquent and advances on insurance and taxes payments if the escrow funds are insufficient, and (iii) liquidity necessary to pay down our debt obligations of approximately $0.6 million maturing on January 28, 2011 and $27.9 million maturing on October 31, 2011. We have an option to extend the $27.9 million debt to October 31, 2013, subject to certain conditions.

        We also require working capital to satisfy collateral requirements for our Fannie Mae DUS risk-sharing obligations and to meet the operational liquidity requirements of Fannie Mae, Freddie Mac, HUD, Ginnie Mae and our warehouse facility lenders. Fannie Mae has indicated that it will be increasing its collateral requirements for certain loans. Congress and other governmental authorities have also suggested that lenders will be required to retain on their balance sheet a portion of the loans that they originate, although no regulation has yet been implemented. In either scenario, we would require additional liquidity to support the increased collateral requirements.

        As of September 30, 2010, December 31, 2009, and December 31, 2008, we were required to maintain at least $8.1 million, $7.3 million and $6.0 million, respectively, of liquid assets to meet our operational liquidity requirements for Fannie Mae, Freddie Mac, HUD, Ginnie Mae and our warehouse facility lenders. As of September 30, 2010, December 31, 2009, and December 31, 2008, we had operational liquidity of $20.0 million, $10.4 million, and $6.8 million, respectively.

        Historically, our cash flows from operations have been sufficient to enable us to meet our short-term liquidity needs and other funding requirements. Similarly, we believe that cash flows from operations should be sufficient for us to meet our current obligations for the next 12 months.

Restricted Cash and Pledged Securities

        Restricted cash and pledged securities consist primarily of collateral for our risk-sharing obligations and good faith deposits held on behalf of borrowers between the time we enter into a loan commitment with the borrower and the investor purchases the loan. The amount of collateral required by Fannie Mae is a formulaic calculation at the loan level and considers the balance of the loan, the risk level of the loan, the age of the loan and the level of risk-sharing. As of September 30, 2010, December 31, 2009, and December 31, 2008 we pledged securities to collateralize our Fannie Mae DUS risk-sharing obligations of $13.6 million, $11.6 million and $7.2 million, respectively, all of which were in excess of the requirements.

        We fund any growth in our Fannie Mae required operational liquidity and collateral requirements from our working capital. Fannie Mae has proposed an increase to the collateral requirements for certain segments of the Fannie Mae risk-sharing portfolio by approximately 25 basis points effective January 1, 2011. The incremental collateral required for existing and new loans will be funded over approximately the next three years, in accordance with Fannie Mae requirements. Based on our Fannie Mae portfolio as of September 30, 2010, the additional proposed collateral required by the end of the three year period is expected to be approximately $12 million.

Sources of Liquidity: Warehouse Facilities

        We have four warehouse facilities that we use to fund our loan originations. Consistent with industry practice, two of these facilities are revolving commitments we expect to renew annually, one is an uncommitted facility we expect to renew annually, and the last facility is provided on an uncommitted basis without a specific maturity date. Our ability to originate mortgage loans depends upon our ability to secure and maintain these types of short-term financings on acceptable terms. The amounts we have outstanding on our warehouse lines as of any quarter-end are generally a function of the timing of the execution of loan sales. Our warehouse facilities are as follows:

  •
  We have a $150 million committed warehouse line with Bank of America, N.A. and TD Bank, N.A. that matures on November 29, 2010. The agreement provides us with the ability to fund our Fannie Mae, Freddie Mac and HUD loans. Advances are made at 100% of the loan balance and borrowings under this line bear interest at the average 30-day LIBOR plus 275 basis points. As of September 30, 2010, we had $9.7 million of borrowings outstanding under this line and corresponding loans held for sale. This line has been renewed successfully every year since we originally entered into the warehouse facility in 2005.

  This warehouse line includes various operating and financial covenants at the Walker & Dunlop, LLC entity level, including requirements for a minimum tangible net worth of $75 million, a debt to tangible net worth ratio of no more than 6 to 1, minimum liquid assets of at least $7 million, a maximum delinquency rate of no more than 2% (based on the unpaid principal amount of Fannie Mae DUS loans that are sixty or more days delinquent), and a maximum delinquency rate increase of no more than 1% (based on the unpaid principal amount of the Fannie Mae DUS loans on which we have risk-sharing that are sixty or more days delinquent) from quarter-end to quarter-end. Prior to July 30, 2010, the quarter over quarter maximum delinquency rate increase was 0.5%. We were in breach of this delinquency rate covenant as of June 30, 2010, based on our delinquency rate increase of 0.71% from March 31, 2010 to June 30, 2010. The lenders under this warehouse line waived the breach, any related cross-defaults were waived and the covenant was amended to increase the maximum delinquency rate percentage change to 1% from quarter-end to quarter-end. We were in compliance with all covenants at September 30, 2010 and we do not expect that the June 30, 2010 breach of the delinquency rate covenant will have any adverse effect on our ability to borrow under our existing warehouse facilities in the future.

  •
  We have a $150 million committed warehouse line with PNC Bank N.A. that matures on June 29, 2011. The agreement provides us with the ability to fund our Fannie Mae, Freddie Mac, and HUD loan closings. Advances are made at 100% of the loan balance and borrowings under this line bear interest at the average 30-day LIBOR plus 250 basis points. As of September 30, 2010, we had $43.9 million of borrowings outstanding under this line and corresponding loans held for sale. This line has been renewed successfully every year since we originally entered into the warehouse facility in 2000. This warehouse line includes various operating and financial covenants at the Walker & Dunlop, LLC entity level, including requirements for a minimum adjusted tangible net worth of $85 million, an adjusted debt to adjusted tangible net worth ratio of no more than 3 to 1, minimum cash and cash equivalents of at least $7 million, a maximum delinquency rate of no more than 2% (based on the unpaid principal amount of loans that are sixty or more days delinquent) and a maximum delinquency rate increase of no more than 2% (based on the aggregate amount of unpaid principal amount of the Fannie Mae DUS loans on which we have risk-sharing that are sixty or more days delinquent) from quarter-end to quarter-end.

  •
  We have a $250 million uncommitted facility with Fannie Mae under its As Soon As Pooled funding program. After approval of certain loan documents, Fannie Mae will fund loans after closing and the advances are used to repay the primary warehouse line. Fannie Mae will advance 99% of the loan balance and borrowings under this program bear interest at the average 30-day LIBOR plus 100 basis points. As of September 30, 2010, we had $33.6 million of borrowings outstanding under this program. There is no expiration date for this facility.

  •
  We have an unlimited uncommitted warehouse line and repurchase facility with Kemps Landing Capital Company, LLC, an affiliate of Guggenheim Partners, that matures March 31, 2011. The line provides us with the ability to fund Fannie Mae and Freddie Mac loans. Advances are made at the lesser of 100% of the loan balance or the purchase price of the loan. Borrowings under this line bear interest at the average 30-day LIBOR plus 275 basis points. As of September 30, 2010, we had $31.8 million of borrowings outstanding under this line. This warehouse line includes various operating and financial covenants at the Walker & Dunlop, LLC entity level, including requirements for a minimum net worth of $2 million and minimum liquid assets of $200,000.

        These agreements also contain cross-default provisions, such that if a default occurs under any of our debt agreements, generally the lenders under our other debt agreements could also declare a default. We are in compliance with all of our warehouse line covenants.

Debt Obligations

        On October 31, 2006, we entered into a $42.5 million credit agreement with Bank of America that funded the purchase of a 49% interest in Green Park. Ownership interests in Green Park, GPF Acquisition, LLC, Walker & Dunlop Multifamily, Inc., Walker & Dunlop GP, LLC, W&D, Inc. and certain cash flows from the servicing portfolio were pledged as collateral for the note. On January 30, 2009, the loan was amended to reflect the formation of Walker & Dunlop, LLC and added pledges of all of the ownership interests in Walker & Dunlop, LLC as collateral for the note. The loan matures on October 31, 2011 and we have an option to extend the agreement to October 31, 2013, subject to certain conditions. The loan bears interest at the average 30-day LIBOR plus 350 basis points and has annual principal reductions of $3.6 million. As of September 30, 2010, the outstanding note balance was

$27.9 million. We are subject to the same delinquency rate covenant under this loan as we are under the Bank of America warehouse line.

        On January 16, 2006, we entered into a $7.6 million note with United Bank to purchase certain ownership interests in Walker & Dunlop Multifamily, Inc. The note requires monthly principal and interest payments, bears an annual interest rate of 7.275% and matures on January 28, 2011. As of September 30, 2010, the outstanding balance of the note was $0.6 million.

        During 2008, we purchased small amounts of subsidiary equity from certain exiting employees and issued notes that are subordinated to the Bank of America credit agreement. The notes bear interest at the 90-day LIBOR plus 200 basis points and will be repaid in five annual installments after the Bank of America debt has been repaid. As of September 30, 2010, the aggregate outstanding balance of the notes was $0.5 million.

Credit Quality and Allowance for Risk-Sharing Obligations

        The following table sets forth certain information useful in evaluating our credit performance.

	Nine Months ended September 30,		Years ended December 31,
Dollars in thousands	2010	2009	2009	2008	2007
Key Credit Metrics
Unpaid principal balance:
Total servicing portfolio	$14,165,850	$12,844,826	$13,203,317	$6,976,208	$6,054,186
Fannie Mae servicing portfolio:
Fannie Mae Full Risk	$5,736,752	$5,091,039	$5,476,467	$3,202,044	$2,369,743
Fannie Mae Modified Risk	2,001,830	1,630,809	1,226,669	717,472	726,153
Fannie Mae No Risk	1,433,511	1,647,049	1,992,093	1,263,308	1,213,177

Total Fannie Mae	$9,172,093	$8,368,897	$8,695,229	$5,182,824	$4,309,073

Fannie Mae at risk servicing portfolio(1)	$6,536,724	$5,630,768	$5,870,363	$3,560,095	$2,761,733
60 day delinquencies	$54,006	$13,433	$17,934	$19,814	$4,557
At risk loan balances associated with allowance for risk-sharing obligations	$98,450	$33,696	$47,829	$22,727	$—
Allowance for risk-sharing obligations:
Beginning balance	$5,552	$1,101	$1,101	$—	$255
Provision for risk-sharing obligations	4,397	(34)	2,265	1,101	—
Net write-offs	(2,148)	—	(498)	—	(255)
Contribution from Column	—	2,684	2,684	—	—

Ending balance	$7,801	$3,751	$5,552	$1,101	$—

60 day delinquencies as % of at risk portfolio	0.83%	0.24%	0.31%	0.56%	0.17%
Provision for risk-sharing as % of at risk portfolio(2)	0.07%	0.00%	0.04%	0.03%	n/a
Allowance for risk-sharing as a % of the at risk portfolio	0.12%	0.07%	0.09%	0.03%	0.00%
Net write-offs as % of the at risk portfolio(2)	0.03%	0.00%	0.01%	0.00%	0.00%
Allowance for risk-sharing as % of the specifically identified at risk balances	7.92%	11.13%	11.61%	4.84%	n/a

(1)
At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all of the company's risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)
The presentation of the provision for risk-sharing as a percentage of at risk portfolio and net write-offs as a percentage of the at risk portfolio for the nine months ended September 30, 2010 and 2009 have not been annualized. The company has experienced a limited number of defaults and losses that result in a discernable annual trend.

        Fannie Mae DUS risk-sharing obligations are based on a tiered formula. The risk-sharing tiers and amount of the risk-sharing obligations we absorb under full risk-sharing are provided below. Except as described in the following paragraph, the maximum amount of risk-sharing obligations we absorb is 20% of the unpaid principal balance of the loan at the time of default.

Risk-Sharing Tier	Percentage Absorbed by Us
First 5% of unpaid principal balance	100%
Next 20% of unpaid principal balance	25%
Losses Above 25% of unpaid principal balance	10%
Maximum lender loss	20% of unpaid principal balance

        Fannie Mae can double or triple our risk-sharing obligation if the loan does not meet specific underwriting criteria or if a loan defaults within 12 months of its sale to Fannie Mae. We may request modified risk-sharing at the time of origination, which reduces our potential risk-sharing obligation from the levels described above.

        We use several tools to manage our risk exposure under the Fannie Mae DUS risk-sharing program. These tools include maintaining a strong underwriting and approval process, evaluating and modifying our underwriting criteria given the underlying multifamily housing market fundamentals, limiting our market and borrower exposures and electing the modified risk-sharing option under the Fannie Mae DUS program.

        The Company monitors its underwriting criteria in light of changing economic and market conditions. In 2006 when we believed the CMBS issuers relaxed their underwriting criteria, we did not mirror those changes. Furthermore, in 2008 we strengthened our underwriting criteria in response to deteriorating market conditions. We believe these actions reduced our risk exposure under the Fannie Mae DUS risk sharing program; however, these actions also restricted growth in our origination volumes.

        We regularly request modified risk-sharing based on such factors as the size of the loan, market conditions and loan pricing. Except for the Fannie Mae DUS loans acquired in the Column transaction, which were acquired subject to their existing Fannie Mae DUS risk-sharing levels, our current credit management policy is to cap the loan balance subject to full risk-sharing at $25 million. Accordingly, we currently elect to use modified risk-sharing for loans of more than $25 million in order to limit our maximum loss on any loan to $5 million.

        A provision for risk-sharing obligations is recorded, and the allowance for risk-sharing obligations is increased, when it is probable that we have incurred risk-sharing obligations. The provisions historically have been for Fannie Mae loans with full risk-sharing. The amount of the provision considers our assessment of the likelihood of payment by the borrower, the value of the underlying collateral and the level of risk-sharing. Historically, the loss recognition occurs at or before the loan becoming 60 days delinquent. Our estimates of value are determined considering broker opinions and other sources of market value information relevant to underlying property and collateral. Risk-sharing obligations are written off against the allowance at final settlement with Fannie Mae.

        In September 2010, we received notice from Fannie Mae that our risk-sharing obligation was increased on a $4.6 million loan that defaulted within 12 months of the sale to Fannie Mae. We have recommended that Fannie Mae initiate foreclosure on the defaulted loan. We are currently evaluating our collateral levels on the Fannie Mae loan but do not currently expect to incur a loss from this default.

        As of September 30, 2010 and 2009, $54.0 million and $13.4 million, respectively, of our Fannie Mae at risk balances were more than 60 days delinquent. For the nine months ended September 30, 2010 and September 30, 2009, our provisions for risk-sharing obligations were $4.4 million and approximately zero, respectively, or seven basis points and approximately zero basis points of the Fannie Mae at risk balance, respectively. For the years ended December 31, 2009 and December 31, 2008, our provisions were $2.3 million and $1.1 million, respectively, or four basis points and three basis points of the Fannie Mae at risk balance, respectively.

        As of September 30, 2010, December 31, 2009 and December 31, 2008, our allowance for risk-sharing obligations was $7.8 million, $5.6 million and $1.1 million, respectively, or 12 basis points, nine basis points and three basis points of the Fannie Mae at risk balance, respectively. We had no provision for risk-sharing obligations nor an allowance for risk-sharing obligations in 2007. From January 1, 2000 through September 30, 2010, we settled risk-sharing obligations of $4.5 million, or an average 1 basis point annually of the average at risk Fannie Mae portfolio balance.

Off-Balance Sheet Risk

        We do not have any off-balance sheet arrangements.

Contractual Obligations

        We have contractual obligations to make future payments on debt and lease agreements. Additionally, in the normal course of business, we enter into contractual arrangements whereby we commit to future purchases of products or services from unaffiliated parties. We also have a deferred compensation agreement with certain senior management officers.

        Warehouse facility obligations, long-term debt and other obligations at December 31, 2009 are as follows:

Dollars in thousands	Due in 1 Year or Less	Due after 1 Year through 3 Years	Due after 3 Years through 5 Years	Due after 5 Years	Total
Long-term debt(1)	$6,690	$28,464	$—	$—	$35,154
Warehouse facilities(2)	96,612	—	—	—	96,612
Operating leases	1,469	2,691	406	7	4,573
Deferred compensation liability	800	1,154	—	—	1,954

Total	$105,571	$32,309	$406	$7	$138,293

(1)
Includes interest at contractual interest rate for fixed rate loans and effective interest rate for variable rate loans.

(2)
To be repaid from proceeds of loan sales.

New/Recent Accounting Pronouncements

        In January 2009, the FASB issued FAS No. 167 (ASC 810) to amend requirements for consolidating variable interest entities. This amendment changes the determination of the primary beneficiary in a variable interest entity. In January 2010, the FASB voted to finalize Accounting Standards Update (ASU) amendments to Accounting Standards Codification (ASC) Topic 810 for Certain Investment Funds. The ASU will defer the effective date for a reporting enterprise's interest in certain entities. It addresses concerns that the joint consolidation model under development by the

FASB and IASB may result in a different conclusion for asset managers and that an asset manager consolidating certain funds would not provide useful information to investors. The adoption of these standards did not have a material effect on our financial statements.

        In June 2009, the FASB issued FAS No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement 140 (as codified in ASC Topic 860, Transfers and Servicing (ASC 860)). ASU No. 2009-16 issued in December 2009 removes the concept of a qualifying special purpose entity from Topic 860 and removes the exception from applying Topic 810, Consolidation of Variable Interest Entities, for qualifying special purpose entities. This ASU modifies the financial components approach used in Topic 860 and limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized. Additionally, enhanced disclosures are required to provide financial statement users with greater transparency about transfers of financial assets and a transferor's continuing involvement with transferred financial assets. We adopted ASC 860 on January 1, 2010. The adoption of the revised guidance did not have a material impact on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

        We are not currently exposed to interest rate risk during the loan commitment, closing and delivery process. The sale or placement of each loan to an investor is negotiated prior to closing on the loan with the borrower, and the sale or placement is effectuated within 2 to 45 days of closing. The coupon rate for the loan is set after we have established the interest rate with the investor.

        Some of our assets and liabilities are subject to changes in interest rates. Earnings from escrows are generally based on LIBOR. A 100 basis point increase or decrease in the average 30-day LIBOR would increase or decrease, respectively, our annual earnings by approximately $1.9 million based on our escrow balance as of September 30, 2010. The borrowing cost of our warehouse facilities are based on a LIBOR. A 100 basis point increase or decrease in the average 30-day LIBOR would decrease or increase, respectively, our annual net warehouse interest income by approximately $1.0 million based on our outstanding warehouse balance as of September 30, 2010. Approximately $27.9 million of our corporate debt is based on the average 30-day LIBOR. A 100 basis point increase or decrease in the average 30-day LIBOR would decrease or increase, respectively, our annual earnings by approximately $0.3 million based on our outstanding corporate debt as of September 30, 2010.

        The fair value of our MSRs is subject to market risk. A 100 basis point increase or decrease in the weighted average discount rate would decrease or increase, respectively, the fair value of our MSRs by approximately $2.4 million or $2.5 million as of December 31, 2009. Our Fannie Mae and Freddie Mac servicing engagements provide for make-whole payments in the event of a voluntary prepayment prior to the expiration of the prepayment protection period. Our servicing contracts with institutional investors and HUD do not require payment of a make-whole amount. As of September 30, 2010, 94% of the service fees are protected from the risk of prepayment through make-whole requirements; hence, we do not hedge our servicing portfolio for prepayment risk.

BUSINESS

Our Company

        We are one of the leading providers of commercial real estate financial services in the United States, with a primary focus on multifamily lending. We originate, sell and service a range of multifamily and other commercial real estate financing products. Our clients are owners and developers of commercial real estate across the country. We originate and sell loans through the programs of Fannie Mae and Freddie Mac and HUD, with which we have long-established relationships. We retain servicing rights and asset management responsibilities on nearly all loans that we originate for GSE and HUD programs. We are approved as a Fannie Mae DUS lender nationally, a Freddie Mac Program Plus lender in seven states, the District of Columbia and the metropolitan New York area, a HUD MAP lender nationally, and a Ginnie Mae issuer. We also originate and service loans for a number of life insurance companies, commercial banks and other institutional investors, in which cases we do not fund the loan but rather act as a loan broker.

        In 2009, we originated more than $2.2 billion in commercial real estate loans, of which approximately $1.9 billion were sold through GSE or HUD programs and approximately $343 million were placed with institutional investors. As of September 30, 2010, we serviced approximately $14.2 billion in commercial real estate loans covering approximately 1,630 properties in 46 states and the District of Columbia. We also provide investment and consulting and related services for two commercial real estate funds that invest in commercial real estate securities and loans for a number of institutional investors.

        For the year ended December 31, 2009, according to the Mortgage Bankers Association, by principal amount of loans directly funded or serviced by us, we were:

  •
  the 9th largest lender of commercial real estate loans in the United States;

  •
  the 5th largest originator of multifamily commercial real estate loans for Fannie Mae;

  •
  one of only three institutions that was a top 10 originator for each of Fannie Mae, Freddie Mac and HUD; and

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  the 7th largest servicer of commercial real estate loans for Fannie Mae and Freddie Mac collectively.

        We have not historically originated loans for our balance sheet. The sale of each loan through GSEs and HUD is negotiated prior to closing on the loan with the borrower. For loans originated pursuant to the Fannie Mae DUS program, we generally are required to share the risk of loss, with our maximum loss capped at 20% of the unpaid principal balance of a loan. We have established a strong credit culture over decades of originating loans and are committed to disciplined risk management from the initial underwriting stage through loan payoff. From January 1, 2000 through September 30, 2010, we settled risk-sharing obligations of $4.5 million, or an average 1 basis point annually of the average at risk Fannie Mae portfolio balance.

        Our total revenues were $85.8 million for the nine months ended September 30, 2010 and $88.8 million for the year ended December 31, 2009. Our income from operations was $29.5 million for the nine months ended September 30, 2010 and $28.6 million for the year ended December 31, 2009.

        We have been in business for 73 years. Since becoming a Fannie Mae DUS lender in 1988, we have had major institutions as investors in our business. In January 2009, we acquired from Column, an affiliate of Credit Suisse Securities (USA) LLC, its $5.0 billion servicing portfolio, together with its Fannie Mae, Freddie Mac and HUD operations, which significantly expanded our GSE and HUD loan origination capabilities. Our extensive borrower and lender relationships, knowledge of the commercial real estate capital markets, expertise in commercial real estate financing, and strong credit culture have enabled us to establish a significant market presence and grow rapidly and profitably in recent years. We believe our business model and expertise, combined with the additional capital from this offering, will enable us to continue to grow and enhance our position as a leading provider of commercial real estate financial services in the United States.

Our History and the Formation Transactions

        Walker & Dunlop was founded in 1937 and has been under three generations of Walker family leadership. We became one of the first Fannie Mae DUS lenders in 1988 and have been a top 10 originator under the Fannie Mae DUS program for 19 of the past 20 years. We are headquartered in Bethesda, Maryland and have seven additional offices across the country.

        In January 2009, W&D, Inc., its affiliate Green Park, and Column contributed their assets to a newly formed entity, Walker & Dunlop, LLC. The transaction brought together Walker & Dunlop's competencies in debt origination, loan servicing, asset management, investment consulting and related services, Green Park's Fannie Mae DUS origination capabilities and Column's Fannie Mae, Freddie Mac and HUD operations, including its healthcare real estate lending business, to form one of the leading providers of commercial real estate financial services in the United States. Substantially all of the assets and liabilities of W&D, Inc. and Green Park, including its wholly owned subsidiary Green Park Express, LLC, were transferred to Walker & Dunlop, LLC in exchange for 5% and 60% interests, respectively, in Walker & Dunlop, LLC, and certain assets and liabilities of Column were transferred to Walker & Dunlop, LLC for a 35% interest in Walker & Dunlop, LLC.

        Concurrently with the closing of this offering, we will complete certain formation transactions through which Walker & Dunlop, LLC will become a wholly owned subsidiary of Walker & Dunlop, Inc., a newly formed Maryland corporation. In connection with the formation transactions, members of the Walker family, certain of our directors and executive officers and certain other individuals and entities who currently own direct and indirect equity interests in Walker & Dunlop, LLC will contribute their respective interests in such entities to Walker & Dunlop, Inc. in exchange for shares of our common stock. As a result of the contributions, we will become responsible for approximately $29.0 million of existing debt as of September 30, 2010. See footnotes to the "Principal and Selling Stockholders Table" for the number of shares received by each director and executive officer in connection with the formation transactions.

        The following chart shows the anticipated structure and ownership of our company, including operating subsidiaries, after giving effect to the formation transactions and this offering on a fully diluted basis (assuming no exercise by the underwriters of their overallotment option):

Industry and Market Opportunity

        We believe that sizeable demand for commercial real estate loans, principally driven by impending debt maturities and an anticipated rebound in commercial real estate investment activity, presents significant growth opportunities for companies that have an established market presence, demonstrated origination experience, deep relationships with active investors and a disciplined risk management strategy.

Commercial Real Estate Loan Industry

        We believe the following represent the key sources of capital for the commercial real estate finance market:

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  Commercial Banks.  Commercial banks comprise the largest pool of capital for commercial real estate debt. With the recent recession and credit crisis, and the resulting stress on banks, many have sought to reduce their overall exposure to commercial real estate and are focusing their attention on addressing non-performing commercial real estate loans. While the banking industry still faces a number of challenges that may limit loan capacity, we expect banks to remain a key source of funding for the commercial real estate industry.

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  CMBS.  With the onset of the credit crisis, the CMBS and broader securitization market collapsed. As such, CMBS is not currently a major source of capital for the commercial real estate sector. We expect volumes in the securitization market to return slowly over the next couple of years.

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  GSEs and HUD.  GSEs' and HUD's role in the commercial real estate finance market is focused on multifamily and certain healthcare related sectors. Fannie Mae is focused on multifamily and senior housing; Freddie Mac is focused on multifamily; and HUD is generally focused on affordable multifamily and the healthcare sector, including hospitals, skilled nursing facilities and senior living facilities. During the credit crisis, GSEs and HUD increased their participation in the multifamily real estate market and became a major source of debt financing in the multifamily sector, accounting for over 85% of the multifamily real estate debt originated during 2009, according to the Mortgage Bankers Association's 2009 Annual Origination Volume Summation. During the credit crisis, commercial mortgage origination volume declined sharply by 46% from 2008 to 2009, while multifamily origination volume declined 35%, according to the Mortgage Bankers Association. The smaller relative decline in the multifamily sector was largely due to the role of GSEs and HUD. When the market recovers, we believe GSEs and HUD will continue to be a major source of debt financing in the multifamily sector.

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  Life Insurance Companies.  Life insurance companies have remained an important source of debt financing for the commercial real estate finance market. While life insurance companies faced some of the same issues on loan delinquencies as commercial banks during the credit crisis, with loan originations declining significantly in 2008 and 2009, we expect life insurance companies will remain a meaningful provider of capital to the commercial real estate finance market as they use investments in real estate to match their long-term insurance liabilities.

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  Other.  There are a number of other parties providing commercial real estate financing, including state and local governments and mortgage real estate investment trusts, as well as private entities and funds backed by domestic and foreign investors, pension funds and endowments.

Our current origination volume is concentrated with GSEs, as they are the dominant lender in the markets in which we operate. We expect to diversify our lending sources over time as other lenders become more attractive sources of commercial real estate financing for our clients.

Constrained Lending Environment

        Issuance of CMBS in the United States grew dramatically from $47 billion in 2000 to $230 billion in 2007, according to Commercial Mortgage Alert. This growth was fueled, in part, by rising commercial real estate property values, a strong economy and an abundance of debt and equity capital. CMBS were particularly attractive to borrowers because of their larger loan amounts and lower interest rates.

        Since reaching their highs in 2007, commercial real estate values have declined substantially as a result of the global recession and the related significant contraction in capital available to the commercial real estate market. This contraction in capital has been exacerbated by the near shut down in investor demand for CMBS and by financial institutions significantly reducing their commercial real estate portfolios and lending activity in an effort to retain capital, reduce leverage, mitigate risk and meet regulatory capital requirements. Similarly, the CMBS and broader securitization market collapsed. Only $3 billion of CMBS were issued in 2009, compared to a low of $47 billion and a high of $230 billion in any year from 2000 through 2007, according to Commercial Mortgage Alert. Conditions in the CMBS and broader securitization market remain extremely challenging.

        A comparison of loan delinquency rates for GSEs, CMBS, commercial banks and life insurance companies, as set forth below, shows that CMBS and commercial banks have had significantly higher delinquency rates than GSEs.

Commercial/Multifamily Mortgage Delinquency Rates by Investor Group

Source:	Q1 2010 Quarterly Data Book, Mortgage Bankers Association
Note:	CMBS represents 30+ days and real estate owned; Life Companies, Fannie Mae and Freddie Mac represent 60+ days; Commercial Banks represent 90+ days.

Demand for Commercial Real Estate Loans

        A substantial amount of commercial real estate loans is scheduled to mature in the coming years. According to the Federal Reserve Flow of Funds Accounts of the United States, approximately $3.2 trillion of commercial real estate loans were outstanding as of June 30, 2010, of which approximately $843 billion were multifamily loans. It is estimated that $28 billion to $40 billion of multifamily loans held by investors other than commercial banks will mature each year from 2011 to 2014, according to the Survey of Loan Maturity Volumes, Mortgage Bankers Association. This amount would be considerably higher if it included multifamily loans held by commercial banks. As this debt matures, real estate owners will be required to repay or restructure their loans. In these scenarios, new debt will almost always be required, which we believe will provide significant opportunities for us. We further believe that demand for multifamily and other commercial real estate loans will increase as the overall economy improves, which should have a positive impact on our origination volume.

Non-Bank Multifamily Loan Maturities by Investor Type ($ in billions)

Source:
Survey of Loan Maturity Volumes, Mortgage Bankers Association

        We believe that demand for commercial real estate loans will also increase as the overall economy improves, particularly job growth. We further believe stronger employment fundamentals will likely result in lower delinquency rates, stronger cash flows and higher occupancy rates for multifamily and other commercial properties, which correlate with higher property values and an increase in real estate transaction activity.

Our Competitive Strengths

        We distinguish ourselves from other commercial mortgage originators and servicers through five core strengths developed over decades of experience:

        Strong Client Relationships and Demonstrated Loan Origination Experience.    Throughout our history, we have established and maintained deep client relationships with major owners and operators of commercial real estate across the country. We understand the financial needs of our borrowers, the geographic markets in which they operate, the market conditions for different types of commercial properties, and how to structure commercial real estate loans to meet those needs. Many of our clients are repeat customers, and some have worked with us for multiple generations. We also have decades of origination experience and were one of only three institutions in 2009 that was a top 10 originator for each of Fannie Mae, Freddie Mac and HUD. We believe that our relationships and expertise have helped us become one of the leading providers of commercial real estate financial services in the country.

        Disciplined Credit Culture.    We maintain a strong credit culture and disciplined risk management underpins everything we do. From January 1, 2000 through September 30, 2010, we settled risk-sharing obligations of $4.5 million, or an average of one basis point annually of the average at risk Fannie Mae portfolio balance. We have received numerous awards from Fannie Mae for excellence in asset and risk management, including, in 2009, the Excellence in Asset Management Award and the Excellence in Loss Mitigation Award. We believe underwriting and active asset management are key components of our business model.

        Deep Investor Relationships.    We have relationships with Fannie Mae, Freddie Mac and HUD that are backed by decades of experience. We view ourselves as a business partner of the GSEs and HUD, working to achieve common goals. We understand GSE and HUD program requirements and standards for originating, underwriting and servicing large volumes of loans. We also have extensive relationships with other institutional sources of commercial real estate capital such as life insurance companies, investment banks, pension funds, commercial banks and other institutional investors. We were one of the first companies to obtain a Fannie Mae DUS license and have been a top 10 originator during 19 of the past 20 years. Currently, 25 companies are approved as Fannie Mae DUS lenders, 26 companies are approved as Freddie Mac Program Plus lenders, and 49 companies are approved as both HUD MAP lenders and Ginnie Mae issuers. We believe that obtaining new lender licenses from the GSEs is difficult, creating a significant barrier to entry.

        Servicing and Asset Management Expertise.    As of September 30, 2010, we serviced and provided asset management for approximately $14.2 billion in commercial real estate loans representing approximately 1,630 properties in 46 states and the District of Columbia. Our asset managers monitor individual investments with special emphasis on financial performance and risk management to anticipate potential property, borrower and market issues. Because of our active servicing and asset management, we believe that we provide a more full-service, hands-on experience to our customers and award-winning risk management to our investors.

        Experienced Management Team with Substantial Ownership.    Our named executive officers have an average of more than 20 years of experience in the commercial real estate finance industry. We have a senior management team that has time-tested, hands-on experience with a high degree of market knowledge and a thorough understanding of a broad range of commercial real estate asset classes. This team led our company during the credit crisis over the last few years with consistent quarterly growth in both revenues and profits. Our named executive officers will own approximately        % of our outstanding shares of common stock on a fully diluted basis following the completion of the formation transactions and this offering, closely aligning their interests with those of our stockholders.

Our Growth Strategy

        We believe we are well positioned to grow our business by taking advantage of opportunities in the commercial real estate finance market. During the recent credit crisis, we not only maintained our position in the market, but also expanded our business through the Column transaction in 2009, which added licenses to originate and service loans for Freddie Mac and HUD. We also significantly expanded our capabilities in the healthcare lending business through the Column transaction. As a result, while commercial real estate originations dropped nationwide by 46% from 2008 to 2009 and multifamily originations dropped nationwide by 35% from 2008 to 2009, according to the Mortgage Bankers Association's 2009 Annual Origination Volume Summation, our originations grew by 12% to approximately $2.2 billion in 2009 from approximately $2.0 billion in 2008. While some of our competitors suffered extensive loan losses and negative earnings, we sustained limited credit losses and remained profitable during the same period. We believe that our performance during this period of significant market dislocation has given us access to new clients and talented professionals and enhanced our brand awareness across the commercial real estate finance industry.

        We seek to use this momentum and market position to profitably grow our business by focusing on the following areas:

        Capitalize on Refinancing Needs and Commercial Real Estate Recovery.    According to the Survey of Loan Maturity Volumes, Mortgage Bankers Association, $420 billion in non-bank commercial real estate debt is expected to mature between 2011 and 2014, of which $130 billion is non-bank multifamily debt. We believe that these figures would be considerably higher if multifamily loans held by commercial banks were included. While some of this debt may be extended or restructured by existing lenders, we believe much of it will need to be refinanced, creating a significant market opportunity. In addition, we believe commercial real estate valuations will increase over time, which should produce increased transaction activity and new lending opportunities. With our strong market position and borrower relationships in multifamily debt financing, we believe that we are well positioned to benefit from an increase in lending activity for multifamily properties. Furthermore, we believe the commercial real estate recovery will generate opportunities for us to expand our originations of commercial real estate loans outside of the multifamily sector.

        Add to Our Origination Capabilities.    We intend to expand our business by adding to our origination capabilities. We currently have approximately 30 originators located in eight offices nationwide, supplemented by 23 independently owned mortgage banking companies with whom we have correspondent relationships. We originate loans nationally and believe that we will have significant opportunities to continue broadening our origination network. This expansion may include organic growth, recruitment of talented origination professionals and potentially acquisitions of competitors with strong origination capabilities.

        Increase Originations in Healthcare Finance.    Through the Column transaction, we significantly increased our ability to compete in the healthcare real estate lending space, which includes skilled nursing facilities, senior housing facilities and hospitals. The most active sources of capital in this space today are HUD and Fannie Mae. From January 2009 through September 30, 2010, we have originated over $420 million in hospital and skilled nursing facility loans. According to the U.S. Department of Health and Human Services, average annual health spending growth is anticipated to outpace average annual growth in the overall economy from 2009-2019, reaching approximately $4.5 trillion and representing 19.3% of GDP in 2019. Health spending growth is primarily attributable to the increasing average age of the U.S. population as the 65 and over population is expected to grow 36.2% from 2010 to 2020, according to the U.S Census Bureau. Given the significant and growing size of this market, along with our demonstrated origination capabilities, we believe that healthcare lending will represent a growing portion of our future business.

        Acquire Complementary Businesses.    Dislocation in the commercial real estate market has left many competitors weakened. While we have no present intention or agreement, we may choose to broaden the services we provide by acquiring complementary businesses that have deep client relationships and expertise in areas such as investment sales and special asset management. Through the Column transaction, we have demonstrated our ability to successfully acquire and integrate a significant business and believe that we have the ability to do so in the future should opportunities arise.

        Expand Our Commercial Real Estate Loan Product Offerings.    We anticipate offering additional commercial real estate loan products to our clients as their financial needs evolve. For example, we have experienced strong demand for interim financing for multifamily properties that would feed into our permanent GSE multifamily loan programs. While we have the structuring, underwriting, credit and asset management expertise to offer this type of product, we do not currently have the balance sheet to provide the necessary short-term financing for these loans. We believe proceeds from this offering, together with third-party financing sources, will allow us to meet client demand for additional products that are within our expertise.

Our Product Offerings

        We originate, sell and service a range of multifamily and other commercial real estate financing products. Our clients are developers and owners of real estate across the United States. We focus primarily on multifamily properties and offer a range of commercial real estate finance products to our customers, including first mortgage loans, second trust loans, supplemental financings, construction loans, mezzanine loans and equity investments. We originate and sell loans under the programs of GSEs and HUD. We retain servicing rights and asset management responsibilities on nearly all loans made under GSE and HUD programs and most of the loans that we place with institutional investors. Our long-established relationships with Fannie Mae, Freddie Mac, HUD and institutional investors enable us to offer this broad range of loan products and services.

        We structure our internal working groups around the various services we provide: Multifamily Finance, FHA Finance, Healthcare Finance, Capital Markets and Investment Services. Each of our offerings are designed to maximize our ability to meet client needs, source capital and grow our commercial real estate financing business.

Multifamily Finance

        We are one of 25 approved lenders who participate in Fannie Mae's DUS program for multifamily, manufactured housing communities, student housing and certain healthcare properties. Under the Fannie Mae DUS program, Fannie Mae has delegated to us responsibility for ensuring that the loans we originate under the Fannie Mae DUS program satisfy the underwriting and other eligibility requirements established from time to time by Fannie Mae. In exchange for this delegation of authority, we share risk for a portion of the losses that may result from a borrower's default. For more information regarding our risk-sharing agreements with Fannie Mae, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Quality and Allowance for Risk-Sharing Obligations." Most of the Fannie Mae loans that we originate are sold in the form of a Fannie Mae-insured security to third-party investors. We also are contracted by Fannie Mae to service all loans that we originate under the Fannie Mae DUS program. We originated $1.4 billion, $1.2 billion and $1.2 billion in principal amount of multifamily loans for Fannie Mae under the Fannie Mae DUS program for 2009, 2008 and 2007, respectively, making us the fifth largest, eighth largest and sixth largest originator of multifamily loans for those periods. We have been a top 10 originator under the Fannie Mae DUS program for 19 of the last 20 years.

        We are one of 25 lenders approved as a Freddie Mac Program Plus lender under which we originate and sell to Freddie Mac multifamily and healthcare loans that satisfy Freddie Mac's underwriting and other eligibility requirements. Under the program, we submit our completed loan underwriting package to Freddie Mac and obtain Freddie Mac's commitment to purchase the loan at a specified price after closing. Freddie Mac ultimately performs its own underwriting of loans that we sell to it. Freddie Mac may choose to hold, sell or later securitize such loans. We do not have any risk-sharing arrangements on loans we sell to Freddie Mac under Program Plus. We also are contracted by Freddie Mac to service all loans that we originate under its program. We originated $256 million in principal amount of loans for Freddie Mac during 2009, making us the tenth largest originator of loans as a Freddie Mac Program Plus lender for the period.

FHA Finance

        As an approved HUD MAP lender and Ginnie Mae issuer, we provide construction and permanent loans to developers and owners of multifamily housing, senior housing and healthcare facilities. We submit our completed loan underwriting package to HUD and obtain HUD's approval to originate the loan.

        HUD insured loans are typically placed in single loan pools which back Ginnie Mae securities. Ginnie Mae is a United States government corporation in The United States Department of Housing and Urban Development. Ginnie Mae securities are backed by the full faith and credit of the United States, and we do not bear any risk of loss on Ginnie Mae securities. In the event of a default on a HUD insured loan, HUD will reimburse approximately 99% of any losses of principal and interest on the loan and Ginnie Mae will reimburse the remaining losses of principal and interest. We are obligated to continue to advance principal and interest payments and tax and insurance escrow amounts on Ginnie Mae securities until the HUD mortgage insurance claim has been paid and the Ginnie Mae security fully paid. Ginnie Mae is currently considering a change to its programs that would eliminate the Ginnie Mae obligation to reimburse us for any losses not paid by HUD in return for our receiving an increased servicing fee. It is uncertain whether these changes will be implemented. As of September 30, 2010, we were servicing HUD loans with an unpaid principal balance of $683 million, of which $660 million were in Ginnie Mae securities.

Healthcare Finance

        Through the Column transaction, we significantly increased our ability to compete in the healthcare real estate lending space, which includes skilled nursing facilities and hospitals. The most active sources of capital in this space today are HUD and Fannie Mae. The process for originating healthcare real estate loans is similar to the process for originating multifamily loans with HUD or Fannie Mae, as applicable. We do not have any risk-sharing arrangements on loans originated through HUD, but do share risk of loss on loans originated under the Fannie Mae DUS program. We are also contracted by HUD and Fannie Mae to service all loans we originate under their programs. Since the Column transaction in January 2009 through September 30, 2010, we have originated over $420 million in hospital and skilled nursing facility loans. Given the significant size of this addressable market and an aging population in the United States, along with our demonstrated origination capabilities, we believe that healthcare lending will represent a growing portion of our future business.

Capital Markets

        We serve as an intermediary in the placement of commercial real estate debt between institutional sources of capital, such as life insurance companies, investment banks, commercial banks, pension funds and other institutional investors, and owners of all types of commercial real estate. A client seeking to finance or refinance a property will seek our assistance in developing different alternatives and soliciting interest from various sources of capital. We often advise on capital structure, develop the financing package, facilitate negotiations between our client and institutional sources of capital, coordinate due diligence and assist in closing the transaction. In these instances, we do not underwrite or fund the loan and do not retain any interest in these loans. In cases where we do not fund the loan, we act as a loan broker and often service the loan. We placed approximately $343 million in loans with institutional investors in 2009, approximately $749 million in 2008 and approximately $849 million in 2007. As of September 30, 2010, we serviced approximately $2.2 billion in loans for institutional investors.

Investment Services

        We provide investment consulting and related services for two commercial real estate funds, W&D Balanced Real Estate Fund I LP and Walker & Dunlop Apartment Fund I, LLC.

        W&D Balanced Real Estate Fund I LP is a commercial real estate fund that has invested approximately $50 million in commercial real estate securities and loans, such as first mortgages, B-notes, mezzanine debt and equity securities, and has no further commitments to invest. Third-party pension funds hold limited partnership interests in this fund and are entitled to all regular distributions. Through our subsidiary, we hold a general partnership interest in this fund and are entitled to incentive distributions only if returns exceed certain pre-established thresholds. To date, the general partner has never received an incentive fee. Pursuant to contractual arrangements, we provide investment consulting and related services to a third-party entity controlled by William Walker, our Chairman, President and Chief Executive Officer, which serves as the investment advisor to the fund. In return, we are entitled to all investment advisory payments earned by this third party entity.

        Walker & Dunlop Apartment Fund I, LLC is a commercial real estate fund that has invested $45 million in multifamily real estate properties and mezzanine loans, and has no further commitments to invest. An institutional investor owns a 99% non-managing member interest in the fund and a third-party entity controlled by members of the Walker family and other individuals own a 1% managing member interest therein. Pursuant to the fund's operating agreement, distribution of net cash flows is first distributed to an institutional investor based on an investment yield, next to the managing member and the balance of the net cash flows of the fund is then distributed 99% to an institutional investor and 1% to the managing member. Pursuant to contractual arrangements, we provide investment consulting and related services to the managing member, which serves as the investment advisor to the fund. In return, we are entitled to all investment advisory payments earned by the managing member.

        We do not intend to make any further investments on behalf of these funds or perform any further services, other than managing the existing fund investments.

        In the future, we may raise additional funds in an effort to provide clients with a broader selection of commercial real estate finance products. We believe the financing alternatives provided by future funds would complement our existing product offerings and do not intend to create funds that would compete with our existing products. We expect that third-party investors would likely provide the great majority of capital for these funds. Such funds would allow us to effectively leverage our cash without borrowing additional capital, strengthen and create relationships with institutional investors, create an ongoing, stable stream of asset management fees and potentially realize substantial returns on equity depending on fund performance.

        We intend to form a wholly owned subsidiary of our company to provide investment management services directly to any new funds we may create.

Direct Loan Originators and Correspondent Network

        We originate loans directly through approximately 30 originators operating out of eight offices nationwide. These individuals have deep knowledge of the commercial real estate lending business and bring with them extensive relationships with some of the largest property owners in the country. They have a thorough understanding of the financial needs and objectives of borrowers, the geographic markets in which they operate, market conditions specific to different types of commercial properties and how to structure a loan product to meet those needs. These originators collect and analyze financial and property information, assist the borrower in submitting information required to complete a loan application and, ultimately, help the borrower close the loan. Our originators are paid a salary and commissions based on the volume of approved loans that they originate.

        In addition to our group of talented originators, we have correspondent agreements with 23 independently owned mortgage banking companies across the country with whom we have exclusive relationships for GSE and HUD loan originations. This network of correspondents helps us extend our geographic reach into new and/or smaller markets on a cost effective basis. In addition to identifying potential borrowers, our correspondents assist us in evaluating loans, including pre-screening borrowers and properties for program eligibility, coordinating due diligence and generally providing market intelligence. In exchange for providing these services, the correspondent earns an origination fee based on a percentage of the principal amount of the financing arranged and a fee paid out over time based on the servicing revenue stream over the life of the loan.

        During the year ended December 31, 2009, our direct originators and correspondents originated approximately 60% and 40% of our loans, respectively.

Underwriting and Risk Management

        We have suffered minimal credit losses over the past five years and believe our success is due in large part to our thorough and disciplined underwriting process and our conservative risk management practices. Our success in these areas allows us to attract lenders and related capital to support our origination growth. We generally follow, or will follow, the same underwriting and risk management procedures irrespective of whether we retain risk or do not retain risk on the loans sold to third parties or originate loans for our balance sheet.

        We use several tools to manage our risk exposure through the Fannie Mae DUS risk-sharing program. Those tools include a strong underwriting process and approval process, evaluating and modifying our underwriting criteria given the underlying multifamily housing market fundamentals, limiting our market and borrower exposures and using modified risk-sharing under the Fannie Mae DUS program.

        Our underwriting process begins with a review of suitability for our lending partners and a detailed review of the borrower and the borrower's property. We review a borrower's financial statements for minimum net worth and liquidity requirements, as well as credit and criminal background checks. We also review a borrower's operating track record, including evaluating the performance of other properties owned by the applicable borrower. We also consider the borrower's bankruptcy and foreclosure history. We believe that lending to a borrower with a proven track record as an operator mitigates our credit risk.

        We review the fundamental value and credit profile of the underlying property, including an analysis of regional economic trends, appraisals of the property, and reviews of historical and prospective financials. Third-party vendors are engaged for appraisals, engineering reports, environmental reports, flood certification reports, zoning reports and credit reports. We utilize a list of approved third-party vendors for these reports. Each report is reviewed by our underwriting team for quality and comprehensiveness. All third party vendors are reviewed periodically for the quality of their work and are removed from our list of approved vendors if the quality or timeliness of the reports is below our standards. This is particularly true for engineering and environmental reports on which we rely to make decisions regarding ongoing replacement reserves and environmental matters.

        Our quality control is covered by our experienced system of checks and balances. First, underwriters and analysts work as a team to check one another's work as they complete an initial loan narrative. The narrative consists of in-depth borrower and key principal financial analysis, property financial and appraisal analysis, market analysis, and analyses for each loan, including analyses provided by third parties. The financial analysis must include an exit strategy for an unpaid loan at maturity. This narrative is then reviewed by one or two Deputy Chief Underwriters prior to submission to our Chief Credit Officer for approval. This three-level system is designed to ensure thorough underwriting and to maintain quality in all of our loan narratives.

        As required by our current internal policies and procedures, any contemplated loan over $25 million is first presented to our standing loan committee prior to being approved. This committee is currently comprised of our Chief Executive Officer, our Chief Credit Officer and our Chief Operating Officer, in addition to two directors of our board. At the completion of this offering, our standing loan committee will be comprised of our Chief Executive Officer, Chief Credit Officer, Chief Operating Officer and Senior Vice President of Asset Management.

        Once the loan is approved by our standing loan committee and closed, the loan becomes the responsibility of our asset management group, which also reports to our Chief Credit Officer. Our asset management group monitors geographic trends at a high level, leveraging off of knowledge from a large servicing portfolio, receives and reviews property-level financial statements quarterly, monitors and evaluates escrow balances and property maintenance and routinely visits each property, in addition to monitoring payment patterns of the borrower. We believe that providing asset management services is an important advantage in minimizing credit losses. As the primary contact for the borrower, we gain insight in dealing with problem loans often before the borrower defaults. This insight, combined with our commercial real estate expertise, enables us to actively work to mitigate losses on any problem loans.

        While our underwriting procedures are generally the same for all loans, we have a stringent focus on managing our risk on loans where we participate in risk-sharing with the lender. We carefully evaluate such lending partners and their underwriting standards in assessing our willingness to share credit risk. We currently share a portion of losses that may result from a borrower's default on most of the loans we originate under the Fannie Mae DUS program. Currently, we do not retain similar risk on other loans we originate. We have a long relationship with Fannie Mae and maintain a thorough understanding of their underwriting and other eligibility requirements, as well as their loss mitigation and property work-out procedures. While we can recommend a loss mitigation strategy, however, final decisions are within the control of Fannie Mae. During the foreclosure process, we decide whether we will calculate our share of losses based on the appraised value of the property or the final sale amount. We believe that our experience and in-depth knowledge of market conditions and property-level fundamentals enable us to the make sound choices in this regard. We believe Fannie Mae has a strong track record underwriting multifamily real estate loans. For example, according to the Quarterly Data Book, Mortgage Bankers Association, as of June 30, 2010, Fannie Mae's 60+ day delinquency rate was .80%, while the CMBS 30+ day and real estate owned delinquency rate was 8.22% and the Bank and Thrifts 90+ day delinquency rate was 4.26%.

        In addition, we maintain concentration limits with respect to our Fannie Mae loans. We limit geographic concentration, focusing on regional employment concentration and trends. We minimize individual loan concentrations under our current credit management policy to cap the loan balance subject to full risk-sharing at $25 million. Accordingly, we currently elect to use modified risk-sharing for loans of more than $25 million in order to limit our maximum loss on any loan to $5 million.

        The Company monitors its underwriting criteria in light of changing economic and market conditions. In 2006 when we believed the CMBS issuers relaxed their underwriting criteria we did not mirror those changes. Furthermore, in 2008 we strengthened our underwriting criteria in response to deteriorating market conditions. We believe these actions reduced our risk exposure under the Fannie

Mae DUS risk sharing program; however, these actions also restricted growth in our origination volumes.

        While we believe we continue to manage credit well, the multifamily sector has experienced declining fundamentals in certain markets due to the slow economy and job losses. The declining fundamentals have resulted in increased delinquencies and defaults for us and the multifamily industry. Many items can affect a borrower's decision to default on a loan, including the property, cash flow, occupancy and maintenance needs and tax considerations, along with non-property specific issues such as general market conditions and other financing obligations of the borrower.

        We experienced, in 2009, an increase in delinquencies, defaults, and provisions for risk-sharing obligations. Including the increase in recent defaults, we continue to demonstrate a strong credit history. On our at risk Fannie Mae servicing portfolio of $5.9 billion, $3.6 billion and $2.8 billion at December 31, 2009, 2008 and 2007, respectively, we had provisions for risk-sharing obligations of $2.3 million, $1.1 million and $0 million, respectively. These provisions represent four basis points, three basis points and 0 basis points of our Fannie Mae DUS at risk portfolio for the years 2009, 2008 and 2007, respectively. Our net write-offs were $0.5 million in 2009, and we had no net write-offs in 2008 and 2007. For 2009, the net write-off represented one basis point of our at risk servicing portfolio of $5.9 billion.

        The provision for risk-sharing obligations was $4.4 million for the nine months ended September 30, 2010, compared to approximately zero for the nine months ended September 30, 2009. For the nine month periods ended September 30, 2010, and 2009, the provision for risk-sharing obligations was seven and approximately zero basis points of the Fannie Mae at risk portfolios, respectively. These provisions reflect the increase in 60-day delinquencies to 0.83% of the at risk portfolio at September 30, 2010 from 0.24% of the at risk portfolio at September 30, 2009. The amount of the provision considers our assessment of the likelihood of payment by the borrower, the estimated disposition value of the underlying collateral and the level of risk-sharing. Historically, the loss recognition occurs at or before the loan becoming 60 days delinquent. The net write-offs for the nine months ended September 30, 2010 were $2.1 million or three basis points of the at risk portfolio and included the write-off of the risk-sharing obligations loans from the Column transaction which were provisioned for at acquisition.

        Our allowance for risk-sharing obligations was $7.8 million at September 30, 2010, which represents 12 basis points of the Fannie Mae DUS at risk portfolio. Measured on the specifically identified at risk balances of $98.5 million, this allowance for risk-sharing obligations is 7.92%, which is consistent with historical experience. Our experience reflects the seasoning in the at risk portfolio and conservative underwriting. The level of the allowance is dependent upon the level of estimated losses that have been incurred and the timing of the settlement of the respective losses. If the loans with risk-sharing obligations are in states that take months for a foreclosure to occur, the allowance will remain outstanding until the foreclosure process is complete and the final risk-sharing loss has been settled.

        Finally, in addition to our risk-sharing obligations, we may be obligated to repurchase loans that are originated for GSE or HUD programs if certain representations and warranties that we provide in connection with such origination are breached. We have never been required to repurchase any loan.

Servicing and Asset Management

        We provide servicing for nearly all loans originated for GSEs and HUD and for most of our loans originated for institutional investors, primarily life insurance companies. We are an approved servicer of loans for Fannie Mae, Freddie Mac, and HUD and were the seventh largest GSE servicer in 2009, with $10.7 billion in loans being serviced at December 31, 2009. At September 30, 2010, we had a total servicing portfolio of approximately $14.2 billion, including $12.0 billion of loans under GSE and HUD programs.

Servicing Portfolio

		As of December 31,
	As of September 30, 2010
Dollars in thousands		2009	2008	2007
Fannie Mae	$9,172,093	$8,695,229	$5,182,824	$4,309,073
Freddie Mac	2,119,877	2,055,821	—	—
HUD/Ginnie Mae	683,241	350,676	—	—
Other	2,190,639	2,101,591	1,793,384	1,745,113

Total	$14,165,850	$13,203,317	$6,976,208	$6,054,186

        Our servicing function includes both loan servicing and asset management activities. We have a dedicated team of professionals who have significant experience in performing or overseeing the following servicing and asset management activities:

  •
  carrying out all cash management functions relating to the loan, including providing monthly billing statements to the borrower and collecting and applying payments on the loan;

  •
  administering reserve and escrow funds for repairs, tenant improvements, taxes and insurance;

  •
  obtaining and analyzing financial statements of the borrower and performing periodic property inspections;

  •
  preparing and providing periodic reports and remittances to the master servicer or other designated persons;

  •
  administering lien filings; and

  •
  performing other tasks and obligations that are delegated to us.

        Although we are the primary contact for the borrower at all times, certain routine back-office aspects of loan servicing, such as preparing statements, collecting payments and managing escrow accounts for taxes and insurance, are performed by a third-party provider under the supervision of our in-house servicing team. We directly handle any questions or issues that the borrower may have and make any non-routine decisions regarding collection of payment, application of funds and related matters. We believe that we enjoy significant cost savings as a result of this arrangement, without compromising the quality of the overall servicing process or diminishing the value we bring to the servicing function. All asset management activities are performed by us directly.

        Our servicing function provides us with recurring fees that are generally equal to a specified percentage of the outstanding principal balance of the loans being serviced and are paid by investors over the term of the loan. These servicing fees are contractual in nature and are agreed to upon loan origination. We may also be entitled to other forms of servicing compensation, such as late fees and fees for additional services that we are requested to perform, including loan modifications, lease reviews and defeasance. We generally retain the right to act as primary servicer for loans that we originate and sell.

        For most loans we service under the Fannie Mae DUS program, we are currently required to advance the principal and interest payments and tax and insurance escrow amounts up to 5% of the unpaid principal balance of a loan if the borrower is delinquent in making loan payments. Once the 5% threshold is met, we can apply to Fannie Mae to have the advance rate reduced to 25% of any additional principal and interest payments and tax and insurance escrow amounts, which Fannie Mae may approve at its discretion. We are reimbursed by Fannie Mae for these advances.

        Under the HUD program, we are obligated to continue to advance principal and interest payments and tax and insurance escrow amounts on Ginnie Mae securities until the HUD mortgage insurance claim has been paid and the Ginnie Mae security fully paid. In the event of a default on a HUD-insured loan, HUD will reimburse approximately 99% of any losses of principal and interest on the loan and Ginnie Mae will reimburse the remaining losses of principal and interest. Ginnie Mae is currently considering a change to its programs that would eliminate its obligation to reimburse us for any losses not paid by HUD in return for our receiving an increased servicing fee. It is uncertain whether these changes will be implemented.

Competition

        We face significant competition across our business, including, but not limited to, commercial banks, commercial real estate service providers and insurance companies, some of which are also investors in loans we originate. Many of these competitors enjoy competitive advantages over us, including greater name recognition, financial resources and access to capital. Commercial banks may have an advantage over us in originating commercial loans if borrowers already have a line of credit with the bank. Commercial real estate service providers may have an advantage over us to the extent they also offer an investment sales platform.

        We compete on the basis of quality of service, relationships, loan structure, terms, pricing and industry depth. Industry depth includes the knowledge of local and national real estate market conditions, commercial real estate, loan product expertise and the ability to analyze and manage credit risk. Our competitors seek to compete aggressively on the basis of these factors and our success depends on our ability to offer attractive loan products, provide superior service, demonstrate industry depth, maintain and capitalize on relationships with investors, borrowers and key loan correspondents and remain competitive in pricing. In addition, future changes in laws, regulations and GSE and HUD program requirements and consolidation in the commercial real estate finance market could lead to the entry of more competitors.

Regulatory Requirements

        Our business is subject to regulation and supervision in a number of jurisdictions. The level of regulation and supervision to which we are subject varies from jurisdiction to jurisdiction and is based on the type of business activities involved. The regulatory requirements that apply to our activities are subject to change from time to time and may become more restrictive, making our compliance with applicable requirements more difficult or expensive or otherwise restricting our ability to conduct our businesses in the manner that they are now conducted. Changes in applicable regulatory requirements, including changes in their enforcement, could materially and adversely affect us.

Federal and State Regulation of Commercial Real Estate Lending Activities

        Our multifamily and commercial real estate lending, servicing and asset management businesses are subject, in certain instances, to supervision and regulation by federal and state governmental authorities in the United States. In addition, these businesses may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things, regulate lending activities, regulate conduct with borrowers, establish maximum interest rates, finance charges and other charges and require disclosures to borrowers. Although most states do not regulate commercial finance, certain states impose limitations on interest rates and other charges and on certain collection practices and creditor remedies, and require licensing of lenders and adequate disclosure of certain contract terms. We also are required to comply with certain provisions of, among other statutes and regulations, the USA PATRIOT Act, regulations promulgated by the Office of Foreign Asset Control, the Employee Retirement Income Security Act of 1974, as amended, which we refer to as "ERISA," and federal and state securities laws and regulations.

Requirements of GSEs and HUD

        To maintain our status as an approved lender for Fannie Mae and Freddie Mac and as a HUD-approved mortgagee and issuer of Ginnie Mae securities, we are required to meet and maintain various eligibility criteria from time to time established by each GSE and HUD, such as minimum net worth, operational liquidity and collateral requirements and compliance with reporting requirements. We also are required to originate our loans and perform our loan servicing functions in accordance with the applicable program requirements and guidelines from time to time established by the respective GSE and HUD. If we fail to comply with the requirements of any of these programs, the relevant GSE or HUD may terminate or withdraw our approval. In addition, the GSEs and HUD have the authority under their guidelines to terminate a lender's authority to sell loans to it and service their loans. The loss of one or more of these approvals would have a material adverse impact on us and could result in further disqualification with other counterparties, and we may be required to obtain additional state lender or mortgage banker licensing to originate loans if that status is revoked.

Regulation as an Investment Adviser

        In the future, one or more of our subsidiaries may be required to register as an investment adviser with the SEC under the Investment Advisers Act of 1940 a result of investment management services that it may provide. A registered investment adviser is subject to federal and state laws and regulations primarily intended to benefit the investor or client of the adviser. These laws and regulations include requirements relating to, among other things, fiduciary duties to clients, maintaining an effective compliance program, solicitation agreements, conflicts of interest, record keeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an investment adviser and its advisory clients and general anti-fraud prohibitions. In addition, these laws and regulations generally grant supervisory agencies and bodies broad administrative powers, including the power to limit or restrict us from conducting our advisory activities in the event we fail to comply with those laws and regulations. Sanctions that may be imposed for a failure to comply with applicable legal requirements include the suspension of individual employees, limitations on our engaging in various advisory activities for specified periods of time, the revocation of registrations, other censures and fines.

Employees

        As of September 30, 2010, we had more than 150 employees nationwide. None of our employees are represented by a union or covered by a collective bargaining agreement. We believe that our relations with our employees are good.

Legal Proceedings

        On February 17, 2010, Capital Funding Group, Inc. ("Capital Funding") filed a lawsuit in the state circuit court of Montgomery County, Maryland against Walker & Dunlop, LLC for alleged breach of contract, unjust enrichment, and unfair competition arising out of an engagement to potentially refinance a large portfolio of senior healthcare facilities located throughout the United States ("Golden Living Facilities"). Walker & Dunlop, LLC was included in the lawsuit by virtue of its alleged status as a successor to Column and its affiliates, in connection with the January 2009 Column transaction. The plaintiff alleges that a contract existed between the plaintiff and Column and its affiliates whereby the plaintiff provided certain proprietary information to Column and its affiliates in exchange for the right to refinance the Golden Living Facilities. Capital Funding is seeking damages of approximately $30 million or more for each of the three claims in the complaint and injunctive relief for the unfair competition claim.

        We are not aware of any contract between the plaintiff and Column or its affiliates regarding the right to refinance the Golden Living Facilities. Moreover, we believe that Walker & Dunlop, LLC did not assume any of the rights or liabilities related to the original Golden Living Facilities financing, which was provided in part by Column's parent company, Column Financial, Inc. We further believe that Walker & Dunlop, LLC is entitled to indemnification from Column with respect to some or all of the claims arising out of this matter. However, pursuant to the terms of the agreements entered into in connection with the Column transaction, Column is not required to accept or reject our indemnification claim and may choose not to do so until after the matter has been fully resolved and becomes a "liquidated claim." Column has communicated to us that it believes (i) it is not clear that our claim falls within the scope of Column's obligations to us and (ii) the claim is currently an "unliquidated claim" under the terms of our agreement with it and, therefore, it is not required to respond to such claim until 30 days after we furnish a notice following resolution of the litigation, specifying the amount of the claim. Until such time, Column generally denies the claim for indemnification and reserves and preserves all of its legal and equitable rights. As a result, we may be required to bear the potentially significant costs of the litigation and any adverse judgment unless and until we are able to prevail on our indemnification claim. Upon our request, however, Column will be required to participate in, or assume the defense of, the lawsuit. There can be no assurance that we will satisfy the requirements for indemnification from Column.

        On May 3, 2010, we answered the amended complaint, denying liability for all three counts, and filed a motion to dismiss the unfair competition claim, which is pending before the court. A trial date for the matter is scheduled for Spring 2011. Walker & Dunlop LLC intends to vigorously defend itself against the allegations, but at this stage of the proceedings, we are unable to predict the outcome of the litigation.

        We may be subject to liability under various other legal actions that are pending or that may be asserted against us in our ordinary course of business.

        We cannot predict the outcome of any pending litigation and may be subject to consequences that could include fines, penalties and other costs, and our reputation and business may be impacted. Our management believes that any liability that could be imposed on us in connection with the disposition of any pending lawsuits would not have a material effect on our business, results of operations, liquidity or financial condition. See "Risk Factors—Risks Relating to Our Business—An unfavorable outcome of litigation pending against us could have a material adverse effect on us."

Facilities

        Our principal headquarters are located in Bethesda, Maryland. As of September 30, 2010, we maintained an additional seven offices across the country, including in: Atlanta, Georgia; Chicago, Illinois; Dallas, Texas; New Orleans, Louisiana; New York, New York; Orange County, California; and Walnut Creek, California. We believe that our facilities are adequate for us to conduct our present business activities.

        All of our office space is leased. The most significant terms of the lease arrangements for our office space are the length of the lease and the amount of the rent. Our leases have terms varying in duration and rent as a result of differences in prevailing market conditions in different geographic locations. We do not believe that any single office lease is material to us. In addition, we believe there is adequate alternative office space available at acceptable rental rates to meet our needs, although adverse movements in rental rates in some markets may negatively affect our results of operations and cash flows when we enter into new leases.

Other Information

        We were formed as a Maryland corporation on July 29, 2010. Our principal executive office is located at 7501 Wisconsin Avenue, Suite 1200, Bethesda, Maryland 20814. Our telephone number is (301) 215-5500. Our web address is www.walkerdunlop.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

OUR MANAGEMENT

Our Directors, Director Nominees and Executive Officers

        Currently, we have six directors with one board member seat vacant. Upon completion of this offering, our board of directors will consist of nine members. Pursuant to our organizational documents, each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our charter and bylaws are amended, the number of directors may never be less than the minimum number required by the Maryland General Corporation Law (the "MGCL") nor more than 15.

        The following table sets forth certain information concerning the individuals who will be our executive officers and directors upon completion of this offering:

Name	Age	Position
William M. Walker	43	Chairman, President and Chief Executive Officer
Howard W. Smith, III	51	Executive Vice President, Chief Operating Officer and Director
Deborah A. Wilson	54	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Richard C. Warner	55	Executive Vice President and Chief Credit Officer
Richard M. Lucas	45	Executive Vice President and General Counsel
Mitchell M. Gaynor	51	Director(1)
John Rice	43	Director(1)
Edmund F. Taylor	50	Director(2)
Robert A. Wrzosek	38	Director(2)
Alan J. Bowers	55	Director Nominee(1)(3)
Cynthia A. Hallenbeck	53	Director Nominee(1)(3)
Dana L. Schmaltz	43	Director Nominee(1)(3)

(1)
Independent within the meaning of the NYSE listing standards.

(2)
We have agreed to nominate two Column designees, currently Edmund Taylor and Robert Wrzosek, for election as directors at our 2011 annual meeting of stockholders. In addition, William Walker, our Chairman, President and Chief Executive Officer, and Mallory Walker, the father of William Walker and our former Chairman, have agreed to vote the shares of common stock owned by them for the Column designees at the 2011 annual meeting of stockholders and at any special meeting of stockholders at which directors are to be elected that occurs within six months after the expiration of Column's lock-up agreement.

(3)
It is expected that this individual will become a director immediately upon completion of this offering.

        Set forth below is biographical information for our directors, director nominees and executive officers.

        William M. Walker will serve as our Chairman, President and Chief Executive Officer.            Mr. Walker has been a member of our board since July 2010 and a board member of Walker & Dunlop, LLC or its predecessors since February 2000. In September 2003, Mr. Walker became the executive vice president and chief operating officer of Walker & Dunlop and has been serving as the president of Walker & Dunlop since January 2005 and as the chief executive officer since January 2007. Prior to joining Walker & Dunlop, Mr. Walker was on the management team at TeleTech, a global business process outsourcing company, from 1998 to 2003. At TeleTech, he held several senior management positions, including president of the company's European and Latin American divisions. Prior to TeleTech, Mr. Walker was a consultant at Newbridge Latin America where he was responsible for private equity transactions in the aviation, water, and apparel industries. Prior to Newbridge Latin America, Mr. Walker was the general manager of ALTA, a regional airline based in Argentina, from August 1995 to October 1996. Mr. Walker currently serves as chairman of the board of directors of Transcom Worldwide S.A., a publicly traded European outsourcing company, as well as chairman of the board of directors of the District of Columbia Water and Sewer Authority. Mr. Walker is also a member of the board of directors of Sustainable Technologies Fund, a Swedish clean-tech venture capital firm. He is a member of the Young Presidents Organization, the Mortgage Bankers Association and the Urban Land Institute. Mr. Walker received his Bachelor of Arts in Government from St. Lawrence University and his Masters in Business Administration from Harvard University.

        Mr. Walker brings to our board more than 20 years of leadership experience. Mr. Walker possesses in-depth knowledge of our industry, offers valuable insight into our business and provides the leadership, general management and vision that help us compete successfully.

        Howard W. Smith will serve as our Executive Vice President, Chief Operating Officer and one of our directors. Mr. Smith has been a member of our board since July 2010. Mr. Smith joined Walker & Dunlop in November 1980 and has been a member of the management team since 1988. Mr. Smith has been serving as the executive vice president, chief operating officer and a board member of Walker & Dunlop, LLC or its predecessors since 2004. As Executive Vice President and Chief Operating Officer, Mr. Smith is responsible for our Multifamily, FHA Finance, Healthcare Finance, Underwriting and Asset Management groups. Mr. Smith is a member of the board of directors of the Tudor Place Foundation, the Commercial Real Estate/Multifamily Finance Board of Governors of the Mortgage Bankers Association and the National Multi Housing Council. He is also an advisory council member of the Fannie Mae DUS Peer Group, a group he chaired from 2007 to 2008 and again from 2009 to 2010. Mr. Smith received his Bachelor of Arts in Economics from Washington & Lee University.

        Mr. Smith brings to our board nearly 30 years of experience in the commercial real estate finance industry. He has extensive knowledge of our operations, having spent his entire career at Walker & Dunlop. In his capacity as Chief Operating Officer, Mr. Smith also provides our board with management's perspective on our business operations and conditions, which is crucial to our board's performance of its oversight function.

        Deborah A. Wilson will serve as our Executive Vice President, Chief Financial Officer, Secretary and Treasurer. Ms. Wilson has been serving as the senior vice president and chief financial officer of Walker & Dunlop, LLC or its predecessors since July 2008 and as secretary and treasurer since July 2010, and will serve as executive vice president upon consummation of this offering. As Executive Vice President, Chief Financial Officer, Secretary and Treasurer, Ms. Wilson is responsible for financial reporting, budgeting and accounting, servicing, loan sales, closing and delivery, and, together with the other members of our senior management team, the overall strategic financial direction of our company. Prior to joining Walker & Dunlop, she served as vice president of counterparty risk at Fannie Mae from 2000 to 2008. From 1983 to 1989, she was a member of the financial services audit practice at KPMG LLP and she was a member of KPMG LLP's consulting practice from 1991 to 2000, where her last position was as a partner in the national mortgage banking and real estate consulting practice. At KPMG LLP, she focused on valuation, mergers & acquisitions, and productivity and profitability of commercial/multifamily mortgage banking companies. Ms. Wilson received her Bachelor of Arts in Accounting from Texas A&M University.

        Richard C. Warner will serve as our Executive Vice President and Chief Credit Officer. Mr. Warner has been serving as a senior vice president and chief underwriter of Walker & Dunlop, LLC or its predecessors since September 2002 and will serve as executive vice president upon consummation of this offering. As Executive Vice President and Chief Credit Officer, Mr. Warner is responsible for our portfolio management department, which includes day-to-day management of our Asset Management and Underwriting groups. Prior to joining the company, Mr. Warner held a number of leadership positions with Main America Capital and its successors, a company that originated commercial and multifamily loans nationwide. From 1994 to 1998, Mr. Warner was the president of Main America Capital; from 1998 to 2000, he was vice president of originations for RFC Commercial; and from 2000 to 2002, he was vice president and branch manager for GMAC Commercial Mortgage. In 1978, Mr. Warner started his career with Canada's Confederation Life Insurance Company, where he held a number of successive positions, ending as mortgage and real estate vice president in 1994. While with Confederation Life Insurance Company, Mr. Warner was a member of the Green Park Financial Board and Loan Committee from 1989 to 1994. Mr. Warner received his Bachelor of Arts in Urban Studies from McGill University.

        Richard M. Lucas will serve as our Executive Vice President and General Counsel. Mr. Lucas was a member of our board from July to October 2010 and served as a board member of Walker & Dunlop, LLC since January 2010. Mr. Lucas joined Hilton Worldwide, Inc., a global hospitality company, in May 2008 as executive vice president, general counsel and corporate secretary and served as a member of Hilton's executive committee until his resignation in 2010. Prior to joining Hilton, Mr. Lucas was a partner at the law firm of Arnold & Porter LLP in Washington, D.C., where he was in private practice for 18 years. At Arnold & Porter, his practice focused on real estate transactions and litigation, primarily in the hospitality and senior living areas. From 2005 to 2008, Mr. Lucas also served as an adjunct faculty member at The George Washington University Law School, where he taught a course on real estate transactions. Mr. Lucas is also a member of the board of directors of the non-profit Juvenile Diabetes Research Foundation Capitol Chapter. Mr. Lucas received his Bachelor of Science in Business Administration from Georgetown University's McDonough School of Business and his Juris Doctor from Yale Law School.

        Mitchell M. Gaynor will serve as one of our directors. Mr. Gaynor has been a member of our board since July 2010. Mr. Gaynor has served as a board member of Walker & Dunlop, LLC or its predecessors since 1995. Mr. Gaynor also served in various other capacities with Walker & Dunlop since he joined the company in 1987, including as vice president and chief financial officer from 1992 to 1994, senior vice president and chief financial officer from 1994 to 2002, and as interim chief financial officer both from 2005 to 2006 and in 2008. Mr. Gaynor has also been a private consultant since 2005. Prior to joining Walker & Dunlop, Mr. Gaynor worked as a product manager for Applied Expert Systems, a financial services software firm, as an analyst for the Saddlebrook Corporation, a bank software company, and as a consultant for ICF, Incorporated, a national consulting firm. Mr. Gaynor received his Bachelor of Science from the Massachusetts Institute of Technology and his Masters in Business Administration from Harvard University.

        Mr. Gaynor brings to our board more than 20 years of industry experience, as well as 15 years of experience as a Walker & Dunlop board member. Mr. Gaynor's in-depth knowledge of our history and his demonstrated financial expertise are assets to our board.

        John Rice will serve as one of our directors. Mr. Rice has been a member of our board since July 2010 and has served as a board member of Walker & Dunlop, LLC since January 2010. Mr. Rice serves as chief executive officer of Management Leadership for Tomorrow, a national non-profit organization that he founded in 2001. Management Leadership for Tomorrow equips under-represented minorities with the skills, coaching and relationships that unlock their potential as senior business and community leaders. Prior to Management Leadership for Tomorrow, Mr. Rice was an executive with the National Basketball Association from 1996 to 2000, where he served as managing director of NBA Japan and as director of marketing for Latin America. Before joining the National Basketball Association, Mr. Rice spent four years with the Walt Disney Company in new business development and marketing, and two years with AT&T. Mr. Rice is also a senior advisor and co-founder of CareerCore, a technology company that provides outsourced career services and mentoring solutions for colleges and corporations. He serves on the Yale University Council, the Board of Visitors of Duke University's Sanford School of Public Policy, and is a member of the Young Presidents' Organization. Mr. Rice received his Bachelor of Arts from Yale University and his Masters in Business Administration from Harvard University.

        Mr. Rice's success with his various entrepreneurial ventures, as well as his many years of marketing and talent development experience, provide our board with valuable business and marketing insights. Additionally, Mr. Rice's leadership in the non-profit sector is consistent with our commitment to community service.

        Edmund F. Taylor will serve as one of our directors. Mr. Taylor has been a member of our board since July 2010 and has served as a board member of Walker & Dunlop, LLC since January 2009. Mr. Taylor is currently a managing director at Credit Suisse Securities (USA) LLC, where he manages all the global legacy businesses, including commercial real estate, in the fixed income department of the bank's investment banking division. Mr. Taylor is a member of the fixed income department's operating committee. Prior to assuming his current role at Credit Suisse, he was chief operating officer of the global securities business in its investment banking division. Before joining Credit Suisse in 1996, Mr. Taylor spent three years in the commercial real estate group at Daiwa Securities America, an investment banking company, where he was a senior trader and deal manager. Prior to that, he spent six years in a variety of roles in Drexel Burnham Lambert's residential mortgage-backed securities business. Mr. Taylor also spent two years at Goldman Sachs, where he developed financial models for its commodities business. Mr. Taylor is a member of the Real Estate Roundtable, the Sam Zell Real Estate Institute at the Wharton Graduate School of Business, the American Finance Association and the American Economics Association. Mr. Taylor received his Bachelor of Arts in Economics from Hamilton College and his Masters in Business Administration from the Stern School of Business at New York University.

        Mr. Taylor's in depth knowledge of the real estate industry, his experience with mortgage-backed securities, his senior management experience, and his business affiliations throughout the real estate and investment banking communities provide strong leadership and support to the rest of our board, particularly on capital markets matters.

        Robert A. Wrzosek will serve as one of our directors. Mr. Wrzosek has been a member of our board since July 2010 and has served as a board member of Walker & Dunlop, LLC since November 2009. Mr. Wrzosek is a director in the fixed income department of Credit Suisse Securities (USA) LLC's investment banking division. At Credit Suisse, Mr. Wrzosek is responsible for the day-to-day operations of Credit Suisse's tax credit equity syndication business and assisting the firm's clients with respect to GSE and HUD financings. Mr. Wrzosek is also responsible for the development and implementation of strategic restructuring or disposition plans related to non-core assets and business units. Prior to joining Credit Suisse in 2006, Mr. Wrzosek was a partner with the law firm of Eichner & Norris PLLC in Washington, D.C. Mr. Wrzosek's legal practice focused on structured financial products, with a specialization in the securitization of tax exempt securities, affordable housing finance and general tax matters. Mr. Wrzosek received a LL.M. in taxation from Georgetown University Law Center, a Juris Doctor from Duke University School of Law, and both a Bachelor of Science and a Bachelor of Arts in Finance and Philosophy, respectively, from Ithaca College.

        Mr. Wrzosek's legal, investment banking and real estate experience, and his familiarity with our core business of originating GSE and HUD loans, provide our board with sound expertise and counsel instrumental to the development and expansion of our company.

        Alan J. Bowers is one of our director nominees. Mr. Bowers currently serves on the boards and as audit chair of the following privately held companies: Roadlink Inc., a trucking and logistics firm, Refrigerated Holdings, Inc., a temperature controlled logistics firm, and Fastfrate Holdings, Inc., a Canadian trucking and logistics firm. Mr. Bowers is also a board member of Quadel Consulting Corp., a privately held government contract manager and consulting firm. In addition, Mr. Bowers is a board member and audit chair of American Achievement Corp, an SEC registrant that manufactures and distributes graduation products. Prior to Mr. Bowers' retirement in 2005, Mr. Bowers was the president and chief executive officer and a board member of Cape Success, LLC, a private equity-backed staffing service and information technology solutions business, from 2001 to 2004. Mr. Bowers was also the president and chief executive officer and a board member of MarketSource Corporation, a marketing and sales support service firm, from 2000 to 2001, and of MBL Life Assurance Corporation, a life insurance firm, from 1995 to 1999. Mr. Bowers has been a certified public accountant since 1978 and served as staff auditor, audit partner and managing partner, serving a diverse client base during his tenure at Coopers & Lybrand, L.L.P. from 1978 to 1995 and a staff accountant with Laventhol & Horwath, CPAs from 1976 to 1978. Mr. Bowers received his Bachelor of Science in Accounting from Montclair State University and his Masters in Business Administration from St. John's University.

        Mr. Bowers will bring to our board over 30 years of experience in accounting and executive management, including experience on the audit committees of private companies and an SEC registrant. Mr. Bowers' accounting expertise and diverse corporate management experience will be assets to our board.

        Cynthia A. Hallenbeck is one of our director nominees. Ms. Hallenbeck currently serves as the chief executive officer of Alceryn, Inc., a private consulting firm that she founded in 2010, and is also the acting chief financial officer for the non-profit Council for Economic Education. Prior to founding Alceryn, Inc., Ms. Hallenbeck worked at Citigroup, Inc. from 2002 to 2008, where she served in a number of divisions in various capacities, including as chief financial officer of Citigroup's corporate treasury department from 2002 to 2005, an internal consultant for Citigroup's office of the chief administrative officer from 2006 to 2007 and chief operating officer of global legal support from 2007 to 2008. Prior to her service with Citigroup, Ms. Hallenbeck spent over fourteen years at Merrill Lynch & Co., Inc. in a variety of finance, treasury and accounting roles including treasurer of its global futures business and chief financial officer of its securities financing group. Ms. Hallenbeck also worked with GTE Corporation (currently Verizon Communications, Inc.), a telecommunications company, from 1985 to 1987, where she served as a manager in its financial strategies division, and also with Manufacturers Hanover Trust, a banking institution, from 1979 to 1983, where she served as assistant vice president and a thrift industry specialist. Ms. Hallenbeck is treasurer of the board for the non-profit Global HIV Vaccine Enterprise, where she has been serving since 2009. Global HIV Vaccine Enterprise is a unique global alliance of independent organizations working together to accelerate the development of safe and effective HIV vaccine, funded primarily by the Gates Foundation and National Institutes of Health. Ms. Hallenbeck is also a member of the non-profit Junior League of the City of New York, where she most recently served as chairperson of its audit committee from 2004 to 2008. Ms. Hallenbeck received her Bachelor of Arts in Economics from Smith College and her Masters in Business Administration from Harvard University.

        Ms. Hallenbeck will bring to our board over 30 years of experience in financial management and accounting, including extensive management experience on the executive management teams of numerous private and public companies and service on the audit committees of several organizations. Ms. Hallenbeck's accounting expertise and management experience will be assets to our board.

        Dana L. Schmaltz is one of our director nominees. Mr. Schmaltz is the co-founder, director and former chief financial officer of Blacksmith Brands, Inc., a privately owned consumer products company that was created in September 2009. As the co-founder and a senior manager of Blacksmith Brands, Mr. Schmaltz is responsible for overseeing the operations of the business with his partner, the chief executive officer, as well as for developing future acquisition opportunities for the company. Prior to founding Blacksmith Brands, Mr. Schmaltz was a managing partner of West Hill Partners, LLC, a Boston-based private equity firm from 2007 to 2009. Prior to that, Mr. Schmaltz was the president of J.W. Childs Associates, LP, a private equity fund, where he focused on investments in the consumer/specialty retail sector. Mr. Schmaltz was a general partner at J.W. Childs from 1997 to 2007. He has also been a director of numerous corporations including Mattress Firm, Inc. from January to June 2007, Fitness Quest, Inc from 2004 to 2007, Esselte, AB from 2002 to 2007 and NutraSweet from 2000 to 2007. Mr. Schmaltz began his career in the private equity industry at the NTC Group in 1991 and has held various positions at Kidder, Peabody, Inc. and Drexel Burnham Lambert. Mr. Schmaltz received his Bachelor of Arts in History from Dartmouth College and his Masters in Business Administration from Harvard University.

        Mr. Schmaltz will bring to our board over 20 years of experience in private equity investments, executive management and financial advisory services. Mr. Schmaltz's investment and management experience will be an asset to our board.

Corporate Governance

        We value good corporate governance and have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

  •
  our board of directors is not staggered, with each of our directors subject to re-election annually;

  •
  of the nine persons who will serve on our board of directors upon completion of this offering, five of our directors have been determined by us to be independent for purposes of the NYSE's corporate governance listing standards and are independent for purposes of Rule 10A-3 under the Exchange Act;

  •
  at least one of our directors qualifies as an "audit committee financial expert" as defined by the SEC; and

  •
  we do not have a stockholder rights plan or other poison pill.

        We expect that our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Board Committees

        Upon the completion of this offering, our board of directors will establish three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee, each comprised of independent directors. Their principal functions are briefly described below. Our board of directors may from time to time establish other committees to facilitate our management.

Audit Committee

        Upon completion of this offering, our audit committee will consist of Alan Bowers, Mitchell Gaynor and Cynthia Hallenbeck, three of our independent directors, with Ms. Hallenbeck serving as our chairperson. The chairperson of our audit committee will qualify as an "audit committee financial expert" as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our board of directors has determined that each of the audit committee members is "financially literate" as that term is defined by the NYSE corporate governance listing standards. We have adopted an audit committee charter, effective upon completion of this offering, that details the principal functions of the audit committee, including oversight related to:

  •
  our accounting and financial reporting processes;

  •
  the integrity of our consolidated financial statements and financial reporting process;

  •
  our systems of disclosure controls and procedures and internal control over financial reporting;

  •
  our compliance with financial, legal and regulatory requirements;

  •
  the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

  •
  the performance of our internal audit function; and

  •
  our overall risk profile.

        The audit committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement.

Compensation Committee

        Upon completion of this offering, our compensation committee will consist of Cynthia Hallenbeck, John Rice and Dana Schmaltz, three of our independent directors, with Mr. Rice serving as our chairperson. We have adopted a compensation committee charter, effective upon completion of this offering, that details the principal functions of the compensation committee, including:

  •
  reviewing and approving on an annual basis the corporate goals and objectives relevant to our executive officers' compensation, evaluating our executive officers' performance in light of such goals and objectives and determining and approving the remuneration of our executive officers based on such evaluation;

  •
  reviewing and approving the compensation of our executive officers, subject to the terms and conditions of any pre-existing employment agreements;

  •
  reviewing and evaluating on an annual basis, the compensation for directors, including board committee retainers, meeting fees, equity based compensation and such other forms of compensation as the compensation committee may consider appropriate and recommend to the board, as appropriate, changes to such compensation;

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  reviewing our executive compensation policies and plans;

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  implementing and administering our incentive and equity-based compensation plans;

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  determining the number and terms of equity awards to be granted to our directors, executive officers and other employees pursuant to these plans;

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  assisting management in complying with our proxy statement and annual report disclosure requirements;

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  producing a report on executive compensation to be included in our annual proxy statement;

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  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

  •
  reviewing the company's policies and procedures with respect to risk assessment and risk management for compensating all employees, including non-executive officers, and reporting its findings to the board.

Nominating and Corporate Governance Committee

        Upon completion of this offering, our nominating and corporate governance committee will consist of Alan Bowers, John Rice and Dana Schmaltz, three of our independent directors, with Mr. Bowers serving as our chairperson. We have adopted a nominating and corporate governance committee charter, effective upon completion of this offering, that details the principal functions of the nominating and corporate governance committee, including:

  •
  identifying and recommending to the full board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

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  developing and recommending to the board of directors corporate governance guidelines and implementing and monitoring such guidelines;

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  overseeing the board of directors' compliance with financial, legal and regulatory requirements and its ethics program as set forth in the company's code of business conduct and ethics and the code of ethics for principal executive officer and senior financial officers;

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  reviewing and making recommendations on matters involving the general operation of the board of directors, including board size and composition, and committee composition and structure;

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  recommending to the board of directors nominees for each committee of the board of directors;

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  annually facilitating the assessment of the board of directors' performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

  •
  overseeing the board of directors' evaluation of management.

Code of Business Conduct and Ethics

        Our board of directors has established, effective upon completion of this offering, a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

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  compliance with applicable governmental laws, rules and regulations;

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  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

  •
  accountability for adherence to the code.

        Any waiver of the code of business conduct and ethics for our executive officers or directors will require approval by a majority of our independent directors, and any such waiver will require prompt disclosure as required by law or NYSE regulations.

Compensation Discussion and Analysis

  Compensation Philosophy

        We believe that the primary goals of executive compensation are to retain our existing executive team, provide incentives to grow the company and increase the firm's value to stockholders, and attract new executives who will further enable the company's growth through broadening our management talent.

        Upon completion of this offering, our newly established compensation committee of the board of directors will be responsible for overseeing our compensation program. Although we anticipate that the compensation committee will adhere to the compensation philosophy described above, it is possible that the compensation committee could develop a compensation philosophy, adopt compensation elements or implement such philosophy or elements, in each case in a manner different than that developed, adopted or implemented by Walker & Dunlop, LLC and our current board of directors.

  Elements of Compensation

        Following the completion of this offering, executive compensation will consist of the following elements, each of which satisfies one of more of our alignment, performance and retention objectives:

  •
  Annual Base Salary.  Base salary will be designed to compensate our named executive officers at a fixed level of compensation that serves as core compensation for the industry knowledge, experience and management skills they apply every day. In determining base salaries, we expect that our compensation committee will consider each executive's role and responsibility, unique skills, future potential with our company, salary levels for similar positions at comparable firms and internal pay considerations.

  •
  Cash Bonus.  Cash bonuses will be designed to incentivize our named executive officers at a variable level of compensation that is "at risk," based on the performance of both the company and such individual. In connection with our cash bonus program, we expect that our compensation committee will determine annual and/or long-term performance criteria that change with the needs of our business. We expect our compensation committee to also decide whether the cash bonus will be paid based on the achievement of specific, pre-established financial and operational objectives with formulaic payouts or on the basis of a subjective review of performance with discretionary payouts.

  •
  Equity Awards.  We will provide equity awards pursuant to our Equity Incentive Plan. Equity awards will be designed to reward our named executive officers for long-term stockholder value creation. In determining equity awards, we anticipate that our compensation committee will take into account the company's overall financial performance as well as its performance versus competitor firms. The awards expected to be made under our Equity Incentive Plan in 2010 concurrent with this offering will be granted to recognize such individuals' efforts on our behalf in connection with our formation and this offering, to ensure their alignment with our stockholder's interests, and to provide a retention element to their compensation.

  •
  Retirement Savings Opportunities.  All eligible employees will be able to participate in a 401(k) Retirement Savings Plan, or 401(k) plan. We intend to provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) plan, employees will be eligible to defer a portion of their salary, and we, at our discretion, may make a matching contribution and/or a profit sharing contribution. We currently do not intend to provide an option for our employees to invest in our stock through the 401(k) plan.

  •
  Health and Welfare Benefits.  We intend to provide to all eligible employees a competitive benefits package, which is expected to include health and welfare benefits, such as medical, dental, disability insurance, and life insurance benefits. The plans under which these benefits will be offered are not expected to discriminate in scope, terms or operation in favor of officers and will be available to all eligible employees.

  •
  Perquisites and Other Benefits.  As a general matter, we do not intend to provide perquisites and other benefits to our named executive officers with an aggregate value in excess of $10,000, because we believe that we can provide better incentives for desired performance with compensation in the forms described above. We recognize, however, that from time to time, perquisites and other benefits may directly or indirectly serve our business purpose, for example, by helping to make our named executive officers more available to us and to maximize their time and attention.

  Compensation Policies

        We do not currently have any formal policies regarding common stock ownership or the allocation of compensation between cash and non-cash components, but encourage our named executive officers to own and hold our common stock to ensure sustained alignment of their interests with those of stockholders. We have not adopted any policies with respect to long-term versus currently-paid compensation, but feel that both elements are necessary for achieving our compensation objectives. Currently paid compensation provides financial stability for each of our named executive officers and immediate reward for superior company and individual performance, while long-term compensation rewards achievement of strategic long-term objectives and contributes towards overall stockholder value.

        Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. While we consider the impact of this and other tax rules when developing and implementing our executive compensation programs, we also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) or any other tax rule.

  Role of Board of Directors and Management

        Once our new compensation committee is fully constituted, we anticipate that they will consult with outside compensation consultants from time to time, as necessary, to make further executive compensation decisions. We also anticipate that the Compensation Committee will consider the recommendations of Mr. Walker, our Chairman, President and Chief Executive Officer, regarding any company and individual performance targets, assessments of executive performance and compensation levels generally for our named executive officers. Mr. Walker may discuss his own individual performance with the Compensation Committee and make recommendations regarding his own compensation, but the Compensation Committee will make the final determination in an executive session without Mr. Walker being present, as required by our Compensation Committee charter. Senior members of the human resources, finance, tax and accounting departments may also provide input to the Compensation Committee.

  2010 Executive Officer Compensation Following This Offering

        Based on our compensation philosophy, objectives and other considerations, the board of directors approved the following base salaries for each of our named executive officers, to be effective upon consummation of this offering:

Name	Base Salary ($)
William M. Walker	$500,000
Howard W. Smith, III	$400,000
Deborah A. Wilson	$300,000
Richard C. Warner	$300,000
Richard M. Lucas	$250,000

        Each named executive officer may also receive a cash bonus at the discretion of the compensation committee.

        In addition, each named executive officer who was employed as of January 1, 2010 is eligible to participate in our 2010 Long-Term Incentive Plan (the "Long-Term Incentive Plan"). Up to 15% of our annualized base payroll as of January 2010 will be made available to a cash bonus pool for payment of bonuses to eligible employees, including our named executive officers. The bonus pool will be funded following completion of the 2010 fiscal year at (i) 100% of the available bonus amount if our adjusted gross income ("AGI") meets or exceeds our target AGI established by our compensation committee, (ii) 50% if AGI is 90% or more but less than 100% of our target AGI, and (iii) 25% if AGI is 80% or more but less than 90% of our target AGI. The bonus pool will not be funded if AGI is less than 80% of our target AGI. Each of our named executive officers will earn a bonus award equal to their target bonus amount, as set forth below, multiplied by the percentage of the bonus pool funded:

Name	Target Bonus Award
William M. Walker	$360,000
Howard W. Smith, III	$292,500
Deborah A. Wilson	$225,000
Richard C. Warner	$225,000
Richard M. Lucas	N/A	(1)

(1)
Mr. Lucas will join the company as Executive Vice President and General Counsel in November 2010. Accordingly, Mr. Lucas will not participate in the Long-Term Incentive Plan for 2010.

        Amounts funded into the bonus pool will be paid out over time, subject to each participant remaining an employee in good standing and the company's achievement of additional earnings targets as follows:

Date	Payment Amount (as a % of bonus pool)	Earnings Target
6 months after end of 2010	20%	None
18 months after end of 2010	30%	2011 AGI must meet or exceed 2010 target AGI
30 months after end of 2010	50%	2012 AGI must meet or exceed 2010 target AGI

        Our Long-Term Incentive Plan allows for the payment of additional discretionary bonuses of up to 10% of the amount by which our AGI exceeds the target AGI for 2010.

        We believe that our Long-Term Incentive Plan creates strong incentives for our named executive officers and other employees to perform at a high level individually and contribute towards overall company performance. We also believe the plan provides appropriate incentives for long-term, and not just short-term, performance.

        Concurrently with this offering, our named executive officers will be granted options to purchase an aggregate of                        shares of our common stock and                        shares of restricted stock to recognize such individuals' efforts on our behalf in connection with our formation and this offering, to ensure their alignment with our stockholder's interests, and to provide a retention element to their compensation. The individual grants are set forth below:

Name	Options	Restricted Stock
William M. Walker
Howard W. Smith, III
Deborah A. Wilson
Richard C. Warner
Richard M. Lucas

        These compensation packages are reflected, in part, in negotiated employment agreements that we will enter into with each of our named executive officers. The employment agreements with the named executive officers will also include severance provisions. See "—Employment Agreements" and "—Potential Payments Upon Termination" for a description of specific terms.

  2009 Executive Officer Compensation

        Until consummation of the formation transactions and this offering, Messrs. Walker, Smith, Warner and Ms. Wilson have been executive officers of Walker & Dunlop, LLC. Compensation has historically consisted of a base salary, an annual discretionary bonus and a long-term incentive bonus. Because Walker & Dunlop, LLC is a private company, equity was not a component of compensation, although equity in Walker & Dunlop, LLC, or its predecessors, has been sold to the named executive officers over the past decade.

        Decisions regarding base salaries and annual discretionary bonuses for executive officers of Walker & Dunlop, LLC were made by Mr. Walker, our Chairman, President and Chief Executive Officer, acting on behalf of the board, or a committee of the board, based on a combination of considerations, including individual past performance, company performance, market competition for executives and our long-term executive retention objectives. The board of managers, or a committee of the board, considered the recommendations of Mr. Walker, our Chairman, President and Chief Executive Officer, regarding company and individual performance measures to be established for the long-term incentive bonus program and assessments of executive performance. Mr. Walker discussed his own individual performance with the board, or a committee of the board, and made recommendations regarding his own compensation, but the board, or a committee of the board, made the final determination in an executive session.

        Base salaries were unchanged in 2009 from 2008 for executive officers. Further, Mr. Walker's salary was unchanged between 2005 and 2009. In making discretionary bonuses, the board, or a committee of the board, recognized the company's strong performance in 2009, individual contributions to the company's performance and the need to reward such performance. The board also recognized the need to encourage long-term performance and had earlier established a 2009 long-term incentive bonus program for executives and other employees. Amounts under the long-term performance program are determined in accordance with incentive deferred bonus compensation agreements that Walker & Dunlop, LLC entered into with each of its executive officers. Pursuant to these agreements, 25% of the amount by which Walker & Dunlop, LLC's adjusted net income exceeds the targeted adjusted net income for the stated base year is available, on a delayed contingent basis, for payment of incentive bonuses to all employees who are eligible to participate. Each eligible employee, including executive officers, receives his or her allocated portion of such pool for such stated base year, but only if the aggregate adjusted net income of Walker & Dunlop, LLC for the three-year period, beginning with the base year, exceeds the aggregate targeted adjusted net income for the same three-year period. For 2009, Walker & Dunlop, LLC exceeded the $25.2 million targeted pre-tax adjusted net income established by the company. However, the bonus amount for 2009 will not become payable until early 2012 and only if the aggregate adjusted net income for years 2009 through 2011 exceeds the aggregate targeted adjusted net income. See "—2009 Grants of Plan-Based Awards" and "—2009 Summary of Compensation Table."

Executive Compensation

        The following table sets forth the compensation paid to or earned by our named executive officers, other than Mr. Lucas, who was not a named executive officer in 2009, in their capacities as executive officers of Walker & Dunlop, LLC during 2009:

2009 Summary Compensation Table

Name and Principal Position	Salary ($)	Bonus ($)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
William M. Walker Chairman, President and Chief Executive Officer	$300,000	$400,000	$402,831(1)	$4,500(2)	$1,107,331
Howard W. Smith, III Executive Vice President, Chief Operating Officer, and Director	$250,000	$325,000	$402,831(1)	$4,500(2)	$982,331
Deborah A. Wilson Executive Vice President, Chief Financial Officer, Secretary and Treasurer	$250,000	$212,500	$193,359(1)	$4,500(2)	$660,359
Richard C. Warner Executive Vice President and Chief Credit Officer	$205,000	$250,000	$193,359(1)	$4,500(2)	$652,859

(1)
See "—Narrative Disclosures to Summary Compensation and Grants and Plan-Based Awards Tables."

(2)
Represents company's contribution to the executive's 401(k) plan.

 2009 Grants of Plan-Based Awards

Name	Grant Date	Threshold ($)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) Target ($)	Maximum ($)
William M. Walker	April 30, 2009	$0	$402,831	N/A
Howard W. Smith, III	April 30, 2009	$0	$402,831	N/A
Deborah A. Wilson	April 30, 2009	$0	$193,359	N/A
Richard C. Warner	April 30, 2009	$0	$193,359	N/A

(1)
See "—Narrative Disclosures to Summary Compensation and Grants and Plan-Based Awards Tables."

  Narrative Disclosures to Summary Compensation and Grants of Plan-Based Awards Tables

        The 2009 non-equity incentive plan compensation amount in the Summary Compensation Table represents the amount of incentive cash bonus that each named executive officer is eligible to receive for 2009, in accordance with the incentive deferred bonus compensation agreements that Walker & Dunlop, LLC entered into with each of the named executive officers in April 2009. The amounts reflected as target amounts in the Grants of Plan-Based Awards Table represent target amounts that could be earned by each named executive officer for 2009, depending on the company's 2010 and 2011 operating results. Named executive officers will receive the targeted amount only if our aggregate adjusted net income for years 2009 through 2011 exceeds targeted aggregate adjusted net income for years 2009 through 2011. Otherwise, named executive officers will receive no incentive bonus for 2009. The maximum amount is "N/A" because named executive officers cannot receive any amount other than the targeted amount.

  Equity Incentive Plan

        Prior to the completion of this offering, our board of directors will adopt, and our stockholder is expected to approve, our 2010 Equity Incentive Plan (the "Equity Incentive Plan") for the purpose of attracting and retaining non-employee directors, executive officers and other key employees and service providers, including officers, employees and service providers of our subsidiaries and affiliates, and to stimulate their efforts toward our continued success, long-term growth and profitability. The Equity Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, stock units (including deferred stock units), dividend equivalent rights, other equity-based awards and cash bonus awards. We have reserved such number of shares of common stock closest to but not more than 10% of the number of shares to be issued and outstanding following this offering, excluding any exercise of an over-allotment option (or             shares) for issuance pursuant to the Equity Incentive Plan, subject to certain adjustments set forth in the plan. This summary is qualified in its entirety by the detailed provisions of the Equity Incentive Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

        Section 162(m) of the Internal Revenue Code limits publicly held companies to an annual deduction for U.S. federal income tax purposes of $1,000,000 for compensation paid to each of their chief executive officer and their three highest compensated executive officers (other than the chief executive officer or the chief financial officer) determined at the end of each year, referred to as covered employees. However, performance-based compensation is excluded from this limitation. The Equity Incentive Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), but it is not required under the Equity Incentive Plan that awards qualify for this exception.

        Administration of the Equity Incentive Plan.    The Equity Incentive Plan will be administered by our compensation committee, and the compensation committee will determine all terms of awards granted to our executive officers under the Equity Incentive Plan. Our compensation committee will also determine the type of award and its terms and conditions and the number of shares of common stock subject to the award, if the award is equity-based. To the extent permissible under law, the board of directors may delegate to our Chairman, President and Chief Executive Officer or other director the authority to make grants to non-executive employees. The compensation committee will also interpret the provisions of the Equity Incentive Plan. During any period of time in which we do not have a compensation committee, the Equity Incentive Plan will be administered by our board of directors or another committee appointed by the board of directors. References below to the compensation committee include a reference to the board of directors or another committee appointed by the board of directors for those periods in which the board of directors or such other committee appointed by the board of directors is acting.

        Eligibility.    All of our employees and the employees of our subsidiaries and affiliates are eligible to receive awards under the Equity Incentive Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries and affiliates may receive awards under the Equity Incentive Plan, other than incentive stock options. Each member of our compensation committee that administers the Equity Incentive Plan will be both a "non-employee director" within the meaning of Rule 16b-3 of the Exchange Act, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

        Share Authorization.    As stated above, we have reserved such number of shares of common stock closest to but not more than 10% of the number of shares to be issued and outstanding following this offering, excluding any exercise of an over-allotment option (or              shares). In connection with share splits, dividends, recapitalizations and certain other events, our board will make proportionate adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under the Equity Incentive Plan and the terms of outstanding awards. If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any share awards, performance shares, performance units or other equity-based awards are forfeited or expire or otherwise terminate without the delivery of any shares of common stock or are settled in cash, the shares of common stock subject to such awards will again be available for purposes of the Equity Incentive Plan.

        The maximum number of shares of common stock subject to options or share appreciation rights that can be issued under the Equity Incentive Plan to any person is 25% of the shares reserved under the Equity Incentive Plan (or             shares) in any single calendar year (or 50% of the shares reserved under the Equity Incentive Plan (or              shares) in the year that the person is first employed). The maximum number of shares that can be issued under the Equity Incentive Plan to any person other than pursuant to an option or share appreciation right is 12.5% of the shares reserved under the Equity Incentive Plan (or             shares) in any single calendar year (or 25% of the shares reserved under the Equity Incentive Plan (or             shares) in the year that the person is first employed). The maximum amount that may be earned as an annual incentive award or other cash award in any calendar year by any one person is two million dollars ($2,000,000) (or five million dollars ($5,000,000) in the year that the person is first employed) and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is five million dollars ($5,000,000) (or seven and one-half million dollars ($7,500,000) for a performance period beginning with or immediately after the year that the person is first employed).

        The initial awards described above will become effective concurrently with the completion of this offering.

        Options.    The Equity Incentive Plan authorizes our compensation committee to grant incentive stock options (under Section 421 of the Internal Revenue Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the compensation committee, provided that the price will be equal to at least the fair market value of the shares of common stock on the date on which the option is granted. If we were to grant incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of our shares of common stock on the date of grant.

        The term of an option cannot exceed 10 years from the date of grant. If we were to grant incentive stock options to any 10% stockholder, the term cannot exceed five years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged without stockholder approval.

        The exercise price for any option or the purchase price for restricted shares is generally payable (i) in cash, (ii) by certified check, (iii) to the extent the award agreement provides, by the surrender of shares of common stock (or attestation of ownership of shares of common stock) with an aggregate fair market value on the date on which the option is exercised, of the exercise price, or (iv) to the extent the award agreement provides, by payment through a broker in accordance with procedures established by the Federal Reserve.

        Share Awards.    The Equity Incentive Plan also provides for the grant of share awards (which includes restricted shares and share units). A share award is an award of shares of common stock that may be subject to restrictions on transferability and other restrictions as our compensation committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our compensation committee may determine. A participant who receives a share award will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares, except that the board of directors may require any dividends to be reinvested in shares. During the period, if any, when share awards are non-transferable or forfeitable, a participant is prohibited from selling, transferring, assigning, pledging or otherwise encumbering or disposing of his or her award shares. We will retain custody of the certificates and a participant must deliver a stock power to us for each share award.

        Share Appreciation Rights.    The Equity Incentive Plan authorizes our compensation committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, shares of common stock or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of our common stock on the date of exercise over the shares' fair market value on the date of grant. Share appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a share appreciation right cannot exceed 10 years from the date of grant.

        Performance Units.    The Equity Incentive Plan also authorizes our compensation committee to grant performance units. Performance units represent the participant's right to receive a compensation amount, based on the value of the shares of common stock, if performance goals established by the compensation committee are met. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance or the financial performance of our operating units, the participant's performance or such other criteria determined by the compensation committee. If the performance goals are met, performance units will be paid in cash, shares of common stock or a combination thereof.

        Bonuses.    Cash performance bonuses payable under the Equity Incentive Plan may be based on the attainment of performance goals that are established by the compensation committee and relate to one or more performance criteria described in the plan. Cash performance bonuses, for which there is no minimum, must be based upon objectively determinable bonus formulas established in accordance with the plan, as determined by the board.

        Dividend Equivalents.    Our compensation committee may grant dividend equivalents in connection with the grant of any equity-based award. Dividend equivalents may be paid currently or may be deemed to be reinvested in additional shares of stock, which may thereafter accrue additional equivalents, and may be payable in cash, shares of common stock or a combination of the two. Our compensation committee will determine the terms of any dividend equivalents.

        Other Equity-Based Awards.    Our compensation committee may grant other types of equity-based awards under the Equity Incentive Plan. Other equity-based awards are payable in cash, shares of common stock or other equity, or a combination thereof, and may be restricted or unrestricted, as determined by our compensation committee. The terms and conditions that apply to other equity-based awards are determined by the compensation committee.

        Change in Control.    If we experience a change in control in which equity-based awards that are not exercised prior to the change in control will not be assumed or continued by the surviving entity, unless otherwise provided in an award: (i) all restricted shares will vest, and all share units will vest and the underlying shares will be delivered immediately before the change in control, and (ii) at the board of directors' discretion either all options and share appreciation rights will become exercisable 15 days before the change in control and terminate upon the consummation of the change in control, or all options, share appreciation rights, restricted shares and share units will be cashed out before the change in control. In the case of performance shares, if more than half of the performance period has lapsed, the performance shares will be converted into restricted shares based on actual performance to date. If less than half of the performance period has lapsed, or if actual performance is not determinable, the performance shares will be converted into restricted shares assuming target performance has been achieved.

        Amendment; Termination.    Our board of directors may amend or terminate the Equity Incentive Plan at any time; provided that no amendment may adversely impair the benefits of participants with outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or NYSE regulations. Our stockholders also must approve any amendment that changes the no re-pricing provisions of the plan. Unless terminated sooner by our board of directors or extended with stockholder approval, the Equity Incentive Plan will terminate on the tenth anniversary of the adoption of the plan.

  Employment Agreements

        We intend to enter into employment agreements with each of our named executive officers. Our employment agreements will provide for the following:

  •
  For William M. Walker, it will provide for a base salary of $500,000, a target bonus of $500,000, with the actual bonus payment to be determined by the compensation committee, and eligibility for grants of equity.

  •
  For Howard W. Smith, it will provide for a base salary of $400,000, a target bonus of $400,000, with the actual bonus payment to be determined by the compensation committee, and eligibility for grants of equity.

  •
  For Deborah A. Wilson, it will provide for a base salary of $300,000, a target bonus of $300,000, with the actual bonus payment to be determined by the compensation committee, and eligibility for grants of equity.

  •
  For Richard C. Warner, it will provide for a base salary of $300,000, a target bonus of $300,000, with the actual bonus payment to be determined by the compensation committee, and eligibility for grants of equity.

  •
  For Richard M. Lucas, it will provide for a base salary of $250,000, a target bonus of $250,000, with the actual bonus payment to be determined by the compensation committee, and eligibility for grants of equity.

        Each agreement has an initial term of three years, to be extended for an additional year on each anniversary date of the agreement, unless either party gives 60 days' prior notice that the term will not be extended.

        Regardless of the reason for any termination of employment, each named executive officer is entitled to receive the following benefits upon termination: (a) payment of any unpaid portion of such executive's base salary through the effective date of termination, (b) reimbursement for any outstanding reasonable business expense, (c) continued insurance benefits to the extent required by law, (d) payment of any vested but unpaid rights as may be required independent of the employment agreement, and (e) except in the case of termination by the company for cause, any bonus or incentive compensation that had been accrued through the effective date of termination but not paid, provided, however, that in the event of a termination without cause, a resignation for good reason or retirement, a pro rata incentive compensation will be paid only to the extent performance goals for the year are achieved.

        In addition to the benefits described above in subparagraphs (a) - (e), each named executive officer will be entitled to receive a severance payment if we terminate his or her employment without cause or the executive resigns for good reason. The severance payment is equal to (i) continued payment by the company of the executive's base salary, as in effect as of the executive's last day of employment, for a period of 12 months, (ii) continued payment for life and health insurance coverage for 12 months, to the same extent the company paid for such coverage immediately prior to termination, (iii) two times the average annual bonus earned by the executive over the preceding two years (or if the executive has not been employed for two years, payments equal to two times the target bonus for the year of termination), and (iv) vesting as of the last day of employment in any unvested portion of any options and restricted stock previously issued to the executive. The foregoing benefits are conditioned upon the executive's execution of a general release of claims.

        If the named executive officer's employment terminates due to death or disability, in addition to the benefits described above in subparagraphs (a) - (e), the executive's estate is entitled to receive (i) vesting as of the last day of employment in any unvested portion of any options and restricted stock previously issued to the executive and (ii) payment of the pro rata share of any performance bonus to which such executive would have been entitled for the year of death.

        If the named executive officer's employment terminates due to retirement, in addition to the benefits described above in subparagraphs (a) - (e), the executive is entitled to receive vesting as of the last day of employment in any unvested portion of any options and restricted stock previously issued to the executive.

        Each employment agreement contains customary non-competition and non-solicitation covenants that apply during the term and for 12 months after the term of each executive's employment with us.

  Potential Payments Upon Termination

        The compensation payable to our named executive officers upon voluntary termination for good reason, involuntary termination without cause and termination in the event of permanent disability, death or retirement of the executive is described above under "Executive Compensation—Employment Agreements."

        The table below summarizes the potential cash payments and estimated equivalent cash value of benefits that will be generally owed to our named executive officers under the terms of their employment agreements described above upon termination of those agreements under various scenarios as of December 31, 2010. Amounts shown do not include (a) payment of any unpaid portion of such executive's base salary through the effective date of termination, (b) reimbursement for any outstanding reasonable business expense, (c) continued insurance benefits to the extent required by law, (d) payment of any vested but unpaid rights as may be required independent of the employment agreement, and (e) any bonus or incentive compensation that had been accrued through the effective date of termination but not paid. The amounts set forth in the table below take into account only obligations expected to exist as of the effective time of this offering. We may implement additional termination and/or change in control plans, programs or agreements subsequent to the effective time of this offering.

Named Executive Officer	Benefit	Non-Renewal by Company(1)			Without Cause/ For Good Reason(2)			Death			Disability(3)			Retirement(4)
	Cash		$1,400,000	(5)		$1,400,000	(5)		N/A			N/A			N/A
	Continued Life and Health		$15,201	(6)		$15,201	(6)		N/A			N/A			N/A
	Equity Acceleration			$(7)			$(7)			$(7)			$(7)			$(7)
William M. Walker	Total	$			$			$			$			$
	Cash		$1,125,000	(5)		$1,125,000	(5)		N/A			N/A			N/A
	Continued Life and Health		$15,329	(6)		$15,329	(6)		N/A			N/A			N/A
	Equity Acceleration			$(7)			$(7)			$(7)			$(7)			$(7)
Howard W. Smith, III	Total	$			$			$			$			$
	Cash		$812,500	(5)		$812,500	(5)		N/A			N/A			N/A
	Continued Life and Health		$72	(6)		$72	(6)		N/A			N/A			N/A
	Equity Acceleration			$(7)			$(7)			$(7)			$(7)			$(7)
Deborah A. Wilson	Total	$			$			$			$			$
	Cash		$850,000	(5)		$850,000	(5)		N/A			N/A			N/A
	Continued Life and Health		$72	(6)		$72	(6)		N/A			N/A			N/A
	Equity Acceleration			$(7)			$(7)			$(7)			$(7)			$(7)
Richard C. Warner	Total	$			$			$			$			$
	Cash		$750,000	(5)		$750,000	(5)		N/A			N/A			N/A
	Continued Life and Health		$15,201	(6)		$15,201	(6)		N/A			N/A			N/A
	Equity Acceleration			$(7)			$(7)			$(7)			$(7)			$(7)
Richard M. Lucas	Total	$			$			$			$			$

(1)
This column describes the payments and benefits that become payable if the company elects not to renew the employment agreement.

(2)
The term "cause" means any of the following, subject to any applicable cure provisions: (i) the conviction of the executive of, or the entry of a plea of guilty or nolo contendere by the executive to, any felony; (ii) fraud, misappropriation or embezzlement by the executive; (iii) the executive's willful failure or gross negligence in the performance of his assigned duties for the company; (iv) the executive's breach of any of his fiduciary duties to the company; (v) a material violation of a material company policy; or (vi) the material breach by the executive of any material term of the employment agreement.

  The term "good reason" means any of the following, subject to any applicable cure provisions, without the executive's consent: (i) the assignment to the executive of substantial duties or responsibilities inconsistent with the executive's position at the company, or any other action by the company which results in a substantial diminution of the executive's duties or responsibilities; (ii) a requirement that the executive work principally from a location that is 20 miles further from the executive's residence than the company's address on the effective date of the executive's employment agreement; (iii) a 10% or greater reduction in the executive's aggregate base salary and other compensation (including the target bonus amount and retirement plan, welfare plans and fringe benefits) taken as a whole, excluding any reductions caused by the failure to achieve performance targets; or (iv) any material breach by the company of the employment agreement.

(3)
The term "disability" means such physical or mental impairment as would render the executive unable to perform each of the essential duties of the executive's position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months.

(4)
The term "retirement" means the point at which the executive has reached the age of 65 and has decided to exit the workforce completely.

(5)
Cash amounts represent the sum of the following: (i) the executive's expected 2010 base salary, to be paid in approximately equal installments on the company's regularly scheduled payroll dates, subject to payroll deductions and withholdings, and (ii) two times the average annual bonus earned by the executive for 2009 and 2010, assuming all performance targets have been met for 2010 (or in the case of Mr. Lucas, two times the target bonus for 2010), half of such amount to be paid within 60 days of the end of the fiscal year of termination and the remaining half to be paid at the end of the 12-month non-compete period.

(6)
Represents the value of life and health benefits paid by the company for 12 months.

(7)
The amounts represent the value of accelerated restricted stock and options to be granted to the executives concurrent with this offering. The fair value was calculated using the midpoint of the initial public offering price range shown on the cover page of this prospectus.

Director Compensation

        Prior to the formation transactions and the completion of this offering, each of our directors served as a member of the board of managers of Walker & Dunlop, LLC. The following table sets forth 2009 compensation for each director who was a member of the board of managers of Walker & Dunlop, LLC in 2009 and is currently a member of our board of directors.

2009 Director Compensation

Name and Principal Position	Fees Earned or Paid in Cash ($)	Total ($)
Mitchell M. Gaynor	10,000	10,000
Edmund F. Taylor	0	0
Robert A. Wrzosek	0	0

        Following completion of the formation transactions and this offering, we intend to approve and implement a new compensation program for our non-employee directors, including each of the independent director nominees, that consists of annual retainer fees and equity awards. In the future, each non-employee director will receive an annual base fee for his or her services of $30,000, and an annual award of $30,000 of shares of restricted stock, which will vest on the one-year anniversary of the date of grant, subject to the director's continued service on our board of directors. In addition, each non-employee director who serves on the audit, compensation and nominating and corporate governance committees will receive an annual cash retainer of $2,500 for each committee on which he or she serves, and the chairs of the audit, compensation and nominating and corporate governance committees will receive an additional annual cash retainer of $10,000, $5,000 and $5,000, respectively.

We will also reimburse each of our directors for their travel expenses incurred in connection with their attendance at full board of directors and committee meetings.

        Concurrently with this offering, we will grant $30,000 of shares of our restricted stock to each of our non-employee directors, pursuant to our Equity Incentive Plan. See "—Equity Incentive Plan." These awards of restricted stock will vest on the one-year anniversary of the date of grant.

        Any director compensation payable to Messrs. Taylor or Wrzosek shall be paid to Credit Suisse Securities (USA) LLC, or an affiliate thereof, for so long as each remains an employee thereof.

Indemnification Agreements

        We intend to enter into indemnification agreements with each of our executive officers and directors that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The form of indemnification agreement provides that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director's or executive officer's status as our director, officer or employee, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

  •
  the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or executive officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful;

provided, however, that we will have no obligation to (i) indemnify such director or executive officer for a proceeding by or in the right of our company for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding or (ii) indemnify or advance expenses of such director or executive officer for a proceeding brought by such director or executive officer against our company, except for a proceeding brought to enforce indemnification under Section 2-418 of the MGCL or as otherwise provided by our bylaws, our charter, a resolution of the board of directors or an agreement approved by the board of directors. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received.

        Upon application by one of our directors or executive officers to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

  •
  the court determines that such director or executive officer is entitled to indemnification under Section 2-418(d)(1) of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

  •
  the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in Section 2-418(b) of the MGCL or has been adjudged liable for receipt of an "improper personal benefit" under Section 2-418(c) of the MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to all reasonable expenses actually incurred by him or her, or on his or her behalf, in connection with any proceeding by us or in our right or in which the director or executive officer shall have been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL.

        Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director's or executive officer's status as our director, officer or employee, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all reasonable expenses actually incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

        We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director's or executive officer's good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to repay the amounts advanced if it should be ultimately determined that the standard of conduct has not been met.

        Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any of our present or former directors or officers who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Rule 10b5-1 Sales Plans

        Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy. Prior to the 365-day anniversary of the date of this prospectus (subject to potential extension or early termination), the sale of any shares under such plan would be subject to compliance with the lock-up agreement that the director or executive officer has entered into with the underwriters.

Compensation Committee Interlocks and Insider Participation

        Upon completion of this offering, we do not anticipate that any of our executive officers will serve as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

PRINCIPAL AND SELLING STOCKHOLDERS

        Immediately prior to the completion of this offering, there will be                        shares of our common stock outstanding and 14 stockholders of record, after giving effect to the formation transactions. The following table sets forth certain information, prior to and after this offering, regarding the ownership of each class of our capital stock by:

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  each holder of 5% or more of each class of our capital stock; and

  •
  all of our directors, director nominees and executive officers as a group.

        In accordance with SEC rules, each listed person's beneficial ownership includes:

  •
  all shares of common stock such person actually owns beneficially or of record;

  •
  all shares of common stock which such person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  all shares of common stock such person has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

        Unless otherwise indicated, the address of each named person is c/o Walker & Dunlop, Inc., 7501 Wisconsin Avenue, Suite 1200, Bethesda, Maryland 20814. No shares of common stock beneficially owned by any named executive officer, director or director nominee have been pledged as security.

Common Stock Outstanding
	Immediately Prior to this Offering		Immediately After this Offering(1)
Beneficial Owner	Shares Owned	Percentage	Shares Owned	Percentage
William M. Walker(2)
Howard W. Smith, III(3)
Deborah A. Wilson(4)
Richard C. Warner(5)
Richard M. Lucas(6)
Mitchell M. Gaynor(7)
John Rice(8)
Edmund F. Taylor(9)
Robert A. Wrzosek(10)
Alan J. Bowers(11)
Cynthia A. Hallenbeck(12)
Dana L. Schmaltz(13)
Mallory Walker(14)
Taylor Walker(15)
Column Guaranteed, LLC(16)
All directors, director nominees and executive officers as a group (12 persons)					%

*
Represents less than 1.0% of the common stock outstanding upon the completion of this offering.

(1)
Does not reflect shares of common stock reserved for issuance upon exercise of the underwriters' overallotment option.

(2)
Represents                  shares of common stock received by Mr. Walker in connection with the formation transactions and                  shares of restricted stock granted to Mr. Walker concurrently with this offering.

(3)
Represents                  shares of common stock received by Mr. Smith in connection with the formation transactions and                  shares of restricted stock granted to Mr. Smith concurrently with this offering.

(4)
Represents                  shares of common stock received by Ms. Wilson in connection with the formation transactions and                  shares of restricted stock granted to Ms. Wilson concurrently with this offering.

(5)
Represents                  shares of common stock received by Mr. Warner in connection with the formation transactions and                  shares of restricted stock granted to Mr. Warner concurrently with this offering.

(6)
Represents shares of restricted stock to be granted to Mr. Lucas concurrently with this offering.

(7)
Represents shares of restricted stock to be granted to Mr. Gaynor concurrently with this offering.

(8)
Represents shares of restricted stock to be granted to Mr. Rice concurrently with this offering.

(9)
Represents shares of restricted stock to be granted to Mr. Taylor concurrently with this offering.

(10)
Represents shares of restricted stock to be granted to Mr. Wrzosek concurrently with this offering.

(11)
Represents shares of restricted stock to be granted to Mr. Bowers concurrently with this offering.

(12)
Represents shares of restricted stock to be granted to Ms. Hallenbeck concurrently with this offering.

(13)
Represents shares of restricted stock to be granted to Mr. Schmaltz concurrently with this offering.

(14)
Represents shares of common stock received by Mr. Walker in connection with the formation transactions. Mr. Walker will sell                   shares of common stock as a selling stockholder in this offering.

(15)
Represents shares of common stock received by Mr. Walker in connection with the formation transactions. Mr. Walker will sell                   shares of common stock as a selling stockholder in this offering.

(16)
Represents shares of common stock received by Column in connection with the formation transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

2009 Column Transaction

        In January 2009, W&D, Inc., its affiliate Green Park and Column, an affiliate of Credit Suisse Securities (USA) LLC, contributed their assets to a newly formed entity, Walker & Dunlop, LLC. We treated the Column transaction as an acquisition of a business. The transaction brought together Walker & Dunlop's competencies in debt origination and investment consulting and related services, Green Park's Fannie Mae DUS origination capabilities and Column's Fannie Mae, Freddie Mac and HUD operations, including its healthcare real estate lending business, to form one of the leading providers of commercial real estate financial services in the United States. Substantially all of the assets and liabilities of W&D, Inc. and Green Park (the "GPF Parties"), including its wholly owned subsidiary Green Park Express, LLC, were transferred to Walker & Dunlop, LLC in exchange for 5% and 60% interests, respectively, in Walker & Dunlop, LLC, and certain assets and liabilities of Column were transferred to Walker & Dunlop, LLC for a 35% interest in Walker & Dunlop, LLC. We obtained a third-party valuation of Column and the GPF Parties to assist us in determining the valuation of the consideration paid to obtain the Column operations and in determining the relative ownership of Walker & Dunlop, LLC.

        Separately, the fair values of the individual assets acquired and liabilities assumed from Column were supported by a third-party valuation that used discounted cash flow techniques. Because the fair value of these net assets acquired exceeded the fair value of the consideration paid, a bargain purchase gain of $10.9 million was recognized. We attribute this gain to the economic and credit environments at the time of the transaction. In connection with the 2009 Column transaction, Walker & Dunlop, LLC entered into a transition services agreement with Green Park and Column, which terminated according to its terms on December 31, 2009.

        In connection with the Column transaction, the GPF Parties, Walker & Dunlop, LLC and Column entered into an agreement, dated January 30, 2009 (the "Column Transaction Agreement"), pursuant to which the GPF Parties and Column agreed to provide indemnification for certain matters. Each of the GPF Parties and Column agreed to indemnify Walker & Dunlop, LLC and its related parties against any damages or expenses that might be incurred from (i) the breach of certain representations and warranties, covenants or agreements of the indemnifying party contained in the Column Transaction Agreement or related documents, (ii) a request or requirement by a third-party that Walker & Dunlop, LLC repurchase a loan originated by Column or the GPF Parties, as applicable, and (iii) any liability with respect to assets and liabilities of Column or the GPF Parties, as applicable, that were specifically excluded by the terms of the Column Transaction Agreement. Pursuant to this provision, we are seeking indemnification from Column for the litigation filed by Capital Funding, as described in "Business—Legal Proceedings." Liability is capped at $10 million for each party, subject to certain exceptions. The cap does not apply to certain excepted warranties or to breaches based on claims not based solely on an asserted breach of a representation or warranty, including claims related to a third party request or requirement that Walker & Dunlop, LLC repurchase a loan originated by a Column or GPF Party, as applicable.

        As a result of the formation transactions, the GPF Parties and Walker & Dunlop, LLC will be our wholly owned subsidiaries, and will no longer have any outside members, officers or directors. The Column indemnity to Walker & Dunlop, LLC (which includes an indemnification for any obligation to repurchase a loan originated by Column as described above) will continue in accordance with its terms. In addition, we have agreed that the GPF Parties' indemnity to Walker & Dunlop, LLC and its current members, including Column, will continue following the formation transactions. With respect to third party loan repurchase obligations, these indemnities survive through January 30, 2019. With respect to breaches of representations and warranties, these indemnities survive until the later of January 30, 2012, or the expiration of the applicable statute of limitations. The survival of the indemnity by the

GPF Parties to Walker & Dunlop, LLC and its members, including Column, will permit them, to the extent that they sustain damages resulting from any indemnified matter, to assert claims for indemnification against the GPF Parties for the survival period of the applicable indemnification obligation under the Column Transaction Agreement. As wholly owned subsidiaries of ours, we could be materially and adversely affected by any such indemnity claim made against the GPF Parties, to the extent successful. Other than the matters discussed under "Business—Legal Proceedings" for which we are seeking indemnification, we are unaware of any potential claims for indemnification by Walker & Dunlop LLC or its members under the Column Transaction Agreement.

Formation Transactions

        Concurrently with the closing of this offering, we will complete certain formation transactions through which Walker & Dunlop, LLC will become a wholly owned subsidiary of Walker & Dunlop, Inc., a newly formed Maryland corporation. In connection with the formation transactions, members of the Walker family, certain of our directors and executive officers and certain other individuals and entities who currently own interests in certain entities which directly or indirectly hold equity interests in Walker & Dunlop, LLC, will contribute their respective interests in such entities to Walker & Dunlop, Inc. for shares of our common stock. As a result of the contributions, we will become responsible for three loans in the aggregate outstanding amount of $30.3 million. In connection with the formation transactions, each of our executive officers, certain directors and Column will receive the following number of shares of our common stock:

  •
  Mr. William M. Walker will receive                  shares of common stock;

  •
  Mr. Howard W. Smith will receive                  shares of common stock;

  •
  Ms. Deborah A. Wilson will receive                  shares of common stock;

  •
  Mr. Richard C. Warner will receive                  shares of common stock; and

  •
  Column will receive                  shares of common stock.

        In addition to the shares of common stock to be received in connection with the formation transactions, our executive officers and directors will also benefit from the following:

  •
  employment agreements which will provide for salary, bonus and other benefits, including severance benefits in the event of a termination of employment in certain circumstances (see "Management—Executive Compensation—Potential Payments Upon Termination" for more information);

  •
  grants of options and restricted stock pursuant to our Equity Incentive Plan (see "Management—Compensation Discussion and Analysis" for more information);

  •
  indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against them as an officer and/or director of our company (see "Material Provisions of Maryland Law and of Our Charter and Bylaws" for more information); and

  •
  a registration rights agreement with regard to shares of our common stock issued in connection with our formation transactions to former direct and indirect equity holders of Walker & Dunlop, LLC, including certain of our executive officers and directors.

        Our predecessor, Walker & Dunlop, LLC, provided tax advances to its members on a quarterly basis when it generated taxable income for the members. Tax advances were based on taxable income at the highest federal and local taxes for residents of the District of Columbia. For the nine months ended September 30, 2010, and the years ended December 31, 2009, 2008, and 2007, tax advances were made to William Walker and Howard Smith as provided below:

	9/30/10	12/31/09	12/31/08	12/31/07
William M. Walker	$611,636	$242,346	$1,275,966	$768,594
Howard W. Smith, III	$459,546	$217,600	$840,531	$542,008

        Tax advances have generally been repaid from Walker & Dunlop, LLC's distributions in first or second quarter following the tax distribution. No tax advances were made to Mr. Smith and Mr. Walker during the quarter ended September 30, 2010 and all previously outstanding advances have been repaid in full. As of September 30, 2010, tax advances to non-executive shareholders totaling $0.7 million were outstanding. The tax advances bear no interest rate.

        On July 8, 2008, Ms. Wilson purchased a 3.2% interest in one of our predecessors, GPF Acquisition, LLC, in return for a $218,946 note held by the company. The note was scheduled to mature on the earlier of December 31, 2018, at Ms. Wilson's termination of employment with the company, or a sale of GPF Acquisition, LLC. The interest rate on the note was equal to the 90-day LIBOR plus 200 basis points. All GPF Acquisition, LLC distributions, except for tax advances, were used to pay down the note. Ms. Wilson paid principal and interest amounts of $48,814 and $26,713 in October 2009. On August 2, 2010, Ms. Wilson repaid the balance of the note in full.

Commercial Real Estate Funds

        W&D Balanced Real Estate Fund I GP, LLC, our wholly owned subsidiary, is the general partner of W&D Balanced Real Estate Fund I LP (the "Balanced Fund"), a commercial real estate fund that has invested approximately $50 million in commercial real estates securities and loans, such as first mortgages, B-notes, mezzanine debt and equity securities. The Balanced Fund has invested approximately $50 million to date and has no further commitments to invest. It is only responsible for managing the investments. All of the limited partnership interests in the Balanced Fund are held by third-party pension funds. Pursuant to the Balanced Fund's partnership agreement, only the limited partners share in regular distributions; our subsidiary, as the general partner, is only entitled to an incentive fee if returns exceed certain pre-established thresholds. To date, the general partner has never received an incentive fee. Our subsidiary has contracted with Walker & Dunlop Fund Management, LLC (the "Advisor"), a registered investment advisor, of which Mr. Walker, our Chairman, President and Chief Executive Officer, is the sole member, for it to provide investment advisory services to the Balanced Fund pursuant to an investment advisory agreement. We provide consulting, overhead and other corporate services to the Advisor pursuant to a corporate services agreement for a fee. In 2009 and the nine months of 2010, the amount of such fees were approximately $686,000 and $514,148, respectively.

        We also provide investment, consulting and related services to Walker & Dunlop Multifamily Equity I, LLC (the "Multifamily Advisor"), in which members of the Walker family, including Mr. Walker, our Chairman, President and Chief Executive Officer, hold 81.1% of the membership interests. The Multifamily Advisor holds a 1% managing member interest in, and serves as the investment advisor pursuant to an investment advisory agreement to, Walker & Dunlop Apartment Fund I, LLC (the "Apartment Fund"), a commercial real estate fund that has invested approximately $45 million in multifamily real estate properties and mezzanine loans and has no further commitments to invest. An institutional investor owns a 99% non-managing member interest in the Apartment Fund. Pursuant to the Apartment Fund's operating agreement, distribution of net cash flow is first distributed to the institutional investor based on an investment yield, then to the Multifamily Advisor, and the balance of the net cash flow of the Apartment Fund is then distributed 99% to the institutional investor and 1% to the Multifamily Advisor. In exchange for the provision of investment, consulting and related services pursuant to a corporate services agreement between the Multifamily Advisor and

Walker & Dunlop, LLC, Walker & Dunlop, LLC provides corporate services to the Multifamily Advisor in connection with Multifamily Advisor's asset management responsibilities to the Apartment Fund for a fee. In 2009 and the nine months of 2010, the amount of such fees was approximately $329,748 and $151,570, respectively.

Related Party Transaction Policies

        Our board of directors has adopted a policy regarding the approval of any "related person transaction," which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $100,000, and a "related person" (as defined under SEC rules) has a direct or indirect material interest; provided, however, that approval is not required for competitive bidding and similar transactions that are not deemed to be related party transactions under Item 404(a) of Regulation S-K of the Exchange Act. Under the policy, a related person would need to promptly disclose to our Compliance Officer any related person transaction and all material facts about the transaction. Our Compliance Officer would then assess and promptly communicate that information to the Audit Committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Equity-Based Awards

        Concurrently with this offering, we will grant options to purchase an aggregate of                  shares of our common stock and                   shares of restricted stock under our Equity Incentive Plan to certain of our employees, including our executive officers, and our independent directors.

Indemnification Agreements

        We intend to enter into indemnification agreements with each of our executive officers and directors that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The form of indemnification agreement provides that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director's or executive officer's status as our director, officer or employee, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

  •
  the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or executive officer actually received an improper personal benefit in money, property or services; or

  •
  with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful;

provided, however, that we will have no obligation to (i) indemnify such director or executive officer for a proceeding by or in the right of our company for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding or (ii) indemnify or advance expenses of such director or executive officer for a proceeding brought by such director or executive officer against our company, except for a proceeding brought to enforce indemnification under Section 2-418 of the MGCL or as otherwise provided by our charter or bylaws, a resolution of the board of directors or an agreement approved by the board of directors. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received.

Registration Rights Agreement

        Upon completion of this offering, we will enter into a registration rights agreement with regard to shares of our common stock issued in connection with our formation transactions to former direct and indirect equity holders of Walker & Dunlop, LLC, including certain of our executive officers and directors, which we refer to collectively as the registrable shares. Pursuant to the registration rights agreement, we will grant such holders and their direct and indirect transferees demand registration rights to have the registrable shares registered for resale, which registration statement must remain effective for the shorter of two years or until the date on which all of the registrable shares have been sold; provided, however, that these registration rights will only begin to apply one year after the completion of this offering. In addition to demand registration rights, certain holders will receive tag along rights whereby they will have the right to have their shares registered if other persons with registration rights register their shares or if the company proposes to file a registration statement in connection with an underwriting offering. The right to keep a registration statement effective shall cease to apply when registrable shares can be sold pursuant to Rule 144 without any limitations other than the requirement for current public information regarding the company.

        Notwithstanding the foregoing, we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) in the event of certain corporate events affecting us for certain periods, referred to as "blackout periods."

        We will bear all of the costs and expenses incident to our registration requirements under the registration rights agreement, including, without limitation, all registration, filing and stock exchange or FINRA fees, all fees and expenses of complying with securities or "blue sky" laws, all printing expenses, and all fees and disbursements of counsel and independent public accountants retained by us and one counsel retained by the selling stockholders. We have also agreed to indemnify the persons receiving registration rights against specified liabilities, including certain potential liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute the payments such persons may be required to make in respect thereof.

Stockholders Agreement

        Upon completion of this offering, we will enter into a stockholders agreement with Column, William Walker, our Chairman, President and Chief Executive Officer, and Mallory Walker, the father of William Walker and our former Chairman. Pursuant to this agreement, we have agreed to nominate two Column designees, currently Edmund Taylor and Robert Wrzosek, for election as directors at our 2011 annual meeting of stockholders, and William Walker and Mallory Walker have agreed to vote the shares of common stock owned by them for the Column designees at the 2011 annual meeting of stockholders and at any special meeting of stockholders at which directors are to be elected that occurs within six months after the expiration of Column's lock-up agreement entered into in connection with this offering. In addition, if William Walker and/or Mallory Walker propose to sell their shares of common stock in a private transaction where the number of shares proposed to be sold exceed 10% of the total outstanding shares of common stock of the Company, the Walkers have agreed to permit Column to participate as a selling stockholder in such transaction, subject to certain conditions. Similarly, Column has agreed to permit Mallory Walker to participate in such a transaction if Column is the selling party, subject to certain limitations and conditions.

DESCRIPTION OF CAPITAL STOCK

        The following summary of the material terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        Our charter provides that we may issue up to two hundred million (200,000,000) shares of common stock, $0.01 par value per share, and fifty million (50,000,000) shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of common stock or the number of shares of stock of any class or series without stockholder approval. Upon completion of this offering and the formation transactions described in this prospectus,                  shares of common stock will be issued and outstanding on a fully diluted basis (assuming no exercise of the underwriters' overallotment option) or                  shares if the underwriters' overallotment option is exercised in full, and no preferred shares will be issued and outstanding.

        Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

        Shares of our common stock are not deposits or other obligations of any bank, an insurance policy of any insurance company or insured or guaranteed by the FDIC, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guarantee association coverage or any similar protection.

Shares of Common Stock

Voting Rights of Common Stock

        Except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of capital stock, the holders of such shares of common stock will possess the exclusive voting power. There will be no cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding a majority of the votes entitled to be cast on the matter. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity if all of the equity interests of which are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation's subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without the approval of our stockholders.

Dividends, Distributions, Liquidation and Other Rights

        Subject to the preferential rights of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our board of directors, and declared by us out of assets legally available therefor. If we fail to pay dividends on any shares of our preferred stock, if any are then outstanding, generally we may not pay dividends on or repurchase shares of our common stock. Such holders are also entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of our company and the preferential amounts owing with respect to any outstanding preferred shares.

        Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights, unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our common stock would otherwise be entitled to exercise appraisal rights. Holders of shares of our common stock will have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Stock

        Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common or preferred stock into other classes or series of shares of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over the shares of our common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest. No shares of our preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

        We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series of stock, as well as the additional shares of stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our shares of stock or otherwise be in the best interest of our stockholders. See "Certain Provisions of Maryland Law and of Our Charter and Bylaws—Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws."

Preferred Stock

        Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock with respect to dividends, distributions or rights upon liquidation. The issuance of preferred stock could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of shares of our common stock or otherwise be in the best interests of the stockholders. The rights, preferences and privileges of holders of shares of our common stock are subject to, and may be adversely affected by, the rights of the holders of preferred stock. Our board of directors has no present plans to issue preferred stock but may do so at any time in the future without stockholder approval.

Transfer Agent and Registrar

        The transfer agent and registrar for our shares of common stock will be BNY Mellon Shareowner Services.

 SHARES ELIGIBLE FOR FUTURE SALE

        After giving effect to this offering and the formation transactions described in this prospectus, we will have                  shares of common stock outstanding on a fully diluted basis (assuming no exercise of the underwriters' overallotment option) or                  shares if the underwriters' overallotment option is exercised in full. Of these shares, the                  shares sold in this offering (or                  shares if the underwriters' overallotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased in this offering by our "affiliates," as that term is defined by Rule 144 under the Securities Act and any shares otherwise subject to lock-up agreements, as described below.

        Our shares of common stock are newly issued securities for which there is no established trading market. No assurance can be given as to (i) the likelihood that an active trading market for our shares of common stock will develop or continue, (ii) the liquidity of any such market, (iii) the ability of the stockholders to sell the shares when desired, or at all, or (iv) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the trading or market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect materially and adversely the trading and prevailing market price of our common stock. See "Risk Factors—Risks Related to Our Common Stock."

Rule 144

        After giving effect to this offering,                  shares of our outstanding shares of common stock will be "restricted" securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

        In general, under Rule 144 as currently in effect, beginning 180 days after the date of this prospectus, a person (or persons whose restricted securities are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to freely transfer those restricted securities, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        An affiliate of ours who has beneficially owned restricted securities for at least six months would be entitled to sell, within any three-month period, a number of restricted securities that does not exceed the greater of:

  •
  1% of the shares of our common stock then outstanding; or

  •
  the average weekly trading volume of the shares of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 by our affiliates or persons selling restricted securities on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Lock-Up Agreements

        We have agreed that we will not, directly or indirectly, take any of the following actions with respect to our common stock or any securities convertible into or exchangeable or exercisable for any of our common stock: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer, whether now owned or hereafter acquired or with respect to which we have or hereafter acquire the power of disposition, (ii) enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap, hedge or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, (iii) establish or increase a put-equivalent position or liquidate or decrease a call-equivalent position in our common stock or securities convertible into our common stock within the meaning of Section 16 of the Exchange Act, or (iv) file any registration statement under the Securities Act with respect to our common stock or any securities convertible into or exchangeable or exercisable for any of our common stock (except for a registration statement on Form S-8 to register shares granted pursuant to the terms of a plan in effect on the date of this prospectus), or with respect to any of the foregoing (i) through (iii), or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC, Keefe, Bruyette & Woods, Inc. and Morgan Stanley & Co. Incorporated, except, in each case, (A) the securities purchased by the underwriters (including any overallotment, if exercised) to be sold pursuant to this prospectus and the securities to be issued in connection with the formation transactions; (B) grants of employee stock options or other equity pursuant to the terms of a plan in effect on the date of this prospectus and described herein, provided that such options do not vest during the 180-day Restricted Period (as defined below); or (C) the issuance of common stock or any securities convertible into or exchangeable or exercisable for our common stock in connection with the acquisition by the company or any of its subsidiaries of the securities, businesses, property or other assets of another person or entity or pursuant to any employee benefit plan assumed by the company in connection with any such acquisition, provided that (i) no securities may be issued under this clause (C) within 60 days of the date of this prospectus and (ii) any shares of common stock issued or issuable in all instances under this clause (C) may not exceed, in aggregate amount, 10% of the number of shares of our common stock outstanding immediately following this offering and any recipient of any such shares or securities agrees in writing to be subject to the restrictions set forth in the following paragraph. We will be subject to these restrictions for a period of 180 days from the date of this prospectus (the "180-day Restricted Period").

        Our executive officers, directors, including our director nominees, employees of our company that are participants in our directed share program and our existing equity holders have agreed that they will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, (ii) enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap, hedge or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to, the registration of any of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Our executive officers, directors, including our director nominees and our existing equity holders will be subject to these restrictions for a period of 365 days from the date of this prospectus (the "365-day Restricted Period"), and our employees who are participants in the directed share program will be subject to these restrictions for the 180-day Restricted Period. The 365-day Restricted Period and the 180-day Restricted Period are collectively referred to as the "Restricted Periods." At any time and without public notice, Credit Suisse Securities (USA) LLC, Keefe, Bruyette & Woods, Inc. and Morgan Stanley & Co. Incorporated, may, in their sole discretion, release all or some of the securities from these lock-up agreements.

        The Restricted Periods are subject to extension under limited circumstances. In the event that either (i) during the last 17 days of any Restricted Period, we release earnings results or material news or a material event relating to us occurs or (ii) prior to the expiration of any Restricted Period, we announce that we will release earnings results during the 16-day period beginning on the last day of such Restricted Period, then such Restricted Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse Securities (USA) LLC, Keefe, Bruyette & Woods, Inc. and Morgan Stanley & Co. Incorporated waive, in writing, such extension.

Registration Rights Agreement

        Upon completion of this offering, we will enter into a registration rights agreement with regard to an aggregate of                 shares of our common stock issued in connection with our formation transactions to former direct and indirect equity holders of Walker & Dunlop, LLC, including certain of our executive officers and directors. For more information on our registration rights agreement, see "Certain Relationships and Related Transactions—Registration Rights Agreement."

Grants Under Equity Incentive Plan

        Our Equity Incentive Plan provides for the grant of incentive awards to our employees, officers, directors and service providers. Concurrently with this offering, we intend to grant options to purchase an aggregate of                  shares and                  restricted shares to certain of our employees, including our executive officers, and our independent directors upon completion of this offering, and intend to reserve an additional                  shares of common stock for issuance under the plan after this offering.

        We intend to file with the SEC a registration statement on Form S-8 covering the shares of common stock issuable under the Equity Incentive Plan. Shares of our common stock covered by such registration statement, including any shares of our restricted stock and shares of common stock issuable upon the exercise of options, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

        The following summary of certain provisions of the MGCL and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Our Board of Directors

        Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors, but may not be fewer than the minimum number required under the MGCL nor more than 15. We will have nine directors upon the completion of this offering. Our charter and bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is duly elected and qualifies.

        Pursuant to our bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

        Our bylaws provide that at least a majority of our directors will be "independent," with independence being defined in the manner established by our board of directors and in a manner consistent with listing standards established by the NYSE.

Removal of Directors

        Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and that our board of directors has the exclusive power to fill vacant directorships. These provisions may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

  •
  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's voting stock; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approve in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

        After such five-year prohibition, any business combination between the company and an interested stockholder must be recommended by the board of directors and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of voting shares of stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

        These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation's board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

        The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to exercise or direct the exercise of the voting power in the election of directors generally but excluding: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an "acquiring person statement" as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any stockholders meeting.

        If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

  •
  a classified board;

  •
  a two-thirds stockholder vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of the directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

  •
  a majority requirement for the calling of a special meeting of stockholders.

        Our charter provides that, at such time as we become eligible to make a Subtitle 8 election, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) require the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, which removal will be allowed only for cause, (ii) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and fill vacancies and (iii) require, unless called by the chairman of our board of directors, our president or chief executive officer or a majority of our directors then in office, the written request of stockholders entitled to cast no less than a majority of all votes entitled to be cast at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or adopt one or more of the other provisions of Subtitle 8.

Amendment of Our Charter and Bylaws and Approval of Extraordinary Actions

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation's charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors and indemnification of directors and officers) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding a majority of all votes entitled to be cast on the matter.

        Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Meetings of Stockholders

        Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders shall be called by our secretary upon the written request of stockholders holding not less than a majority of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Maryland law and our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is given in writing or by electronic transmission by each stockholder entitled to vote on the matter.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by or at the direction of our board of directors; or

  •
  by a stockholder who was a stockholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting in the election of directors or on the proposal of other business, as the case may be, and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our bylaws.

        With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders. Nominations of persons for election to our board of directors may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by or at the direction of our board of directors; or

  •
  provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of directors or on the proposal of other business, as the case may be, and who has complied with the advance notice provisions set forth in, and provided information and certificates required by, our bylaws.

        The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

        The business combination statute, control share acquisition statute, the provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in the best interests of our stockholders.

Indemnification and Limitation of Directors' and Officers' Liability

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or officer on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct.

        Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director's or officer's ultimate entitlement to:

  •
  any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of certain United States federal income tax considerations relating to the holding and disposition of our common stock by a non-U.S. stockholder (as defined below). As used in this section, references to the terms "company," "we," "our," and "us" mean only Walker & Dunlop, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated.

        This summary is based upon the United States Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), U.S. Treasury Regulations, rulings and other administrative interpretations and practices of the Internal Revenue Service (the "IRS") (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this section. The summary is also based upon the assumption that we will operate the company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents.

        This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, including:

  •
  broker-dealers;

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  financial institutions;

  •
  holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

  •
  insurance companies;

  •
  persons other than non-U.S. stockholders (as defined below);

  •
  persons holding 10% or more (by vote or value) of our outstanding common stock, except to the extent discussed below;

  •
  persons holding our stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment or transaction;

  •
  persons holding our common stock on behalf of other persons as nominees;

  •
  persons holding our common stock through a partnership or similar pass-through entity;

  •
  persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

  •
  REITs;

  •
  regulated investment companies, or RICS;

  •
  subchapter S corporations;

  •
  tax-exempt organizations;

  •
  trusts and estates; or

  •
  U.S. expatriates.

        This summary assumes that stockholders will hold our common stock as a capital asset, which generally means as property held for investment.

        You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of Non-U.S. Stockholders

        This section summarizes the taxation of non-U.S. stockholders. For these purposes, a non-U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is other than:

  •
  a citizen or resident of the U.S.;

  •
  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in place to be treated as a United States person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of any such partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.

Distributions

        If distributions are paid on shares of our common stock, the distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent a distribution exceeds our current and accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, the adjusted tax basis of your shares in our common stock. Any remainder will constitute gain on the common stock. Dividends paid to a non-U.S. stockholder generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. If the dividend is effectively connected with the non-U.S. stockholder's conduct of a trade or business in the United States or, if a tax treaty requires, attributable to a U.S. permanent establishment maintained by such non-U.S. stockholder, the dividend will not be subject to any withholding tax, provided certification requirements are met, as described below, but will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally. A non-U.S. stockholder that is taxable as a corporation for U.S. federal income tax purposes may, under certain circumstances, also be subject to a branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, on a portion of its effectively connected earnings and profits for the taxable year

        To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. stockholder must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income, or such successor forms as the IRS designates, prior to the payment of dividends. These forms must be periodically updated. Non-U.S. stockholders generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund. Non-U.S.

stockholders should consult their own tax advisors regarding the potential applicability (including their eligibility for the benefits) of any income tax treaty.

Disposition

        A non-U.S. stockholder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of shares of our common stock unless any one of the following is true:

  •
  the gain is effectively connected with the non-U.S. stockholder's conduct of a trade or business in the United States and, if a tax treaty applies, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. stockholder;

  •
  the non-U.S. stockholder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met; or

  •
  our common stock constitutes a U.S. real property interest by reason of our status as a "United States real property holding corporation," or USRPHC, for U.S. federal income tax purposes at any time during the shorter of (i) the period during which you hold our common stock or (ii) the five-year period ending on the date you dispose of our common stock.

        We believe that we are not currently, and will not become, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. As a general matter, as long as our common stock is regularly traded on an established securities market, however, it will not be treated as a U.S. real property interest with respect to any non-U.S. stockholder that holds no more than 5% of such regularly traded common stock. If we are determined to be a USRPHC and the foregoing exception does not apply, among other things, a purchaser may be required to withhold 10% of the proceeds payable to a non-U.S. stockholder from a disposition of our common stock, and the non-U.S. stockholder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons, and may also be subject to alternative minimum tax.

        Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally but will generally not be subject to withholding. A non-U.S. stockholder that is taxable as a corporation for U.S. federal income tax purposes may, under certain circumstances, also be subject to a branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, on such gain. Gain described in the second bullet point above will be subject to a flat 30% U.S. federal income tax, which may be offset by certain U.S. source capital losses. Non-U.S. stockholders should consult any potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        Information reporting and backup withholding may apply to dividends paid with respect to our common stock and to proceeds from the sale or other disposition of our common stock. In certain circumstances, non-U.S. stockholders may not be subject to information reporting and backup withholding if they certify under penalties of perjury as to their status as non-U.S. stockholders or otherwise establish an exemption and certain other requirements are met. Non-U.S. stockholders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a non-U.S. stockholder generally may be refunded or credited against the non-U.S. stockholder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Withholding on Payments to Certain Foreign Entities

        The Hiring Incentives to Restore Employment Act imposes withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities unless additional certification, information reporting and other specified requirements are satisfied. Failure to comply with the new reporting requirements could result in withholding tax being imposed on payments of, among other types of payments, dividends and proceeds of the sales of stock, in any case to foreign intermediaries and certain non-U.S. stockholders. This legislation is generally effective for payments made after December 31, 2012. We will not pay any additional amounts in respect of any amounts withheld. Prospective investors should consult their own tax advisors regarding this new legislation.

U.S. Federal Estate Taxes

        Shares of our common stock owned or treated as owned by an individual who at the time of death is a non-U.S. stockholder are considered U.S. situs assets and will be included in the individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

State, Local and Foreign Taxes

        Our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may conduct business or own assets located in numerous U.S. jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

 ERISA CONSIDERATIONS

        A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards under ERISA in the context of the plan's particular circumstances before authorizing an investment of a portion of such plan's assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of Internal Revenue Code). Thus, a plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL. Similar restrictions apply to many governmental and foreign plans which are not subject to ERISA. Thus, those considering investing in the shares of common stock on behalf of such a plan should consider whether the acquisition or the continued holding of the shares of common stock might violate any such similar restrictions.

        The DOL, has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the plan's assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

        The DOL Regulations provided that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The company expects the common stock to be "widely held" upon completion of the initial public offering.

        The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations are not likely to result in the failure of common stock to be "freely transferable." The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

        Accordingly, we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be "plan assets" of any plan that invests in our common stock.

        Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code or violate any similar laws.

UNDERWRITING (CONFLICTS OF INTEREST)

        We and the selling stockholders are offering the shares of our common stock described in this prospectus through Credit Suisse Securities (USA) LLC, Keefe, Bruyette & Woods, Inc. and Morgan Stanley & Co. Incorporated, as the underwriters in this offering. Credit Suisse Securities (USA) LLC, Keefe, Bruyette & Woods, Inc. and Morgan Stanley & Co. Incorporated are acting as the joint book-running managers and representatives of the several underwriters. We and the selling stockholders have entered into an underwriting agreement with Credit Suisse Securities (USA) LLC, Keefe, Bruyette & Woods, Inc. and Morgan Stanley & Co. Incorporated as representative of the underwriters, dated                        , 2010. Subject to the terms and conditions of the Underwriting Agreement, each of the underwriters has severally agreed to purchase from us and the selling stockholders, and we and the selling stockholders have agreed to sell to the underwriters, the number of shares of common stock listed next to its name in the following table (the "Initial Shares").

Underwriter of Shares	Number
Credit Suisse Securities (USA) LLC
Keefe, Bruyette & Woods, Inc.
Morgan Stanley & Co. Incorporated
William Blair & Company, L.L.C.
JMP Securities LLC
Stifel, Nicolaus & Company, Incorporated

Total

        In connection with this offering, the underwriters or securities dealers may distribute the prospectus to investors electronically.

Commissions and Discounts

        Shares of common stock sold by the underwriters to the public will be offered initially at the public offering price set forth on the cover of this prospectus. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the public offering price. Any of these securities dealers may resell any shares of common stock purchased from the underwriters to other brokers or dealers at a discount of up to $            per share from the public offering price. After the initial public offering, the underwriters may change the offering price and the other selling terms. Sales of shares of common stock made outside of the United States may be made by affiliates of the underwriters.

        The following table shows the per share and total underwriting discounts and commissions we and the selling stockholders will pay to the underwriters, assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase an additional                        shares of common stock:

	Company No Exercise	Company Full Exercise	Selling Stockholder No Exercise	Selling Stockholder Full Exercise
Per Share	$	$

Total	$	$

        We estimate that the total expenses of this offering payable by us and the selling stockholders, not including the underwriting discounts and commissions but including our reimbursement of certain expenses of the underwriters, will be approximately $            .

        Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing on the New York Stock Exchange, subject to the official notice of issuance, under the symbol "WD." The initial public offering price for the common stock will be determined by negotiations among the underwriters, the selling stockholders and us and the initial public offering price of the common stock may not be indicative of the market price following this offering. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical and projected business, results of operations, liquidity and financial condition, an assessment of our management and the consideration of the various other matters referenced in this prospectus in relation to the market valuation of other comparable corporations.

Over-allotment Option

        We have granted the underwriters an option to purchase up to                                    additional shares of our common stock (the "Option Shares"), at the public offering price less the underwriting discounts and commissions. The underwriters may exercise this option in whole or from time to time in part solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions in the Underwriting Agreement, to purchase a number of additional shares of our common stock proportionate to such underwriter's initial amount relative to the total amount reflected in the above table.

No Sales of Similar Securities

        We have agreed that we will not, directly or indirectly, take any of the following actions with respect to our common stock or any securities convertible into or exchangeable or exercisable for any of our common stock: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer, whether now owned or hereafter acquired or with respect to which we have or hereafter acquire the power of disposition, (ii) enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap, hedge or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, (iii) establish or increase a put-equivalent position or liquidate or decrease a call-equivalent position in our common stock or securities convertible into our common stock within the meaning of Section 16 of the Exchange Act, or (iv) file any registration statement under the Securities Act with respect to any of the foregoing under (i) through (iii) or publicly disclose the intention to take any such action, except, in each case, (A) the securities purchased by the underwriters (including any overallotment, if exercised) to be sold pursuant to this prospectus and the securities to be issued in connection with the formation transactions; (B) grants of employee stock options or other equity pursuant to the terms of a plan in effect on the date of this prospectus and described herein, provided that such options do not vest during the 180-day Restricted Period; or (C) the issuance of common stock or any securities convertible into or exchangeable or exercisable for any of our common stock in connection with the acquisition by the company or any of its subsidiaries of the securities, businesses, property or other assets of another person or entity or pursuant to any employee benefit plan assumed by the company in connection with any such acquisition, provided that (i) no securities may be issued under this clause (C) within 60 days of the date of this prospectus and (ii) any shares of common stock issued or issuable in all instances under this clause (C) may not exceed, in aggregate amount, 10% of the number of shares of our common stock outstanding immediately following this offering and any recipient of any such shares or securities agrees in writing to be subject to the restrictions set forth in the following paragraph. We will be subject to these restrictions for the 180-day Restricted Period.

        Our executive officers, directors, including our director nominees, our employees who are participants in the directed share program and our existing equity holders have agreed that they will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, (ii) enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap, hedge or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to, the registration of any of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Our executive officers, directors, including our director nominees and our existing equity holders will be subject to these restrictions for the 365-day Restricted Period and our employees who are participants in the directed share program will be subject to the restrictions for the 180-day Restricted Period. At any time and without public notice, Credit Suisse Securities (USA) LLC, Keefe, Bruyette & Woods, Inc. and Morgan Stanley & Co. Incorporated, may, in their sole discretion, release all or some of the securities from these lock-up agreements.

        The Restricted Periods are subject to extension under limited circumstances. In the event that either (i) during the last 17 days of any Restricted Period, we release earnings results or material news or a material event relating to us occurs or (ii) prior to the expiration of any Restricted Period, we announce that we will release earnings results during the 16-day period beginning on the last day of such Restricted Period, then such Restricted Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse Securities (USA) LLC, Keefe, Bruyette & Woods, Inc. and Morgan Stanley & Co. Incorporated waive, in writing, such extension.

Directed Share Program

        At our request, the underwriters have reserved for sale up to                         percent of the shares of our common stock to be sold in the offering, at the public offering price less the underwriting discounts and commissions, to our directors, officers, and other employees, principal stockholders and related persons. Any shares purchased by our employees under this directed share program are subject to the 180-day Restricted Period. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Indemnification and Contribution

        We and the selling stockholders have agreed to indemnify the underwriters and their affiliates, selling agents and controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriters and their affiliates, selling agents and controlling persons may be required to make in respect of those liabilities.

Price Stabilization and Short Positions

        In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

  •
  stabilizing transactions;

  •
  short sales; and

  •
  purchases to cover positions created by short sales.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked short sales," which are short positions in excess of that amount.

        The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

        As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Passive Market Making

        In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in our common stock on the New York Stock Exchange in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in a passive market making and may end passive market making activities at any time.

Affiliations

        The underwriters and their affiliates have provided certain commercial banking, financial advisory and investment banking services for us for which they receive fees. Affiliates of certain of the underwriters from time to time enter bids with respect to mortgage backed security trades with us and the lowest bidder purchases those securities.

        The underwriters and their affiliates may from time to time in the future perform services for us and engage in other transactions with us.

Conflicts of Interest

        An affiliate of Credit Suisse Securities (USA) LLC will own approximately        % of our common stock on a fully diluted basis upon completion of this offering (assuming no exercise of the underwriters' overallotment option) and two members of our board of directors are affiliated with

Credit Suisse Securities (USA) LLC. Because of this relationship, this offering is being conducted in accordance with NASD Rule 2720. This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of "due diligence" with respect to, this prospectus and the registration statement of which this prospectus is a part. Keefe, Bruyette & Woods, Inc. has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act.

Selling restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relative Implementation Date") an offer of shares of common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer of shares to the public in that Relevant Member State may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

          (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)   by the underwriters to fewer than 100 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive); or

          (d)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock shall result in a requirement for the publication by the company or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression "an offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the "FSMA")) received by it in connection with the issue or sale of the shares of common stock offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock offered hereby in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        Certain legal matters relating to this offering, including the validity of common stock offered hereby by us and by the selling stockholders will be passed upon for us by Hogan Lovells US LLP. Sidley Austin LLP will act as counsel to the underwriters.

EXPERTS

        The consolidated and combined financial statements of Walker & Dunlop, our predecessor (collectively, Walker & Dunlop, LLC, Walker & Dunlop Multifamily, Inc., Walker & Dunlop GP, LLC, GPF Acquisition, LLC, W&D, Inc., Green Park Financial Limited Partnership, Green Park Express, LLC, Walker & Dunlop II, LLC and W&D Balanced Real Estate Fund I GP, LLC), as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, have been included herein in reliance on the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The Audit Report dated August 2, 2010 on the Consolidated and Combined Financial Statements of Walker & Dunlop as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, refers to Walker & Dunlop's adoption of SEC Staff Accounting Bulletin No. 109 (included in FASB ASC Subtopic 815, Derivatives and Hedging), effective January 1, 2008 and FASB Statement No. 159, Fair Value Option for Financial Assets and Financial Liabilities (included in FASB ASC Subtopic 825, Financial Instruments), effective January 1, 2008.

WHERE YOU CAN FIND MORE INFORMATION

        We maintain a website at www.walkerdunlop.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

        We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock we and the selling stockholders propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website at http://www.sec.gov.

        As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC's public reference facilities and the website of the SEC referred to above.

INDEX TO THE FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Walker & Dunlop, Inc.

        We have audited the accompanying consolidated and combined balance sheets of Walker & Dunlop as of December 31, 2009 and 2008, and the related consolidated and combined statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2009. In connection with our audit of the consolidated and combined financial statements, we have also audited financial statement schedule IV as of December 31, 2009. These consolidated and combined financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated and combined financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Walker & Dunlop as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated and combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 2 to the consolidated and combined financial statements, in 2008 the Company changed its method of accounting for written loan commitments with the adoption of SEC Staff Accounting Bulletin No. 109 (included in FASB ASC Subtopic 815, Derivatives and Hedging), and adopted FASB Statement No. 159, Fair Value Option for Financial Assets and Financial Liabilities (included in FASB ASC Subtopic 825, Financial Instruments), for certain financial assets and liabilities.

/s/ KPMG LLP

McLean, Virginia
August 2, 2010

WALKER & DUNLOP

Consolidated and Combined Balance Sheets

(in thousands)

	December 31,
	2009	2008
Assets
Cash and cash equivalents	$10,390	$6,812
Restricted cash	7,516	4,824
Pledged securities, at fair value	11,643	7,207
Loans held for sale	101,939	111,711
Servicing fees and other receivables	15,790	4,468
Derivative assets	11,153	8,028
Mortgage servicing rights	81,427	38,943
Intangible assets	1,398	—
Other assets	2,476	1,354

Total Assets	$243,732	$183,347

Liabilities and Equity
Liabilities
Accounts payable and other accruals	$18,753	$6,207
Performance deposit from borrowers	4,585	3,195
Derivative liabilities	6,707	8,384
Guaranty obligation, net of accumulated amortization	8,751	5,429
Allowance for risk-sharing obligations	5,552	1,101
Warehouse notes payable	96,612	107,005
Notes payable	32,961	38,176

Total Liabilities	$173,921	$169,497

Equity
Members' equity	$30,770	$13,850
Non-controlling interest	39,041	—

Total Equity	$69,811	$13,850

Total Liabilities and Equity	$243,732	$183,347

See accompanying notes to consolidated and combined financial statements.

WALKER & DUNLOP

Consolidated and Combined Statements of Income

(in thousands, except per share data)

	For the Year Ended December 31,
	2009		2008		2007
Revenues
Gains from mortgage banking activities		$57,946		$29,428		$21,930
Servicing fees		20,981		12,257		12,327
Net warehouse interest income		4,186		1,787		17
Escrow earnings and other interest income		1,769		3,428		8,993
Other		3,879		2,272		7,005

Total revenues		$88,761		$49,172		$50,272

Expenses
Personnel		$32,177		$17,008		$16,779
Amortization and depreciation		12,917		7,804		9,067
Provision for risk-sharing obligations		2,265		1,101		—
Interest expense on corporate debt		1,684		2,679		3,853
Other operating expenses		11,114		6,548		4,240

Total expenses		$60,157		$35,140		$33,939

Income from operations		$28,604		$14,032		$16,333

Gain on bargain purchase		10,922		—		—

Net income		$39,526		$14,032		$16,333
Less: non-controlling interest in net income		14,740		—		—

Net income attributable to Walker & Dunlop		$24,786		$14,032		$16,333

Pro forma financial information (unaudited)
Pro forma income tax expense		10,869		5,332		6,207

Pro forma net income		$28,657		$8,700		$10,126

Pro forma net income per share:
Basic and diluted	$		$		$

Pro forma weighted average basic and diluted shares used to calculate pro forma net income per share

See accompanying notes to consolidated and combined financial statements.

WALKER & DUNLOP

Consolidated and Combined Statement of Changes in Equity

For the Years Ended December 31, 2009, 2008 and 2007

(in thousands)

	Members' Capital	Retained Earnings	Members' Interests Acquired, at Cost	Accumulated Other Comprehensive Income	Non- Controlling Interest	Total (Deficit) Equity
Balance at January 1, 2007	$1,279	$7,089	$(9,459)	$(9)	$—	$(1,100)

Net income	$—	$16,333	$—	$—	$—	$16,333
Unrealized loss on hedging instrument	—	—	—	(33)	—	(33)

Comprehensive income						$16,300

Contribution of equity	840	—	—	—	—	840
Dividends	—	(7,926)	—	—	—	(7,926)

Balance at December 31, 2007	$2,119	$15,496	$(9,459)	$(42)	$—	$8,114

Net income	$—	$14,032	$—	$—	$—	$14,032
Unrealized gain on hedging instrument	—	—	—	20	—	20

Comprehensive income						$14,052

Contribution of equity	60	—	—	—	—	60
Purchase of members' interest	—	(469)	(354)	—	—	(823)
Dividends	—	(7,553)	—	—	—	(7,553)

Balance at December 31, 2008	$2,179	$21,506	$(9,813)	$(22)	$—	$13,850

Net income	$—	$24,786	$—	$—	$14,740	$39,526
Unrealized gain on hedging instrument	—	—	—	22	—	22

Comprehensive income						$39,548

Contribution of equity	76	—	—	—	26,400	26,476
Capital reallocation	(1,077)	306	—	—	771	—
Purchase of members' interest	—	—	(13)	—	—	(13)
Dividends	—	(7,180)	—	—	(2,870)	(10,050)

Balance at December 31, 2009	$1,178	$39,418	$(9,826)	$—	$39,041	$69,811

See accompanying notes to consolidated and combined financial statements.

WALKER & DUNLOP

Consolidated and Combined Statements of Cash Flows

(in thousands)

	For the Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income	$39,526	$14,032	$16,333
Reconciling adjustments:
Fair value of MSRs created, net	(30,212)	(15,315)	(9,101)
Gain on bargain purchase	(10,922)	—	—
Gain on sale of MSR, less prepayment of originated
mortgage servicing rights	899	521	2,961
Provision for risk-sharing obligations	2,265	1,101	—
Amortization and depreciation	12,917	6,759	6,106
Loss on disposal of fixed assets	—	58	—
Originations of loans held for sale	(1,650,683)	(1,369,442)	(945,160)
Sales of loans to third parties	1,661,076	1,284,737	1,224,960
Changes in:
Restricted cash and pledged securities	1,995	(1,781)	344
Servicing fees and other receivables	(11,298)	99	(1,999)
Derivative fair value adjustment	(3,676)	(868)	19
Intangible and other assets	(1,098)	(202)	(257)
Accounts payable and other accruals	9,483	(704)	587
Performance deposits from borrowers	619	1,530	(574)
Cash paid to settle guaranty agreement	(498)	—	(309)

Net cash provided by (used in) operating activities	$20,393	$(79,475)	$293,910

Cash flows used in investing activities:
Capital expenditures	$(146)	$(228)	$(38)

Net cash used in investing activities	$(146)	$(228)	$(38)

Cash flows from financing activities:
Warehouse notes payable, net	$(10,393)	$84,705	$(279,800)
Notes payable	(5,215)	(7,332)	(3,395)
Contribution of equity	76	60	841
Dividends	(10,050)	(7,553)	(7,926)
Members' equity acquired at cost	(13)	(354)	—
Purchase of members' equity	—	(469)	—
Cash received from acquisition of Column	8,904	—	—
Other	22	21	(33)

Net cash (used in) provided by financing activities	$(16,669)	$69,078	$(290,313)

Net increase (decrease) in cash and cash equivalents	$3,578	$(10,625)	$3,559
Cash and cash equivalents—beginning of year	6,812	17,437	13,878

Cash and cash equivalents—end of year	$10,390	$6,812	$17,437

Supplemental Disclosure of Cash Flow Information
Cash paid to third parties for interest	$4,044	$4,978	$6,342

See accompanying notes to consolidated and combined financial statements.

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements

NOTE 1—ORGANIZATION

        These financial statements represent a consolidation and combination of the Walker & Dunlop affiliated companies (the Company), all of which are controlled by an individual owner. W&D, Inc., Walker & Dunlop Multifamily, Inc., Walker & Dunlop GP, LLC, and GPF Acquisition, LLC are entities under common control and are combined herein. Green Park Financial Limited Partnership (Green Park) consolidates its majority-owned subsidiary, Walker & Dunlop, LLC (W&D LLC), and consolidates its wholly owned subsidiaries Walker & Dunlop II, LLC and Green Park Express, LLC and W&D LLC's wholly owned subsidiary, W&D Balanced Real Estate Fund I GP, LLC. Walker & Dunlop MultiFamily, Inc consolidates Green Park. Unless the context otherwise requires, references to "we," "us," "our" and the "Company" mean the Walker & Dunlop combined and consolidated companies.

        We are one of the leading providers of commercial real estate financial services in the United States, with a primary focus on multifamily lending. We originate, sell and service a range of multifamily and other commercial real estate financing products. Our clients are owners and developers of commercial real estate across the country. We originate pursuant to the programs of Fannie Mae and the Federal Home Loan Mortgage Corporation ("Freddie Mac," and together with Fannie Mae, the government-sponsored enterprises, or the "GSEs") and the Federal Housing Administration, a division of the U.S. Department of Housing and Urban Development ("HUD"), with which we have long-established relationships. We retain servicing rights and asset management responsibilities on nearly all loans that we sell to GSEs and HUD. We are approved as a Fannie Mae Delegated Underwriting and Servicing ("DUS"TM) lender nationally, a Freddie Mac Program Plus lender in seven states, the District of Columbia and the metropolitan New York area and a HUD Multifamily Accelerated Processing ("MAP") lender nationally. We also originate and service loans for a number of life insurance companies and other institutional investors, in which cases we do not fund the loan but rather act as a loan broker.

        The principal activities of each of the previously separate affiliated companies are described below.

Entity	Date and State of Incorporation	Principal Activities
W & D, Inc (formerly Walker & Dunlop, Inc)	July 1, 1987	5% owner of Walker & Dunlop, LLC
("W&D, Inc" a Subchapter S Corporation)	(Delaware)
Walker & Dunlop Multifamily, Inc.	April 25, 1988	50.5% limited partner of Green Park
("Multifamily," a Subchapter S Corporation)	(Delaware)	Financial Limited Partnership ("Green Park")
Green Park Financial Limited Partnership	July 23, 1990	60% owner of Walker & Dunlop, LLC
("Green Park," a Limited Partnership)	(District of Columbia)	100% owner of Walker & Dunlop II, LLC
100% owner of Green Park Express, LLC
Green Park Express, LLC	April 25, 2006	Dormant
("GPE," a Limited Liability Company)	(Delaware)
Walker & Dunlop II, LLC	January 26, 2009	0.2% owner of Walker & Dunlop, LLC
"W&D II LLC," a Limited Liability Company	(Delaware)
Walker & Dunlop GP, LLC	October 22, 1996	0.5% general partner of Green Park
("GP LLC," a Limited Liability Company)	(Delaware)
W&D Balanced Real Estate Fund I GP, LLC	April 23, 2007	General partner of W&D Balanced
("Balanced Fund," a Limited Liability Company)	(Delaware)	Real Estate Fund I, LP
GPF Acquisition, LLC	October 23, 2006	49% limited partner of Green Park
("GPFA," a Limited Liability Company)	(Delaware)
Walker & Dunlop, LLC	November 2, 2008	Commercial real estate financial services
("W&D LLC," a Limited Liability Company)	(Delaware)

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 1—ORGANIZATION (Continued)

        W&D Balanced Real Estate Fund I GP, LLC has a general partnership interest in a partnership that invests in commercial real estate. The Company can be removed as general partner at the sole discretion of one of the limited partners. Accordingly, we apply the equity method of accounting to this investment.

        On January 30, 2009, substantially all of the assets and liabilities of W&D Inc. and Green Park, companies under the common control of an individual owner, together with substantially all of the assets and liabilities of Column Guaranteed LLC (Column), a subsidiary of Credit Suisse Securities (USA) LLC, were contributed to form Walker & Dunlop, LLC (W&D LLC) (the Column transaction). The Column transaction was accounted for as an acquisition of a business (Note 3).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation and Combination—The consolidated and combined financial statements include the accounts of the Company as defined in Note 1. Combined financial statements are presented due to the common control of the included entities. All material intercompany transactions have been eliminated. We have evaluated all subsequent events through August 2, 2010.

        Cash and Cash Equivalents—The term cash and cash equivalents, as used in the accompanying consolidated and combined financial statements, includes currency on hand, demand deposits with financial institutions, and short-term, highly liquid investments purchased with a maturity of three months or less.

        Restricted Cash—Restricted cash represents amounts set aside by employees for health care flex spending accounts, deferred compensation, Column advance, and good faith deposits at December 31, 2009 and 2008 as follows ($ in thousands):

	Balance at December 31,
	2009	2008
Good faith customer deposits	$3,854	$3,206
Former Column employee bonus arrangement	2,211	—
Deferred compensation (Note 11)	1,419	1,595
Employee flex deposits	32	23

	$7,516	$4,824

        Pledged Securities—As security for its GSE risk-sharing obligations (Notes 5 and 10), certain securities have been pledged to the benefit of Fannie Mae to secure the Company's risk-sharing

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

obligations. The balances for these pledged securities at December 31, 2009 and 2008, are as follows ($ in thousands):

Investment	2009	2008	Maturity date
Toyota Motor Credit Corporation	$1,750	$—	January 15, 2010
Federal Home Loan Bank	1,852	—	January 15, 2010
Toyota Motor Credit Corporation	1,300	—	January 27, 2010
General Electric Capital Services	1,600	—	February 3, 2010
General Electric Capital Services	1,350	—	February 12, 2010
Toyota Motor Credit Corporation	400	—	March 1, 2010
HSBC Finance Corporation	3,393	—	March 1, 2010
Toyota Motor Credit Corporation	—	4,165	January 31, 2009
American Honda Financial Corporation	—	1,525	February 23, 2009
General Electric Capital Services	—	1,525	February 24, 2010

Face value of securities	$11,645	$7,215
Unamortized discount	(2)	(8)

	$11,643	$7,207

        Asset balances per the financial statements are reduced by the amount of unamortized discount. Amortized cost approximates fair value.

        Concentrations of Credit Risk—Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, loans held for sale and derivative financial instruments.

        The Company places the cash and temporary investments with high-credit-quality financial institutions and believes no significant credit risk exists. The counterparties to the loans held for sale and funding commitments are owners of residential multifamily properties located throughout the United States. Mortgage loans are generally transferred or sold within 2 to 45 days from the date that a mortgage loan is funded.

        There is no material counterparty risk with respect to the Company's funding commitments in that each potential borrower must make a non-refundable good faith deposit when the funding commitment is executed. The counterparty to the forward sales generally is an investment bank. There is a risk that the purchase price agreed to by Fannie Mae or the other investor will be reduced in the event of a late delivery. The risk for non-delivery of a loan primarily results from the risk that a borrower does not close on the funding commitment in a timely manner, which generally is a risk mitigated by the non-refundable good faith deposit.

        Fair Value Measurement—The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.

        On January 1, 2008, the Company adopted SEC Staff Accounting Bulletin No. 109 (ASC 815-10-S99) which requires the fair value of written loan commitments that are marked-to-market through earnings to include the fair value of the expected net future cash flows associated with the servicing of the loan. This has the effect of recognizing income when loan sale commitments are executed.

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        On January 1, 2008, the Company also elected to measure certain financial instruments at fair value (ASC 825). Unrealized gains and losses on financial instruments for which the fair value option has been elected, namely loans held for sale, are included in earnings. Electing to use fair value allows a better offset of the change in fair value of the loan and the derivative instruments used as an economic hedge.

        Loans Held for Sale—Loans held for sale represent originated loans that are generally transferred or sold within 2 to 45 days from the date that a mortgage loan is funded. We initially measure all originated loans at fair value. Subsequent to initial measurement, we measure all mortgage loans at fair value, unless we document at the time the loan is originated that we will measure the specific loan at the lower of cost or fair market value for the life of the loan. During the period prior to its sale, interest income on the loans held for sale is calculated in accordance with the terms of each individual loan. There were no loans that were valued at the lower of cost or market or on a non-accrual status at December 31, 2009 and 2008.

        Derivative Assets and Liabilities—Certain loan commitments and forward sales commitments meet the definition of a derivative and are recorded at fair value in the consolidated and combined balance sheets. The estimated fair value of loan commitments includes the value of loan origination fees and premiums on anticipated sale of the loan, net of co-broker fees, and the fair value of the expected net future cash flows associated with the servicing of the loan, net of any estimated net future cash flows associated with the risk-sharing obligation. Adjustments to fair value are reflected as a component of income.

        Prior to our January 1, 2008 adoption of the fair value measurement provisions of ASC 820, loan commitments were recorded at the transaction price upon commitment. Subsequent to the adoption of the fair value measurement provisions on January 1, 2008, loan commitments are recorded at fair value using the exit price. This adoption had the effect of recognizing mortgage banking activity income at commitment, rather than date of sale.

        Gains from Mortgage Banking Activities—Mortgage banking activity income is recognized when we record a derivative asset upon the commitment to originate a loan with a borrower and sell the loan to an investor (ASC 815). This commitment asset is recognized at fair value, which reflects the fair value of the contractual loan origination related fees and sale premiums, net of co-broker fees, and the estimated fair value of the expected net future cash flows associated with servicing of loans net of the estimated net future cash flows associated with the risk-sharing obligations. Also included in gains from mortgage banking activities are changes to the fair value of loan commitments, forward sale commitments, and loans held for sale that occur during their respective holding periods. Upon sale of the loans, no gains or losses are recognized as such loans are recorded at fair value during their holding periods. Mortgage servicing rights and guaranty obligations are recognized as assets or liabilities, respectively, upon the sale of the loans.

        Loans originated in a brokerage capacity tend to have lower origination fees because they often require less time to execute, there is more competition for brokerage assignments and because the borrower will also have to pay an origination fee to the ultimate institutional lender. The co-broker fees for the year ended December 31, 2009, 2008 and 2007 were $10.1 million, $6.4 million and $2.8 million, respectively.

        Transfer of financial assets is reported as a sale when (a) the transferor surrenders control over those assets and (b) consideration other than beneficial interests in the transferred assets is received in

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

exchange. The transferor is considered to have surrendered control over transferred assets if, and only if, certain conditions are met. The Company has determined that all loans sold have met these specific conditions and accounts for all transfers of mortgage loans and mortgage participations as completed sales.

        When the mortgage loans are sold, the Company retains the right to service the loan and initially recognizes the Mortgage Servicing Right ("MSR") at fair value. Subsequent to the initial measurement date, mortgage servicing assets are amortized using the effective interest method.

        When loans are sold under the Fannie Mae DUS program, the Company undertakes an obligation to partially guarantee the performance of the loan. At inception, a liability for the fair value of the obligation undertaken in issuing the guaranty is recognized. Subsequent to the initial measurement date, the liability is amortized over the life of the guaranty period using the straight-line method.

        Servicing Fees—Fees for servicing mortgage loans are recorded as revenue over the lives of the related mortgage loans (Note 7).

        Amortization—Amortization expense principally relates to mortgage servicing rights (Note 5).

        Deferred Bonuses—Certain members of senior management are eligible to receive bonus compensation if certain financial performance targets are met over specified three-year periods and they are employed at the end of the three-year period. Compensation expense is recognized ratably over the vesting period. If the officer ceases to be employed by the Company, the accrued liability is reduced to zero and recorded as a reduction of current year compensation expense.

        Other Operating Expenses—Other operating expenses consist primarily of marketing fees, professional fees, travel, entertainment, and office expenses (Note 15).

        Use of Estimates—The preparation of consolidated and combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, including guaranty obligations, and capitalized mortgage servicing rights, derivative instruments and hedging relationships, and the disclosure of contingent assets and liabilities. Actual results may vary from these estimates.

        Comprehensive Income—Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes changes in unrealized gains and losses on financial instruments. Comprehensive income is presented in the consolidated and combined statements of changes in members' equity.

        Income Taxes—The Company has elected pass-through tax status under the provisions of the Internal Revenue Code and the various states in which they are qualified to do business. As pass through entities, the Company is not subject to federal, state and local income taxes as the owners separately account for their pro-rata share of the Company's items of income, deductions, losses and credits. Therefore, no provision is made in the accompanying financial statements for liabilities for federal, state and local income taxes since such liabilities are the responsibilities of the individual owners. The Company files income tax returns in the applicable U.S federal, state and local jurisdictions and generally is subject to examination by the respective jurisdictions for three years from the filing of a tax return.

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Net Warehouse Interest Income—The Company presents warehouse interest income net of warehouse interest expense. Warehouse interest income is the interest earned from loans that are held for sale. Warehouse interest expense is incurred on borrowings used to fund loans solely while they are held for sale. Warehouse interest income and expense are earned or incurred after a loan is closed and before a loan is sold. Included in net warehouse interest income for the three years ended December 31, 2009, 2008 and 2007 are the following components ($ in thousands):

	2009	2008	2007
Warehouse interest income	$6,532	$4,221	$2,659
Warehouse interest expense	$2,346	$2,434	$2,642

Warehouse interest income, net	$4,186	$1,787	$17

        Recently Issued Accounting Pronouncements—In June 2009, the FASB issued FAS No. 167 (ASC 810) to amend requirements for consolidating variable interest entities. This amendment changes the determination of the primary beneficiary in a variable interest entity. In January 2010, the FASB voted to finalize Accounting Standards Update (ASU) amendments to Accounting Standards Codification (ASC 810) for Certain Investment Funds. The ASU will defer the effective date for a reporting enterprise's interest in certain entities. It addresses concerns that the joint consolidation model under development by the FASB and IASB and may result in a different conclusion for asset managers and that an asset manager consolidating certain funds would not provide useful information to investors. We do not expect these standards to have a material effect on our financial statements.

        In June 2009, the FASB issued FAS No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement 140 (as codified in ASC Topic 860, Transfers and Servicing (ASC 860)). ASU No. 2009-16 issued in December 2009 removes the concept of a qualifying special purpose entity from Topic 860 and removes the exception from applying Topic 810, Consolidation of Variable Interest Entities, for qualifying special purpose entities. This ASU modifies the financial components approach used in ASC 860 and limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized. Additionally, enhanced disclosures are required to provide financial statement users with greater transparency about transfers of financial assets and a transferor's continuing involvement with transferred financial assets. ASC 860 is effective January 1, 2010. The adoption of the revised guidance is not expected to have a material impact on our financial statements.

NOTE 3—ACQUISITION AND RESTRUCTURING ACTIVITY

        In January 2009, W&D Inc. and its affiliate Green Park Financial Limited Partnership ("Green Park"), contributed their assets to a newly formed entity, W&D LLC, in exchange for 5 percent and 60 percent of W&D LLC, respectively. Simultaneously, Column contributed certain assets and liabilities into W&D LLC for a 35 percent interest.

        The Column contribution was treated as an acquisition of a business. The fair value of the consideration transferred was determined using third-party valuations of the Column, Green Park and W&D Inc. businesses. The purchase price of Column was allocated to the assets and liabilities acquired based on their estimated fair values at the acquisition date. Green Park and W&D Inc. are related parties under the common control of a single investor. Accordingly, their assets and liabilities contributed to W&D LLC were recorded at the carrying amounts in the records of Green Park and W&D Inc., respectively, at the date of contribution.

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 3—ACQUISITION AND RESTRUCTURING ACTIVITY (Continued)

        Statement of Net Assets Acquired—The following statement of net assets acquired reflects the value assigned to Column's net assets as of the acquisition date ($ in thousands):

January 30, 2009
ASSETS
Cash and restricted cash received	$18,028
Servicing fees and other receivables	499
Mortgage servicing rights	24,988
Agency licenses	1,400
Pipeline intangible assets	759
Below market leases	300

Total assets	$45,974

LIABILITIES
Accounts payable	$1,131
Contingent obligations	1,932
Performance deposits from borrowers	771
Allowance for risk-sharing obligations	2,684
Guaranty obligation	2,134

Total liabilities	$8,652

NET ASSETS	$37,322

        The fair values of the Column assets and liabilities acquired were estimated using discounted cash flow valuation techniques. The estimated cash inflows and outflows from these assets and liabilities acquired were discounted using a market rate of return.

        Contingent Obligations Acquired—The fair value of the net Column assets acquired include certain contingent liabilities that were recorded as of the acquisition date. These contingent liabilities have been recorded at their acquisition date fair values. The contingent liabilities recorded by the Company as of the acquisition date consist of bonus liabilities and recourse obligations under the Fannie Mae DUS program. Fair value was determined as amounts expected to be paid under the arrangements. The effect of discounting these contingencies is not significant.

        Also as a condition of the Column transaction, Column transferred its recourse obligations with respect to the Fannie Mae DUS program to the Company. As a member of the DUS program, Column sold certain multifamily mortgages that it had originated to Fannie Mae and agreed to guarantee one-third of any ultimate loss on the loan should the borrower fail to perform, with Fannie Mae bearing the remainder of the loss. On January 30, 2009, and simultaneous with the Column transaction, the Company reached agreement with Fannie Mae who converted the Column historical loss sharing formula to standard DUS loss sharing whereby the Company bears the first five percent of the loss, and certain amounts after that with a maximum exposure of 20 percent of the original unpaid principal balance of the loan. The Company acquired the servicing of Fannie Mae DUS loans from Column as part of the transaction.

        At January 30, 2009, the Company estimated the fair value of the risk-sharing obligations as of the acquisition date and recorded the obligation as a component of guaranty obligations. The guaranty

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 3—ACQUISITION AND RESTRUCTURING ACTIVITY (Continued)

obligation acquired from Column had three components (a) the fair value of the cost to stand ready to perform under the guaranty provisions for Fannie Mae DUS loans ("stand-ready component"), (b) the fair value of the obligation expected to be paid under the guaranty for all loans acquired ("contingent component"), and (c) the fair value of the loss expected to be paid under the guarantee for one loan ("risk loss").

        To estimate the fair value of the stand-ready component of the guaranty obligation acquired from Column, the Company used estimates of future costs to be incurred to monitor and comply with the terms of the guaranty obligation. The total obligation measured using a discounted cash flow technique was estimated to be $0.8 million at January 30, 2009. The stand-ready component is amortized ratably over the life of the loan on a straight-line basis.

        To estimate the fair value of the contingent component acquired from Column, the Company used estimates of the losses expected to be incurred based on a collateral valuation approach adjusted for probability of incurrence. The total contingent component was estimated to be $1.9 million at January 30, 2009. Similar to the stand-ready component, the contingent component is amortized ratably over the life of the loan on a straight-line basis.

        The fair value of the risk-sharing obligations acquired from Column was estimated as the amount expected to be paid under the guaranty obligation. This estimate considered each loan and an assessment of the likelihood of performance under the obligation, and expected losses in the event of performance. Management determined that the likelihood of non-performance was probable for one loan and determined the fair value of the probable loss using a collateral-based approach. The estimated obligation was recorded at fair value and not discounted or adjusted for probability of occurrence. The total fair value of the risk loss was estimated to be $2.1 million at January 30, 2009. The risk of loss is reviewed for adequacy on at least an annual basis and adjusted as circumstances warrant, or as payments are made under the obligation.

        Gain on Bargain Purchase—A gain on bargain purchase is recognized in a business combination in the event the total acquisition date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred. The Column transaction was achieved through the exchange of assets and liabilities for equity interests in the Company. The gain on bargain purchase of $10.9 million is calculated as the total acquisition date fair value for the identifiable net assets acquired, less the fair value of the consideration transferred. The table below summarizes the calculation of the gain on bargain purchase ($ in thousands):

Fair value of net assets acquired	$37,322
Consideration transferred	(26,400)

Gain on bargain purchase	$10,922

        The economic and credit environments at the time of the transaction, combined with participation in certain real estate markets and transactions, has resulted in a number of institutions exiting certain real estate related businesses.

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 3—ACQUISITION AND RESTRUCTURING ACTIVITY (Continued)

        Pro Forma Results—The following pro forma results of operations assume that the acquisition of Column was completed as of January 1, 2009 for 2009 and January 1, 2008 for 2008 ($ in thousands):

	2009	2008
Revenues	$89,662	$72,043

Net income	$38,641	$15,469

        The revenues and income reported for the year 2009 for the Company include amounts attributed to Column; however, these amounts cannot be separately reported because the operations of Column have been integrated into those of the Company as part of the Column transaction and the amounts are no longer separately maintained.

NOTE 4—GAINS FROM MORTGAGE BANKING ACTIVITIES

        The gains from mortgage banking activities consist of the following activity for each of the years ended December 31, 2009, 2008 and 2007 ($ in thousands):

	2009	2008	2007
Contractual loan origination related fees, net	$27,734	$14,113	$12,829
Fair value of expected net future cash flows from servicing recognized at commitment	32,294	17,080	—
Reduction in gain for expected guaranty obligation	(2,082)	(1,765)	(1,118)
Mortgage servicing rights	—	—	10,219

Total gains from mortgage banking activities	$57,946	$29,428	$21,930

        In 2007, gains from mortgage banking activities were recognized when the loan was sold and the associated mortgage servicing right and guaranty obligation were recorded (Note 2).

NOTE 5—MORTGAGE SERVICING RIGHTS

        Mortgage servicing rights (MSR) represent the fair value of the servicing rights retained by the Company for mortgage loans originated and sold. The capitalized amount is equal to the estimated fair value of the future expected cash flows associated with the servicing rights. The following describes the key assumptions used in calculating each loan's MSR:

        Discount rate—Depending upon loan type, the discount rate used is management's best estimate of market discount rates. The rates used for loans originated were 12% to 15% for each of the three years presented.

        Estimated Life—The estimated life of the MSRs approximates the stated maturity date of the underlying loan and may be reduced by 6 to 12 months based upon the expiration of various types of make-whole payment lockout provisions prior to that stated maturity date.

        Servicing Cost—The estimated future cost to service the loan for the estimated life of the MSR is subtracted from the estimated future cash flows.

        The fair values of the MSRs at December 31, 2009 and 2008 were $96,685 and $48,700, respectively. Changes in the fair value of MSRs reflect the change in discount rates largely due to

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 5—MORTGAGE SERVICING RIGHTS (Continued)

changes in interest rates. The Company uses a discounted static cash flow valuation approach and the key economic assumption is the discount rate, for example see the following sensitivities:

  The impact of 100 basis point decrease at December 31, 2009 is $2.5 million.

  The impact of 100 basis point increase at December 31, 2009 is $2.4 million.

        These sensitivities are hypothetical and should be used with caution. These estimates do not include interplay among assumptions and are estimated as a portfolio rather than individual assets.

        Activity related to capitalized MSRs for each of the years ended December 31, 2009, 2008 and 2007 was as follows ($ in thousands):

	2009	2008	2007
Beginning balance	$38,943	$32,994	$32,314
Acquisition date fair value of MSRs contributed by Column acquisition	24,988	—	—
Additions	31,119	13,579	10,219
Amortization	(12,610)	(7,110)	(6,326)
Write-offs of asset	(1,013)	(520)	(3,213)

Year end balance	$81,427	$38,943	$32,994

        The rights are being amortized in proportion to, and over the period, that net servicing income is expected to be received using the effective interest method. The Company reported write downs of MSRs related to loans that were repaid prior to the expected maturity or the servicing rights being sold. These write-offs are included with the amortization and depreciation expense in the accompanying consolidated and combined statements of income. Prepayment fees and sale proceeds from the sale of MSRs totaling $1.3 million, $0.7 million and $2.6 million were collected for 2009, 2008, and 2007 respectively.

        Management reviews the capitalized MSRs for impairment quarterly. MSRs are measured for impairment on an asset-by-asset basis, considering factors such as debt service coverage ratio, property location, loan-to-value ratio and property type. No impairments other than write-offs discussed above have been recognized for the years presented.

NOTE 6—GUARANTY OBLIGATION AND ALLOWANCE FOR RISK-SHARING OBLIGATIONS

        When a loan is sold under the Fannie Mae DUS program, the Company typically agrees to guarantee a portion of the ultimate loss incurred on the loan should the borrower fail to perform. The compensation for this risk is a component of the servicing fee on the loan. No guaranty is provided for loans sold under the Freddie Mac or HUD loan programs.

        The Company recognizes, upon inception of the guaranty, the greater of the fair value of the guarantor's obligation. The fair value includes the obligation to stand ready to perform over the term of the guaranty (the non-contingent guaranty), and its obligation to make future payments should those triggering events or conditions occur (contingent guaranty). Historically the contingent guaranty recognized at inception has been de minimis.

        In determining the fair value of the guaranty obligation, we consider the risk profile of the collateral, historical loss experience, and various market indicators. Generally, the estimated fair value of the guaranty obligation is based on the present value of the future cash flows expected to be paid

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 6—GUARANTY OBLIGATION AND ALLOWANCE FOR RISK-SHARING OBLIGATIONS (Continued)

under the guaranty over the estimated life of the loan historically three to five basis points per year, discounted using a 12-15 percent discount rate. The discount rate and estimated life used are consistent with those used for the calculation of the MSR.

        We recognized a guaranty obligation for the years ended December 31, 2009, 2008 and 2007, of $2.1 million, $1.8 million and $1.1 million, respectively. We subsequently amortize the guaranty obligation on a straight-line basis over the life of the mortgage loan with a corresponding reduction in amortization expense. The corresponding reduction in amortization expense for all capitalized guaranty obligations was $1.4 million, $0.5 million and $0.8 million for the years ended December 31, 2009, 2008 and 2007, respectively.

        Subsequently, we evaluate the allowance for risk-sharing obligations by monitoring the performance of each loan for triggering events or conditions that may signal a potential default. In situations where payment under the guaranty is probable and estimable on a specific loan, we record an additional liability for the estimated allowance for risk-sharing through a charge to the provision for risk-sharing obligations in the income statement, along with a write-off of the loan-specific MSR. The amount of the provision considers our assessment of the likelihood of payment by the borrower, the estimated disposition value of the underlying collateral and the level of risk-sharing. Historically, the loss recognition occurs at or before the loan becoming 60 days delinquent. A summary of our allowance for risk-sharing for the contingent portion of the guaranty obligation for each of the years ended December 31, 2009, 2008, and 2007 was ($ in thousands):

	2009	2008	2007
Balance at January 1	$1,101	$—	$255
Write offs	(498)	—	(255)
Provision for risk-sharing obligations	2,265	1,101	—
Contribution by Column (Note 3)	2,684	—	—

Balance at December 31	$5,552	$1,101	$—

        As of December 31, 2009 and 2008, the maximum quantifiable contingent liability associated with guarantees was $1.2 billion and $0.7 billion, respectively. The maximum quantifiable contingent liability is not representative of the actual loss we would incur. We would be liable for this amount only if all of the loans we service for Fannie Mae, for which we retain some risk of loss, were to default and all of the collateral underlying these loans were worthless.

NOTE 7—SERVICING

        The amount of loans the Company was servicing for various institutional investors was as follows at December 31, 2009 and 2008 ($ in thousands):

	2009	2008
Unpaid principal balance of loans	$13,203,317	$6,976,208

        At December 31, 2009 and 2008, custodial escrow accounts relating to loans serviced by the Company totaled $208.7 million and $115.5 million, respectively. These amounts are not included in the accompanying balance sheets as such amounts are not company assets. Certain cash deposits at other

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 7—SERVICING (Continued)

financial institutions exceed the FDIC insured limits. The Company places these deposits with major financial institutions where we believe the risk of loss to be minimal.

NOTE 8—FORMATION TRANSACTIONS (unaudited)

        As part of the formation transactions, Walker & Dunlop, Inc. (WDI) was incorporated in Maryland on July 29, 2010, and has had no activity other than its initial capitalization. As part of the Company's initial public offering, the Company expects the shares of the Company's interests to be exchanged for shares of WDI, resulting in an estimated     million shares of our common stock outstanding. This exchange will be treated as a stock-split.

        Pro forma basic EPS and diluted EPS are computed by dividing pro forma net income available to common stockholders by the pro forma weighted-average number of shares expected to be deemed outstanding for the periods presented. Changes in ownership interests during any period are weighted for the portion of the period that shares will be deemed outstanding. No dilutive securities are expected to be issued as part of the formation transactions.

        The following is a calculation of the pro forma basic and diluted earnings per share for the years ended December 31 ($ in thousands, except per share data):

	2009		2008		2007
Net income		$39,526		$14,032		$16,333

Pro forma income tax expense		10,869		5,332		6,207

Pro forma net income		$28,657		$8,700		$10,126

Pro forma basic and diluted income per share	$		$		$

Pro forma weighted average number of common shares

NOTE 9—NOTES PAYABLE

        Warehouse notes payable—To provide financing to borrowers under GSE and HUD programs, the Company has arranged for warehouse lines of credit totaling $300 million with certain national banks. In support of these credit facilities, the Company has pledged its loans held for sale under the Company's approved programs.

        The outstanding borrowings under the warehouse notes payable at December 31, 2009 and 2008 are as follows ($ in thousands):

Institution	2009	2008	Interest rate
Warehouse facility	$11,149	$39,764	Average 30-day LIBOR plus 2.50%
Warehouse facility	23,514	46,219	Average 30-day LIBOR plus 2.75%
Fannie Mae Repurchase agreement uncommitted line and open maturity	61,949	21,022	Average 30-day LIBOR plus 1.00%

Total	$96,612	$107,005

        The average 30-day LIBOR was 0.23% and 1.08% as of December 31, 2009 and 2008, respectively. Interest expense under the warehouse notes payable for the years ended December 31, 2009, 2008 and

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 9—NOTES PAYABLE (Continued)

2007 aggregated $2.3 million, $2.4 million and $2.6 million, respectively. Included in interest expense in 2009, 2008 and 2007 are facility fees of $0.2 million, $0.1 million, and $0.1 million, respectively.

        We have a $150 million committed warehouse line that matures on November 29, 2010. The agreement provides us with the ability to fund our Fannie Mae, Freddie Mac and HUD closings. Advances are made at 100% of the loan balance and borrowings under this line bear interest at the average 30-day LIBOR plus 275 basis points.

        This warehouse line includes various operating and financial covenants at the Walker & Dunlop, LLC entity level, including requirements for a minimum tangible net worth of $75 million, debt to tangible net worth ratio of no more than 6 to 1, minimum liquid assets of at least $7 million, a maximum delinquency rate of no more than 2% (based on the unpaid principal amount of Fannie Mae DUS loans comprising our servicing portfolio that are sixty or more days delinquent), and a maximum delinquency rate increase of no more than 0.5% (based on the aggregate amount of unpaid principal amount of Fannie Mae at risk mortgage loans) from quarter-end to quarter-end. We were in breach of the delinquency rate covenant as of June 30, 2010, based on our delinquency rate increase of 0.7% from March 31, 2010 to June 30, 2010. The lenders under this warehouse line waived the breach, any related cross-defaults were waived and the covenant was amended on July 30, 2010 to increase the maximum delinquency rate increase to 1% from quarter-end to quarter-end.

        We have a $150 million committed warehouse line that matures on June 29, 2011. The agreement provides us with the ability to fund our Fannie Mae, Freddie Mac, and HUD loan closings. Advances are made at 100% of the loan balance and borrowings under this line bear interest at the average 30-day LIBOR plus 250 basis points. This warehouse line includes various operating and financial covenants at the Walker & Dunlop, LLC entity level, including requirements for a minimum adjusted tangible net worth of $85 million, debt to adjusted tangible net worth ratio of no more than 3 to 1, a minimum cash and cash equivalents of at least $7 million, a maximum delinquency rate of no more than 2% (based on the unpaid principal amount of mortgage loans comprising our servicing portfolio that are sixty or more days delinquent) and a maximum delinquency rate increase of no more than 2% (based on the aggregate amount of unpaid principal amount of at risk mortgage loans) from quarter-end to quarter-end.

        We have a $250 million uncommitted facility with Fannie Mae under its As Soon As Pooled funding program. After approval of certain loan documents, Fannie Mae will fund loans after closing and the advances are used to repay the primary warehouse line. Fannie Mae will advance 99% of the loan balance and borrowings under this program bear interest at the average 30-day LIBOR plus 100 basis points. There is no expiration date for this facility.

        We have an unlimited uncommitted warehouse line and repurchase facility that matures March 31, 2011. The line provides us with the ability to fund Fannie Mae and Freddie Mac loans. Advances are made at 100% of the loan balance less warehouse interest costs that will not be funded through the loan purchase settlement. Borrowings under this line bear interest at the average 30-day LIBOR plus 275 basis points. This warehouse line includes various operating and financial covenants at the Walker & Dunlop, LLC entity level, including requirements for a minimum net worth of $2 million and minimum liquid assets of $0.2 million.

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 9—NOTES PAYABLE (Continued)

        Notes Payable—Borrowings for notes payable at December 2009 and 2008, are as follows ($ in thousands):

	December 31,
Institution	2009	2008	Interest rate and repayments
Bank—$7.6 million note due January 28, 2011	$1,892	$3,507	7.275% fixed rate with monthly amortization and interest
Bank—$42.5 million note due October 31, 2011	30,600	34,200	average 30-day LIBOR plus 3.50% monthly interest, quarterly principal of $900,000
Three notes to former partners, due in full upon repayment of the $42.5 million bank note	469	469	90-day LIBOR plus 2.00% interest paid monthly, no principal amortization

Total	$32,961	$38,176

        The bank debt in the original principal amount of $42.5 million was scheduled to mature on October 31, 2009; an option to extend the maturity for two years was exercised. The Company has the right to exercise a second option to extend the maturity date to October 31, 2013.

        The bank debt that is due January 28, 2011, and had a remaining balance of $1.9 million at December 31, 2009, is guaranteed by the Company's principal shareholder.

        All of the notes payable, including the warehouse facilities, are senior obligations of the Company.

        The scheduled maturities as of December 31, 2009, for the aggregate of the warehouse notes payable and the notes payable is shown below. The warehouse notes payable obligations are incurred in support of the related Loans held for sale. Amounts advanced under the warehouse notes payable are included in the current year as the amounts are usually drawn and repaid within 2 to 45 days ($ in thousands):

Year	Maturities
2010	$101,951
2011	27,622

$129,573

NOTE 10—FAIR VALUE MEASUREMENTS

        On January 1, 2008, the Company elected to measure at the time of closing, all loans classified as loans held for sale at fair value pursuant to the provisions of ASC 825, unless contemporaneous documentation to the contrary is put in place at the loan's closing. During 2009 and 2008, no such contemporaneous documentation was put in place, and so all loans held for sale at December 31, 2009 and 2008, are recorded at fair value. Unrealized gains and losses for these loans were included in earnings.

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

        On January 1, 2008, the Company adopted SFAS 157 (ASC 820) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. ASC 820 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, ASC 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

  •
  Level 1—Financial assets and liabilities whose values are based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

  •
  Level 2—Financial assets and liabilities whose values are based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

  •
  Level 3—Financial assets and liabilities whose values are based on inputs that are both unobservable and significant to the overall valuation.

        The Company's MSRs are measured at fair value on a nonrecurring basis. That is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company's MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs do occur, precise terms and conditions vary with each transaction and are not readily available. Accordingly, the estimated fair value of MSRs using discounted cash flow ("DCF") models that calculate the present value of estimated future net servicing income. The model considers contractually specified servicing fees, prepayment assumptions, delinquency rates, late charges, other ancillary revenue, costs to service and other economic factors. The Company reassesses and periodically adjusts the underlying inputs and assumptions used in the model to reflect observable market conditions and assumptions that a market participant would consider in valuing an MSR asset. MSRs are carried at the lower of amortized cost or estimated fair value.

        A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company's financial assets and financial liabilities carried at fair value effective January 1, 2008:

  •
  Derivative Instruments—The derivative positions are valued using a discounted cash flow model developed based on changes in the U.S. Treasury rate and other observable market data and are classified within Level 3 of the valuation hierarchy.

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

  •
  Loans held for sale—The loans held for sale are reported at fair value. The Company determines the fair value of the loans held for sale using discounted cash flow models that incorporate quoted observable prices from market participants. Therefore, the Company classifies these loans held for sale as Level 2.

  •
  Pledged Securities—The pledged securities are valued using quoted market prices from recent trades. Therefore, the Company classifies pledged securities as Level 1. The following table summarizes financial assets and financial liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008, segregated by the level of the valuation inputs within the fair value hierarchy used to measure fair value ($ in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of period end
December 31, 2009
Assets
Loans held for sale	$—	$101,939	$—	$101,939
Pledged securities	11,643	—	—	11,643
Derivative assets	—	—	11,153	11,153

Total	$11,643	$101,939	$11,153	$124,735

Liabilities
Derivative liabilities	$—	$—	$6,707	$6,707

Total	$—	$—	$6,707	$6,707

December 31, 2008
Assets
Loans held for sale	$—	$111,711	$—	$111,711
Pledged securities	7,207	—	—	7,207
Derivative assets	—	—	8,028	8,028

Total	$7,207	$111,711	$8,028	$126,946

Liabilities
Derivative liabilities	$—	$—	$8,384	$8,384

Total	$—	$—	$8,384	$8,384

        Derivative instruments (Level 3) are outstanding for short periods of time (generally less than 45 days) and are not outstanding for more than one period.

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

        The carrying amounts and the fair values of the Company's financial instruments as of December 31, 2009 and 2008, are presented below ($ in thousands):

	December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$10,390	$10,390	$6,812	$6,812
Restricted cash	7,516	7,516	4,824	4,824
Pledged securities	11,643	11,643	7,207	7,207
Derivative assets	11,153	11,153	8,028	8,028

Total financial assets	$40,702	$40,702	$26,871	$26,871

Financial liabilities:
Derivative liabilities	$6,707	$6,707	$8,384	$8,384

Total financial liabilities	$6,707	$6,707	$8,384	$8,384

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        Cash and Cash Equivalents and Restricted Cash:    The carrying amounts, at face value or cost plus accrued interest, approximate fair value because of the short maturity of these instruments.

        Pledged Securities—Consist of highly liquid investments in commercial paper of AAA rated entities. Investments typically have maturities of 90 days or less, and are valued using quoted market prices from recent trades.

        Derivative Instruments—Consist of interest rate lock commitments and forward sale agreements. These instruments are valued using discounted cash flow models ("DCF") developed based on changes in the U.S. Treasury rate and other observable market data. The value was determined after considering the potential impact of collateralization, adjusted to reflect nonperformance risk of both the counterparty and the Company.

        Fair Value of Derivative Instruments and Loans Held for Sale—In the normal course of business, the Company enters into contractual commitments to originate (purchase) and sell multifamily mortgage loans at fixed prices with fixed expiration dates. The commitments become effective when the borrowers "lock-in" a specified interest rate within time frames established by the Company. All mortgagors are evaluated for credit worthiness prior to the extension of the commitment. Market risk arises if interest rates move adversely between the time of the "lock-in" of rates by the borrower and the sale date of the loan to an investor.

        To mitigate the effect of the interest rate risk inherent in providing rate lock commitments to borrowers, the Company's policy is to enter into a sale commitment with the investor simultaneously with the rate lock commitment with the borrower. The sale contract with the investor locks in an interest rate and price for the sale of the loan. The terms of the contract with the investor and the rate lock with the borrower are matched in substantially all respects, with the objective of eliminating interest rate risk to the extent practical. Sale commitments with the investors have an expiration date

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

that is longer than our related commitments to the borrower to allow, among other things, for the closing of the loan and processing of paperwork to deliver the loan into the sale commitment.

        Both the rate lock commitments to borrowers and the forward sale contracts to buyers are undesignated derivatives and, accordingly, are marked to fair value through other income and expenses. The fair value of the Company's rate lock commitments to borrowers and loans held for sale and the related input levels includes, as applicable:

  the assumed gain/loss of the expected resultant loan sale to the buyer;

  the expected net future cash flows associated with servicing the loan (Level 2); and

  the effects of interest rate movements between the date of the rate lock and the balance sheet date (Level 3).

        The fair value of the Company's forward sales contracts to investors considers effects of interest rate movements between the trade date and the balance sheet date (Level 3). The market price changes are multiplied by the notional amount of the forward sales contracts to measure the fair value.

        The assumed gain/loss considers the amount that the Company has discounted the price to the borrower from par for competitive reasons, if at all, and the expected net cash flows from servicing to be received upon securitization of the loan. The fair value of the expected net future cash flows associated with servicing the loan is calculated pursuant to the valuation techniques described previously for mortgage servicing rights.

        To calculate the effects of interest rate movements, the Company uses applicable published U.S. Treasury prices, and multiplies the price movement between the rate lock date and the balance sheet date by the notional loan commitment amount.

        The fair value of the Company's forward sales contracts to investors solely considers the market price movement of the same type of security between the trade date and the balance sheet date (Level 3). The market price changes are multiplied by the notional amount of the forward sales contracts to measure the fair value.

($ in thousands) December 31, 2009	Notional or Principal Amount	Assumed Gain (Loss) on Sale	Interest Rate Movement Effect	Total Fair Value Adjustment
Rate lock commitments	$154,948	$6,550	$4,172	$10,722
Forward sale contracts	251,560	—	(6,639)	(6,639)
Receivable of loans held for sale	96,612	2,860	2,467	5,327

Total		$9,410	$—	$9,410

December 31, 2008
Rate lock commitments	$94,520	$2,175	$5,544	$7,719
Forward sale contracts	201,589	—	(8,076)	(8,076)
Receivable of loans held for sale	107,069	2,110	2,532	4,642

Total		$4,285	$—	$4,285

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

        Other Derivatives—In 2006 we purchased a three-year interest rate cap for to limit the interest rate cost associated with a $42.5 million note due in 3 years. For the years ended December 31, 2008 and 2007, interest expense related to the cap agreement of $0.03 million was recorded as interest expense in the statement of income. In addition for the years December 31, 2009, 2008 and 2007, income of $0.02 million and $0.02 million and expense of $0.03 million, respectively, were recorded to accumulated other comprehensive income as a fair value adjustment.

NOTE 11—LITIGATION, COMMITMENTS AND CONTINGENCIES

        Fannie Mae DUS Related Commitments—Commitments for the origination and subsequent sale and delivery of loans to Fannie Mae represent those mortgage loan transactions where the borrower has locked an interest rate and scheduled closing and the Company has entered into a mandatory delivery commitment to sell the loan to Fannie Mae. As discussed in Note 9, the Company accounts for these commitments as derivatives recorded at fair value.

        The Company is generally required to share the risk of any losses associated with loans sold under the Fannie Mae DUS program (the DUS risk-sharing obligations). The Company is required to secure this obligation by assigning restricted cash balances and securities to Fannie Mae. The reserve for loans may be posted over the first 48 months. As of December 31, 2009 and 2008, the Company had pledged cash and securities in excess of these requirements. Under the provisions of the DUS agreement, the Company must also maintain a certain level of liquid assets referred to as the operational and unrestricted portions of the required reserves each year. These requirements were satisfied by the Company as of December 31, 2009 and 2008.

        For most loans we service under the Fannie Mae DUS program, we are currently required to advance 100% of the principal and interest due to noteholders up to 5% of the unpaid principal balance if the borrower is delinquent in making loan payments. Under the HUD program, we are required to advance 100% of the principal and interest payments due to noteholders if the borrower is delinquent in making loan payments. Advances are included in Loan origination related fees and other receivables to the extent such amounts are recoverable.

        Fannie Mae has established benchmark standards for capital adequacy, and reserves the right to terminate the Company's servicing authority for all or some of the portfolio, if at any time it determines that the Company's financial condition is not adequate to support its obligation under the DUS agreement. The Company is required to maintain acceptable net worth as defined in the standards and the Company satisfied the requirements as of December 31, 2009 and 2008. The net worth requirement is derived primarily from unpaid balances on Fannie Mae loans and the level of risk-sharing. The net worth requirement and the Company's net worth for 2009 was $41.3 million and $92.5 million, respectively.

        Other Commitments—Effective January 1, 1997, Green Park became party to a Deferred Bonus Trust Agreement with certain senior management officers. The officers will receive bonus compensation if Green Park's financial performance meets set targets over specified three-year periods and they are employed by Green Park or an affiliate of Green Park at the end of the three-year period. As of December 31, 2009 and 2008, cash in the amount of $1.4 million and $1.6 million, respectively, has been classified as restricted cash to fund potential future payouts under this agreement related to 2006-2008, and 2007-2009 financial performance. As of December 31, 2009 and 2008, $1.9 million and

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 11—LITIGATION, COMMITMENTS AND CONTINGENCIES (Continued)

$1.5 million was recorded as a liability related to these three agreements, with the difference between the liability and cash funding representing the incremental non-cash expense expected to be recorded related to these agreements, assuming Green Park's financial performance meets set targets, and all plan participants remain employed by Green Park or an affiliate through January 2010.

        Litigation—Capital Funding Group, Inc. ("Capital Funding") filed a lawsuit in the state circuit court of Montgomery County, Maryland against Walker & Dunlop, LLC for alleged breach of contract, unjust enrichment, and unfair competition arising out of an engagement to potentially refinance a large portfolio of senior healthcare facilities located throughout the United States ("Golden Living Facilities"). Walker & Dunlop, LLC was included in the lawsuit by virtue of its alleged status as a successor to Column and its affiliates, in connection with the January 2009 Column transaction. The plaintiff alleges that a contract existed between the plaintiff and Column and its affiliates whereby the plaintiff provided certain proprietary information to Column and its affiliates in exchange for the right to refinance the Golden Living Facilities. Capital Funding is seeking damages of approximately $30 million or more for each of the three claims in the complaint and injunctive relief for the unfair competition claim.

        The Company believes that Walker & Dunlop, LLC is entitled to indemnification from Column with respect to some or all of the claims arising out of this matter. However, Column has not accepted or rejected the Company's indemnification claim and may not until after the matter has been fully resolved. The Company is unable to estimate an expected loss, if any.

        In the normal course of business, the Companies may be party to various claims and litigation. In the opinion of management, based on the opinion of legal counsel, the resolution of these matters is not expected to have a material adverse effect on the Companies' financial position or future results of operations.

        Lease Commitments—Green Park executed a lease agreement in October 2002, which was subsequently amended in November 2003, to increase the amount of space leased to a full floor (approximately 22,814 square feet). The original lease terminated November 30, 2007, and gave Green Park an option to renew the lease for an additional five years at market rates. On February 28, 2007, Green Park signed an amendment to extend the lease expiration date to November 30, 2012. Rent expense related to this lease is recognized on the straight-line basis over the term of the lease.

        Minimum cash basis operating lease commitments for office space are as follows ($ in thousands):

Year ending December 31,
2010	$1,469
2011	1,384
2012	1,307
2013	203
2014	203
2015	7

$4,573

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 12—TRANSACTIONS WITH RELATED PARTIES

        Column, a subsidiary of Credit Suisse Securities (USA) LLC, owns a 35% interest in Walker & Dunlop, LLC. From time to time Credit Suisse refers HUD related financing opportunities to the Company. Credit Suisse receives a fee directly from the borrower if the loans are approved and closed.

        A subsidiary of the Company has contracted with Walker & Dunlop Fund Management, LLC (the "Advisor"), a registered investment advisor, of which Mr. Walker, our Chairman, President and Chief Executive Officer, is the sole member, for the Advisor to provide investment advisory services to a real estate fund pursuant to an investment advisory agreement. We provide consulting, overhead and other corporate services to the Advisor pursuant to a corporate services agreement for a fee. In 2009 the amount of such fees was approximately $0.7 million.

        Included as a contra-account in the Company's equity at December 31, 2009, is a $153,600 stock subscription receivable from the Company's Chief Financial Officer. This amount is the remaining portion due under a stock purchase agreement for the purchase of less than 1% of the Company that was entered into by the CFO as part of the CFO's 2008 employment letter agreement.

        The Company has made tax advances to shareholders or members for quarterly estimated taxes. These tax advances have been repaid through quarterly distributions within 12 months. As of December 31, 2009, tax advances totaling $0.3 million were outstanding. No advances were outstanding at December 31, 2008.

NOTE 13—RETIREMENT PLAN

        The Company has no post-retirement benefit obligations as of December 31, 2009. The Company participates in a 401(k) plan with elective employee deferrals and a stated employer match of 50% of the employee's contribution up to the lesser of (a) 6% of salary or (b) $4,500. Total compensation expense for the 401(k) plan was $0.3 million, $0.2 million, and $0.1 million for 2009, 2008 and 2007, respectively.

NOTE 14—SEGMENTS

        We are one of the leading providers of commercial real estate financial services in the United States, with a primary focus on multifamily lending. We originate a range of multifamily and other commercial real estate loans that are sold to government sponsored enterprises or placed with institutional investors. We also service nearly all of loans that we sell to government sponsored enterprises and a great majority of the loans that we place with institutional investors. Substantially all of our operations involve the delivery and servicing of loan products for our customers. Management makes operating decisions and assesses performance based on an ongoing review of these integrated operations, which constitute the Company's only operating segment for financial reporting purposes.

        We evaluate the performance of our business and allocate our resources based on a single segment concept. No one borrower/key principal accounts for more than 4.0% of our total risk-sharing loan portfolio. In 2009, Fannie Mae, and Ginnie Mae-HUD commercial loan programs were directly or indirectly related to 76% and 14%, respectively, of our total revenues.

        An analysis of the investor concentrations and geographic dispersion of our service revenue is shown in the following tables. This information is based on the distribution of the loans serviced for

WALKER & DUNLOP

Notes to Consolidated and Combined Financial Statements (Continued)

NOTE 14—SEGMENTS (Continued)

others. The principal balance of the loans serviced for others as of December 31, by investor, was as follows ($ in thousands):

	Balance as of December 31,
	2009	2008	2007
Fannie Mae	$8,695,229	$5,182,824	$4,309,073
Freddie Mac	2,055,821	—	—
Ginnie Mae-HUD	350,676	—	—
Life insurance companies and other	2,101,591	1,793,384	1,745,113

Total	$13,203,317	$6,976,208	$6,054,186

        The principal balance of the loans serviced for others as of December 31, 2009, 2008 and 2007 by geographical area, is as shown in the following table. No other state accounted for more than 5% of revenues in any of the three fiscal years presented. The Company does not have any operations outside of the United States.

	Percent of Total UPB
U.S. State	2009	2008	2007
Virginia	13.7%	13.5%	16.0%
California	11.9%	4.0%	4.5%
Maryland	9.6%	15.9%	17.4%
Texas	8.9%	9.2%	5.5%
Florida	6.4%	4.9%	4.1%
Pennsylvania	4.4%	6.4%	6.2%
District of Columbia	2.5%	4.7%	6.0%
All other	42.6%	41.4%	40.3%

	100.0%	100.0%	100.0%

NOTE 15—OTHER OPERATING EXPENSES

        The following is a summary of the major components of other operating expenses for each of the three years ended December 31, 2009, 2008 and 2007 ($ in thousands):

	2009	2008	2007
Professional fees	$4,087	$2,052	$1,022
Rent	1,661	1,201	999
Travel and entertainment	1,452	1,009	884
Marketing and preferred broker	1,144	925	717
Office expenses	850	493	446
Loan servicing fees to others	744	—	—
All other	1,176	868	172

Total	$11,114	$6,548	$4,240

Walker & Dunlop

Schedule IV—Mortgage Loans on Real Estate

December 31, 2009

        Mortgage loans that exceed 3% of total mortgage loans—Loans Held for Sale ($ in thousands)

Loan Name	Type	State	Interest Rate	Final Maturity Date	Periodic Payment Terms	Loan Amount	Fair Market Value
Everglades	Apartment	AL	4.850	January 1, 2045	35 yr. Amortization	$3,960	$4,382
Vestavia Park	Apartment	AL	5.300	January 1, 2025	15 yr. Amortization	4,000	4,326
1010 Esplanade	Apartment	CA	5.130	January 1, 2020	30 yr. Amortization	4,000	4,242
17 Mile Drive Village	Apartment	CA	5.530	January 1, 2017	2 yrs. IO, 30 yr. Amort.	13,675	14,422
Homboldt Gardens	Apartment	CA	5.750	January 1, 2020	30 yr. Amortization	3,330	3,534
Glenn Arms	Apartment	DC	5.250	January 1, 2045	35 yr. Amortization	3,824	4,219
Promenade	Apartment	DC	4.560	January 1, 2020	10 yr. Amortization	3,160	3,385
River Club	Apartment	DE	5.740	January 1, 2020	30 yr. Amortization	6,400	6,744
Summer Palms	Apartment	FL	6.250	January 1, 2017	2 yrs. IO, 25 yr. Amort.	12,400	12,523
La Maison Whitney	Apartment	LA	5.880	January 1, 2020	30 yr. Amortization	3,049	3,273
Cascade Woods	Apartment	OR	5.580	January 1, 2020	30 yr. Amortization	4,870	5,183
Brookfall I & II	Apartment	SC	5.380	January 1, 2020	30 yr. Amortization	3,770	3,978
Providence Place	Apartment	TX	7.350	January 1, 2045	30 yr. Amortization	4,683	4,729
Carrington Square	Apartment	UT	5.340	January 1, 2020	30 yr. Amortization	13,700	14,676
Berkley & Warwick Place	Apartment	VA	6.170	January 1, 2020	30 yr. Amortization	3,989	4,024
Eagle Pointe	Apartment	WA	5.810	January 1, 2020	30 yr. Amortization	3,000	3,170

						91,810	96,810
West Ridge	Mobile Home Community	NM	6.050	January 1, 2020	25 yr. Amortization	4,802	5,129

Total at December 31, 2009						$96,612	$101,939

Notes:

All mortgage loans are originated loans that are held for sale in the near term (usually 2 to 45 days)

1.
There are no prior liens on any of the loans.

2.
All loans are current as to interest and principal payments.

3.
There are no allowance accounts associated any of the loans.

4.
There are no individual loans under 3% of total mortgage loans at December 31, 2009.

5.
No loans were renewed, extended, written-down or reserved against.

6.
No loans were from controlled or other affiliated entities.

7.
The following schedule reconciles the mortgage loans for each of the income statement periods presented

	Year ended December 31,
Reconciliation of mortgage loans ($ in thousands):	2009	2008	2007
Balance at beginning of year	$111,711	$22,543	$301,987

Additions:
Originations of loans held for sale	1,650,683	1,369,442	945,160

Total additions	$1,650,683	$1,369,442	$945,160

Deductions:
Sales of loans to third parties	(1,661,076)	(1,284,737)	(1,224,960)

Total deductions	$(1,661,076)	$(1,284,737)	$(1,224,960)
Changes in fair value	621	4,463	356

Balance at end of year	$101,939	$111,711	$22,543

WALKER & DUNLOP

Condensed Consolidated and Combined Balance Sheet

(unaudited and in thousands)

September 30, 2010
Assets
Cash and cash equivalents	$20,058
Restricted cash	3,241
Pledged securities, at fair value	13,577
Loans held for sale	122,922
Servicing fees and other receivables	13,166
Derivative assets	5,940
Mortgage servicing rights	99,682
Intangible assets	1,299
Other assets	4,208

Total Assets	$284,093

Liabilities and Equity
Liabilities
Accounts payable and other accruals	$20,110
Performance deposit from borrowers	3,998
Derivative liabilities	2,606
Guaranty obligation, net of accumulated amortization	8,779
Allowance for risk-sharing obligations	7,801
Warehouse notes payable	119,108
Notes payable	28,968

Total Liabilites	$191,370

Equity
Members' equity	$45,233
Non-controlling interest	47,490

Total Equity	$92,723

Total Liabilities and Equity	$284,093

See accompanying notes to the condensed consolidated and combined finanacial statements.

WALKER & DUNLOP

Condensed Consolidated and Combined Statements of Income

(unaudited and in thousands, except for per share data)

	Nine months ended September 30,
	2010		2009
Revenue
Gains from mortgage banking activities		$58,545		$40,149
Servicing fees		19,769		15,350
Net warehouse interest income		2,944		3,122
Escrow earnings and other interest income		1,632		1,289
Other		2,889		2,355

Total revenues		$85,779		$62,265

Expenses
Personnel		$28,877		$24,515
Amortization and depreciation		12,394		9,137
Provision for risk-sharing obligations, net		4,397		(34)
Interest expense on corporate debt		1,039		1,312
Other operating expenses		9,546		9,538

Total expenses		$56,253		$44,468

Income from operations		$29,526		$17,797

Gain on bargain purchase		—		10,922

Net income		$29,526		$28,719
Less: non-controlling interest in net income		10,771		10,710

Net income attributable to Walker & Dunlop		$18,755		$18,009

Pro forma financial information
Pro forma income tax expense		11,220		6,763

Pro forma net income		$18,306		$21,956

Pro forma net income per share:
Basic and diluted	$		$

Pro forma weighted average basic and diluted shares used to calculate pro forma net income per share

See accompanying notes to the condensed consolidated and combined financial statements.

WALKER & DUNLOP

Condensed Consolidated and Combined Statement of Changes in Equity

(unaudited and in thousands)

	Members' Capital	Retained Earnings	Members Interests Acquired, at cost	Non- Controlling Interest	Total Members' Equity
Balance at December 31, 2009	$1,178	$39,418	$(9,826)	$39,041	$69,811
Net income	—	18,755	—	10,771	29,526
Equity receivables collected	—	—	173	—	173
Cash repaid to Column	(159)	—	—	—	(159)
Dividends declared	—	(4,306)	—	(2,322)	(6,628)

Balance at September 30, 2010	$1,019	$53,867	$(9,653)	$47,490	$92,723

See accompanying notes to the condensed consolidated and combined financial statements.

WALKER & DUNLOP

Condensed Consolidated and Combined Statements of Cash Flows

(unaudited and in thousands)

	Nine months ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$29,526	$28,719
Reconciling adjustments:
Fair value of MSR's created	(29,846)	(18,507)
Gain on bargain purchase	—	(10,922)
Gain on sale of MSR, less prepayment of originated mortgage servicing rights	733	176
Provision for risk sharing obligations	4,397	(34)
Amortization and depreciation	11,661	8,961
Originations of loans held for sale	(1,746,683)	(1,257,848)
Sales of loans to third parties	1,724,298	1,301,463
Changes in:
Restricted cash and pledged securities	2,341	1,658
Loan origination fees and other receivables	2,046	(9,931)
Derivative fair value adjustment	2,514	(4,009)
Intangible and other assets	(1,377)	137
Accounts payable and accruals	1,357	8,543
Performance deposits from borrowers	(587)	1,602
Cash paid to settle guaranty obligation	(2,148)	—

Net cash (used in) provided by operating activities	(1,768)	50,008

Cash flows used in investing activities:
Capital expenditures	(453)	(408)

Net cash used in investing activities	(453)	(408)

Cash flows from financing activities:
Warehouse notes payable	22,496	(43,551)
Notes payable	(3,993)	(3,900)
Dividends	(6,628)	(7,146)
Cash (repaid to) contributed by Column	(158)	8,904
Other	172	(13)

Net cash provided by (used in) financing activities	11,889	(45,706)

Net increase in cash and cash equivalents	9,668	3,894
Cash and cash equivalents—beginning of period	10,390	6,812

Cash and cash equivalents—end of period	$20,058	$10,706

Supplemental Disclosure of Cash Flow Information
Cash paid to third parties for interest	$4,323	$2,851

See accompanying notes to the condensed consolidated and combined financial statements

WALKER & DUNLOP

Notes to Condensed Consolidated and Combined Financial Statements

NOTE 1—ORGANIZATION

        These financial statements represent a condensed consolidation and combination of the Walker & Dunlop affiliated companies (the Company), all of which are controlled by an individual owner. W&D, Inc., Walker & Dunlop Multifamily, Inc., Walker & Dunlop GP, LLC, and GPF Acquisition, LLC are entities under common control and are combined herein. Green Park Financial Limited Partnership (Green Park) consolidates its majority-owned subsidiary, Walker & Dunlop, LLC (W&D LLC), and its wholly owned subsidiaries Green Park Express, LLC and Walker & Dunlop, LLC and W&D LLC's wholly owned subsidiary, W&D Balanced Real Estate Fund I GP, LLC. Walker & Dunlop MultiFamily, Inc consolidates Green Park. Unless the context otherwise requires, references to "we," "us," "our" and the "Company" mean the Walker & Dunlop combined and consolidated companies.

        We are one of the leading providers of commercial real estate financial services in the United States, with a primary focus on multifamily lending. We originate a range of multifamily and other commercial real estate loans that are placed with or sold to government-sponsored enterprises (GSE) and a great majority of the loans that we place with institutional investors. We also service nearly all loans that we sell to GSEs and a great majority of the loans that we place with institutional investors, and also guarantee a portion of losses on many of the loans we service.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation—The accompanying unaudited condensed consolidated and combined financial statements have been prepared by management in accordance with U.S. generally accepted accounting principles, or GAAP for interim financial information. Accordingly, these condensed consolidated and combined financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated in the condensed combined consolidated financial statements. The results of operations for the nine months ended September 30, 2010 or September 30, 2009, are not necessarily indicative of the results that may be expected for the full year.

        These condensed consolidated and combined financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2009, and the notes thereto, which contain additional and expanded financial statement disclosures.

        Use of Estimates—The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Principles of Consolidation and Combination—The condensed consolidated and combined financial statements include the accounts of Walker & Dunlop and affiliated companies as previously defined in Note 1. The condensed consolidated and combined financial statements are presented due to the common control by an individual owner of the affiliated companies.

WALKER & DUNLOP

Notes to Condensed Consolidated and Combined Financial Statements (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Concentrations of Credit Risk—Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, loans held for sale and derivative financial instruments.

        The Company places the cash and temporary investments with high-credit-quality financial institutions and believes no significant credit risk exists. The counterparties to the loans held for sale and funding commitments are owners of residential multifamily properties located throughout the United States. Mortgage loans are generally transferred or sold within 2 to 45 days from the date that a mortgage loan is funded.

        There is no material counterparty risk with respect to the Company's funding commitments in that each potential borrower must make a non-refundable good faith deposit when the funding commitment is executed. The counterparty to the forward sales generally is Fannie Mae or a mortgage backed securities ("MBS") investor. There is a risk that the purchase price agreed to by Fannie Mae or the other investor will be reduced in the event of a late delivery. The risk for non-delivery of a loan primarily results from the risk that a borrower does not close on the funding commitment in a timely manner, which generally is a risk mitigated by the non-refundable good faith deposit.

        Fair Value Measurement—The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures (Note 7).

        Derivative Assets and Liabilities—Certain loan commitments and forward sales commitments meet the definition of a derivative and are recorded at fair value in the consolidated and combined balance sheets. The estimated fair value of loan commitments includes the value of loan origination fees and premiums on anticipated sale of the loan, net of co-broker fees, and the fair value of the expected net future cash flows associated with the servicing of the loan, net of any estimated net future cash flows associated with the risk-sharing obligation. Adjustments to fair value are reflected as a component of income.

        Gains from Mortgage Banking Activities—Mortgage banking activity income is recognized when we record a derivative asset upon the commitment to originate a loan with a borrower and sell it to an investor (ASC 815). This commitment asset is recognized at fair value, which reflects the fair value of the contractual loan origination related fees and sale premiums, net of co-broker fees, and the estimated fair value of the expected net future cash flows associated with servicing of loans net of the estimated net future cash flows associated with the risk-sharing obligations. Also included in gains from mortgage banking activities are changes to the fair value of loan commitments, forward sale commitments, and loans held for sale that occur during their respective holding periods. Upon sale of the loans, no gains or losses are recognized as such loans are recorded at fair value during their holding periods. Mortgage servicing rights and guaranty obligations are recognized as assets or liabilities, respectively, upon the sale of the loans.

        Loans originated in a brokerage capacity tend to have lower origination fees because they often require less time to execute, there is more competition for brokerage assignments and because the borrower will also have to pay an origination fee to the ultimate institutional lender. The co-broker fees for the nine month periods ended September 30, 2010 and 2009 were $11.4 million and $7.4 million, respectively.

WALKER & DUNLOP

Notes to Condensed Consolidated and Combined Financial Statements (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Transfer of financial assets is reported as a sale when (a) the transferor surrenders control over those assets and (b) consideration other than beneficial interests in the transferred assets is received in exchange. The transferor is considered to have surrendered control over transferred assets if, and only if, certain conditions are met. The Company has determined that all loans sold have met these specific conditions and accounts for all transfers of mortgage loans and mortgage participations as completed sales.

        When the mortgage loans are sold, the Company retains the right to service the loan and initially recognizes the Mortgage Servicing Right ("MSR") at fair value. Subsequent to the initial measurement date, mortgage servicing assets are amortized using the effective interest method.

        When loans are sold under the Fannie Mae DUS program, the Company undertakes an obligation to partially guarantee the performance of the loan. At inception, a liability for the fair value of the obligation undertaken in issuing the guaranty is recognized. Subsequent to the initial measurement date, the liability is amortized over the life of the guaranty period using the straight-line method.

        Net Warehouse Interest Income—The Company presents warehouse interest income net of warehouse interest expense. Warehouse interest income is the interest earned from loans that are held for sale. Warehouse interest expense is incurred on borrowings used to fund loans solely while they are held for sale. Warehouse interest income and expense are earned or incurred before a loan is closed or after a loan is sold. Included in net warehouse interest income for the nine months ended September 30, 2010 and 2009 are the following components ($ in thousands):

	2010	2009
Warehouse interest income	$6,380	$4,649
Warehouse interest expense	$3,436	$1,527

Warehouse interest income, net	$2,944	$3,122

        Recently Issued Accounting Pronouncements—In June 2009, the FASB issued FAS No. 167 (ASC 810) to amend requirements for consolidating variable interest entities. This amendment changes the determination of the primary beneficiary in a variable interest entity. In January 2010, the FASB voted to finalize Accounting Standards Update (ASU) amendments to Accounting Standards Codification (ASC 810) for Certain Investment Funds. The ASU will defer the effective date for a reporting enterprise's interest in certain entities. It addresses concerns that the joint consolidation model under development by the FASB and IASB and may result in a different conclusion for asset managers and that an asset manager consolidating certain funds would not provide useful information to investors. The adoption of these standards did not have a material effect on our financial statements.

        In June 2009, the FASB issued FAS No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement 140 (as codified in ASC Topic 860, Transfers and Servicing (ASC 860)). ASU No. 2009-16 issued in December 2009 removes the concept of a qualifying special purpose entity from Topic 860 and removes the exception from applying Topic 810, Consolidation of Variable Interest Entities, for qualifying special purpose entities. This ASU modifies the financial components approach used in Topic 860 and limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized. Additionally, enhanced disclosures are required to provide financial statement users with greater transparency about transfers of financial assets and a transferor's continuing

WALKER & DUNLOP

Notes to Condensed Consolidated and Combined Financial Statements (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

involvement with transferred financial assets. ASC 860 was adopted by the Company on January 1, 2010. The adoption of the revised guidance did not have a material impact on our financial statements.

NOTE 3—MORTGAGE SERVICING RIGHTS

        Mortgage servicing rights (MSR) represent the fair value of the servicing rights retained by the Company for mortgage loans originated and sold. The capitalized amount is equal to the estimated fair value of the future expected cash flows associated with the servicing rights. The following describes the key assumptions used in calculating each loan's MSR:

        Discount rate—Depending upon loan type, the discount rate used is management's best estimate of market discount rates. The rates used for loans originated were 12% to 15% for each of the three years presented.

        Estimated Life—The estimated life of the MSRs approximates the stated maturity date of the underlying loan and may be reduced by 6 to 12 months based upon the expiration of various types of make-whole payment lockout provisions prior to that stated maturity date.

        Servicing Cost—The estimated future cost to service the loan for the life of the MSR is subtracted from the estimated future cash flows.

        The rights are being amortized in proportion to and over the period of net servicing income using the effective interest method.

        The Company reported write-offs of MSRs related to loans that were repaid prior to the expected maturity or the servicing rights being sold. These amounts are included with the amortization expense in the accompanying condensed consolidated and combined statements of income.

        Management periodically reviews the capitalized MSRs for impairment. The fair value of the MSRs at September 30, 2010 was $120 million.

        Activity related to capitalized MSRs for each of the nine-month periods ended September 30, 2010 and 2009 was as follows ($ in thousands):

	2010	2009
Beginning balance	$81,427	$38,943
Acquisition date fair value of MSRs contributed by Column acquisition	—	24,988
Additions	31,422	20,682
Amortization	(11,992)	(9,421)
Retirements and other	(1,175)	(472)

Ending balance	$99,682	$74,720

WALKER & DUNLOP

Notes to Condensed Consolidated and Combined Financial Statements (Continued)

NOTE 4—GUARANTY OBLIGATION AND ALLOWANCE FOR RISK-SHARING OBLIGATIONS

        When a loan is sold to Fannie Mae under the Fannie Mae DUS program, the Company typically agrees to guarantee a portion of the ultimate loss incurred on the loan should the borrower fail to perform. The compensation for this risk is a component of the servicing fee on the loan. No guaranty is provided for loans sold under the Freddie Mac, HUD or other investor loan programs.

        The Company recognizes, upon inception of the guaranty, the greater of the fair value of the guarantor's obligation. The fair value includes the obligation to stand ready to perform over the term of the guaranty (the non-contingent guaranty), and its obligation to make future payments should those triggering events or conditions occur (contingent guaranty). Historically the contingent guaranty recognized at inception has been de minimis.

        In determining the fair value of the guaranty obligation, we consider the risk profile of the collateral, historical loss experience, and various market indicators. Generally, the estimated fair value of the guaranty obligation is based on the present value of the future cash flows expected to be paid under the guaranty over the estimated life of the loan historically three to five basis points per year, discounted using a 12-15 percent discount rate. The discount rate and estimated life used are consistent with those used for the calculation of the MSR.

        This amount is presented as the "Guaranty Obligation" in the financial statements, and for the nine months ended September 30, 2010 and 2009, was $1.6 million and $2.1 million, respectively. We subsequently amortize the guaranty obligation on a straight-line basis over the life of the mortgage loan with a corresponding reduction in amortization expense. The corresponding reduction in amortization expense for all capitalized guaranty obligations was $1.0 million and $1.0 million for the nine months ended September 30, 2010 and 2009, respectively.

        Subsequently, we evaluate the allowance for risk-sharing obligations by monitoring the performance of each loan for triggering events or conditions that may signal a potential default. In situations where payment under the guaranty is probable and estimable on a specific loan we record an additional liability for the estimated loss through a charge to the provision for risk-sharing obligations in the income statement, along with a write-off of the loan-specific MSR. The amount of the provision considers our assessment of the likelihood of payment by the borrower, the estimated disposition value of the underlying collateral and the level of risk-sharing. Historically, the loss recognition occurs at or before the loan becoming 60 days delinquent.

        As of September 30, 2010 and 2009, the maximum quantifiable contingent liability associated with guarantees was $1.3 billion and $1.1 billion, respectively. The maximum quantifiable contingent liability is not representative of the actual loss we would incur. We would be liable for this amount only if all of the loans we service for Fannie Mae, for which we retain some risk of loss, were to default and all of the collateral underlying these loans were worthless.

NOTE 5—SERVICING

        The aggregate amount of all loans the Company was servicing for various institutional investors at September 30, 2010 was $14.2 billion.

WALKER & DUNLOP

Notes to Condensed Consolidated and Combined Financial Statements (Continued)

NOTE 6—NOTES PAYABLE

        Warehouse Notes Payable—To originate loans for our customers, we have established warehouse facilities which advance funds to us on a short term basis usually 2-45 days to facilitate us closing our customers loans under pre-approved investor program. The Company has arranged for warehouse lines of credit in excess of $300 million. At September 30, 2010, our warehouse borrowings aggregated $119.1 million under the Bank facilities. The rates under these warehouse facilities continue to be computed based on the average 30-day LIBOR plus 1.0 to 2.75%. Included in interest expense was $0.1 million of loan fees for the nine months ended September 30, 2010.

        For the nine-month periods ended September 30, 2010 and 2009 the Company incurred interest expense on its warehouse facilities of $3.4 million and $1.5 million, respectively. The notes payable are subject to various financial covenants and the Company was in compliance with all such covenants at September 30, 2010.

NOTE 7—FAIR VALUE MEASUREMENTS

        The Company uses valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, ASC 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

  •
  Level 1—Financial assets and liabilities whose values are based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

  •
  Level 2—Financial assets and liabilities whose values are based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

  •
  Level 3—Financial assets and liabilities whose values are based on inputs that are both unobservable and significant to the overall valuation.

        The Company's MSRs are measured at fair value on a nonrecurring basis. That is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Company's MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs do occur, precise terms and conditions vary with each transaction and are not readily available. Accordingly, the estimated fair value of MSRs using discounted cash flow ("DCF") models that calculate the present value of estimated future net servicing income. The model considers and incorporates individual loan characteristics, contractually specified servicing fees, prepayment assumptions, delinquency rates, late

WALKER & DUNLOP

Notes to Condensed Consolidated and Combined Financial Statements (Continued)

NOTE 7—FAIR VALUE MEASUREMENTS (Continued)

charges, other ancillary revenue, costs to service and other economic factors. The Company reassesses and periodically adjusts the underlying inputs and assumptions used in the model to reflect observable market conditions and assumptions that a market participant would consider in valuing an MSR asset. MSRs are carried at the lower of amortized cost or estimated fair value.

        The carrying amounts and the fair values of the Company's financial instruments as of September 30, 2010, are presented below ($ in thousands):

	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$20,058	$20,058
Restricted cash	3,241	3,241
Pledged securities	13,577	13,577
Derivative assets	5,940	5,940

Total financial assets	$42,816	$42,816

Financial liabilities:
Derivative liabilities	$2,606	$2,606

Total financial liabilities	$2,606	$2,606

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        Cash and Cash Equivalents and Restricted Cash:    The carrying amounts, at face value or cost plus accrued interest, approximate fair value because of the short maturity of these instruments.

        Pledged Securities—Consist of highly liquid investments in commercial paper of AAA rated entities. Investments typically have maturities of 90 days or less, and are valued using quoted market prices from recent trades.

        Derivative Instruments—Consist of interest rate lock commitments and forward sale agreements. These instruments are valued using discounted cash flow models ("DCF") developed based on changes in the U.S. Treasury rate and other observable market data. The value was determined after considering the potential impact of collateralization adjusted to reflect nonperformance risk of both the counterparty and the Company.

        The fair value of the Company's forward sales contracts to investors solely considers the market price movement of the same type of security between the trade date and the balance sheet date (Level 3). The market price changes are multiplied by the notional amount of the forward sales

WALKER & DUNLOP

Notes to Condensed Consolidated and Combined Financial Statements (Continued)

NOTE 7—FAIR VALUE MEASUREMENTS (Continued)

contracts to measure the fair value. Aggregate contract values at September 30, 2010 are summarized below ($ in thousands):

	Notional or Principal Amount	Assumed Gain (Loss) on Sale	Interest Rate Movement Effect	Total Fair Value Adjustment
Rate lock commitments	$76,457	$3,838	$1,440	$5,278
Forward sale contracts	195,454	—	(2,573)	(2,573)
Receivable of loans held for sale	118,997	2,826	1,133	3,959

Total		$6,664	$—	$6,664

NOTE 8—COMMITMENTS AND CONTINGENCIES

        Fannie Mae DUS Related Commitment—Commitments for the origination and subsequent sale and delivery of loans to Fannie Mae represent those mortgage loan transactions where the borrower has locked an interest rate and scheduled closing and the Company has entered into a mandatory delivery commitment to sell the loan to Fannie Mae. The Company accounts for these commitments as derivatives recorded at fair value (Note 7).

        The Company is generally required to share the risk of any losses associated with loans sold to Fannie Mae under the Fannie Mae DUS program (the Fannie Mae DUS risk-sharing obligations). The Company is required to secure this obligation by assigning restricted cash balances and securities to Fannie Mae. The reserve for loans may be posted over the first 48 months.

        Under the provisions of the Fannie Mae DUS agreement, the Company must also maintain a certain level of liquid assets referred to as the operational and unrestricted portions of the required reserves each year for each period presented these requirements were satisfied by the Company. Fannie Mae has established benchmark standards for capital adequacy, and reserves the right to terminate the Company's servicing authority for all or some of the portfolio. For all periods presented the Company satisfied and exceeded the capital adequacy requirements.

        Litigation—Capital Funding Group, Inc. ("Capital Funding") filed a lawsuit in the state circuit court of Montgomery County, Maryland against Walker & Dunlop, LLC for alleged breach of contract, unjust enrichment, and unfair competition arising out of an engagement to potentially refinance a large portfolio of senior healthcare facilities located throughout the United States ("Golden Living Facilities"). Walker & Dunlop, LLC was included in the lawsuit by virtue of its alleged status as a successor to Column and its affilites, in connection with the January 2009 Column transaction. The plaintiff alleges that a contract existed between the plaintiff and Column and its affiliates whereby the plaintiff provided certain proprietary information to Column and its affiliates in exchange for the right to refinance the Golden Living Facilities. Capital Funding is seeking damages of approximately $30 million or more for each of the three claims in the complaint and injunctive relief for the unfair competition claim.

        The Company believes that Walker & Dunlop, LLC is entitled to indemnification from Column with respect to some or all of the claims arising out of this matter. However, Column has not accepted or rejected the Company's indemnification claim and may not until after the matter has been fully resolved. The Company is unable to estimate an expected loss, if any.

WALKER & DUNLOP

Notes to Condensed Consolidated and Combined Financial Statements (Continued)

NOTE 8—COMMITMENTS AND CONTINGENCIES (Continued)

        In the normal course of business, the Companies may be party to various claims and litigation. In the opinion of management, based on the opinion of legal counsel, the resolution of these matters is not expected to have a material adverse effect on the Companies' financial position or future results of operations.

        Other commitments—The Company has entered into an agreement with underwriters pursuant to the registration of common stock securities. The costs are being recorded as incurred.

NOTE 9—TRANSACTIONS WITH RELATED PARTIES

        Column, an affiliate of Credit Suisse Securities (USA) LLC, owns a 35% interest in Walker & Dunlop, LLC and Credit Suisse Securities (USA) LLC, an affiliate of Column, is participating as an underwriter for the public common stock offering.

        From time to time, the Company has made tax advances to shareholders or members for quarterly estimated taxes. These tax advances generally have been repaid through quarterly distributions within 12 months. As of September 30, 2010 tax advances to non-executive shareholders totaling $0.7 million were outstanding and are included in servicing fees and other receivables. On July 28, 2010 a dividend was declared to be paid net of these advances.

NOTE 10—FORMATION TRANSACTIONS

        As part of the formation transactions, Walker & Dunlop, Inc. (WDI) was incorporated in Maryland on July 29, 2010, and has had no activity other than its initial capitalization. As part of the Company's initial public offering the Company expects the shares of the Company's interests to be exchanged for shares of WDI, resulting in an estimated         million of shares of our common stock outstanding. This exchange will be treated as a stock-split.

        Pro forma basic EPS and diluted EPS are computed by dividing pro forma net income available to common stockholders by the pro forma weighted-average number of shares expected to be deemed outstanding for the periods presented. Changes in ownership interests during any period are weighted for the portion of the period that shares will be deemed outstanding. No dilutive securities are expected to be issued as part of the formation transactions.

        The following is a calculation of the pro forma basic and diluted earnings per share for the nine-month periods ended September 30 (in thousands, except per share data):

	2010		2009
Net income		$29,526		$28,719

Pro forma income tax expense		$11,220		$6,763

Pro forma net income		$18,306		$21,956

Pro forma basic and diluted income per share	$		$

Pro forma weighted-average number of common shares

COLUMN GUARANTEED LLC
(A majority owned subsidiary of Column Financial, Inc.)

Independent Auditors' Report

The Board of Directors
Column Guaranteed, LLC;

        We have audited the accompanying statement of financial condition of Column Guaranteed LLC (the "Company"), a majority owned subsidiary of Column Financial, Inc., as of December 31, 2008 and the related statements of operations, changes in members' equity and cash flows for the year then ended. Those financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

March 30, 2009
New York, New York

COLUMN GUARANTEED LLC
(A majority owned subsidiary of Column Financial, Inc.)

Statement of Financial Condition

December 31, 2008

(In thousands)

ASSETS
Cash and cash equivalents	$9,231
Receivables from affiliates	1,113
Mortgage loans held for sale (of which $34,379 was encumbered)	50,378
Mortgage servicing rights	26,822
Accrued interest receivable	310
Other assets	521

Total assets	$88,375

LIABILITIES AND MEMBERS' EQUITY
Short-term borrowings from an affiliate	$30,549
Assets sold under agreements to repurchase with an affiliate	30,941
Accounts payable and accrued expenses	5,588
Payables to parent and affiliates	1,002
Guarantees	8,032
Other liabilities	250

Total liabilities	76,362

Majority member's interest	9,678
Minority member's interest	2,335

Total members' equity	12,013

Total liabilities and members' equity	$88,375

See accompanying notes to financial statements.

COLUMN GUARANTEED LLC
(A majority owned subsidiary of Column Financial, Inc.)

Statement of Operations

Year Ended December 31, 2008

(In thousands)

Revenues:
Gains from mortgage banking activities	$14,169
Loan servicing and other fees	4,906
Change in fair value of mortgage servicing rights	(4,961)

14,114
Interest income	3,796
Interest expense	1,684

Net interest income	2,112

Total net revenues	16,226

Expenses:
Employee compensation and benefits	10,136
Management fees	3,140
Communications	187
Occupancy and equipment rental	799
Professional fees	2,934
Impairment of goodwill and intangible assets	24,126
Other operating expenses	733

Total expenses	42,055

Net loss	$(25,829)

See accompanying notes to financial statements.

COLUMN GUARANTEED LLC
(A majority owned subsidiary of Column Financial, Inc.)

Statement of Changes in Members' Equity

Year Ended December 31, 2008

(In thousands)

	Majority Member's Interest	Minority Member's Interest	Total Members' Equity
Balances as of December 31, 2007	$33,102	$4,678	$37,780
Net loss	(23,486)	(2,343)	(25,829)
CSG Share Plan activity	62	—	62

Balances as of December 31, 2008	$9,678	$2,335	$12,013

See accompanying notes to financial statements.

COLUMN GUARANTEED LLC
(A majority owned subsidiary of Column Financial, Inc.)

Statement of Cash Flows

Year Ended December 31, 2008

(In thousands)

Cash flows from operating activities:
Net loss	$(25,829)
Adjustments to reconcile net loss to net cash used in operating activities:
CSG Share Plan activity	67
Change in the fair value of mortgage servicing rights	4,961
Impairment of goodwill	14,126
Impairment of intangible asset	10,000
Changes in operating assets and operating liabilities:
Mortgage loans held for sale	(30,751)
Mortgage servicing rights resulting from transfers of financial assets	(8,349)
Receivables from parent and affiliates	(747)
Accrued interest receivable	140
Other assets	(453)
Guarantee	2,161
Payables to parent and affiliates	(3,195)
Other liabilities	250
Accounts payable and accrued expenses	2,192

Net cash used in operating activities	(35,427)

Cash flows from financing activities:
Payables to parent and affiliates	(7,814)
Dividend equivalents on CSG share plan activity	(5)
Short-term borrowing from affiliate	30,549
Assets sold under agreements to repurchase with an affiliate	13,356

Net cash provided by financing activities	36,086

Increase in cash and cash equivalents	659
Cash and cash equivalents as of the beginning of year	8,572

Cash and cash equivalents as of the end of year	$9,231

SUPPLEMENTAL DISCLOSURE:
Cash payments for interest	$7,534

See accompanying notes to financial statements.

COLUMN GUARANTEED LLC

(A majority owned subsidiary of Column Financial, Inc.)

Notes to Financial Statements

December 31, 2008

1. Summary of Significant Accounting Policies

The Company

        Column Guaranteed LLC (the "Company") is a majority owned subsidiary of Column Financial, Inc. (the "Parent"). The Parent is a wholly owned subsidiary of DLJ Mortgage Capital, Inc., and an indirect wholly owned subsidiary of Credit Suisse (USA), Inc. and Credit Suisse Holdings (USA), Inc. ("CS Holdings") whose ultimate parent is Credit Suisse Group ("CSG").

        On November 26, 2003 the Parent acquired an 80% interest in Investment Property Mortgage, L.L.C. ("IPM") and an 80% interest in certain assets and liabilities of the Income Property Loan Division of Standard Mortgage Corporation ("SMC"). Simultaneously with the closing of the acquisition, IPM was converted from a Louisiana limited liability company to a Delaware limited liability company and renamed Column Guaranteed LLC, and the assets and liabilities acquired from SMC were contributed to the Company. SMC (the "Minority Member"), who previously owned 50% of IPM, retained a minority interest of 20% in the Company. SMC also contributed their remaining 20% of certain assets and liabilities of the Income Property Loan Division.

        The results of the Company's operations are allocated 80% to the Parent and 20% to the Minority Member with the exception of certain expenses related to purchase accounting adjustments, required under Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations". For the year ended December 31, 2008 there were purchase accounting adjustments related to the impairment of goodwill and the indefinite-lived intangible asset. See note 10 for more information.

        The Company originates and services commercial multifamily mortgage loans and is an approved Fannie Mae Delegated Underwriting and Servicing ("DUS™") lender. DUS™ is Fannie Mae's principal line of business for purchasing individual multifamily loans. Fannie Mae delegates the responsibility for originating, underwriting, closing, and delivering multifamily mortgages in accordance with the Fannie Mae Guide to the DUS™ Lenders.

        The Company is also an approved Federal Home Loan Mortgage Corporation ("Freddie Mac") Program Plus® Seller/Servicer. Freddie Mac's Program Plus® network is a group of multifamily loan originators and servicers across the United States. Program Plus® Seller/Servicers are approved for specific geographic areas. The Company's approved geographic territory is Louisiana, Mississippi, Georgia, Hawaii and California. Additionally, the Company is approved to participate in Freddie Mac's Multifamily Targeted Affordable Seller/Servicer Program®.

        The Company is also an approved Federal Housing Administration ("FHA") Title II mortgagee regulated by the U.S. Department of Housing and Urban Development ("HUD") (collectively, "HUD Programs"). The Company is also an approved Multifamily Accelerated Processing ("MAP") program lender. MAP is FHA's program designed to delegate much of the underwriting responsibility to lenders, thereby, improving the speed and consistency of FHA underwriting. The Company's FHA Title II and MAP designations allow it to participate in all loan programs offered by HUD to finance multifamily, seniors housing and healthcare facilities.

        The Company is an approved Government National Mortgage Association ("Ginnie Mae") issuer in the Ginnie Mae I Multifamily Mortgage-Backed Securities Program.

COLUMN GUARANTEED LLC

(A majority owned subsidiary of Column Financial, Inc.)

Notes to Financial Statements (Continued)

December 31, 2008

1. Summary of Significant Accounting Policies (Continued)

        On January 30, 2009, the Company entered into an agreement with Green Park Financial Limited Partnership and Walker & Dunlop, Inc. (collectively, "Green Park Financial") to form a new entity, Walker & Dunlop LLC ("W&D"), and for each party to contribute certain of their assets related to the origination, underwriting, sale and servicing of multi-family real estate loans made pursuant to the various approved programs with Fannie Mae, Freddie Mac and Ginnie Mae into W&D. In addition, the Company agreed to contribute certain cash consideration all in exchange for a membership interest in W&D (collectively, "Formation Agreement").

        Upon the closing of the Formation Agreement, the Company contributed cash plus its core assets, including certain mortgage servicing rights, along with certain office space and employees to W&D, in exchange for a 35% membership interest in W&D. See Notes 10 and 12 for more information.

        The accompanying financial statements have been prepared from separate records maintained by the Company and may not necessarily be indicative of the financial condition or results of its operations that would have existed if the Company had been operated as an unaffiliated entity.

Significant Accounting Policies

        Basis of financial information.    To prepare the financial statements in accordance with accounting principles generally accepted in the United States of America, management must make certain estimates and assumptions. The reported amounts of assets and liabilities and revenues and expenses are affected by these estimates and assumptions. Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ materially from these estimates. All significant intercompany balances and transactions have been eliminated.

        Cash and cash equivalents.    Cash and cash equivalents include demand deposits held in banks and certain highly liquid investments with original maturities of 90 days or less.

        Assets sold under agreements to repurchase with an affiliate.    The Company enters into transactions with an affiliate involving assets sold under agreements to repurchase ("repurchase agreements") to finance the Company's mortgage loan inventory. Repurchase agreements are treated as financing arrangements and are carried at contract amounts that reflect the amount at which the mortgage loan inventory will subsequently be repurchased. Interest on such contract amounts is accrued and included in payables to parent and affiliates in the statement of financial condition. As of December 31, 2008 the carrying value of these repurchase agreements approximates fair value. Management determines fair value in a manner similar to determining the fair value of mortgage loans held for sale.

        Fair value.    Certain of the Company's assets and liabilities are carried at fair value. See Note 2 for more information.

        Mortgage loans held for sale.    Mortgage loans held for sale represent commercial mortgage loans originated by the Company and are carried at fair value with the changes in fair value included in gains from mortgage banking activities in the statement of operations. Management determines fair value primarily based upon the forward sales price received for loans sold to Fannie Mae, Freddie Mac and HUD under the DUS™ Program, the Program Plus® Seller/Servicer Program and the FHA Title II

COLUMN GUARANTEED LLC

(A majority owned subsidiary of Column Financial, Inc.)

Notes to Financial Statements (Continued)

December 31, 2008

1. Summary of Significant Accounting Policies (Continued)

program respectively. As of December 31, 2008 all mortgage loans held for sale were originated by the Company and were pending sale to Fannie Mae, Freddie Mac, and Ginnie Mae, pursuant to the DUS™ lender agreement, the Program Plus® Seller/Servicer Program, and Multifamily Mortgage-Backed Securities Program, respectively. Originations and sales of mortgage loans held for sale are recorded on a settlement date basis. Interest is accrued on all mortgage loans held for sale with the exception of those that are 90 days delinquent or more.

        Mortgage servicing rights.    Mortgage servicing rights are recognized as an asset when the Company sells loans it originated and retains the right to service the loans. The Company is required under the provisions of the DUS™ program to retain the servicing rights related to Fannie Mae DUS™ loans. The Company also services the Freddie Mac and HUD loans that it originates. Mortgage servicing rights are carried at fair value with changes in fair value recognized in the statement of operations. See Note 4 for more information.

        Goodwill and identifiable intangible asset.    Goodwill represents the amount by which the purchase price exceeds the fair value of the net tangible and intangible assets of an acquired company on the date of acquisition. Goodwill and the indefinite-lived intangible assets are reviewed annually for impairment. Based upon the Company's annual review, the goodwill and the intangible asset were fully impaired. See Notes 10 and 12 for more information.

        Other assets.    Other assets include commitments to sell commercial mortgage whole loans which the Company has elected to account for at fair value and other receivables.

        Gains from mortgage banking activities.    Gains from mortgage banking activities include gains and losses on mortgage loans held for sale and commitments to sell commercial mortgage whole loans. Gains and losses on mortgage loans held for sale are recognized on a settlement date basis. Also included in gains from mortgage banking activities are mortgage whole loan origination fees which are recognized upon origination.

        Loan servicing and other fees.    Loan servicing and other fees are recognized as they are earned over the life of the servicing portfolio.

        Interest income (expense).    Interest income includes interest income on the Company's cash and cash equivalents and mortgage loans held for sale as well as interest income on customer escrow deposits. Interest expense includes interest on short-term borrowings from the Parent and an affiliate and repurchase agreements with an affiliate.

        Management fees.    Certain expenses are allocated to the Company by CS Holdings under a service agreement for services performed on behalf of the Company. The service agreement encompasses compensation and benefits, clearing fees, settlement and transaction processing services, as well as accounting, legal, leased facilities, and other support services, which are incremental to amounts incurred directly by the Company. See Note 3 for more information.

        Share-based compensation.    The Company recognizes compensation expense over the required service period on a straight-line basis for all share options, share units and share awards granted under

COLUMN GUARANTEED LLC

(A majority owned subsidiary of Column Financial, Inc.)

Notes to Financial Statements (Continued)

December 31, 2008

1. Summary of Significant Accounting Policies (Continued)

the Credit Suisse Group Master Share Plan (the "Share Plan"). See Notes 3 and 9 for more information.

        Income taxes.    The Company is treated as a partnership for U.S. federal income tax purposes. Therefore, under U.S. tax regulations, the partnership itself is generally not subject to federal, state or local income taxes. Accordingly, federal, state or local income taxes have not been provided for in the accompanying financial statements. Each partner is responsible for reporting their allocable share of the partnership's income, gain, losses, deductions and credits on their individual or corporate tax returns.

        The Company remains open to examination from either federal or Texas jurisdictions for the years 2005 and forward. The Company does not anticipate any settlements that would result in a material change to its financial statements.

Recently Adopted Accounting Standards

FSP SFAS 157-3

        In October 2008, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position ("FSP") SFAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active" ("FSP SFAS 157-3"). FSP SFAS 157-3 clarifies the application of SFAS No. 157, "Fair Value Measurements" ("SFAS 157") in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.

        FSP SFAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. The adoption of FSP SFAS 157-3 did not have a material impact on the Company's financial condition, results of operations or cash flows.

FSP SFAS 133-1 and FIN 45-4

        In September 2008, the FASB issued FSP SFAS 133-1 and FASB Interpretation ("FIN") 45-4, "Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161" ("FSP SFAS 133-1" and "FIN 45-4"). FSP SFAS 133-1 and FIN 45-4 applies to credit derivatives within the scope of FASB Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") hybrid instruments that have embedded credit derivatives, and guarantees within the scope of FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34" ("FIN 45").

        FSP SFAS 133-1 and FIN 45-4 amends SFAS 133 to require sellers of credit derivatives to disclose information about credit derivatives and hybrid instruments that have embedded credit derivatives. These disclosures include the nature and term of the credit derivative, the maximum potential of future payments the seller could be required to make under the credit derivative, the fair value of the credit

COLUMN GUARANTEED LLC

(A majority owned subsidiary of Column Financial, Inc.)

Notes to Financial Statements (Continued)

December 31, 2008

1. Summary of Significant Accounting Policies (Continued)

derivative and the nature of any recourse provisions that would enable the seller to recover from third parties any amounts paid under the credit derivative.

        FSP SFAS 133-1 and FIN 45-4 also amends FIN 45 to include the status of the payment and performance risk of the guarantee. The adoption of FSP SFAS 133-1 and FIN 45-4 did not have an impact on the Company's financial condition, results of operations or cash flows.

Standards to be Adopted in the Future Periods

SFAS 160

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51" ("SFAS 160"). SFAS 160 amends Accounting Research Bulletin No. 51 to establish accounting and reporting standards for a noncontrolling interest in a subsidiary and for deconsolidation of a subsidiary.

        SFAS 160 requires the recognition of a noncontrolling interest as equity in the consolidated financial statements and separate from the parent's equity. In addition, net income attributable to the noncontrolling interest must be included in consolidated net income on the face of the consolidated statement of operations. SFAS 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. SFAS 160 has additional disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.

        SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company adopted the presentation and transaction guidance of SFAS 160 as of January 1, 2009.

2. Fair Value of Assets and Liabilities

        The fair value of certain of the Company's assets and liabilities is based on observable inputs. These instruments include commitments to sell commercial mortgage whole loans and mortgage loans held for sale.

        In addition, the Company holds assets for which no prices are available, and which have little or no observable inputs. For these instruments the determination of fair value requires subjective assessment and varying degrees of judgment depending on liquidity, concentration, pricing assumptions and the risks affecting the specific instrument. In such circumstances, valuation is determined based on management's own assumptions about the assumptions that market participants would use in pricing the asset (including assumptions about risk). These instruments include mortgage servicing rights. Valuation techniques for certain of these instruments are described more fully below.

        Further deterioration of financial markets could significantly impact the fair value of these financial instruments and the Company's results of operations and financial condition.

COLUMN GUARANTEED LLC

(A majority owned subsidiary of Column Financial, Inc.)

Notes to Financial Statements (Continued)

December 31, 2008

2. Fair Value of Assets and Liabilities (Continued)

Fair Value Hierarchy

        Assets and liabilities recorded in the Company's statement of financial condition at fair value as of December 31, 2008 have been categorized based upon the relative reliability of the fair value measures in accordance with SFAS 157.

        The levels of the fair value hierarchy are defined as follows in SFAS 157:

        Level 1:    Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. This level of the fair value hierarchy provides the most reliable evidence of fair value and is used to measure fair value whenever available.

        Level 2:    Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These inputs include: (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers, or in which little information is released publicly; (c) inputs other than quoted prices that are observable for the asset or liability or (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

        Level 3:    Inputs that are unobservable for the asset or liability. These inputs reflect the Company's own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). These inputs are developed based on the best information available in the circumstances, which include the Company's own data. The Company's own data used to develop unobservable inputs are adjusted if information indicates that market participants would use different assumptions.

        Fair value measurements are not adjusted for transaction costs.

COLUMN GUARANTEED LLC

(A majority owned subsidiary of Column Financial, Inc.)

Notes to Financial Statements (Continued)

December 31, 2008

2. Fair Value of Assets and Liabilities (Continued)

Quantitative Disclosures of Fair Values

        Following is a tabular presentation of fair value of assets for instruments measured at fair value on a recurring basis:

Fair value of assets and liabilities

December 31, 2008	Quoted prices in active markets for identical assets or liabilities (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)	Total at fair value
	(In thousands)
Assets
Mortgage loans held for sale	$—	$50,378	$—	$50,378
Mortgage servicing rights	—	—	26,822	26,822
Other assets	—	485	—	485

Total assets at fair value	$—	$50,863	$26,822	$77,685

Liabilities
Other liabilities	$—	$250	$—	$250

Total liabilities at fair value	$—	$250	$—	$250

Fair value measurements using significant unobservable inputs (level 3)

December 31, 2008	Mortgage servicing rights	Total
	(In thousands)
Assets
Balance as of January 1, 2008	$23,434	$23,434
Total losses (unrealized)	(4,961)	(4,961)
Purchases of servicing assets	8,349	8,349

Balance as of December 31, 2008	$26,822	$26,822

COLUMN GUARANTEED LLC

(A majority owned subsidiary of Column Financial, Inc.)

Notes to Financial Statements (Continued)

December 31, 2008

2. Fair Value of Assets and Liabilities (Continued)

Gains and losses on assets measured at fair value on a recurring basis using significant unobservable inputs (level 3)

December 31, 2008	Change in fair value of mortgage servicing rights
(In thousands)
Total losses included in earnings for the year	$(4,961)
Changes in unrealized losses relating to assets still held at reporting date	$(4,961)

        Both observable and unobservable inputs may be used to determine the fair value of positions that have been classified within level 3. As a result, the unrealized losses for assets within level 3 presented in the table above may include changes in fair value that were attributable to both observable and unobservable inputs.

Qualitative Disclosures of Valuation Techniques

Mortgage loans held for sale

        The fair value of mortgage loans held for sale is primarily based upon the forward sales price received for loans sold to Fannie Mae and Ginnie Mae under the DUS™ Program and the Multifamily Mortgage-Backed Securities Program, respectively, and to Freddie Mac under the Program Plus® Seller/Servicer Program.

Mortgage Servicing Rights

        The fair value of mortgage servicing rights, is determined on the basis of internally developed models using several variables, including discount rates, and the default and early pre-payment rates of loans in the portfolio. The model is designed to discount the anticipated future cash flows including ancillary fees associated with these servicing rights on a loan by loan basis. Servicing fees are based on the amortizing balance of the underlying loan over its estimated life. Included in the model are deductions for the costs to service the loan. The model is updated monthly for changes in the servicing portfolio.

Other Assets and Other Liabilities

        The determination of the fair value of commitments to sell commercial mortgage whole loans which are recorded in other assets and other liabilities in the statement of financial condition involves only a limited degree of subjectivity because the required inputs are observable in the marketplace including the forward sales price received for loans sold.

COLUMN GUARANTEED LLC

(A majority owned subsidiary of Column Financial, Inc.)

Notes to Financial Statements (Continued)

December 31, 2008

2. Fair Value of Assets and Liabilities (Continued)

Fair Value Option

        The Company has elected fair value for certain of its financial statement captions as follows:

        Mortgage loans held for sale.    The Company has elected to account for originated mortgage loans held for sale entered into after January 1, 2007 at fair value. These activities are managed on a fair value basis, thus fair value accounting is deemed more appropriate for reporting purposes.

        Other assets and other liabilities.    The Company has elected to account for all commitments to sell commercial mortgage loans entered into after January 1, 2007 at fair value. These activities are managed on a fair value basis, thus fair value accounting is deemed more appropriate for reporting purposes.

Gains/losses on assets where fair value option was elected

December 31, 2008	Total gains (losses)	Of which related to interest income	Of which related to interest expense	Of which related to gains from mortgage banking activities
	(In thousands)
Mortgage loans held for sale	$19,961	$2,861	$—	$17,100
Other assets	485	—	—	485
Other liabilities	(250)	—	—	(250)

Gains/losses on assets with fair value option elected

December 31, 2008	Total gains (losses)	Of which related to credit risk	Of which not related to credit risk
	(In thousands)
Assets
Mortgage loans held for sale	$19,961	$19,961	$—
Other assets	485	485	—
Other liabilities	(250)	(250)	—

COLUMN GUARANTEED LLC

(A majority owned subsidiary of Column Financial, Inc.)

Notes to Financial Statements (Continued)

December 31, 2008

2. Fair Value of Assets and Liabilities (Continued)

Difference between the fair value and the aggregate unpaid principal balances

December 31, 2008	Of which at fair value	Aggregate unpaid principal	Difference between aggregate fair value and unpaid principal
	(In thousands)
Assets
Mortgage loans held for sale	$50,378	$50,652	$274
Other assets	485	—	485
Other liabilities	250	—	250

3. Related Party Transactions

        The Company's ultimate parent Credit Suisse Group and its banking subsidiary Credit Suisse, centrally manage their funding activities and lend funds to their subsidiaries and affiliates. The Company relies on Credit Suisse for financing. In the ordinary course of business, the Company enters into significant financing and operating transactions with affiliated companies and believes that these transactions are generally on market terms that could be obtained from unrelated third parties.

        The Company reimburses its Parent and CS Securities for allocated expenses under a service agreement. See Note 1 for more information.

COLUMN GUARANTEED LLC

(A majority owned subsidiary of Column Financial, Inc.)

Notes to Financial Statements (Continued)

December 31, 2008

3. Related Party Transactions (Continued)

        The following table sets forth related party assets and liabilities as of December 31, 2008:

(In thousands)
ASSETS
Receivables from affiliates	$1,113

Total assets	$1,113

(In thousands)
LIABILITIES
Short-term borrowings from an affiliate	$30,549
Assets sold under agreements to repurchase with an affiliate	30,941
Payables to parent and affiliates	1,002

Total liabilities	$62,492

        Included in the statement of operations are expenses resulting from various financing activities with certain affiliates as well as fees for services performed for the Company. For the year ended December 31, 2008, interest expense and management fees charged to the Company, by related parties, totaled approximately $1.7 million and $3.1 million, respectively.

        The Company enters into repurchase agreements with an affiliate to finance its mortgage loan inventory. As of December 31, 2008, the fair market value of assets that the Company had pledged to an affiliate was $34 million.

        The Share Plan provides for the grant of equity-based awards to Company employees based on CSG shares pursuant to which employees of the Company may be granted, as compensation, shares or other equity-based awards as compensation for services performed. CS Holdings purchases shares indirectly from CSG to satisfy these awards, but CS Holdings does not require reimbursement from the Company; therefore, amounts associated with these awards are considered a capital contribution to the majority member and credited to paid-in-capital. Amounts contributed by CS Holdings relating to equity-based awards for the year ended December 31, 2008 was $62 thousand. See Notes 1 and 9 for further information on the Company's share-based compensation.

4. Mortgage Servicing Rights

        Mortgage servicing rights are carried at fair value with changes in fair value recognized in the statement of operations. The Company owns servicing rights related to outstanding loan balances of

COLUMN GUARANTEED LLC

(A majority owned subsidiary of Column Financial, Inc.)

Notes to Financial Statements (Continued)

December 31, 2008

4. Mortgage Servicing Rights (Continued)

$4.9 billion as of December 31, 2008. The following table presents the mortgage servicing rights activity for the year ended December 31, 2008:

(In thousands)
Balance at beginning of year	$23,434
Change in fair value(1)	(4,961)
Mortgage servicing rights resulting from transfers of financial assets	8,349

Mortgage servicing rights at end of year	$26,822

(1)
Primarily represents changes due to payments and the passage of time.

        The key economic assumptions used in determining the fair value of mortgage servicing rights as of December 31, 2008 are as follows:

Weighted average life (in years)	8.31
Prepayment rate (in rate per annum)	N/A (1)
Weighted average discount rate	10%-14%
Expected credit losses (in rate per annum)	0.25%

(1)
Commercial mortgage loans typically have prepayment protection in the form of prepayment lockouts and yield maintenance. As a servicer of the Fannie Mae and Freddie Mac programs the Company receives a portion of the prepayment fees representing the lost servicing income and therefore the Company does not expect prepayments to have a significant effect on the fair value of the mortgage servicing rights.

        The commercial mortgage servicing rights valuation process includes the use of a discounted cash flow model to arrive at an estimate of fair value at each balance sheet date. The cash flow assumptions and prepayment assumptions used in the discounted cash flow model are based on empirical data drawn from historical performance of the mortgage servicing rights.

        The cash flow model used to value the mortgage servicing rights is subjected to validation in accordance with the Company's model validation policies. This process includes review of the theoretical soundness of the model and the related development process along with ongoing performance monitoring.

        The variables can change as market conditions change. The current market data utilized in the mortgage servicing rights valuation process and in the assessment of the reasonableness of our valuation is obtained from industry surveys and other market analysis.

5. Borrowings

        Short-term borrowings from affiliates are demand obligations with interest approximating the federal funds rate, the London Interbank Offered Rate or other money market indices. Such borrowings are generally used to finance mortgage loans held for sale. As of December 31, 2008

COLUMN GUARANTEED LLC

(A majority owned subsidiary of Column Financial, Inc.)

Notes to Financial Statements (Continued)

December 31, 2008

5. Borrowings (Continued)

short-term borrowings were $30.5 million, none of which was secured by Company-owned assets. The interest rate as of December 31, 2008 was 2.25%.

6. Leases and Commitments

        The Company leases office space under cancelable and non-cancelable lease agreements that expire on various dates through 2011. Rental expense on operating leases was approximately $528 thousand for the year ended December 31, 2008.

        As of December 31, 2008, non-cancelable leases in excess of one year had the following minimum lease commitments:

(In thousands)
2009	$163
2010	100
2011	25

Total	$288

7. Guarantees

        As part of the Company's commercial mortgage activities, the Company sells certain commercial mortgages that it has originated to Fannie Mae and agrees to guarantee one third of any ultimate loss on the loan should the borrower fail to perform, with Fannie Mae bearing the remainder of the loss. FIN 45 requires disclosure by a guarantor of its maximum potential payment obligations under certain of its guarantees to the extent that it is possible to estimate them. FIN 45 also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing such guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that certain events or conditions occur. Pursuant to FIN 45 the Company records a liability associated with its guarantee. The initial guarantee liability is reassessed on a regular basis. On an ongoing basis, the Company monitors the guaranteed loans and, if necessary, increases its liability for any evidenced credit deterioration that inure to the Company by way of its guarantee.

        The following table sets forth the maximum quantifiable contingent liability associated with guarantees as of December 31, 2008 by maturity:

	Amount of Guarantee Expiration Per Period
	Less than 1 year	1-3 years	4-5 years	Over 5 years	Total guarantees
	(In thousands)
Credit guarantees	$20,292	$31,991	$86,133	$355,945	$494,361

Total guarantees	$20,292	$31,991	$86,133	$355,945	$494,361

        As a result of the Formation Agreement and an agreement with Green Park Financial and Fannie Mae to transfer certain mortgage servicing rights and obligations under the Fannie Mae DUS Program

COLUMN GUARANTEED LLC

(A majority owned subsidiary of Column Financial, Inc.)

Notes to Financial Statements (Continued)

December 31, 2008

7. Guarantees (Continued)

("Transfer Agreement"), the Company was legally released from its obligation under the loss share agreement effective January 30, 2009.

        As of December 31, 2008, the Company has recorded a guarantee liability of approximately $8 million. This includes the Company's share of remaining known losses on loans in which the borrower failed to perform, a transfer fee to be paid to Fannie Mae under the Transfer Agreement and cash consideration that will be paid to W&D to assume the obligation.

8. Concentrations of Credit Risk

        The Company is engaged in the origination and servicing of commercial mortgage loans. Mortgage loan transactions are collateralized.

        Credit risk is the potential for loss resulting from the default by a counterparty of its obligations. Exposure to credit risk arises from the inability of the mortgagors to make the required payments as well as changes in the value of the real estate collateralizing the mortgage loans. The Company uses various means to manage its credit risk. Each mortgage facility is individually approved. The approval process includes an analysis of the credit-worthiness of the counterparty and of the real estate provided as collateral. These counterparties are subsequently reviewed on a periodic basis.

9. Share-Based Compensation

        The Company participates in the Share Plan. The Share Plan provides share awards to certain employees based on the fair market value of CSG shares at the time of grant. CSG determines the fair value of share based compensation and allocates compensation expense to different legal entities within CSG based on the legal entity to which an employee renders services. Total compensation expense for share-based compensation recognized in the statement of operations in employee compensation and benefits was $67 thousand.

Share Awards

        For the year ended December 31, 2008, there were no share awards granted to the Company's employees. As of December 31, 2008, there were 404 share awards outstanding.

Share Unit Awards

  Incentive Share Units

        As part of its annual incentive performance process, the Company granted Incentive Share Units ("ISUs"). An ISU is a unit that is similar to shares, but offers additional upside depending on the development of the CSG share price. For each ISU granted, the employee will receive at least one CSG share. In addition, the leverage component can deliver additional upside, which will be determined by the monthly average CSG share price over the three-year period following the grant. Each ISU will vest at a rate of one-third of a share per year over three years, with the potential additional shares vesting on the third anniversary of the grant date, depending on the development of the leverage component.

COLUMN GUARANTEED LLC

(A majority owned subsidiary of Column Financial, Inc.)

Notes to Financial Statements (Continued)

December 31, 2008

9. Share-Based Compensation (Continued)

        The number of ISU base and leverage units granted during the year ended December 31, 2008 was 888. The fair value of the ISU base component granted in January 2008 was $49.97 per unit and the fair value of the 2008 ISU leverage component was $9.73 per unit. The number of ISU base and leverage units outstanding as of December 31, 2008 was 5 thousand.

10. Impairment of Goodwill and Identifiable Intangible Asset

        As a result of the formation agreement entered into with Green Park Financial and the pending transfer of the Company's core assets to W&D discussed in Notes 1 and 12, the implied fair value of the Company was determined to be less than its carrying amount. During the year ended December 31, 2008, the Company recorded a $24.1 million charge in the statement of operations related to the impairment of the goodwill and the intangible asset. $2 million of the goodwill impairment charge was allocated to the Minority member and $12.1 million was allocated to the Majority member. The entire intangible asset impairment charge of $10 million was allocated to the Majority member.

11. Agency Capital Requirements

        The Company is subject to HUD, Fannie Mae, Freddie Mac and Ginnie Mae net worth requirements. The Company is required to maintain $250,000 of adjusted net worth to remain a Title II mortgagee in good standing with HUD. The Company is required to maintain $1,000,000 of adjusted net worth to remain a Ginnie Mae I Multifamily Mortgage-Backed Securities Program issuer in good standing with Ginnie Mae. Freddie Mac requires a minimum net worth of $2 million to remain a Program Plus® approved Seller/Servicer in good standing. The Fannie Mae net worth and liquidity requirements are tied to the size of the Company's Fannie Mae portfolio and are impacted by the credit rating of the Company's parent companies. As of December 31, 2008 the Company's Fannie Mae net worth requirement was $8.3 million. As of December 31, 2008 the Company had adjusted net worth pursuant to Fannie Mae's prescribed calculation of approximately $16.4 million. The Company exceeds Fannie Mae liquidity requirements by approximately 9 times.

12. Subsequent Event (Unaudited)

        On January 30, 2009, the Company entered into the Formation Agreement to contribute certain of their assets and liabilities to a newly formed entity, W&D, in exchange for a 35% membership interest in the new entity. The Company also entered into the Transfer Agreement to transfer certain rights and obligations to W&D. See Notes 1 and 7 for more details.

        In connection with the Company entering into the Formation Agreement, an affiliate purchased the Minority Member's 20% interest in the Company with a carrying value of $2.3 million, plus a $5.1 million payment by the Company, for total consideration of $7.4 million. With this payment, the affiliate now holds a 20% interest in the Company.

        The net consideration provided by the Company on January 30, 2009 to W&D was $34.3 million. This consisted of $43 million in assets, including cash, non-HUD mortgage servicing rights and office space partially offset by the transfer of the Fannie Mae loss sharing obligation and certain payables to employees, together totaling $8.7 million.

COLUMN GUARANTEED LLC

(A majority owned subsidiary of Column Financial, Inc.)

Notes to Financial Statements (Continued)

December 31, 2008

12. Subsequent Event (Unaudited) (Continued)

        The Company's 35% membership interest in W&D primarily includes mortgage loans and mortgage servicing rights.

        The Company is expected to operate under the HUD Programs until September 2009. Mortgage servicing rights related to HUD loans of $1.9 million will remain on the Company's statement of financial condition unless and until HUD approval is received or the HUD loans are transferred to a third party at the direction of W&D. During 2009, despite the delayed transfer of the HUD assets, the Company received full compensation for the HUD mortgage servicing rights and as a result the Company recognized a $1.9 million obligation to W&D.

        Effective January 30, 2009, W&D will perform origination, underwriting, sales and servicing of commercial mortgages pursuant to programs sponsored by Fannie Mae and Freddie Mac.

        Until                        , 2010 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                        Shares

Walker & Dunlop, Inc.

Common Stock

PROSPECTUS

Credit Suisse

Keefe, Bruyette & Woods

Morgan Stanley

William Blair & Company

JMP Securities

Stifel Nicolaus Weisel

                         , 2010

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table itemizes the expenses incurred by us in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee		$12,300
FINRA filing fee		17,250
NYSE listing fee
Printing and engraving fees
Legal fees and expenses (including Blue Sky fees)
Accounting fees and expenses
Transfer agent and registrar fees
Miscellaneous expenses

Total	$

Item 14.    Indemnification of Directors and Officers.

        The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or on the director's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

        Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities.

        On July 29, 2010, we issued 100 shares of common stock to William M. Walker in connection with the formation and initial capitalization of our company for an aggregate purchase price of $100. These shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits. The following exhibits are filed as part of this registration statement on Form S-1:

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement
2.1	*
Contribution Agreement, dated as of , 2010, by and among Mallory Walker, Howard W. Smith, William M. Walker, Taylor Walker, Richard C. Warner, Donna Mighty, Michael Yavinsky, Ted Hermes, Deborah A. Wilson and Walker & Dunlop, Inc.
2.2	*	Contribution Agreement, dated as of , 2010, between Column Guaranteed LLC and Walker & Dunlop, Inc.

Exhibit No.		Description
3.1	*	Articles of Amendment and Restatement of Walker & Dunlop, Inc.
3.2	*	Amended and Restated Bylaws of Walker & Dunlop, Inc.
4.1	**	Specimen Common Stock Certificate of Walker & Dunlop, Inc.
4.2	*
Form of Registration Rights Agreement, by and among Walker & Dunlop, Inc. and Mallory Walker, Taylor Walker, William M. Walker, Howard W. Smith, III, Richard C. Warner, Donna Mighty, Michael Yavinsky, Ted Hermes, Deborah A. Wilson and Column Guaranteed LLC
4.3	*	Form of Stockholders Agreement by and among William M. Walker, Mallory Walker, Column Guaranteed LLC and Walker & Dunlop, Inc.
5.1	*	Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered
10.1	**	Formation Agreement, dated January 30, 2009, by and among Green Park Financial Limited Partnership, Walker & Dunlop, Inc., Column Guaranteed LLC and Walker & Dunlop, LLC
10.2	*	Second Amended and Restated Credit Agreement, dated as of , 2010, between Walker & Dunlop, LLC, Bank of America, NA and the Lenders party thereto
10.3	*†	Employment Agreement, dated , between Walker & Dunlop, Inc. and William M. Walker
10.4	*†	Employment Agreement, dated , between Walker & Dunlop, Inc. and Howard W. Smith, III
10.5	*†	Employment Agreement, dated , between Walker & Dunlop, Inc. and Deborah A. Wilson
10.6	*†	Employment Agreement, dated , between Walker & Dunlop, Inc. and Richard Warner
10.7	**†	2008 Incentive Deferred Bonus Compensation Agreement, dated June 16, 2008, by and between Walker & Dunlop GP, LLC and William M. Walker
10.8	**†	Amendment to 2008 Incentive Deferred Bonus Compensation Agreement, dated December 31, 2008, by and between Walker & Dunlop GP, LLC and William M. Walker
10.9	**†	2008 Incentive Deferred Bonus Compensation Agreement, dated June 16, 2008, by and between Walker & Dunlop GP, LLC and Howard W. Smith, III
10.10	**†	Amendment to 2008 Incentive Deferred Bonus Compensation Agreement, dated December 31, 2008, by and between Walker & Dunlop GP, LLC and Howard W. Smith, III
10.11	**†	2008 Incentive Deferred Bonus Compensation Agreement, dated June 16, 2008, by and between Walker & Dunlop GP, LLC and Richard C. Warner
10.12	**†	Amendment to 2008 Incentive Deferred Bonus Compensation Agreement, dated December 31, 2008, by and between Walker & Dunlop GP, LLC and Richard C. Warner
10.13	**†	2009 Incentive Deferred Bonus Compensation Agreement, dated April 30, 2009, by and between Walker & Dunlop GP, LLC and William M. Walker
10.14	**†	2009 Incentive Deferred Bonus Compensation Agreement, dated April 30, 2009, by and between Walker & Dunlop GP, LLC and Howard W. Smith, III

Exhibit No.		Description
10.15	**†	2009 Incentive Deferred Bonus Compensation Agreement, dated April 30, 2009, by and between Walker & Dunlop GP, LLC and Richard C. Warner
10.16	**†	2009 Incentive Deferred Bonus Compensation Agreement, dated April 30, 2009, by and between Walker & Dunlop GP, LLC and Deborah A. Wilson
10.17	**†	2010 Long Term Incentive Plan of Walker & Dunlop, LLC, dated January 1, 2010
10.18	*†	Equity Incentive Plan of Walker & Dunlop, Inc.
10.19	*†	Form of Restricted Common Stock Award Agreement
10.20	*†	Form of Stock Option Award Agreement
10.21	*	Form of Indemnification Agreement with officers and directors
10.22	**
Amended & Restated Warehousing Credit and Security Agreement, dated October 15, 2009, among Walker & Dunlop LLC and Green Park Financial Limited Partnership (the "Borrowers"); Bank of America, NA and TD Bank, NA (the "Lenders"); and Bank of America, NA as "Credit Agent" (the "A&R Warehouse Agreement")
10.23	**	First Amendment to A&R Warehouse Agreement, dated November 30, 2009, by and between the Borrowers, the Credit Agent and the Lenders
10.24	**	Second Amendment to A&R Warehouse Agreement, dated March 26, 2010, by and among Walker & Dunlop, LLC, the Credit Agent and the Lenders
10.25	**	Third Amendment to A&R Warehouse Agreement, dated July 30, 2010, by and among Walker & Dunlop, LLC, the Credit Agent and the Lenders
10.26	**	Warehousing Credit and Security Agreement, dated as of June 30, 2010, between Walker & Dunlop, LLC and PNC Bank, National Association
10.27	**	Master Loan Purchase and Sale Agreement, dated as of March 30, 2010, by and between Walker & Dunlop, LLC and Kemps Landing Capital Company, LLC
21.1	**	List of Subsidiaries of the Company
23.1		Consent of KPMG LLP
23.2		Consent of KPMG LLP
23.3	*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
99.1	**	Consent of Alan J. Bowers to be named as a director nominee
99.2	**	Consent of Cynthia A. Hallenback to be named as a director nominee
99.3		Consent of Dana L. Schmaltz to be named as a director nominee

*
To be filed by amendment.

**
Previously filed.

†
Denotes a management contract or compensation plan, contract or arrangement.

        (b)   Financial Statement Schedules. See page F-1 for an index to the financial statements included in registration statement.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby further undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on October 21, 2010.

WALKER & DUNLOP, INC.
By:	/s/ WILLIAM M. WALKER William M. Walker Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM M. WALKER William M. Walker	Chairman, President and Chief Executive Officer and Director (principal executive officer)	October 21, 2010
/s/ DEBORAH A. WILSON Deborah A. Wilson	Senior Vice President, Chief Financial Officer, Secretary and Treasurer (principal financial officer and principal accounting officer)	October 21, 2010
/s/ HOWARD W. SMITH, III Howard W. Smith, III	Executive Vice President, Chief Operating Officer and Director	October 21, 2010
/s/ MITCHELL M. GAYNOR Mitchell M. Gaynor	Director	October 21, 2010
/s/ JOHN RICE John Rice	Director	October 21, 2010
/s/ EDMUND F. TAYLOR Edmund F. Taylor	Director	October 21, 2010
/s/ ROBERT A. WRZOSEK Robert A. Wrzosek	Director	October 21, 2010

EXHIBIT INDEX

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement
2.1	*
Contribution Agreement, dated as of , 2010, by and among Mallory Walker, Howard W. Smith, William M. Walker, Taylor Walker, Richard C. Warner, Donna Mighty, Michael Yavinsky, Ted Hermes, Deborah A. Wilson and Walker & Dunlop, Inc.
2.2	*	Contribution Agreement, dated as of , 2010, between Column Guaranteed LLC and Walker & Dunlop, Inc.
3.1	*	Articles of Amendment and Restatement of Walker & Dunlop, Inc.
3.2	*	Amended and Restated Bylaws of Walker & Dunlop, Inc.
4.1	**	Specimen Common Stock Certificate of Walker & Dunlop, Inc.
4.2	*
Form of Registration Rights Agreement, by and among Walker & Dunlop, Inc. and Mallory Walker, Taylor Walker, William M. Walker, Howard W. Smith, III, Richard C. Warner, Donna Mighty, Michael Yavinsky, Ted Hermes, Deborah A. Wilson and Column Guaranteed LLC
4.3	*	Form of Stockholders Agreement by and among William M. Walker, Mallory Walker, Column Guaranteed LLC and Walker & Dunlop, Inc.
5.1	*	Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered
10.1	**	Formation Agreement, dated January 30, 2009, by and among Green Park Financial Limited Partnership, Walker & Dunlop, Inc., Column Guaranteed LLC and Walker & Dunlop, LLC
10.2	*	Second Amended and Restated Credit Agreement, dated as of , 2010, between Walker & Dunlop, LLC, Bank of America, NA and the Lenders party thereto
10.3	*†	Employment Agreement, dated , between Walker & Dunlop, Inc. and William M. Walker
10.4	*†	Employment Agreement, dated , between Walker & Dunlop, Inc. and Howard W. Smith, III
10.5	*†	Employment Agreement, dated , between Walker & Dunlop, Inc. and Deborah A. Wilson
10.6	*†	Employment Agreement, dated , between Walker & Dunlop, Inc. and Richard Warner
10.7	**†	2008 Incentive Deferred Bonus Compensation Agreement, dated June 16, 2008, by and between Walker & Dunlop GP, LLC and William M. Walker
10.8	**†	Amendment to 2008 Incentive Deferred Bonus Compensation Agreement, dated December 31, 2008, by and between Walker & Dunlop GP, LLC and William M. Walker
10.9	**†	2008 Incentive Deferred Bonus Compensation Agreement, dated June 16, 2008, by and between Walker & Dunlop GP, LLC and Howard W. Smith, III
10.10	**†	Amendment to 2008 Incentive Deferred Bonus Compensation Agreement, dated December 31, 2008, by and between Walker & Dunlop GP, LLC and Howard W. Smith, III
10.11	**†	2008 Incentive Deferred Bonus Compensation Agreement, dated June 16, 2008, by and between Walker & Dunlop GP, LLC and Richard C. Warner
10.12	**†	Amendment to 2008 Incentive Deferred Bonus Compensation Agreement, dated December 31, 2008, by and between Walker & Dunlop GP, LLC and Richard C. Warner

Exhibit No.		Description
10.13	**†	2009 Incentive Deferred Bonus Compensation Agreement, dated April 30, 2009, by and between Walker & Dunlop GP, LLC and William M. Walker
10.14	**†	2009 Incentive Deferred Bonus Compensation Agreement, dated April 30, 2009, by and between Walker & Dunlop GP, LLC and Howard W. Smith, III
10.15	**†	2009 Incentive Deferred Bonus Compensation Agreement, dated April 30, 2009, by and between Walker & Dunlop GP, LLC and Richard C. Warner
10.16	**†	2009 Incentive Deferred Bonus Compensation Agreement, dated April 30, 2009, by and between Walker & Dunlop GP, LLC and Deborah A. Wilson
10.17	**†	2010 Long Term Incentive Plan of Walker & Dunlop, LLC, dated January 1, 2010
10.18	*†	Equity Incentive Plan of Walker & Dunlop, Inc.
10.19	*†	Form of Restricted Common Stock Award Agreement
10.20	*†	Form of Stock Option Award Agreement
10.21	*	Form of Indemnification Agreement with officers and directors
10.22	**
Amended & Restated Warehousing Credit and Security Agreement, dated October 15, 2009, among Walker & Dunlop LLC and Green Park Financial Limited Partnership (the "Borrowers"); Bank of America, NA and TD Bank, NA (the "Lenders"); and Bank of America, NA as "Credit Agent" (the "A&R Warehouse Agreement")
10.23	**	First Amendment to A&R Warehouse Agreement, dated November 30, 2009, by and between the Borrowers, the Credit Agent and the Lenders
10.24	**	Second Amendment to A&R Warehouse Agreement, dated March 26, 2010, by and among Walker & Dunlop, LLC, the Credit Agent and the Lenders
10.25	**	Third Amendment to A&R Warehouse Agreement, dated July 30, 2010, by and among Walker & Dunlop, LLC, the Credit Agent and the Lenders
10.26	**	Warehousing Credit and Security Agreement, dated as of June 30, 2010, between Walker & Dunlop, LLC and PNC Bank, National Association
10.27	**	Master Loan Purchase and Sale Agreement, dated as of March 30, 2010, by and between Walker & Dunlop, LLC and Kemps Landing Capital Company, LLC
21.1	**	List of Subsidiaries of the Company
23.1		Consent of KPMG LLP
23.2		Consent of KPMG LLP
23.3	*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
99.1	**	Consent of Alan J. Bowers to be named as a director nominee
99.2	**	Consent of Cynthia A. Hallenback to be named as a director nominee
99.3		Consent of Dana L. Schmaltz to be named as a director nominee

*
To be filed by amendment.

**
Previously filed.

†
Denotes a management contract or compensation plan, contract or arrangement.